As filed with the Securities and Exchange Commission on September 23, 2011

Registration No. 333-176506

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Bazaarvoice, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	7372	20-2908277
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3900 N. Capital of Texas Highway, Suite 300

Austin, Texas 78746-3211

(512) 551-6000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Brett A. Hurt

Founder, Chief Executive Officer and President

Bazaarvoice, Inc.

3900 N. Capital of Texas Highway, Suite 300

Austin, Texas 78746-3211

(512) 551-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul R. Tobias Derek L. Willis Wilson Sonsini Goodrich & Rosati, Professional Corporation 900 S. Capital of Texas Highway Las Cimas IV, Fifth Floor Austin, Texas 78746-5546 (512) 338-5400	Bryan C. Barksdale General Counsel and Secretary Bazaarvoice, Inc. 3900 N. Capital of Texas Highway, Suite 300 Austin, Texas 78746-3211 (512) 551-6000	Kenneth R. McVay Steven L. Baglio Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 220 West 42nd Street, 21st Floor New York, New York 10036 (212) 730-8113

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we and the selling stockholders are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Dated September 23, 2011

             Shares

COMMON STOCK

Bazaarvoice, Inc. is offering              shares of its common stock and the selling stockholders are offering              shares of common stock. We will not receive any proceeds from the sale of shares by the selling stockholders. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price of our common stock will be between $             and $             per share.

After this offering, our executive officers, directors and beneficial owners of 5.0% or more of our outstanding shares of common stock will own approximately     % of our common stock. In addition, our executive officers, directors and beneficial owners of 5.0% or more of our outstanding shares of common stock will receive approximately $             of the proceeds from the sale of shares in this offering, assuming an initial public offering price of $            , which is the midpoint of the range set forth above.

We expect to apply to list our common stock on the Nasdaq Global Select Market or the New York Stock Exchange under the symbol “BV.”

Investing in the common stock involves risks. See “Risk Factors” beginning on page 10.

PRICE $             A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Company	Proceeds to Selling Stockholders
Per Share	$	$	$	$
Total	$	$	$	$

The selling stockholders have granted the underwriters the right to purchase up to an additional                      shares of common stock to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on                     , 2011.

MORGAN STANLEY	DEUTSCHE BANK SECURITIES	CREDIT SUISSE

PIPER JAFFRAY	PACIFIC CREST SECURITIES	BMO CAPITAL MARKETS

                    , 2011

You should rely only on the information contained in this prospectus or in any free-writing prospectus we may authorize to be delivered or made available to you. We have not, the selling stockholders have not and the underwriters have not authorized anyone to provide you with additional or different information. We and the selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus or any free-writing prospectus is accurate only as of its date, regardless of its time of delivery or of any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Until                     , 2011 (25 days after the commencement of this offering), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

For investors outside the United States: We have not, the selling stockholders have not and the underwriters have not done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

-i-

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and is a brief overview of key aspects of the offering. Before investing in our common stock, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes and the information set forth in the sections of this prospectus titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Some of the statements in this prospectus constitute forward-looking statements. See the section of this prospectus titled “Special Note Regarding Forward-Looking Statements and Industry Data” for more information.

BAZAARVOICE, INC.

Overview

We are a leading provider of social commerce solutions that help our clients capture, display and analyze online word of mouth, including consumer-generated ratings and reviews, questions and answers, stories, recommendations, photographs, videos and other content about our clients’ brands, products or services. Bazaarvoice, which literally means “voice of the marketplace,” was founded on the premise that online word of mouth is critical to consumers and businesses because of its influence on purchasing decisions, both online and offline. We enable our clients to place consumers at the center of their business strategies by helping consumers generate and share sentiment, preferences and other content about brands, products or services. Through our technology platform, our clients leverage online word of mouth to increase sales, acquire new customers, improve marketing effectiveness, enhance consumer engagement across channels, increase success of new product launches, improve existing products and services, effectively scale customer support and decrease product returns.

Word of mouth influences consumers’ decisions to purchase products and services. Consumers often trust and rely on what other consumers say about a brand, product or service more than traditional advertising, particularly if they consider the content to be authentic and credible. The proliferation of social networks, wikis, blogs and videos has given rise to the social web—a new era of Internet-enabled social interaction. The emergence of consumer interaction through the social web has significantly increased the volume and availability of online word of mouth about products and services. This online social interaction is proving to have a significant and growing influence on both online and offline commerce. The rapid adoption of Internet-enabled mobile devices is further amplifying the impact of online word of mouth by making this content even easier, more convenient and faster to generate and access. As a result, there has been a paradigm shift in marketing as traditional methods are being disrupted and businesses are now seeking solutions that embrace online word of mouth to more effectively engage and influence consumers.

Our solutions, provided via a Software-as-a-Service, or SaaS, platform, enable clients to:

•	capture and display online word of mouth;

•	engage consumers directly by answering product- or service-related questions;

•	analyze feedback and uncover critical insights from online word of mouth; and

•	distribute content among retail and other brand websites both within and outside our network, which we refer to as syndication.

Our business model focuses on maximizing the lifetime value of a client relationship. We make significant investments in acquiring new clients and believe that we will be able to achieve a favorable return on these investments by growing our relationships over time and ensuring that we have a high level of client retention. As of July 31, 2011, we served 659 active clients, including clients in the retail, consumer products, travel and leisure, technology, telecommunications, financial services, healthcare and automotive industries. We define an active client as an organization that has implemented one or more of our solutions and from which we are currently recognizing revenue, and we count organizations that are closely related as one client, even if they have signed separate contractual agreements with us for different brands or different solutions. As of July 31, 2011, we served eight of the ten most valuable U.S. retail brands according to Interbrand’s 2011 Best Retail Brands study published in March 2011, 145 of the 2011 Internet Retailer 500 and 73 of the 2011 Fortune 500 companies, including 26 of the top 100 of the Fortune 500. For the three months ended July 31, 2011, we served over 25.8 billion impressions and have served over 230.6 billion total impressions since our inception in May 2005. We define an impression as an instance of online word of mouth delivered to an end user’s web browser. We sell our solutions through a direct sales team located globally in the markets we serve, including the United States, the United Kingdom, Australia, France, Germany and Sweden.

In fiscal years 2009, 2010 and 2011 and the three months ended July 31, 2011, we generated revenue of $22.5 million, $38.6 million, $64.5 million and $22.1 million, respectively. In fiscal years 2009, 2010 and 2011 and the three months ended July 31, 2011, we generated 15.8%, 25.2%, 24.9% and 22.3% of our revenue, respectively, from outside of the United States.

Industry Overview

We believe word of mouth influences consumers’ decisions to purchase products or services. Consumers often trust and rely on what others have to say about brands, products or services, particularly if they consider the content authentic and credible. In contrast, consumers often consider what businesses say about their own brands, products and services to be biased and less reliable.

Online social interaction via the social web is transforming the Internet and enabling unprecedented sharing of word of mouth among consumers, allowing them to influence the opinions and decisions of others with speed, ease and scale. The increased volume and availability of online word of mouth has created digitally archived and easily searchable databases of word of mouth about brands, products and services. Businesses recognize the importance of these online social interactions and are realizing that they must be actively engaged in the social web to effectively market their products and services.

Consumers are turning to online word of mouth to research products and services prior to making purchases, both online and offline. In 2011, Forrester Research, Inc. reported that U.S. web-influenced retail sales exceeded $1 trillion in 2009 and that by 2015 an estimated 51.6% of total online and offline retail sales will be influenced by Internet content, which includes online ratings and reviews. The rapid adoption of Internet-enabled mobile devices is further amplifying the impact of online word of mouth by making this content even easier, more convenient and faster to generate and access.

The combination of the Internet, the social web and the proliferation of online word of mouth has created a marketing paradigm shift by giving consumers a new and easier way to directly connect with one another and with brands. This trend is disrupting traditional marketing methods, creating the need for a technology platform to complement companies’ marketing approaches in the following ways:

•

Increasing consumer engagement. Traditional brand marketing methods are generally oriented to raising brand awareness and influencing the consumer purchase decision. However, the advent of the social web has created new opportunities for brands to directly engage consumers through their websites and across social networks, not only pre-purchase and at the point of sale to increase conversion, but also post-purchase to provide brands with valuable insights to improve the consumer experience.

•

Enhancing authenticity. Consumers often question the reliability of a brand’s description of its own product. According to a July 2009 report by The Nielsen Company, a leading consumer research firm, when making purchase decisions, consumers often trust recommendations from people they know, as well as reviews posted by unknown consumers online, more than they do advertisements on television, on the radio, in print, or in other traditional media. As a result, brands are striving to create active online communities that foster word of mouth about their products and services.

•

Increasing relevance. Most traditional marketing campaigns are designed to appeal to a wide audience and therefore often lack the relevance that both marketers and consumers desire. The emergence of the social web allows brands to reach targeted networks of consumers and helps consumers connect with people similar to them or in similar situations.

•

Changing marketing content. Traditional marketing methods depend on internally developed or agency-developed creative content for their marketing campaigns. Brands can now easily leverage online word of mouth to utilize as content for their traditional marketing vehicles, such as email campaigns, online banners, mobile applications, print campaigns, in-store signage and even packaging.

•

Improving speed and quality of consumer feedback. Traditional market research methods can be time-consuming and costly to implement. As a result, brand marketers are turning to online word of mouth as a timely and cost-effective way to gain insights into consumer behavior and preferences.

•

Developing more valuable insights. Traditional marketing methods have limited ability to capture and efficiently derive insights from online word of mouth. Data derived from online word of mouth can provide deeper and different insights into consumer behavior and preferences than are generally possible via traditional marketing and consumer market research methods.

Our Market Opportunity

We believe that we have captured, and can continue to capture, a portion of the dollars spent on offline and online advertising, e-commerce services and market research.

•

According to a 2011 forecast by MAGNAGLOBAL, a division of IPG’s Mediabrands, the worldwide advertising market is estimated to reach $428 billion in 2011. A 2010 MAGNAGLOBAL report projects the market to grow to over $558 billion by 2016.

•	The worldwide market for market research was estimated to be $31.2 billion in 2010, according to a 2011 report by ESOMAR B.V.

As online audiences have shifted toward increased social interaction, brands are expanding their advertising spend to target consumers engaged in online social interaction. eMarketer estimated in February 2011 that worldwide advertising spend on social networks will grow from $2.4 billion in 2009 to $8.1 billion in 2012. Given the broad reach of our network and the important impact that our social commerce solutions have on consumer purchasing behavior, we believe that we are competitively positioned to capture a share of the growing social media marketing spend.

We estimate there are over 10,000 companies in the sectors we serve worldwide with annual revenue of at least $50 million, many of which can benefit from our platform and solutions. In addition, several of these companies have multiple brands, which we consider incremental additions to our market opportunity.

Our Competitive Strengths

We believe that the following competitive strengths differentiate us from our competitors and serve as barriers to entry:

Market leadership with robust SaaS solutions.

We are a leading provider of social commerce solutions and the leading provider of online ratings and reviews. Our technology platform offers a proven and robust feature set to meet our clients’ needs, including

Ratings & Reviews, Ask & Answer, Stories, Smart SEO, SocialConnect, SocialAlerts and Social Recommendations. We have been able to scale our platform over time while maintaining an uptime of over 99.9% over the five-year period ended July 31, 2011. We offer our solutions to clients as a SaaS platform, which reduces implementation time and costs and offers low total cost of ownership.

Powerful network effects connecting our clients and their consumers.

Through our platform, we offer syndication capabilities, enabling brands to distribute ratings and reviews and other online word of mouth among retail and other brand websites within our network, as well as websites outside of our network. Our ability to syndicate content across a wide array of websites attracts brands to our network. The multitude and variety of our clients’ brands attracts retailers to our network because we are able to provide them with access to more online word of mouth than they can collect on their own. Consumers also benefit by having access to a greater volume and variety of online word of mouth when they visit our clients’ websites. As a result, we believe we benefit from powerful network effects that differentiate us from our competitors.

Analytics capabilities that leverage structured data across our network.

Our platform’s analytics capabilities, which are enhanced by our efforts to structure data, including the structured mapping of products and the attachment of meta-data tags in connection with our content moderation process, allow brands to derive powerful and timely insights about consumer sentiment. Our analytics solutions allow our clients to more easily recognize shifts in consumer sentiment, identify product issues and inform consumer-centric decisions, which can increase sales and consumer satisfaction.

Unique content moderation capabilities that preserve authenticity and ensure brand protection.

We use trained and experienced professionals to moderate online word of mouth captured by our clients 24/7/365, providing active support for 21 languages and multiple dialects and the capacity to support additional languages. Our content moderators filter irrelevant, obscene or illegal material, as well as attach pre-defined labels to categorize online word of mouth. We believe content moderation increases brand and consumer trust in reviews, improves client data quality and helps preserve the authenticity of online word of mouth. In parallel, our proprietary technology, workflows and best practices significantly increase the productivity of our content moderators, allowing us to efficiently moderate content while ensuring a high level of quality in a time-efficient manner. We believe the breadth of our content moderation capabilities is unique in our industry and is critical to our clients’ ability to successfully utilize online word of mouth.

Differentiated client services capabilities that help our clients achieve measureable results.

Our Client Services team enables our clients to leverage our platform to maximize the impact of online word of mouth and consumer engagement to achieve measurable results not only through technical services but by coaching our clients on best practices to drive review volume and to leverage online word of mouth throughout their businesses. We work with our clients to integrate online word of mouth into key business processes, such as business analytics, product design and research and development, marketing, sales and customer service.

A corporate culture that drives performance.

We regard our culture as a key differentiator and performance driver. Our corporate culture is defined by the following core values: passion, performance, innovation, openness, teamwork, respect and generosity. We believe our culture gives us a competitive advantage in recruiting talent, driving innovation, enhancing productivity and improving client service.

Our Growth Strategy

The following are key elements of our growth strategy:

•	expand our direct sales force globally;

•	increase brand penetration and sell new solutions to our existing clients;

•	increase the volume and variety of data across our network and help clients derive greater consumer insights;

•	further expand internationally and penetrate industry verticals;

•	continue to broaden our platform’s capabilities through innovation; and

•	pursue selective acquisitions and commercial relationships.

Risks Associated with Our Business

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the section of this prospectus titled “Risk Factors,” and include but are not limited to the following:

•	we are an early stage company with a limited operating history, which makes it difficult to evaluate our current business and future prospects and may increase the risk of your investment;

•

we experienced a net loss of $20.1 million and $5.5 million during our fiscal year ended April 30, 2011 and the three months ended July 31, 2011, respectively, had an accumulated deficit of $40.8 million and $46.4 million at April 30, 2011 and July 31, 2011, respectively, and may continue to incur losses for the foreseeable future;

•	the market for social commerce solutions is new and unproven and our market may not continue to develop as we expect, which could adversely affect our business;

•	the fragmented, rapidly evolving and highly competitive nature of the market for social commerce solutions could adversely affect our ability to compete effectively; and

•

our business depends substantially on renewing agreements with existing clients and selling additional solutions to them, which may be affected by our ability to deliver new solutions, reductions in our clients’ spending levels and changes in our clients’ marketing or advertising strategies.

Company Information

Our principal executive offices are located at 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746-3211, and our telephone number is (512) 551-6000. Our corporate website address is www.bazaarvoice.com. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus, and you should not consider it part of this prospectus. We originally incorporated in the State of Delaware in May 2005.

In this prospectus, “we,” “us,” “our,” “Company” and “Bazaarvoice” refer to Bazaarvoice, Inc. and its subsidiaries.

Bazaarvoice®, Ask & Answer®, BrandAnswers®, BrandVoice® and SocialAlerts™ are trademarks or logos appearing in this prospectus owned by Bazaarvoice, Inc. or one of our subsidiaries. All other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners.

THE OFFERING

Common stock offered by Bazaarvoice	shares

Common stock offered by the selling stockholders	shares

Total common stock offered	shares

Total common stock to be outstanding after this offering	shares

Use of proceeds	We intend to use the net proceeds from this offering for working capital and other general corporate purposes, which may include the acquisition or license of, or investment in, products, services, technologies or other businesses. We will not receive any proceeds from the sale of shares by the selling stockholders. See “Use of Proceeds.”

Risk factors	See “Risk Factors” for a discussion of factors that you should consider carefully before deciding whether to purchase shares of our common stock.

Proposed listing symbol	BV

Fiscal year end	April 30

The number of shares of common stock to be outstanding after this offering is based on 47,261,636 shares outstanding as of July 31, 2011 and excludes:

•	11,181,782 shares of common stock issuable upon exercise of options outstanding as of July 31, 2011 at a weighted average exercise price of $3.28 per share;

•

             shares of common stock reserved for future issuance under our 2011 Equity Incentive Plan adopted in July 2011, as more fully described in the section of this prospectus titled “Executive Compensation—Stock Incentive Plans;” and

•

             shares of common stock reserved for future issuance under our 2011 Employee Stock Purchase Plan adopted in July 2011, as more fully described in the section of this prospectus titled “Executive Compensation—Stock Incentive Plans.”

Unless otherwise noted, the information in this prospectus assumes:

•	the underwriters will not exercise their option to purchase additional shares;

•	the conversion of all of our outstanding shares of preferred stock into 27,897,031 shares of common stock prior to or upon the closing of this offering; and

•	the filing of our amended and restated certificate of incorporation and the effectiveness of our amended and restated bylaws, which will occur immediately upon completion of this offering.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables summarize the consolidated financial and operating data for the periods indicated. The summary consolidated statement of operations data for the fiscal years ended April 30, 2009, 2010 and 2011 and the summary consolidated balance sheet data as of April 30, 2010 and 2011 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statements of operations data for the three months ended July 31, 2010 and 2011 and the consolidated balance sheet data as of July 31, 2011 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read the summary financial data presented below in conjunction with our consolidated financial statements and related notes and the sections of this prospectus titled “Selected Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Year Ended April 30,			Three Months Ended July 31,
	2009	2010	2011	2010	2011
				(unaudited)
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenue	$22,472	$38,648	$64,482	$12,952	$22,088
Cost of revenue(1)	8,307	15,191	25,615	5,232	7,797

Gross profit	14,165	23,457	38,867	7,720	14,291

Operating expenses:
Sales and marketing(1)	11,260	17,803	34,568	7,797	11,192
Research and development(1)	3,444	5,828	10,847	2,406	3,343
General and administrative(1)	4,442	7,651	13,156	2,944	5,099

Total operating expenses	19,146	31,282	58,571	13,147	19,634

Operating loss	(4,981)	(7,825)	(19,704)	(5,427)	(5,343)

Total other income (expense), net	98	56	208	(55)	(84)

Net loss before income taxes	(4,883)	(7,769)	(19,496)	(5,482)	(5,427)
Income tax expense	125	205	561	136	109

Net loss	$(5,008)	$(7,974)	$(20,057)	$(5,618)	$(5,536)
Less accretion of redeemable convertible preferred stock	(42)	(43)	(46)	(11)	(13)

Net loss applicable to common stockholders	$(5,050)	$(8,017)	$(20,103)	$(5,629)	$(5,549)

Net loss per share applicable to common stockholders:
Basic and diluted	$(0.32)	$(0.48)	$(1.13)	$(0.32)	$(0.29)

Basic and diluted weighted average number of shares	15,854	16,637	17,790	17,422	18,817

Pro forma basic and diluted loss per share (unaudited)(2)			$(0.44)		$(0.12)

Pro forma weighted average number of shares (unaudited)(2)			45,687		46,714

Other Financial Data:
Adjusted EBITDA(3)	$(3,340)	$(4,211)	$(13,317)	$(3,975)	$(3,314)

(1)	Includes stock-based compensation expense as follows (in thousands):

	Year Ended April 30,			Three Months Ended July 31,
	2009	2010	2011	2010	2011
				(unaudited)
	(in thousands)
Cost of revenue	$319	$604	$978	$252	$323
Sales and marketing	469	924	1,122	254	402
Research and development	258	469	731	183	204
General and administrative	281	636	1,850	376	629

	$1,327	$2,633	$4,681	$1,065	$1,558

(2)	Pro forma basic and diluted loss per share has been calculated assuming the conversion of all outstanding shares of our preferred stock into 27,897,031 shares of our common stock as of the first day of the beginning of the period.

(3)	We define Adjusted EBITDA as net loss adjusted for stock-based compensation expense, adjusted depreciation and amortization (which excludes amortization of capitalized internal-use software development costs), income tax expense and other (income) expense, net. Adjusted EBITDA is a financial measure that is not calculated in accordance with U.S. generally accepted accounting principles, or GAAP.

Adjusted EBITDA should not be considered as an alternative to net loss, operating loss or any other measure of financial performance calculated and presented in accordance with GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of other organizations because other organizations may not calculate Adjusted EBITDA in the same manner. We prepare Adjusted EBITDA to eliminate the impact of items that we do not consider indicative of our core operating performance. You are encouraged to evaluate these adjustments and the reason we consider them appropriate.

We believe Adjusted EBITDA is useful to investors in evaluating our operating performance for the following reasons:

•

Adjusted EBITDA is widely used by investors and securities analysts to measure a company’s operating performance without regard to items, such as stock-based compensation expense, adjusted depreciation and amortization, income tax expense and other income, net, that can vary substantially from company to company depending upon their financing, capital structures and the method by which assets were acquired;

•

Our management uses Adjusted EBITDA in conjunction with GAAP financial measures for planning purposes, including the preparation of our annual operating budget, as a measure of operating performance and the effectiveness of our business strategies and in communications with our board of directors concerning our financial performance;

•

Adjusted EBITDA provides consistency and comparability with our past financial performance, facilitates period-to-period comparisons of operations and also facilitates comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results; and

•	We anticipate that, after consummating this offering, our investor and analyst presentations will include Adjusted EBITDA as a supplemental measure to evaluate our overall operating performance.

We understand that, although Adjusted EBITDA is frequently used by investors and securities analysts in their evaluations of companies, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results of operations as reported under GAAP. These limitations include:

•

Adjusted depreciation and amortization are non-cash charges, and the assets being depreciated or amortized will often have to be replaced in the future; Adjusted EBITDA does not reflect any cash requirements for these replacements;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs or contractual commitments;

•	Adjusted EBITDA does not reflect cash requirements for income taxes and the cash impact of other income; and

•	Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

The following table presents a reconciliation of net loss, the most comparable GAAP measure, to Adjusted EBITDA for each of the periods indicated, in thousands.

	Year Ended April 30,			Three Months Ended July 31,
	2009	2010	2011	2010	2011
				(unaudited)
	(in thousands)
Net loss	$(5,008)	$(7,974)	$(20,057)	$(5,618)	$(5,536)
Stock-based compensation expense	1,327	2,633	4,681	1,065	1,558
Adjusted depreciation and amortization	314	981	1,706	387	471
Income tax expense	125	205	561	136	109
Total other (income) expense, net	(98)	(56)	(208)	55	84

Adjusted EBITDA	$(3,340)	$(4,211)	$(13,317)	$(3,975)	$(3,314)

	April 30,		July 31,
	2010	2011	2011
			(unaudited)
	(in thousands)
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	$16,036	$15,050	$16,181
Total deferred revenue	17,104	32,160	33,629
Total current assets	25,581	31,095	33,597
Total current liabilities	22,777	38,539	43,935
Total assets	32,547	37,972	40,490
Total liabilities	24,943	43,589	48,529
Total non-current liabilities	2,166	5,050	4,594
Redeemable convertible preferred stock	23,587	23,633	23,646
Total stockholders’ deficit	(15,983)	(29,250)	(31,685)

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the other information contained in this prospectus before deciding whether to purchase our stock. Our business, prospects, financial condition and operating results could be materially adversely affected by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing the risks described below, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and the related notes included elsewhere in this prospectus, before deciding to purchase any shares of our common stock.

Risks Related to Our Business

We are an early stage company with a limited operating history, which makes it difficult to evaluate our current business and future prospects and may increase the risk of your investment.

We began our operations in May 2005. Our limited operating history may make it difficult to evaluate our current business and our future prospects. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly developing and changing industries, including challenges in forecasting accuracy, determining appropriate investments of our limited resources, market acceptance of our existing and future solutions, managing client implementations and developing new solutions. Our current operating model may require changes in order for us to achieve profitability and scale our operations efficiently. For example, we may need to enhance our software architecture to allow us to efficiently and cost effectively develop and implement new solutions, make our solutions easy to implement and download, ensure our marketing engine is designed to drive highly qualified leads cost effectively and implement changes in our sales model to improve the predictability of our sales and reduce our sales cycle. If we fail to implement these changes on a timely basis or are unable to implement them due to factors beyond our control, our business may suffer. You should consider our business and prospects in light of the risks and difficulties we face as an early-stage company.

We have a history of losses and we may not achieve or sustain profitability in the future.

We have incurred significant losses in each fiscal period since our inception in 2005. We experienced a net loss of $20.1 million and $5.5 million during fiscal year 2011 and the three months ended July 31, 2011, respectively. At April 30, 2011 and July 31, 2011, we had an accumulated deficit of $40.8 million and $46.4 million, respectively. The losses and accumulated deficit were due to the substantial investments we made to grow our business and acquire clients. We anticipate that our operating expenses will increase substantially in the foreseeable future as we continue to invest to grow our business and acquire clients and develop our platform. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. Many of our efforts to generate revenue from our business are new and unproven, and any failure to increase our revenue could prevent us from attaining or increasing profitability. Furthermore, to the extent we are successful in increasing our client base, we could also incur increased losses because costs associated with entering into client agreements are generally incurred up front, while revenue is generally recognized ratably over the term of the agreement. We cannot be certain that we will be able to attain or increase profitability on a client-by-client basis or on a quarterly or annual basis. If we are unable to effectively manage these risks and difficulties as we encounter them, our business, financial condition and results of operations may suffer.

We operate in a new and unproven market for social commerce solutions. Our success depends upon the continued development of this market, and if the market does not develop as we expect, our business could be harmed.

We are focused on the market for social commerce solutions, which is new and unproven with little market research or data. It is uncertain whether the market in which we operate will continue to develop or if our solutions will achieve and sustain a level of demand and market acceptance sufficient for us to continue to generate revenue and achieve profitability. Due to our evolving business model, the uncertain size of our market and the unpredictability of future general economic and financial market conditions, we may not be able to forecast our growth rate accurately.

In particular, we believe our success will depend to a large extent on the willingness of brands to use online word of mouth in their marketing and advertising materials. Many of our potential clients remain hesitant to embrace our solutions, such as Ratings & Reviews, since they are uncomfortable displaying negative reviews about products or services offered on their websites. In addition, many brands may continue to devote significant portions of their marketing and advertising budgets to traditional, offline media or other types of online marketing or advertising initiatives that do not use online word of mouth. Some brands may be open to the idea of making online word of mouth available to consumers and yet may be unwilling or unable to implement third-party SaaS solutions similar to ours. We believe that the continued growth and acceptance of our solutions will depend on the perceived authenticity of online word of mouth and effectiveness of using online word of mouth to influence purchase decisions, both online and offline, and better understand consumer preferences regarding products and services. The existence of fraudulent reviews may call into question the authenticity of online word of mouth. We also depend on the continued growth of the social web and adoption of mobile devices, among other factors. If any of these factors are not realized, then the market for social commerce solutions may not develop as we expect, or it may develop more slowly than we expect, either of which would significantly harm our business and operating results.

The market in which we participate is fragmented, rapidly evolving and highly competitive, and we may be unable to compete successfully with our current or future competitors.

The market for social commerce solutions is highly competitive. The competitive dynamics of our market are unpredictable because it is at an early stage of development, rapidly evolving, fragmented and subject to potential disruption by new technological innovations.

Our main competition is from traditional marketing and advertising programs used by businesses that remain hesitant to embrace social commerce solutions such as Ratings & Reviews. Additionally, some businesses have developed, or may develop in the future, social commerce solutions internally. These businesses may consider their internal solutions adequate, even if our solutions are superior.

We have several direct and indirect competitors that provide third-party social commerce solutions, including companies like PowerReviews, Inc. and Revieworld Ltd. Additionally, we face potential competition from participants in adjacent markets that may enter our markets by leveraging related technologies and partnering with other companies.

We may also face competition from companies entering our market, including large Internet companies like Google, Inc. and Facebook, Inc., which could expand their platforms or acquire a competitor. While these companies do not currently focus on our market, they have significantly greater financial resources and, in the case of Google, a longer operating history. They may be able to devote greater resources to the development and improvement of their services than we can and, as a result, they may be able to respond more quickly to technological changes and clients’ changing needs. Because our market is changing rapidly, it is possible that new entrants, especially those with substantial resources, more efficient operating models, more rapid product development cycles or lower marketing costs, could introduce new solutions that disrupt the manner in which businesses use online word of mouth and engage with consumers online to address the needs of our clients and potential clients. Our business and operating results could be harmed if any such disruption occurs.

We believe we compete primarily on the basis of product breadth and functionality, scope, quality and breadth of client base, amount and quality of content, service, price, reputation and the efficiency of our operating model. Our competitors or potential competitors may adopt certain aspects of our business model, which could reduce our ability to differentiate our solutions. As market dynamics change, or as new and existing competitors introduce more competitive pricing or new or disruptive technologies, or as clients develop internal solutions for their social commerce needs, we may be unable to renew our agreements with existing clients or attract new clients at the same price or based on the same pricing model as previously used. As a result, we may be required to change our pricing model, offer price incentives or reduce our prices in response to competitive pressures, which could harm our revenue, profitability and operating results. Moreover, many software vendors could bundle competitive products or services or offer them at a low price as part of a larger product sale. In addition, some competitors may offer software that addresses one or a limited number of strategic social commerce functions at lower prices or with greater depth than our solutions. As a result, our competitors might be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or client requirements. For all of these reasons, we may not be able to compete successfully against our current and future competitors.

Our quarterly financial results are subject to fluctuations; as a result, we could fail to meet or exceed expectations of analysts or investors, which could cause our stock price to decline.

Our revenue, expenses, operating results and cash flows have fluctuated from quarter to quarter in the past and are likely to continue to do so in the future. These fluctuations are due to, or may in the future result from, many factors, some of which are outside of our control, including:

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the timing differences between when we incur sales commissions, implementation costs and other client acquisition costs associated with new solutions sales and when we generate revenue from these sales, particularly related to larger sales to new clients;

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our ability to sell additional solutions to existing clients and to add new clients, in multiple regions around the world, particularly in the United States and Europe, which has fluctuated and is likely to continue to fluctuate, due to the effectiveness of our sales execution, economic conditions and other factors affecting our sales in each of these regions;

•	our ability, and the ability of our clients, to timely implement our solutions;

•	the timing and effectiveness of our product development investments and related expenses and delays in generating revenue from these new solutions;

•	our ability to adjust our cost structure, particularly our personnel costs, in response to reductions in revenue;

•	the cyclical and discretionary nature of marketing spending, especially spending on social commerce solutions;

•	the amount and timing of operating expenses and capital expenditures related to the expansion of our operations and infrastructure and client acquisition;

•	our failure to achieve the growth rate that was anticipated by us in setting our operating and capital expense budgets;

•	active client retention rates, which have ranged on a year-to-year basis from 84.4% to 89.4% for the fiscal years 2009 through 2011;

•	the timing and success of new solutions, product and service offerings and pricing policies by us or our competitors or any other changes in the competitive dynamics of our industry;

•	the timing of expenses related to the development or acquisition of technologies or businesses and potential future charges for impairment of goodwill or intangible assets from acquired companies;

•	unforeseen litigation costs and related settlement costs, particularly those related to intellectual property infringement and our obligation to fulfill related client indemnification obligations;

•	changes in currency exchange rates and associated costs of hedging to manage foreign currency fluctuations; and

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the adoption of new laws or regulations, or interpretations of existing laws or regulations, that restrict, or increase the costs of, providing social commerce solutions or using the Internet as a medium for communications and commerce.

We offer our solutions primarily through subscription agreements and generally recognize revenue ratably over the related subscription period, which is typically one year. As a result, revenue attributable to a contract signed in a particular quarter will not be fully and immediately recognized in the quarter that the contract is signed. Because we incur most costs associated with generating client contracts at the time of sale, we may not recognize revenue in the same period that we incur the related costs of sale. Timing differences of this nature could cause our margins and our operating income or losses to fluctuate significantly from quarter to quarter, and such fluctuations may be more pronounced in quarters in which we experience a change in the mix of new clients as a percentage of total clients.

Typically, a significant percentage of our bookings occur in the last few weeks of a quarter. Accordingly, a market disruption or other event outside of our control that occurred toward the end of a quarter could have a disproportionate impact on us and could cause us to substantially miss our forecasted results for that quarter.

Fluctuations in our quarterly operating results may lead analysts to change their long-term model for valuing our common stock, cause us to face short-term liquidity issues, impact our ability to retain or attract key personnel or cause other unanticipated issues, all of which could cause our stock price to decline. As a result of the potential variations in our quarterly revenue and operating results, we believe that quarter-to-quarter comparisons of our revenue and operating results may not be meaningful, and the results of any one quarter should not be relied upon as an indication of future performance.

Our business depends substantially on renewing agreements with existing clients and selling additional solutions to them. Any decline in our client renewals or expansions would likely harm our future operating results, especially if we are unable to recognize sufficient revenue to offset related client acquisition costs prior to such termination or cancellation of our client agreements.

In order for us to improve our operating results, it is important that our clients renew their agreements with us when the initial term expires and also purchase additional solutions from us. We offer our solutions primarily through subscription agreements and generally recognize revenue ratably over the related subscription period, which is typically one year. Our clients have no renewal obligation after their initial term expires, and we cannot assure you that we will be able to renew agreements with our clients at the same or higher contract value. Moreover, under specific circumstances, our clients may have the right to cancel their agreements with us before they expire, for example, in the event of an uncured breach by us. Our largest 100 active customers during fiscal year 2011 represented 57.3% of our total revenue during that year. If our clients do not renew their agreements, renew on less favorable terms or fail to purchase additional solutions, our revenue may decline, and our operating results would likely be harmed.

For fiscal years 2009, 2010 and 2011, our active client retention rates on a year-to-year basis were 84.4.%, 88.2% and 89.4%, respectively. Our retention rates have declined in the past and may decline in the future due to a variety of factors, including:

•	the availability, price, performance and functionality of our solutions and competing products and services;

•	our ability to demonstrate to new clients the value of our solutions within the initial contract term, particularly if we are unable to introduce planned solutions innovation;

•	poor performance or discontinuation of our clients’ brands;

•	changes in our clients’ marketing or advertising strategies;

•	the timing and quality of ratings and reviews posted to our clients’ websites and the existence of negative reviews;

•	reductions in our clients’ spending levels;

•	consolidation in our client base;

•	the development by our clients of internal solutions for their social commerce needs; and

•	the effects of economic downturns and global economic conditions.

We incur most of our client acquisition costs at the time of sale. Depending upon the scope of the client’s needs, these costs can be significant. In certain cases, clients may have the right to terminate or cancel agreements with us if we fail to maintain service level requirements or we are otherwise in breach under the client agreements. If a client does not renew or cancels its agreement with us, we may not recognize sufficient revenue from that client prior to the termination or cancellation to offset the acquisition costs associated with that client. If the cost to acquire clients is greater than the revenue we generate over time from those clients, our business and operating results will be harmed.

In addition, our costs associated with maintaining and increasing revenue from existing clients may be lower than costs associated with generating revenue from new clients. Therefore, the loss of recurring revenue or a reduction in the rate of revenue increase from our existing clients, even if offset by an increase in revenue from new clients, could have a material adverse effect on our operating results.

Our actual results may differ significantly from any guidance that we may issue in the future and the consensus expectations of research analysts.

From time to time, we may release earnings guidance or other forward-looking statements in our earnings releases, earnings conference calls or otherwise regarding our future performance that represent our management’s estimates as of the date of release. If given, this guidance will be based on forecasts prepared by our management. The principal reason that we may release guidance is to provide a basis for our management to discuss our business outlook with analysts and investors. Guidance is necessarily speculative in nature. The speculative nature of any guidance is further exacerbated by the rapidly evolving nature and uncertain size of the market for social commerce solutions, as well as the unpredictability of future general economic and financial conditions. As a result, some or all of the assumptions of any future guidance that we furnish may not materialize or may vary significantly from actual future results. Any failure to meet guidance or analysts’ expectations could have a material adverse effect on the trading price or volume of our stock.

If we cannot efficiently implement our solutions for clients, we may be delayed in generating revenue.

In general, implementation of our solutions may require lengthy and significant work. We generally incur sales and marketing expenses related to the commissions owed to our sales representatives and make upfront investments in technology and personnel to support the engagements before we begin recognizing revenue from client contracts. We do not control our clients’ implementation schedule. As a result, as we have experienced in the past, if our clients do not allocate internal resources necessary to meet their implementation responsibilities or if we face unanticipated implementation difficulties, the implementation may be delayed. Further, in the past, our implementation capacity has at times constrained our ability to successfully and timely implement our solutions for our clients, particularly during periods of high demand. If the client implementation process is not executed successfully or if execution is delayed, whether due to our clients’ or our capacity constraints, we could incur significant costs prior to generating revenue, and our relationships with some of our clients may be adversely affected. In addition, competitors with more efficient operating models with lower implementation costs could penetrate our client relationships.

Our management team has a limited history of working together and may not be able to execute our business plan.

Our management team has worked together for only a limited period of time and has a limited track record of executing our business plan as a team. Most of our executives, including our Chief Executive Officer, have limited or no experience in managing publicly traded companies or companies of our size. In addition, we have recently filled a number of positions in our senior management and finance and accounting staff. Accordingly, certain key personnel have only recently assumed the duties and responsibilities they are now performing, and it is difficult to predict whether our management team, individually and collectively, will be effective in operating our business.

Our growth could strain our personnel, technology and infrastructure resources, and if we are unable to effectively manage our growth, our operating results may suffer.

Since our inception, we have experienced rapid growth, which has increased the complexity of our operations. As our operations have expanded, we have grown from 70 employees at April 30, 2007 to 659 employees at July 31, 2011, consisting of 520 full-time employees and 139 part-time content moderators. We have increased the size of our client base from 32 active clients at April 30, 2007 to 659 active clients at July 31, 2011. The rapid growth and increasing complexity have demanded, and will continue to demand, substantial resources and attention from our management, most of whom have limited experience in managing a business of our size and complexity. We expect to continue to hire more employees in the future as we grow our business. To manage the expected growth of our operations and personnel and to support financial reporting requirements as a public company, we will need to continue to improve our operational, financial, technology and management controls and our reporting systems and procedures. Further, to accommodate our expected growth we must continually improve and maintain our technology, systems and network infrastructure. Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations. Our inability to expand our personnel and operations in an efficient manner could result in difficulty in acquiring new clients or retaining existing clients, declines in quality or client satisfaction, increases in expenses relative to our revenue and challenges in developing and introducing new solutions, any of which could adversely affect our operating results.

Because we recognize revenue for our solutions ratably over the term of our client agreements, decreases in the revenue recognizable under contracts for new active clients will not be fully and immediately reflected in our operating results.

We offer our solutions primarily through subscription agreements and generally recognize revenue ratably over the related subscription period, which is typically one year. As a result, some portion of the revenue we report in each quarter is revenue from contracts entered into during prior quarters. Consequently, a decline in the revenue recognizable under contracts for new active clients signed in any quarter or a decline in the growth rate of revenue recognizable under contracts signed in any quarter will not be fully and immediately reflected in the revenue of that quarter and would negatively affect our revenue in future quarters. In addition, we may be unable to adjust our cost structure rapidly, or at all, to take account of this reduced revenue.

Our sales cycle can be long and unpredictable and require considerable time and expense, which may cause our operating results to fluctuate.

The sales cycle for our solutions, from initial contact with a potential client to contract execution and implementation, varies widely by client and solution. Some of our clients undertake a significant evaluation process that has in the past resulted in a lengthy sales cycle, typically three to 12 months. We have no assurance that the substantial time and money spent on our sales efforts will produce any sales. If sales expected from a specific client for a particular quarter are not realized in that quarter or at all, our results could fall short of public expectations and our business, operating results and financial condition could be adversely affected.

The average sales price of our solutions may decrease, which may adversely affect our ability to achieve and maintain profitability.

The average sales price of our solutions may decline for a variety of reasons, including competitive pricing pressures in anticipation of the introduction of new solutions or technologies. In addition, because the market for our social commerce solutions is new and unproven and because our business model is evolving, we may not be able to achieve and sustain a level of demand and market acceptance sufficient for us to continue to maintain the current average sales price for our solutions. Furthermore, the composition of our clients may change in a manner that makes it more difficult to maintain such prices. Any failure to maintain our prices could have an adverse effect on our business, results of operations and financial condition.

Our business depends on retaining and attracting qualified management and operating personnel.

Our success depends in large part on our ability to retain and attract high-quality management and operating personnel. Our business plan was developed in large part by our executive officers, and its implementation requires their skills and knowledge. We do not maintain key person life insurance policies on any of our employees. We may not be able to offset the impact on our business of the loss of the services of one or more of our executive officers or key employees. Our business also requires skilled technical and sales personnel, who are in high demand and are often subject to competing offers. As we expand into new vertical and geographic markets, we will require personnel with expertise in these new areas. Competition for qualified employees is intense in our industry and particularly in Austin, Texas, where most of our employees are based. The loss of even a few qualified employees, or an inability to retain, attract, relocate and motivate additional highly skilled employees required for the planned expansion of our business, could harm our operating results and impair our ability to grow. To retain and attract key personnel, we use various measures, including an equity incentive program and incentive bonuses for executive officers and other key employees. These measures may not be sufficient to retain and attract the personnel we require to operate our business effectively. In addition, in making employment decisions, particularly in the software industry, job candidates often consider the value of the stock options they are to receive in connection with their employment. Significant volatility in the price of our stock after this offering may, therefore, adversely affect our ability to retain and attract key employees.

If we are unable to maintain or expand our direct sales and marketing capabilities, we may not be able to generate anticipated revenue.

We rely primarily on our direct sales force to sell our solutions. Our solutions require a sophisticated sales force. We currently plan to expand our sales team in order to increase revenue from new and existing clients and to further penetrate our existing markets and expand into new markets. Our failure to hire or retain qualified sales personnel may preclude us from expanding our business and generating anticipated revenue. Competition for qualified sales personnel is intense, and there can be no assurance that we will be able to retain our existing sales personnel or attract, integrate or retain sufficient highly qualified sales personnel. Many of the companies with which we compete for experienced personnel have greater resources than we have. If any of our sales representatives were to leave us and join one of our competitors, we may be unable to prevent such sales representatives from helping competitors to solicit business from our existing clients, which could adversely affect our revenue.

In addition, new sales hires require training and typically take several months to achieve productivity, if at all. For internal planning purposes, we assume that it will take significant time before a newly hired sales representative is fully trained and productive in selling our solutions. This amount of time may be longer for sales personnel focused on new geographies or new verticals. As a result, the cost of hiring and carrying new representatives cannot be offset by the revenue they produce for a significant period of time. Furthermore, because of the length of our sales training period, we often cannot determine if a sales representative will succeed until after he or she has been employed for several months or longer. If we experience high turnover in our sales force, or if we cannot reliably develop and grow our sales team, our revenue growth may be adversely affected.

If we are not able to successfully leverage data we and our clients collect and manage through our solutions, we may not be able to increase our revenue through our analytics and other data solutions.

Our ability to grow our revenue through analytics and other data solutions depends on our ability to successfully leverage data that we and our clients collect and manage through the use of our solutions. Our ability to successfully leverage such data, in turn, depends on our ability to collect and obtain rights to utilize such data in our solutions and to maintain and grow our network of clients. We currently employ cookies, which are small files of non-personalized information placed on an Internet user’s computer, on a limited basis, but we may implement them more broadly to collect information related to the user, such as the user’s Internet Protocol, or IP, address, demographic information and history of the user’s interactions with our clients. If we are unable to effectively introduce cookies more broadly, our ability to collect such data could be impaired.

Additionally, our ability to both collect and utilize data may be affected by a number of factors outside of our control, including increased government regulation of the collection of information concerning consumer behavior on the Internet and the increased use of features that allow website visitors to modify their settings to prevent or delete cookies and to sweep all cookies from their computers. Further, we currently do not own the data collected through the use of our solutions but currently license the data from our clients for limited aggregation purposes. If we are not able to obtain sufficient rights to the data, we may not be able to utilize it in our solutions. Finally, in order to obtain the critical mass of data necessary for our analytics and other data solutions to have value for our clients, we will need to maintain and grow our client base. Currently, a substantial amount of the data to which we have access is collected by a small number of our clients. Consequently, the loss of a single client could have a disproportionate impact on the data that is available to us. Any of these limitations on our ability to successfully leverage data could have a material adverse effect on our ability to increase our revenue through analytics and other data solutions and could harm our future operating results.

We derive a substantial portion of our revenue from a limited number of our solutions. If we are unable to maintain demand for these solutions or diversify our revenue sources by successfully developing and introducing new or enhanced solutions, we could lose existing clients or fail to attract new clients and our business could be harmed.

Ratings & Reviews was our first social commerce solution and still remains the core element of our technology platform today. If we are unable to continue developing enhanced features for this solution to maintain demand or to diversify our revenue base by increasing demand for our other solutions and successfully developing and introducing new solutions either by internal development or acquisition, our operating results could be negatively impacted. We are currently modifying our software architecture to be able to develop and implement new solutions more efficiently and cost effectively. Improving our architecture and developing and delivering new or upgraded solutions may require us to make substantial investments, and we have no assurance that such new or upgraded architecture solutions will generate sufficient revenue to offset their costs. If we are unable to efficiently develop, license or acquire such new or upgraded solutions on a timely and cost-effective basis, or if such solutions are not effectively brought to market, are not appropriately timed with market opportunity or do not achieve market acceptance, we could lose existing clients or fail to attract new clients, and our business and operating results could be materially adversely affected.

In addition, we must continuously modify and enhance our solutions to keep pace with rapid changes in the social web and Internet-related hardware, software communication, browser, database and social commerce technologies. If we are unable to respond in a timely and cost-effective manner to rapid technological developments, our solutions could become less marketable and less competitive or become obsolete, and our operating results could be negatively affected.

Our long-term success depends, in part, on our ability to maintain and expand our operations outside of the United States and, as a result, our business is susceptible to risks associated with international operations.

As our operations have expanded, we have established and currently maintain offices in the United States, the United Kingdom, Australia, France, Germany and Sweden. We have limited experience in operating in foreign jurisdictions outside the United States and are making significant investments to build our international operations. Managing a global organization is difficult, time-consuming and expensive, and any international expansion efforts that we may undertake may not be successful. In addition, conducting international operations subjects us to risks, including the following:

•	the cost and resources required to localize our solutions;

•	competition with companies that understand the local market better than we do or who have pre-existing relationships with potential clients in those markets;

•	legal uncertainty regarding the application of unique local laws to social commerce solutions or a lack of clear precedent of applicable law;

•	lack of familiarity with and the burden of complying with a wide variety of other foreign laws, legal standards and foreign regulatory requirements, which are subject to unexpected changes;

•	difficulties in managing and staffing international operations;

•	fluctuations in currency exchange rates;

•	potentially adverse tax consequences, including the complexities of foreign value added tax systems and restrictions on the repatriation of earnings;

•	increased financial accounting and reporting burdens and complexities and difficulties in implementing and maintaining adequate internal controls;

•	political, social and economic instability abroad, terrorist attacks and security concerns in general;

•	reduced or varied protection for intellectual property rights in some countries; and

•	higher telecommunications and Internet service provider costs.

Operating in international markets also requires significant management attention and financial resources. The investment and additional resources required to establish operations and manage growth in other countries may not produce desired levels of revenue or profitability.

Unfavorable conditions in the market for social commerce solutions or the global economy or reductions in marketing spending, particularly in the online retail market, could limit our ability to grow our business and negatively affect our operating results.

Our operating results may vary based on the impact on us or our clients of changes in the market for social commerce solutions or the global economy. In addition, the revenue growth and potential profitability of our business depends on marketing spending by companies in the markets we serve. As of July 31, 2011, a majority of our clients were online retailers. To the extent that weak economic conditions cause our clients and potential clients to freeze or reduce their marketing budgets, particularly in the online retail market, demand for our solutions may be negatively affected. Historically, economic downturns have resulted in overall reductions in marketing spending. If economic conditions deteriorate or do not materially improve, our clients and potential clients may elect to decrease their marketing budgets by deferring or reconsidering product purchases, which would limit our ability to grow our business and negatively affect our operating results.

If we are unable to increase our penetration in our principal existing markets and expand into additional vertical markets, we will be unable to grow our business and increase revenue.

We currently market our solutions to a variety of industries, including the retail, consumer products, travel and leisure, technology, telecommunications, financial services, healthcare and automotive industries. We believe our future growth depends not only on increasing our penetration into the principal markets in which our solutions are currently used but also on identifying and expanding the number of industries, communities and markets that use or could use our solutions. Efforts to offer our solutions beyond our current markets may divert management resources from existing operations and require us to commit significant financial resources, either of which could significantly impair our operating results. In addition, some markets have unique and complex regulatory requirements that may make it more difficult or costly for us to market, sell or implement our solutions in those markets. Moreover, our solutions may not achieve market acceptance in new markets, and our efforts to expand beyond our existing markets may not generate additional revenue or be profitable. Our inability to further penetrate our existing markets or our inability to identify additional markets and achieve acceptance of our solutions in these additional markets could adversely affect our business, results of operations and financial condition.

Our growth depends in part on the success of our development and implementation support relationships with third parties.

We currently depend on, and intend to pursue additional relationships with, various third parties related to product development, including technology and service providers and social media platforms. Identifying, negotiating and documenting these relationships requires significant time and resources, as does integrating our solutions with third-party technologies. In some cases, we do not have formal written agreements with our development partners. Even when we have written agreements, they are typically non-exclusive and do not prohibit our development partners from working with our competitors or from offering competing services. Our competitors may be effective in providing incentives to third parties to favor their products or services.

Specifically, we outsource some of our product development, quality assurance and technology operations to two third-party contractors located in the Ukraine and Costa Rica. We also outsource some components of the development and technology operations of our SocialConnect application to a third-party contractor located in the United States. We also rely on a third-party relationship to assist with client implementation support. We believe that supplementing our product development and implementation support activities with our outsourced third-party contractors enhances the efficiency and cost-effectiveness of these activities. If we experience problems with our third-party contractors or the costs charged by our contractors increases, we may not be able to develop new solutions or enhance existing solutions or meet our clients’ implementation support needs in an alternate manner that is equally or more efficient and cost-effective.

Additionally, our SocialConnect application integrates certain of our solutions directly with Facebook’s social media platform. We currently rely on Facebook’s cooperation in order to integrate our solutions with Facebook’s platform, and we do not have a formal, written agreement with Facebook. There is no assurance that Facebook will continue to cooperate with us. Changes in Facebook’s technology or terms of use may inhibit or restrict us from continuing to integrate our solutions with Facebook’s platform. If Facebook does not continue to cooperate with us or if Facebook changes their technology or terms of use in ways that inhibit, restrict or increase the costs of the integration of our solutions with Facebook, our business could be harmed.

We anticipate that we will continue to depend on these and other third-party relationships in order to grow our business. If we are unsuccessful in maintaining existing and establishing new relationships with third parties, our ability to efficiently develop and implement new solutions could be impaired, and our competitive position or our operating results could suffer. Even if we are successful, these relationships may not result in increased revenue.

We currently rely on a small number of third-party service providers to host and deliver a significant portion of our solutions, and any interruptions or delays in services from these third parties could impair the delivery of our solutions and harm our business.

We host our solutions and serve our clients primarily from a third-party data center facility located in Texas. We also utilize third-party services that deploy data centers worldwide. We do not control the operation of any of the third-party data center facilities we use. These facilities may be subject to break-ins, computer viruses, denial-of-service attacks, sabotage, acts of vandalism and other misconduct. They are also vulnerable to damage or interruption from power loss, telecommunications failures, fires, floods, earthquakes, hurricanes, tornadoes and similar events. As a result, we may in the future experience website disruptions, outages and other performance problems. Despite our efforts, the occurrence of any of these events, a decision by our third-party service providers to close their data center facilities without adequate notice or other unanticipated problems could result in loss of data as well as a significant interruption in the offering of our solutions and harm to our reputation and brand.

Additionally, our third-party data center facility agreements are of limited durations, and our third-party data center facilities have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew our agreements with these facilities on commercially reasonable terms, we may experience delays in the provisioning of our solutions until an agreement with another data center facility can be arranged. This shift to alternate data centers could take more than 24 hours depending on the nature of the event, which could cause significant interruptions in service and adversely affect our business and reputation.

We also depend on third-party Internet-hosting providers and continuous and uninterrupted access to the Internet through third-party bandwidth providers to operate our business. If we lose the services of one or more of our Internet-hosting or bandwidth providers for any reason or if their services are disrupted, for example due to viruses or “denial-of-service” or other attacks on their systems, or due to power loss, telecommunications failures, fires, floods, earthquakes, hurricanes, tornadoes or similar events, we could experience disruption in our ability to offer our solutions or we could be required to retain the services of replacement providers, which could increase our operating costs and harm our business and reputation.

Any errors, defects, disruptions or other performance problems with our solutions could harm our reputation and may damage our clients’ businesses. Interruptions in our ability to offer our solutions would likely reduce our revenue, could cause our clients to cease using our solutions and could adversely affect our retention rates. In addition, some of our client agreements require us to issue credits for downtime in excess of certain targets, and in some instances give our clients the ability to terminate the agreements. Our business and results of operations would be harmed if our current and potential clients believe our solutions are unreliable.

Unfavorable changes in evolving government regulation and taxation of the Internet and online communications and social commerce solutions could harm our business and results of operations.

The future success of our business depends upon the continued use of the Internet as a primary medium for communications and commerce. As the use of the Internet continues to evolve, increasing regulation by federal, state or foreign governments becomes more likely. Federal, state or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting data privacy, the solicitation, collection, processing or use of personal or consumer information, truth-in-advertising, consumer protection and the use of the Internet as a commercial medium and the market for social commerce solutions. There is also uncertainty as to how some existing laws governing issues such as sales taxes, libel and personal privacy apply to the Internet. In addition, government agencies or private organizations may begin to impose taxes, fees or other charges for accessing the Internet. Any new regulations or legislation or new interpretations of existing regulations or legislation restricting Internet commerce or communications or imposing greater fees for Internet use could result in a decline in the use of the Internet as a medium for commerce and communications, diminish the viability of Internet solutions generally, and reduce the demand for our solutions. Additionally, if we are required to comply with new regulations or legislation or new interpretations of existing regulations or legislation, this compliance could cause us to incur additional expenses, make it more difficult to conduct our business or require us to alter our business model. Any of these outcomes could have a material adverse effect on our business, financial condition or results of operations.

Public scrutiny of Internet privacy issues may result in increased regulation and different industry standards, which could require us to incur significant expenses in order to comply with such regulations or deter or prevent us from providing our products and solutions to clients, thereby harming our business.

As part of our business, we collect and store personal information. We expect our collection and storage of personal information to increase, primarily in connection with our efforts to expand our analytics and other data solutions. The regulatory framework for privacy issues worldwide is currently in flux and is likely to remain so for the foreseeable future. Practices regarding the collection, use, storage, transmission and security of personal information by companies operating over the Internet have recently come under increased public scrutiny. The U.S. government, including the Federal Trade Commission and the Department of Commerce, has announced that it is reviewing the need for greater regulation for the collection of information concerning consumer behavior on the Internet, including regulation aimed at restricting certain targeted advertising practices. We will also face additional privacy issues as we expand into other international markets, as many nations have privacy protections more stringent than those in the United States. For example, the European Union is in the process of proposing reforms to its existing data protection legal framework, which may result in a greater compliance burden for companies with users in Europe. Various government and consumer agencies have also called for new regulation and changes in industry practices.

We have incurred, and will continue to incur, expenses to comply with privacy and security standards and protocols imposed by law, regulation, industry standards or contractual obligations. Increased domestic or international regulation of data utilization and distribution practices, including self-regulation, could require us to modify our operations and incur significant expense, which could have an adverse effect on our business, financial condition and results of operations. Our business, including our ability to operate and expand internationally, could be adversely affected if legislation or regulations are adopted, interpreted, or implemented in a manner that is inconsistent with our current or planned business practices and that require changes to these practices, the design of our solutions or our privacy policy.

If our security measures are breached or unauthorized access to consumer data is otherwise obtained, our solutions may be perceived as not being secure, clients may curtail or stop using our solutions, and we may incur significant liabilities.

Our operations involve the storage and transmission of confidential information, and security breaches could expose us to a risk of loss of this information, litigation, indemnity obligations to our clients and other liability. If our security measures are breached as a result of third-party action, employee error, malfeasance or otherwise, and, as a result, someone obtains unauthorized access to client and consumer data, including personally identifiable information regarding consumers, our reputation will be damaged, our business may suffer and we could incur significant liability. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed and we could lose potential sales and existing clients.

We may be subject to claims that we violated intellectual property rights of others, which are extremely costly to defend and could require us to pay significant damages and limit our ability to operate.

Companies in the Internet and technology industries, and other patent, copyright and trademark holders, own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on claims of infringement or other violations of intellectual property rights. We have received in the past, and expect to receive in the future, notices that claim we or our clients using our solutions have misappropriated or misused other parties’ intellectual property rights. There may be intellectual property rights held by others, including issued or pending patents, copyrights and trademarks, that cover significant aspects of our technologies, content, branding or business methods. Any intellectual property claim against us or against our clients requiring us to indemnify our clients, regardless of merit, could be time-consuming and expensive to settle or litigate and could divert our management’s attention and other resources. These claims also could subject us to significant liability for damages and could result in our having to stop using technology, content, branding or business methods found to be in violation of another party’s rights. In addition, some of our commercial agreements require us to indemnify the other party for third-party intellectual property infringement claims, which could increase the cost to us of an adverse ruling in such an action. We might be required or may opt to seek a license for rights to intellectual property held by others, which may not be available on commercially reasonable terms, or at all. Even if a license is available, we could be required to pay significant royalties, which would increase our operating expenses. We may also be required to develop alternative non-infringing technology, content, branding or business methods, which could require significant effort and expense and make us less competitive. If we cannot license or develop technology, content, branding or business methods for any allegedly infringing aspect of our business, we may be unable to compete effectively. Any of these results could harm our operating results.

If we do not adequately protect our intellectual property, our ability to compete could be impaired.

If we are unable to protect our intellectual property, our competitors could use our intellectual property to market products and services similar to ours and our ability to compete effectively would be impaired. To protect our intellectual property we rely on a combination of copyright, trademark, patent and trade secret laws, contractual provisions and technical measures. These protections may not be adequate to prevent our competitors from copying or reverse-engineering our technology and services to create similar offerings. The scope of patent protection, if any, we may obtain from our patent applications is difficult to predict and, if issued, our patents may be found invalid, unenforceable or of insufficient scope to prevent competitors from offering similar services. Our competitors may independently develop technologies that are substantially equivalent or superior to our technology. To protect our trade secrets and other proprietary information, we require employees, consultants, advisors, subcontractors and collaborators to enter into confidentiality agreements, and we maintain policies and procedures to limit access to our trade secrets and proprietary information. These agreements and the other actions we take may not provide meaningful protection for our trade secrets, know-how or other proprietary information from unauthorized use, misappropriation or disclosure. Existing copyright and patent laws may not provide adequate or meaningful protection in the event competitors independently develop technology, products or services similar to our solutions. Even if such laws provide protection, we may have insufficient resources to take the legal actions necessary to protect our interests.

Upon discovery of potential infringement of our intellectual property, we promptly take action we deem appropriate to protect our rights. Even if we do detect violations and decide to enforce our intellectual property rights, litigation may be necessary to enforce our rights, and any enforcement efforts we undertake could be time-consuming and expensive, could divert our management’s attention and may result in a court determining that our intellectual property rights are unenforceable. A failure to protect our intellectual property in a cost-effective and meaningful manner could have a material adverse effect on our ability to compete.

As of July 31, 2011, we had no patents issued, five patent applications filed and two provisional patent applications filed. We cannot be certain that any patents will be issued with respect to our current or potential patent applications. Any future patents issued to us may be challenged, invalidated or circumvented, may not provide sufficiently broad protection or may not prove to be enforceable in actions against alleged infringers. Furthermore, effective patent, trademark, copyright and trade secret protection may not be available in every country in which our products are available over the Internet. In addition, the legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain and still evolving.

We face potential liability and expenses for legal claims based on online word of mouth that is enabled by our solutions. If we are required to pay damages or expenses in connection with these legal claims, our operating results and business may be harmed.

Our solutions enable our clients to collect and display user-generated content, in the form of online word of mouth, on their websites and other third-party websites. We are also involved in the syndication and moderation of such content. Consequently, in connection with the operation of our business, we face potential liability based on a variety of theories, including fraud, defamation, negligence, copyright or trademark infringement or other legal theories based on the nature and syndication or moderation of this information, and under various laws, including the Lanham Act and the Copyright Act. In addition, it is also possible that consumers could make claims against us for losses incurred in reliance upon information enabled by our solutions, syndicated or moderated by us and displayed on our clients’ websites or social networks. These claims, whether brought in the United States or abroad, could divert management time and attention away from our business and result in significant costs to investigate and defend, regardless of the merit of these claims. If we become subject to these or similar types of claims and are not successful in our defense, we may be forced to pay substantial damages. There is no guarantee that we will avoid future liability and potential expenses for legal claims based on the content of the materials that our solutions enable. Should the content enabled by our solutions violate the intellectual property rights of others or otherwise give rise to claims against us, we could be subject to substantial liability, which could have a negative impact on our business, revenue and financial condition.

Our use of open source and third-party technology could impose limitations on our ability to commercialize our solutions.

We use open source software in our solutions. Although we monitor our use of open source software closely, the terms of many open source licenses have not been interpreted by courts in or outside of the United States, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market our solutions. We also incorporate certain third-party technologies into our solutions and may desire to incorporate additional third-party technologies in the future. Licenses to new third-party technology may not be available to us on commercially reasonable terms, or at all. We could be required to seek licenses from third parties in order to continue offering our solutions, to re-engineer our technology or to discontinue offering our solutions in the event re-engineering cannot be accomplished on a timely basis, any of which could adversely affect our business, operating results and financial condition.

Undetected errors or defects in our solutions could result in the loss of revenue, delayed market acceptance of our products or services or claims against us.

Our solutions are complex and frequently upgraded and may contain undetected errors, defects, failures or viruses, especially when first introduced or when new versions or enhancements are released. Despite testing, our solutions, or third-party products that we incorporate into our solutions, may contain undetected errors, defects or viruses that could, among other things:

•	require us to make extensive changes to our solutions, which would increase our expenses;

•	expose us to claims for damages;

•	require us to incur additional technical support costs;

•	cause negative client or consumer reactions that could reduce future sales;

•	generate negative publicity regarding us and our solutions; or

•	result in clients electing not to renew their subscriptions for our solutions.

Any of these occurrences could have a material adverse effect upon our business, financial condition and results of operations.

We might require additional capital to support business growth, and this capital might not be available.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new solutions or enhance our existing solutions and platform, enhance our operating infrastructure and acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock, including shares of common stock sold in this offering. Any debt financing secured by us in the future would likely be senior to our common stock and could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited.

Our loan agreement contains operating and financial covenants that may restrict our business and financing activities.

On July 18, 2007, we entered into a loan and security agreement with a financial institution. As of July 31, 2011, we had no borrowings and a $1.8 million letter of credit issued under our loan agreement. Any borrowings, letters of credit and credit card services pursuant to our loan agreement are secured by substantially all of our assets, including our intellectual property. Our loan agreement restricts, among other things, our ability to:

•	create, incur or assume guarantees in respect of obligations of other persons and hedging arrangements or make payments with respect to additional indebtedness;

•	create, incur or assume liens and other encumbrances;

•	make or own loans, investments and acquisitions;

•	sell, lease, license or otherwise dispose of assets;

•	pay dividends or make distributions on, or purchase or redeem, our capital stock;

•	consolidate or merge with or into other entities;

•	undergo a change in control;

•	engage in new or different lines of business; or

•	enter into transactions with affiliates.

Our loan agreement also contains numerous affirmative covenants, including covenants regarding compliance with applicable laws and regulations, financial and other reporting, payment of taxes and other obligations, maintenance of insurance coverage, maintenance of bank and investment accounts with the financial institution and its affiliates, registration of intellectual property rights, and certain third-party consents and waivers. Furthermore, if we request an optional increase in the revolving line of credit under our loan agreement, our loan agreement requires us to maintain a minimum amount of cash in our accounts with the financial institution at all times. The operating and other restrictions and covenants in our loan agreement, and in any future financing arrangements that we may enter into, may restrict our ability to finance our operations, engage in certain business activities, or expand or fully pursue our business strategies, or otherwise limit our discretion to manage our business. Our ability to comply with these restrictions and covenants may be affected by events beyond our control, and we may not be able to meet those restrictions and covenants. A breach of any of these restrictions and covenants could result in a default under our loan agreement or any future financing arrangements, which could cause any outstanding indebtedness under our loan agreement or under any future financing arrangements to become immediately due and payable, and result in the termination of commitments to extend further credit.

If Internet search engines’ methodologies are modified, our Smart SEO capability could be harmed.

In connection with search engine optimization, or SEO, capabilities that we provide our clients, including our Smart SEO solution, we depend in part on various Internet search engines, such as Google and Bing, to direct a significant amount of traffic to our clients’ websites. Our ability to influence the number of visitors directed to our clients’ websites through search engines is not entirely within our control. For example, search engines frequently revise their algorithms in an attempt to optimize their search result listings. Recently, Google announced an algorithm change that affected nearly 12% of their U.S. query results. There cannot be any assurance as to whether these or any future changes that may be made by Google or any other search engines might impact our Smart SEO capability in the long term. Changes in the methodologies used by search engines to display results could cause our clients’ websites to receive less favorable placements, which could reduce the number of users who click to visit our clients’ websites from these search engines. Some of our clients’ websites have experienced fluctuations in search result rankings and we anticipate similar fluctuations in the future. Internet search engines could decide that content on our clients’ websites enabled by our solutions, including online word of mouth, is unacceptable or violates their corporate policies. Any reduction in the number of users directed to our clients’ websites could negatively affect our ability to earn revenue through our Smart SEO solution.

If we are unable to maintain our corporate culture as we grow, we could lose the passion, performance, innovation, openness, teamwork, respect and generosity that we believe contribute to our success and our business may be harmed.

We believe that a critical contributor to our success has been our corporate culture. As we grow and change, we may find it difficult to maintain the values that are fundamental to our corporate culture. Any failure to preserve our culture could negatively affect our ability to recruit and retain personnel and otherwise adversely affect our future success. We may face pressure to change our culture as we grow, particularly if we experience difficulties in attracting competent personnel who are willing to embrace our culture. However, we have no intention of succumbing to this pressure, which could make it even more difficult to attract necessary personnel.

Our revenue may be adversely affected if we are required to charge sales taxes in additional jurisdictions or other taxes for our solutions.

We collect or have imposed upon us sales or other taxes related to the solutions we sell in certain states and other jurisdictions. Additional states, countries or other jurisdictions may seek to impose sales or other tax collection obligations on us in the future, or states or jurisdictions in which we already pay tax may increase the amount of taxes we are required to pay. A successful assertion by any state, country or other jurisdiction in which we do business that we should be collecting sales or other taxes on the sale of our products and services could, among other things, create significant administrative burdens for us, result in substantial tax liabilities for past sales, discourage clients from purchasing solutions from us or otherwise substantially harm our business and results of operations.

If we undertake business combinations and acquisitions, they may be difficult to integrate, disrupt our business, dilute stockholder value or divert management’s attention.

Historically, we have not undertaken any business combinations or acquisitions. However, in the future, we may support our growth through acquisitions of complementary businesses, services or technologies. Future acquisitions involve risks, such as:

•	misjudgment with respect to the value, return on investment or strategic fit of any acquired operations or assets;

•	challenges associated with integrating acquired technologies, operations and cultures of acquired companies;

•	exposure to unforeseen liabilities;

•	diversion of management and other resources from day-to-day operations;

•	possible loss of key employees, clients, suppliers and partners;

•	higher than expected transaction costs;

•	potential loss of commercial relationships and customers based on their concerns regarding the acquired business or technologies; and

•	additional dilution to our existing stockholders if we use our common stock as consideration for such acquisitions.

As a result of these risks, we may not be able to achieve the expected benefits of any acquisition. If we are unsuccessful in completing or integrating acquisitions, we may be required to reevaluate our growth strategy and we may have incurred substantial expenses and devoted significant management time and resources in seeking to complete and integrate the acquisitions.

Future business combinations could involve the acquisition of significant intangible assets. We may need to record write-downs from future impairments of identified intangible assets and goodwill. These accounting charges would reduce any future reported earnings or increase a reported loss. In addition, we could use substantial portions of our available cash, including some or substantially all of the proceeds of this offering, to pay the purchase price for acquisitions. Subject to the provisions of our existing indebtedness, it is possible that we could incur additional debt or issue additional equity securities as consideration for these acquisitions, which could cause our stockholders to suffer significant dilution.

We may not be able to utilize a significant portion of our net operating loss or research tax credit carryforwards, which could adversely affect our operating results.

As of July 31, 2011, we had federal net operating loss carryforwards of $29.3 million due to prior period losses, which expire beginning in 2026. We also have federal research tax credit carryforwards of approximately $1.0 million that will begin to expire in 2026. Realization of these net operating loss and research tax credit carryforwards depends on many factors, including our future income. There is a risk that due to regulatory changes or unforeseen reasons our existing carryforwards could expire or otherwise be unavailable to offset future income tax liabilities, which would adversely affect our operating results. In addition, under Section 382/383 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes, such as research tax credits, to offset its post-change income may be limited. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards or other pre-change tax attributes to offset United States federal and state taxable income may be subject to limitations.

We are exposed to fluctuations in currency exchange rates.

We face exposure to adverse movements in currency exchange rates, which may cause our revenue and operating results to differ materially from expectations. A decline in the U.S. dollar relative to foreign currencies would increase our non-U.S. revenue, when translated into U.S. dollars. Conversely, if the U.S. dollar strengthens relative to foreign currencies, our revenue would be adversely affected. Our operating results could be negatively impacted depending on the amount of expense denominated in foreign currencies. As exchange rates vary, revenue, cost of revenue, operating expenses and other operating results, when translated, may differ materially from expectations. In addition, our revenue and operating results are subject to fluctuation if our mix of U.S. and foreign currency denominated transactions and expenses changes in the future. Even if we were to implement hedging strategies to mitigate foreign currency risk, these strategies might not eliminate our exposure to foreign exchange rate fluctuations and would involve costs and risks of their own, such as ongoing management time and expertise, external costs to implement the strategies and potential accounting implications.

If we experience material weaknesses in the future, as we have in the past, or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately report our financial condition or results of operations which may adversely affect investor confidence in us and, as a result, the value of our common stock.

As a result of becoming a public company, we will be required, under Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting beginning with the filing of our Annual Report on Form 10-K for fiscal year 2013. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual and interim financial statements will not be prevented or detected on a timely basis.

We are in the early stages of further enhancing the computer systems processes and related documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. If we are unable to conclude that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which would likely cause the price of our common stock to decline.

We have in the past identified a material weakness in our internal control over financial reporting, and although we have remediated the material weakness identified, we cannot assure you that there will not be material weaknesses in our internal controls in the future. Prior to fiscal year 2010, our independent accounting firm was not registered by the Public Company Accounting Oversight Board, or PCAOB. In fiscal year 2010, we appointed a PCAOB registered independent accounting firm. In connection with our fiscal year 2008 and fiscal year 2009 audits following this appointment, we and our independent registered public accounting firm identified one material weakness in our internal control over financial reporting. For fiscal year 2008 and fiscal year 2009, we did not maintain a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of generally accepted accounting principles commensurate with our financial reporting requirements. Specifically, we lacked sufficient finance and accounting staff with adequate depth and skill in the application of generally accepted accounting principles with respect to the accounting for revenue recognition and internal-use software. This control deficiency resulted in material errors, requiring the restatement of our financial results for our fiscal years ended April 30, 2008 and 2009.

Since the periods with respect to which this material weakness was identified, we have taken steps to address the material weakness disclosed in the preceding paragraph, including hiring a new chief financial officer, corporate controller and other appropriately qualified accounting personnel, forming an audit committee and implementing additional financial accounting controls and procedures. As a result of these actions, we believe that this material weakness has been remediated and our consolidated financial statements and related notes included elsewhere in this prospectus reflect the correct application of accounting guidance in accordance with GAAP. However, we have not completed the necessary documentation and testing procedures under Section 404 of the Sarbanes-Oxley Act and cannot assure you that we will be able to implement and maintain an effective internal control over financial reporting in the future. Any failure to maintain such controls could severely inhibit our ability to accurately report our financial condition or results of operations.

Risks Related to This Offering and Ownership of Our Common Stock

Our securities have no prior market, and our common stock could trade at prices below the initial public offering price.

There has not been a public trading market for shares of our common stock prior to this offering. Although we will apply to have our common stock quoted on the Nasdaq Global Select Market or the New York Stock Exchange, an active trading market may not develop or be sustained after this offering. The initial public offering price for the shares of common stock sold in this offering will be determined by negotiations between us and representatives of the underwriters. This price may be higher than the trading price of our common stock after this offering. As a result, you could lose all or part of your investment.

Our stock price may be volatile, and you may be unable to sell your shares at or above the offering price.

The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to, among other things, the risk factors described in this section of this prospectus, and other factors beyond our control. Factors affecting the trading price of our common stock will include:

•	variations in our operating results and operating results of similar companies;

•	changes in the estimates of our operating results or changes in recommendations by any securities analysts that elect to follow our common stock;

•	announcements of technological innovations, new products, services or service enhancements, strategic alliances or agreements by us or by our competitors;

•	marketing and advertising initiatives by us or our competitors;

•	threatened or actual litigation;

•	changes in our management;

•	recruitment or departures of key personnel;

•	conditions in the market for social commerce solutions, the industries in which our clients operate and the economy as a whole;

•	the overall performance of the equity markets;

•	sales of shares of our common stock by existing stockholders; and

•	adoption or modification of regulations, policies, procedures or programs applicable to our business.

Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations and general economic, political and market conditions, such as recessions, changes in U.S. credit ratings, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly following this offering. Each of these factors, among others, could harm the value of your investment in our common stock.

In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us, regardless of the merits or outcome, could result in substantial costs and divert our management’s attention from other business concerns, which could materially harm our business.

If securities analysts do not publish research or publish negative research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities analysts. If no or few securities analysts commence coverage of our company, the trading price for our stock would be negatively impacted. In the event we obtain securities analyst coverage, if one or more of the analysts who cover us downgrade our stock or publish negative research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our stock or fail to publish reports on us regularly, we could lose visibility in the market for our stock and demand for our stock could decrease, which could cause our stock price or trading volume to decline.

The concentration of our capital stock ownership with insiders upon the completion of this offering will likely limit your ability to influence corporate matters.

We anticipate that our executive officers, directors, beneficial owners of 5.0% or more of our outstanding shares of common stock and affiliated entities will together beneficially own approximately             % of our common stock outstanding after this offering. As a result, these stockholders, acting together, may be able to control our management and affairs and matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as mergers, consolidations or the sale of substantially all of our assets. Consequently, this concentration of ownership could limit your ability to influence corporate matters and may have the effect of delaying or preventing a change of control, including a merger, consolidation or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if such a change of control would benefit our other stockholders. This significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders.

Our stock price could decline due to the large number of outstanding shares of our common stock eligible for future sale.

The price of our common stock could decline if there are substantial sales of our common stock in the public stock market after this offering. After this offering, we will have an aggregate of              outstanding shares of common stock, based on the number of shares outstanding as of July 31, 2011. The shares sold in this offering, including any shares sold pursuant to the underwriters’ option to purchase additional shares, may be resold in the public market immediately following this offering. The remaining              shares, or approximately     % of our outstanding shares after this offering, will be able to be sold in the public market as set forth below:

Number of shares and percentage of total outstanding	Date available for sale into public market
shares, or %	Immediately after this offering.

shares, or %	Between 90 and 180 days after the date of this prospectus.

shares, or %	At various times beginning more than 180 days after the date of this prospectus, subject to extension under certain circumstances and subject in some cases to volume and other restrictions of Rule 144 and Rule 701 under the Securities Act of 1933, as amended, or the Securities Act.

We and all of our directors and officers, as well the other holders of substantially all shares of our common stock outstanding immediately prior to this offering, have entered into lock-up agreements. The lock-up agreements expire 180 days after the date of this prospectus, in each case subject to a potential extension of up to 34 days under certain circumstances. The underwriters may, in their sole discretion and without notice, release all or any portion of the shares from the restrictions of any lock-up agreements described above. In addition, these lock-up agreements are subject to the exceptions described in the section of this prospectus titled “Underwriters.”

After this offering and the expiration of the lock-up period, the holders of an aggregate of              shares of our common stock not sold in this offering will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders.

We also intend to register the issuance of all shares of common stock that we have issued and may issue under our option plans. Once we register the issuance of these shares, they can be freely sold in the public market upon issuance.

Also, in the future, we may issue securities in connection with investments and acquisitions. The amount of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then outstanding stock. Due to these factors, sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

Because our initial public offering price is substantially higher than the pro forma net tangible book value per share of our outstanding common stock, new investors will incur immediate and substantial dilution.

The initial public offering price will be substantially higher than the pro forma net tangible book value per share of common stock based on our total tangible assets, which is our total assets less capitalized internal-use software development costs, reduced by the amount of our total liabilities immediately following this offering. Therefore, if you purchase common stock in this offering, you will experience immediate and substantial dilution of approximately $             per share in pro forma net tangible book value, the difference between the price you pay for our common stock and its pro forma net tangible book value per share after completion of this offering. Furthermore, investors purchasing common stock in this offering will own only approximately     % of our shares outstanding, even though they will have contributed     % of the total consideration received by us in connection with our sales of common stock. As of July 31, 2011, options to purchase 11,181,782 shares of our common stock at a weighted average exercise price of approximately $3.28 per share were outstanding. After this offering, we will have an aggregate of              shares of common stock authorized but unissued and not reserved for issuance under our stock option plans or otherwise. We intend to continue to actively pursue strategic acquisitions. We may pay for such acquisitions, partly or in full, through the issuance of additional equity. Following the completion of this offering, we may issue              shares of our common stock without any action or approval by our stockholders. Any issuance of shares in connection with our acquisitions, the exercise of stock options or otherwise would dilute the percentage ownership held by the investors who purchase our shares in this offering.

Our management has broad discretion in the use of the net proceeds from this offering and may not use the net proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering. We cannot specify with certainty the uses to which we will apply the net proceeds we will receive from this offering. The failure by our management to apply these funds effectively could adversely affect our ability to continue to maintain and expand our business.

We do not anticipate paying any dividends on our common stock.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. If we do not pay cash dividends, you could receive a return on your investment in our common stock only if the market price of our common stock has increased when you sell your shares. In addition, the terms of our loan and security agreement currently restrict our ability to pay dividends.

We will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our operating results.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, and greater expenditures may be necessary in the future with the advent of new laws, regulations and stock exchange listing requirements pertaining to public companies. The Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act of 2010, as well as rules subsequently implemented by the Securities and Exchange Commission, The NASDAQ Stock Market LLC and the New York Stock Exchange, impose various requirements on public companies, including establishing effective internal controls and certain corporate governance practices. Our management and other personnel have begun to devote a substantial amount of time to these compliance initiatives, and additional laws and regulations may divert further management resources. Moreover, if we are not able to comply with the requirements of new compliance initiatives in a timely manner, the market price of our stock could decline, and we could be subject to investigations and other actions by the Securities and Exchange Commission, The NASDAQ Stock Market LLC and the New York Stock Exchange, or other regulatory authorities, which would require additional financial and management resources.

Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.

Our amended and restated certificate of incorporation and our amended and restated bylaws, to be effective upon the completion of this offering, will contain provisions that could delay or prevent a change in control of our company. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. These provisions include:

•	creating a classified board of directors whose members serve staggered three-year terms;

•	not providing for cumulative voting in the election of directors;

•	authorizing our board of directors to issue, without stockholder approval, preferred stock with rights senior to those of our common stock;

•	prohibiting stockholder action by written consent; and

•	requiring advance notification of stockholder nominations and proposals.

These and other provisions to be included in our amended and restated certificate of incorporation and our amended and restated bylaws, to be effective upon the completion of this offering, and under Delaware law could discourage potential takeover attempts, reduce the price that investors might be willing to pay in the future for shares of our common stock and result in the market price of our common stock being lower than it would be without these provisions. See the sections of this prospectus titled “Description of Capital Stock—Preferred Stock” and “Description of Capital Stock—Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus, including the sections of this prospectus titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements. We may, in some cases, use words such as “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “potentially,” “will” or “may,” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this prospectus include, but are not limited to, statements about:

•	our expectations regarding our revenue, expenses, sales and operations;

•	anticipated trends, developments and challenges in our business and the markets in which we operate;

•	our ability to compete in our markets and innovation by our competitors;

•	our ability to attract and retain clients;

•	our ability to anticipate market needs or develop new or enhanced solutions to meet those needs;

•	our ability to manage growth;

•	our ability to establish and maintain intellectual property rights;

•	our ability to manage expansion into international markets and new vertical industries;

•	our ability to retain and attract key personnel;

•	our expectations regarding the use of proceeds from this offering;

•	our ability to successfully identify, manage and integrate potential acquisitions; and

•	our anticipated cash needs and our estimates regarding our capital requirements and our need for additional financing.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements. A number of important factors could cause actual results to differ materially from the results anticipated by these forward-looking statements, which statements apply only as of the date of this prospectus. These important factors include those that we discuss in the section of this prospectus titled “Risk Factors” and elsewhere. You should read these factors and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

This prospectus contains estimates and other information concerning the industries in which we operate, including market size and growth rates, which are based on publications, surveys and forecasts, including those generated by Cisco Systems, Inc., eMarketer, Inc., ESOMAR B.V., Forrester Research, Inc., Fortune, Interbrand, Internet Retailer, MAGNAGLOBAL, comScore, Inc., Shop.org, PJL Digital (d/b/a Social Shopping Labs), The CMO Club (operated by C Level Club, LLC) and The Nielsen Company, as well as internal research. We commissioned the survey of Chief Marketing Officers conducted by The CMO Club (operated by C Level Club, LLC) referenced on page 75 of this prospectus and contributed to its preparation. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to variety of factors, including those described in the section of this prospectus titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications, surveys and forecasts.

USE OF PROCEEDS

We estimate that the net proceeds from our sale of              shares of common stock in this offering at an assumed initial public offering price of $             per share, the midpoint of the price range set forth on the front cover of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses, will be approximately $             million. A $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) the net proceeds to us from this offering by $             million, assuming the number of shares offered by us, as set forth on the front cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

The principal purposes of this offering are to create a public market for our common stock, obtain additional capital, facilitate our future access to the public equity markets, increase awareness of our company among potential clients and improve our competitive position.

We do not have current specific plans for the use of the net proceeds from this offering. However, we generally intend to use the balance of the net proceeds from this offering for working capital and other general corporate purposes. We also may use a portion of the net proceeds to acquire or license, or invest in, products, services, technologies or other businesses. The amount and timing of these expenditures will vary depending on a number of factors, including competitive and technological developments and the rate of growth, if any, of our business.

Pending their use, we plan to invest our net proceeds from this offering in short-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government. Our management will have broad discretion in the application of the net proceeds from this offering to us, and investors will be relying on the judgment of our management regarding the application of the proceeds.

DIVIDEND POLICY

We have never declared or paid dividends on our capital stock. We do not expect to pay dividends on our common stock for the foreseeable future. Instead, we anticipate that all of our earnings will be used for the operation and growth of our business. Any future determination to declare cash dividends would be subject to the discretion of our board of directors and would depend upon various factors, including our results of operations, financial condition and liquidity requirements, restrictions that may be imposed by applicable law and our contracts and other factors deemed relevant by our board of directors. In addition, the terms of our loan and security agreement currently restrict our ability to pay dividends.

CAPITALIZATION

The following table sets forth our capitalization as of July 31, 2011 on:

•	an actual basis;

•	a pro forma basis, assuming the conversion of all of our outstanding shares of preferred stock into 27,897,031 shares of common stock;

•

a pro forma as-adjusted basis, assuming (i) the conversion of all of our outstanding shares of preferred stock into 27,897,031 shares of common stock and (ii) reflecting our receipt of the net proceeds from our sale of             shares of common stock by us in this offering assuming an initial public offering price of $             per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us.

You should read this table together with the sections of this prospectus titled “Selected Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of July 31, 2011
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(in thousands, except share data)
		(unaudited)
Redeemable convertible preferred stock, $0.0001 par value; 27,897,031 shares authorized, 27,897,031 shares issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	$23,646	$—		$—
Stockholders’ equity (deficit):
Undesignated preferred stock, $0.0001 par value; no shares authorized, issued and outstanding, actual; 10,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—	—		—
Common stock, $0.0001 par value; 60,500,000 shares authorized, 19,614,605 shares issued and 19,364,605 shares outstanding, actual; 150,000,000 shares authorized, pro forma and pro forma as adjusted; 47,511,636 shares issued and 47,261,636 shares outstanding, pro forma; shares issued and shares outstanding, pro forma as adjusted	2	5
Treasury stock, at cost; 250,000 shares outstanding, actual, pro forma and pro forma as adjusted	—	—
Additional paid-in capital	14,639	38,282
Accumulated other comprehensive income	38	38
Accumulated deficit	(46,364)	(46,364)

Total stockholders’ equity (deficit)	(31,685)	(8,039)

Total capitalization	$(8,039)	$(8,039)	$

(1)	Each $1.00 increase or decrease in the assumed initial public offering price of $ per share would increase or decrease, as applicable, the amount of additional paid-in capital, total stockholders’ equity and total capitalization by approximately $ million, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions payable by us.

If the underwriters’ option to purchase additional shares were exercised in full, pro forma as adjusted common stock; additional paid-in-capital; stockholders’ equity; total capitalization and shares of common stock issued and outstanding as of July 31, 2011 would be $             million; $             million; $             million; $             million and            , respectively.

The number of shares of common stock outstanding set forth in the table is based on 47,261,636 shares outstanding as of July 31, 2011 and excludes:

•	11,181,782 shares of common stock issuable upon exercise of options outstanding as of July 31, 2011 at a weighted average exercise price of $3.28 per share;

•

             shares of common stock reserved for future issuance under our 2011 Equity Incentive Plan adopted in July 2011, as more fully described in the section of this prospectus titled “Executive Compensation—Stock Incentive Plans;” and

•

             shares of common stock reserved for future issuance under our 2011 Employee Stock Purchase Plan adopted in July 2011, as more fully described in the section of this prospectus titled “Executive Compensation—Stock Incentive Plans.”

DILUTION

As of July 31, 2011, our net tangible book value, which we have defined as our total tangible assets, less total liabilities, was $(10.2) million, or $(0.53) per share of common stock. We define our total tangible assets as our total assets less capitalized internal-use software development costs. Pro forma net tangible book value per share represents the amount of our net tangible book value divided by the total number of shares of common stock outstanding, including shares of common stock issued upon the conversion of all outstanding shares of our preferred stock upon the completion of this offering. Dilution in pro forma net tangible book value per share to new investors in this offering represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma as adjusted net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of the             shares of common stock offered by us in this offering assuming an initial public offering price of $             per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of July 31, 2011 would have been $             million, or $             per share of common stock. This represents an immediate increase in pro forma net tangible book value of $             per share to existing stockholders and an immediate dilution of $             per share to new investors in our common stock. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of July 31, 2011, before giving effect to this offering	$(0.22)
Increase in pro forma net tangible book value per share attributable to new investors

Pro forma as adjusted net tangible book value per share after giving effect to this offering

Dilution per share to new investors in this offering		$

A $1.00 increase or decrease in the assumed initial public offering price of $             would increase or decrease, respectively, our pro forma as adjusted net tangible book value per share after this offering by $             per share and the dilution in pro forma as adjusted net tangible book value to new investors by $             per share, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same. Similarly, each increase or decrease of             shares in the number of common stock offered by us would increase or decrease, respectively, our pro forma as adjusted net tangible book value per share by $             per share and the dilution in pro forma as adjusted net tangible book value to new investors by $             per share, assuming the assumed initial public offering price remains the same.

If the underwriters exercise their option to purchase additional shares of our common stock in full in this offering, the pro forma as adjusted net tangible book value per share after giving effect to this offering would be $             per share, and the dilution in pro forma net tangible book value per share to investors in this offering would be $             per share.

The following table summarizes, on a pro forma as adjusted basis as of July 31, 2011 and after giving effect to this offering, based on an assumed initial public offering price of $             per share, the differences between existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid before deducting estimated underwriting discounts and commissions.

	Shares Purchased			Total Consideration				Average Price Per Share
	Number	Percent		Amount		Percent
	(in thousands, except share data and percentages)
Existing stockholders	47,261,636		%		$27,783		%	$0.59
New investors

Total		100.0%		$		100.0%

A $1.00 increase or decrease in the assumed initial public offering price of $             per share would increase or decrease, respectively, total consideration paid by new investors and total consideration paid by all stockholders by approximately $             million before deducting estimated underwriting discounts and commissions, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. Similarly, each increase or decrease of              shares in the number of common stock offered by us would increase or decrease, respectively, total consideration paid by new investors and total consideration paid by all stockholders by approximately $             million before deducting estimated underwriting discounts and commissions, assuming the assumed initial public offering price remains the same.

Sales by the selling stockholders in this offering will cause the number of shares held by existing stockholders to be reduced to              shares, or     % of the total number of shares of our common stock outstanding after this offering, and will increase the number of shares held by new investors to              shares, or     % of the total number of shares outstanding after this offering. If the underwriters exercise their option to purchase additional shares of our common stock in full in this offering, sales by the selling stockholders in this offering will cause the number of shares held by existing stockholders to be reduced to              shares, or     % of the total number of shares of our common stock outstanding after this offering, and will increase the number of shares held by new investors to              shares, or     % of the total number of shares outstanding after this offering.

The number of shares of common stock to be outstanding after this offering is based on 47,261,636 shares outstanding as of July 31, 2011 and excludes:

•	11,181,782 shares of common stock issuable upon exercise of options outstanding as of July 31, 2011 at a weighted average exercise price of $3.28 per share;

•

             shares of common stock reserved for future issuance under our 2011 Equity Incentive Plan adopted in July 2011, as more fully described in the section of this prospectus titled “Executive Compensation—Stock Incentive Plans;” and

•

             shares of common stock reserved for future issuance under our 2011 Employee Stock Purchase Plan adopted in July 2011, as more fully described in the section of this prospectus titled “Executive Compensation—Stock Incentive Plans.”

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

You should read the following selected historical consolidated financial data below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, related notes and other financial information included in this prospectus.

The consolidated statements of operations data for the fiscal years ended April 30, 2009, 2010, and 2011 and the consolidated balance sheet data as of April 30, 2010 and 2011 are derived from our audited consolidated financial statements included in this prospectus. The consolidated statements of operations data for the three months ended July 31, 2010 and 2011 and the consolidated balance sheet data as of July 31, 2011 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The consolidated statements of operations data for the fiscal years ended April 30, 2007 and 2008 and the consolidated balance sheet data as of April 30, 2007, 2008 and 2009 are derived from our audited consolidated financial statements not included in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future.

	Year Ended April 30,					Three Months Ended July 31,
	2007	2008	2009	2010	2011	2010	2011
						(unaudited)
Consolidated Statements of Operations Data:	(in thousands, except per share data)
Revenue	$2,952	$10,108	$22,472	$38,648	$64,482	$12.952	$22,088
Cost of revenue(1)	1,252	4,136	8,307	15,191	25,615	5,232	7,797

Gross profit	1,700	5,972	14,165	23,457	38,867	7,720	14,291

Operating expenses:
Sales and marketing(1)	1,861	5,876	11,260	17,803	34,568	7,797	11,192
Research and development(1)	1,480	1,773	3,444	5,828	10,847	2,406	3,343
General and administrative(1)	875	2,135	4,442	7,651	13,156	2,944	5,099

Total operating expenses	4,216	9,784	19,146	31,282	58,571	13,147	19,634

Operating loss	(2,516)	(3,812)	(4,981)	(7,825)	(19,704)	(5,427)	(5,343)

Total other income (expense), net	112	177	98	56	208	(55)	(84)

Net loss before income taxes	(2,404)	(3,635)	(4,883)	(7,769)	(19,496)	(5,482)	(5,427)
Income tax expense	—	—	125	205	561	136	109

Net loss	$(2,404)	$(3,635)	$(5,008)	$(7,974)	$(20,057)	$(5,618)	$(5,536)
Less accretion of redeemable convertible preferred stock	(31)	(34)	(42)	(43)	(46)	(11)	(13)

Net loss applicable to common stockholders	$(2,435)	$(3,669)	$(5,050)	$(8,017)	$(20,103)	$(5,629)	$(5,549)

Net loss per share applicable to common stockholders:
Basic and diluted	$(0.16)	$(0.24)	$(0.32)	$(0.48)	$(1.13)	$(0.32)	$(0.29)

Basic and diluted weighted average number of shares	15,234	15,540	15,854	16,637	17,790	17,422	18,817

Pro forma basic and diluted loss per share (unaudited)(2)					$(0.44)		$(0.12)

Pro forma weighted average number of shares (unaudited)(2)					45,687		46,714

Other Financial Data:
Adjusted EBITDA(3)	$(2,456)	$(3,400)	$(3,340)	$(4,211)	$(13,317)	$(3,975)	$(3,314)

(1)	Includes stock-based compensation expense as follows (in thousands):

	Year Ended April 30,					Three Months Ended July 31,
	2007	2008	2009	2010	2011	2010	2011
						(unaudited)
	(in thousands)
Cost of revenue	$—	$57	$319	$604	$978	$252	$323
Sales and marketing	8	126	469	924	1,122	254	402
Research and development	4	34	258	469	731	183	204
General and administrative	2	51	281	636	1,850	376	629

	$14	$268	$1,327	$2,633	$4,681	$1,065	$1,558

(2)	Pro forma basic and diluted loss per share has been calculated assuming the conversion of all outstanding shares of our preferred stock into 27,897,031 shares of our common stock as of the first day of the beginning of the period.

(3)	We define Adjusted EBITDA as net loss adjusted for stock-based compensation expense, adjusted depreciation and amortization (which excludes amortization of capitalized internal-use software development costs), income tax expense and other (income) expense, net. Adjusted EBITDA is a financial measure that is not calculated in accordance with U.S. generally accepted accounting principles, or GAAP.

Adjusted EBITDA should not be considered as an alternative to net loss, operating loss or any other measure of financial performance calculated and presented in accordance with GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of other organizations because other organizations may not calculate Adjusted EBITDA in the same manner. We prepare Adjusted EBITDA to eliminate the impact of items that we do not consider indicative of our core operating performance. You are encouraged to evaluate these adjustments and the reason we consider them appropriate.

We believe Adjusted EBITDA is useful to investors in evaluating our operating performance for the following reasons:

•

Adjusted EBITDA is widely used by investors and securities analysts to measure a company’s operating performance without regard to items, such as stock-based compensation expense, adjusted depreciation and amortization, income tax expense and other income, net, that can vary substantially from company to company depending upon their financing, capital structures and the method by which assets were acquired;

•

Our management uses Adjusted EBITDA in conjunction with GAAP financial measures for planning purposes, including the preparation of our annual operating budget, as a measure of operating performance and the effectiveness of our business strategies and in communications with our board of directors concerning our financial performance;

•

Adjusted EBITDA provides consistency and comparability with our past financial performance, facilitates period-to-period comparisons of operations and also facilitates comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results; and

•	We anticipate that, after consummating this offering, our investor and analyst presentations will include Adjusted EBITDA as a supplemental measure to evaluate our overall operating performance.

We understand that, although Adjusted EBITDA is frequently used by investors and securities analysts in their evaluations of companies, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results of operations as reported under GAAP. These limitations include:

•

Adjusted depreciation and amortization are non-cash charges, and the assets being depreciated or amortized will often have to be replaced in the future; Adjusted EBITDA does not reflect any cash requirements for these replacements;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs or contractual commitments;

•	Adjusted EBITDA does not reflect cash requirements for income taxes and the cash impact of other income; and

•	Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

The following table presents a reconciliation of net loss, the most comparable GAAP measure, to Adjusted EBITDA for each of the periods indicated, in thousands.

	Year Ended April 30,					Three Months Ended July 31,
	2007	2008	2009	2010	2011	2010	2011
						(unaudited)
	(in thousands)
Net loss	$(2,404)	$(3,635)	$(5,008)	$(7,974)	$(20,057)	$(5,618)	$(5,536)
Stock-based compensation expense	14	268	1,327	2,633	4,681	1,065	1,558
Adjusted depreciation and amortization	46	144	314	981	1,706	387	471
Income tax expense	—	—	125	205	561	136	109
Total other (income) expense, net	(112)	(177)	(98)	(56)	(208)	55	84

Adjusted EBITDA	$(2,456)	$(3,400)	$(3,340)	$(4,211)	$(13,317)	$(3,975)	$(3,314)

	April 30,					July 31,
	2007	2008	2009	2010	2011	2011
						(unaudited)
Selected Consolidated Balance Sheet Data:	(in thousands)
Cash and cash equivalents	$2,226	$7,419	$6,388	$16,036	$15,050	$16,181
Total deferred revenue	1,866	3,631	8,277	17,104	32,160	33,629
Total current assets	3,448	9,808	19,390	25,581	31,095	33,597
Total current liabilities	1,970	5,022	10,452	22,777	38,539	43,935
Total assets	3,663	10,731	20,892	32,547	37,972	40,490
Total liabilities	2,292	5,439	11,275	24,943	43,589	48,529
Total non-current liabilities	322	417	823	2,166	5,050	4,594
Redeemable convertible preferred stock	5,246	12,533	20,486	23,587	23,633	23,646
Total stockholders’ deficit	(3,875)	(7,241)	(10,870)	(15,983)	(29,250)	(31,685)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the sections of this prospectus titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements and Industry Data.” All references herein to a fiscal year refer to the 12 months ended April 30 of such year, and references to the first, second, third and fourth fiscal quarters refer to the three months ended July 31, October 31, January 31 and April 30, respectively.

Overview

We are a leading provider of social commerce solutions that help our clients capture, display and analyze online word of mouth, including consumer-generated ratings and reviews, questions and answers, stories, recommendations, photographs, videos and other content about our clients’ brands, products or services. Bazaarvoice, which literally means “voice of the marketplace,” was founded on the premise that online word of mouth is critical to consumers and businesses because of its influence on purchasing decisions, both online and offline. We enable our clients to place consumers at the center of their business strategies by helping consumers generate and share sentiment, preferences and other content about brands, products or services. Through our technology platform, our clients leverage online word of mouth to increase sales, acquire new customers, improve marketing effectiveness, enhance consumer engagement across channels, increase success of new product launches, improve existing products and services, effectively scale customer support and decrease product returns.

We deliver our solutions entirely through a Software-as-a-Service, or SaaS, architecture that can be configured to meet each client’s specific needs. We sell our solutions through a direct sales team with our primary sales operations in Austin, Texas and London, United Kingdom. We also have direct sales teams in Australia, France, Germany, and Sweden. We offer our solutions primarily through subscription agreements and generally recognize revenue ratably over the related subscription period, which is typically one year.

Since inception, we have experienced rapid revenue growth, driven primarily by an increase in the number of active clients, which we define as clients that have implemented our solutions and from which we are currently recognizing revenue. In order to take advantage of our significant growth opportunity and to provide high levels of client service, we have also substantially expanded our number of full-time employees. We believe our growth is further illustrated by impressions served, which we define as single instances of online word of mouth delivered to an end user’s web browser. While this metric does not drive our pricing, it measures the reach of our network to a consumer audience. The following table summarizes these measures of our growth over fiscal years 2009, 2010 and 2011 and the three months ended July 31, 2010 and 2011:

	Year Ended April 30,			Three Months Ended July 31,
	2009	2010	2011	2010	2011
Growth Trends:
Revenue (in thousands)	$22,472	$38,648	$64,482	$12,952	$22,088
Number of active clients (period end)	229	377	587	431	659
Full-time employees (period end)	172	324	494	381	520
Impressions served (in thousands)	35,693,819	63,249,918	92,341,249	19,089,060	25,864,164

Our growth has been driven by our ability to provide effective solutions that help our clients achieve measurable results from online word of mouth. Our platform, which we launched in October 2005, provides a turnkey Ratings & Reviews solution, which was initially targeted for online retailers, enabling them to collect and display consumer reviews on their retail websites. As of July 31, 2011, a majority of our clients were online retailers.

Since the launch of our platform, we have expanded the features and functionality of our platform and solutions, enabling us to increase revenue from existing clients while attracting significant numbers of new clients in online retail and other industries, including manufacturing clients that sell their products and services through our online retail clients. Significant additions to our platform include our Ask & Answer solution released in May 2007, our Stories solution released in July 2008, our amplification suite released in January 2010 that incorporates the BrandVoice and BrandAnswers network amplification features and our SocialConnect product suite released in June 2010 that provides a platform for our clients to connect with consumers across social networks. Ratings & Reviews, the core solution in our platform, is used by virtually all of our clients. We are the leading provider of customer reviews and forums to 27.6% of the 2011 Internet Retailer 500, more than every other vendor of a similar service, as of May 2011. We now have active clients in a variety of industries, including the retail, consumer products, travel and leisure, technology, telecommunications, financial services, healthcare and automotive industries. As of July 31, 2011, we had 659 active clients and 520 full-time employees servicing those clients.

A key element of our growth strategy is the continuous enhancement and expansion of our social commerce platform by developing and implementing new solutions, enhancing our software architecture to efficiently and cost-effectively develop and implement new solutions, adding new features and functionality and expanding the potential applications of our existing solutions. Through consistent innovation, we have increased both the number of active clients and the revenue we generate from our active clients over time. We plan to continue to enhance our software architecture and enhance and expand our solutions through increased investments in research and development and by pursuing strategic acquisitions of complementary businesses and technologies that will enable us to continue to drive growth in the future.

For fiscal years 2009, 2010 and 2011 and the three months ended July 31, 2011, our net loss was $(5.0) million, $(8.0) million, $(20.1) million and $(5.5) million, respectively, our Adjusted EBITDA was $(3.3) million, $(4.2) million, $(13.3) million and $(3.3) million, respectively, and our cash flow from operations was $0.2 million, $5.2 million, $(0.6) million and $0.5 million, respectively, which was largely driven by the growth in deferred revenue during this same period.

For further discussion regarding Adjusted EBITDA, see footnote (3) on page 39 to the table in the section of this prospectus titled “Selected Consolidated Financial and Other Data.”

Since our inception in May 2005, we have raised $23.6 million in funding through private placements of our preferred stock, the most recent of which was a $3.0 million private placement in February 2010, and $4.1 million in proceeds from the exercise of common stock options through July 31, 2011. Through July 31, 2011, despite having incurred accumulated net losses of $46.4 million, we had used only $11.5 million of total capital raised since inception, ending the period with cash and cash equivalents of $16.2 million and no outstanding indebtedness.

Business Model

Our business model focuses on maximizing the lifetime value of a client relationship. We make significant investments in acquiring new clients and believe that we will be able to achieve a favorable return on these investments by growing our relationships over time and ensuring that we have a high level of client retention. To provide an understanding of our client economics, we are providing an analysis of the clients we acquired in fiscal year 2008, which we will refer to as the 2008 Cohort. We selected the 2008 Cohort as a representative set of clients for this analysis because 2008 is the first year since our inception with a material number of clients and revenue. The 2008 Cohort is comprised of 124 clients acquired during fiscal year 2008 and represented 26.9% of our total company revenue for the most recent fiscal year ended April 30, 2011. For the month of April 2011, which was the last month of our most recent fiscal year, 93 of the 124 clients initially acquired in fiscal year 2008 were active clients, representing a 75.0% retention rate for the 2008 Cohort.

In connection with the acquisition of new clients, we incur and recognize significant upfront costs. These costs include sales and marketing costs associated with generating client agreements, such as sales commission expenses that are recognized fully in the period in which we execute a client contract. However, we recognize revenue ratably over the entire term of those contracts, which commences only when the client is able to begin using our solution. Although we expect each client to be profitable for us over the duration of our relationship, the costs we incur with respect to any client relationship may exceed revenue in earlier periods because we recognize those costs in advance of the recognition of revenue. As a result, an increase in the mix of new clients as a percentage of total clients will initially have a negative impact on our operating results. On the other hand, we expect that a decrease in the mix of new clients as a percentage of total clients will initially have a positive impact on our operating results. Additionally, many clients pay in advance of the recognition of revenue and, as a result, our cash flow from these clients may exceed the amount of revenue recognized for those clients in earlier periods of our relationship.

In fiscal year 2008, we recognized $10.1 million in revenue, of which $2.3 million related to the 2008 Cohort. During this same period, we incurred total sales and marketing costs of $5.9 million, of which we attributed $5.0 million to the 2008 Cohort using the estimates and assumptions described below. During fiscal year 2008, we collected $4.1 million in cash with respect to the 2008 Cohort.

In fiscal year 2011, we recognized $64.5 million in revenue, of which $17.4 million related to the 2008 Cohort. During this same period, we incurred total sales and marketing costs of $34.6 million, of which we attributed $3.9 million to the 2008 Cohort using the estimates and assumptions described below. During fiscal year 2011, we collected $18.1 million in cash with respect to the 2008 Cohort.

For purposes of this analysis, to attribute sales and marketing costs to the 2008 Cohort, we first excluded stock-based compensation, depreciation and amortization of $0.1 million and $1.5 million in 2008 and 2011, respectively. We then assumed that all marketing costs we incurred in fiscal year 2008, but no marketing costs we incurred in fiscal year 2011, were attributable to the 2008 Cohort, as we generally consider the marketing costs we incur in any fiscal year to be a cost of acquiring our new clients in that fiscal year. We then attributed to the 2008 Cohort a percentage of our sales costs in each fiscal year that was equal to the percentage of the total annualized contract value we sold to the 2008 Cohort in that fiscal year. We believe the estimates and assumptions we used to attribute these costs are reasonable, but the attributed costs could have varied significantly from the amounts disclosed above had we used different estimates and assumptions.

For purposes of this analysis, we have also measured our performance with respect to the 2008 Cohort based on the multiple of revenue recognized relative to the sales and marketing costs we incurred over the life of our client relationships from fiscal year 2008 through fiscal year 2011. For our 2008 Cohort, from fiscal year 2008 through fiscal year 2011, we have recognized $44.4 million in revenue and have attributed $13.2 million in sales and marketing costs based on the above estimates and assumptions, which equates to a multiple of 3.4.

We cannot assure you that we will experience similar financial outcomes from clients added in other years or in future periods. You should not rely on the allocated expenses or relationship of revenue to sales and marketing as being indicative of our current or future performance. Because we are still in the early stages of our development, we do not yet have enough operating history to measure the lifetime of our client relationships. Therefore, we cannot predict the average lifetime of a client relationship for the 2008 Cohort or for clients acquired in other fiscal years. We also cannot predict whether revenue for the 2008 Cohort will continue to grow at the rate of growth experienced through the end of fiscal year 2011 or whether the growth rate of other cohorts will be similar to that of the 2008 Cohort. Moreover, we cannot assure you that we will experience similar results in terms of the relationship between revenue and costs for clients acquired in other years or in future periods. We may not achieve profitability even if our revenue exceeds costs from our clients over time. We encourage you to read our consolidated financial statements that are included in this prospectus.

Key Business Metrics

In addition to macroeconomic trends affecting the demand for our solutions, management regularly reviews a number of key financial and operating metrics to evaluate our business, determine the allocation of our resources, make decisions regarding corporate strategies and evaluate forward-looking projections and trends affecting our business.

	Year Ended April 30,			Three Months Ended July 31,
	2009	2010	2011	2010	2011
				(unaudited)
	(in thousands, except number of clients and client retention)
Revenue	$22,472	$38,648	$64,482	$12,952	$22,088
Cash flow from operations	$173	$5,166	$(647)	$(728)	$515
Number of active clients (period end)	229	377	587	431	659
Revenue per active client(1)	$130.7	$131.6	$135.3	$33.0	$36.0
Active client retention rate(2)	84.4%	88.2%	89.4%	97.9%	97.6%
Revenue per employee(3)	$158.4	$167.5	$151.9	$36.7	$43.6

(1)	Calculated based on the average number of active clients for the period on a monthly basis.
(2)	For the years ended April 30, calculation is based on active client retention over a 12 month period. For the periods ended July 31, calculation is based on active client retention over a three month period.
(3)	Calculated based on the average number of employees (excluding content moderators) for the period on a quarterly basis.

Revenue

Revenue consists primarily of fees from the sale of subscriptions to our hosted social commerce solutions, and we generally recognize revenue ratably over the related subscription period, which is typically one year. We regularly review our revenue and revenue growth rate to measure our success. We believe that trends in revenue are important to understanding the overall health of our marketplace, and we use these trends in order to formulate financial projections and make strategic business decisions.

Cash Flow from Operations

Cash flow from operations is the cash that we generate through the normal course of business and is measured prior to the impact of investing or financing activities. Due to the fact that we incur a significant amount of upfront costs associated with the acquisition of new clients with revenue recognized over an extended period, we consider cash flows from operations to be a key measure of our true operating performance.

Number of Active Clients

We define an active client as an organization that has implemented one or more of our solutions and from which we are currently recognizing revenue, and we count organizations that are closely related as one client, even if they have signed separate contractual agreements with us for different brands or different solutions. We believe that our ability to increase our client base is a leading indicator of our ability to grow revenue. For more information about our clients, see the section of this prospectus titled “Business—Clients.”

Revenue per Active Client

Revenue per active client is calculated as revenue recognized during the period divided by the average number of active clients for the period. One of our key goals is to provide exceptional client service to drive client lifetime value. Our experience indicates that the better client service we provide, the more likely we are to increase our revenue per active client and retain clients. In addition, we seek to increase revenue per active client by selling our solutions to new brands within existing clients or selling additional solutions to existing clients. Indeed, many of our clients have multiple brands that have deployed our solutions. Increasing revenue per active client coupled with high client retention maximizes lifetime client value and, by extension, the value of our business. In the future, we may choose to enter new market segments, such as the small and medium size business segment, and our revenue per client may decline as a result. However, we would expect to develop solutions and operating models that are appropriately matched to the revenue for those new segments.

Active Client Retention Rate

Active client retention rate is calculated based on the number of active clients at period end that were also active clients at the start of the period divided by the number of active clients at the start of the period. As mentioned above, we believe that our ability to retain our clients and expand their use of our solutions over time is a leading indicator of the stability of our revenue base and the long-term value of our client relationships.

Revenue per Employee

Revenue per employee is calculated as revenue recognized during the period divided by the average number of full-time employees for the period, excluding content moderators. We believe revenue per employee is a leading indicator of our productivity and operating leverage, and we monitor revenue per employee as an indicator of our profitability because a significant portion of our cost of revenue and operating expenses are driven by our number of employees. The growth of our business is dependent on our ability to hire the talented people we require to effectively capitalize on our market opportunity and scale with rapid growth while maintaining a high level of client service. As a result, we expect revenue per employee to decrease in periods of investment when we add employees in advance of anticipated growth, particularly in periods when we are developing new markets or solutions. Our objective is to balance our investments in growth with return on investment over time and to consistently build operating leverage through productivity gains, thus increasing revenue per employee over time.

Key Components of Our Consolidated Statements of Operations

Revenue

We generate revenue principally from fixed commitment subscription contracts under which we provide clients with various services, including access to our hosted software platform. We sell these services under contractual agreements that are generally one year in length. Clients typically commit to fixed rate fees for the service term, payable in advance. Revenue from these agreements is recognized ratably over the period of service and any revenue that does not meet recognition criteria is recorded as deferred revenue on our balance sheet. We invoice clients on varying billing cycles, including annually, quarterly and monthly; therefore, our deferred revenue balance does not represent the total contract value of our non-cancelable subscription agreements. Fees payable under these agreements are due in full and non-refundable regardless of the actual use of the service and contain no general rights of return. We have a growing, diverse, global and balanced client base, and no single client accounted for more than 10.0% of our revenue in fiscal year 2011 or the three months ended July 31, 2011.

Cost of Revenue

Cost of revenue consists primarily of personnel costs and related expenses associated with employees and contractors who provide our subscription services. This includes the costs of our implementation team, which were $1.4 million, $4.3 million and $9.3 million in fiscal years 2009, 2010 and 2011 and $2.7 million and $3.0 million in the three months ended July 31, 2010 and 2011, respectively, along with our content moderation teams and other support services provided as part of the fixed commitment subscription contracts. Cost of revenue also includes professional fees, including third-party implementation support, travel-related expenses and an allocation of general overhead costs, including depreciation, facility and office-related expenses. Personnel costs include salaries, benefits, bonuses and stock-based compensation. We generally increase our capacity, particularly in the areas of implementation and support, ahead of the growth in revenue we expect those investments to drive, which can result in lower margins in the given investment period. For example, as a direct result of such investments in fiscal year 2010 and fiscal year 2011, we have seen gross profit percentages reduce from 63.0% in fiscal year 2009 to 60.3% in fiscal year 2011.

Cost of revenue also includes hosting costs and the amortization of capitalized development costs incurred in connection with our hosted software platform. The amortization associated with capitalized internal-use software development costs was $0.2 million, $0.4 million and $0.6 million for fiscal years 2009, 2010 and 2011 and $0.1 million and $0.2 million for the three months ended July 31, 2010 and 2011, respectively, and has not been material to our cost of revenue. We allocate general overhead expenses to all departments based on the number of employees in each department, which we consider to be a fair and representative means of allocation. As such, general overhead expenses, including depreciation and facilities costs, are reflected in our cost of revenue.

We intend to continue to invest additional resources in our client services teams and in the capacity of our hosting service infrastructure and, as we continue to invest in technology innovation through our research and development organization, we may also see an increase in the amortization expense associated with the capitalization of development costs incurred in connection with enhancing our software architecture and adding new features and functionality to our platform. The level and timing of investment in these areas could affect our cost of revenue, both in terms of absolute dollars and as a percentage of revenue in the future.

Operating Expenses

We classify our operating expenses into three categories: sales and marketing; research and development; and general and administrative. In each category, our operating expenses consist primarily of personnel costs, marketing program expenses, professional fees and travel-related expenses, as applicable. In addition, we allocate general overhead expenses to all departments based on the number of employees in each department, which we consider to be a fair and representative means of allocation and, as such, general overhead expenses, including depreciation and facilities costs, are reflected in each of our operating expense categories. Operating expenses grew from $19.1 million in fiscal year 2009 to $58.6 million in fiscal year 2011 and $19.6 million in the three months ended July 31, 2011 due primarily to the increase in our number of full-time employees from 172 at April 30, 2009 to 494 at April 30, 2011 and 520 at July 31, 2011.

Sales and marketing. Sales and marketing expenses consist primarily of personnel costs for our sales, marketing and business development employees and executives, including salaries, benefits, stock-based compensation expense, bonuses and commissions earned by our sales personnel. Also included are non-personnel costs such as professional fees, an allocation of our general overhead expenses and the costs of our marketing and brand awareness programs. Our marketing programs include our Social Commerce Summits in the United States and Europe, regional user groups, corporate communications, public relations and other brand building and product marketing expenses. We expense sales commissions when a client contract is executed because we believe our obligation to pay a sales commission arises at that time. We plan to continue investing in sales and marketing by increasing the number of direct sales personnel, expanding our domestic and international sales and marketing activities, building brand awareness and sponsoring additional marketing events, which we believe will enable us to add new clients and increase penetration within our existing client base. We expect that, in the future, sales and marketing expenses will increase and continue to be our largest operating cost.

Research and development. Research and development expenses consist primarily of personnel costs for our product development employees and executives, including salaries, benefits, stock-based compensation expense and bonuses. Also included are non-personnel costs such as professional fees payable to third-party development resources and an allocation of our general overhead expenses. The majority of our research and development efforts are focused on enhancing our software architecture and adding new features and functionality to our platform to address social and business trends as they evolve, and we anticipate increasing this focus on innovation through technology. We therefore expect that, in the future, research and development expenses will increase, as will the amount of development expenses capitalized in connection with our internal-use hosted software platform.

General and administrative. General and administrative expenses consist primarily of personnel costs, including salaries, benefits, stock-based compensation expense and bonuses for our administrative, legal, human resources, finance, accounting and information technology employees and executives. Also included are non-personnel costs, such as travel-related expenses, professional fees and other corporate expenses, along with an allocation of our general overhead expenses. We expect to incur incremental costs associated with supporting the growth of our business, both in terms of size and geographical diversity, and to meet the increased compliance requirements associated with our transition to and operation as a public company. Those costs include increases in our accounting and legal personnel, additional consulting, legal and audit fees, insurance costs, board of directors’ compensation and the costs of achieving and maintaining compliance with Section 404 of the Sarbanes-Oxley Act. As a result, we expect our general and administrative expenses to increase in absolute dollars in future periods but to decrease as a percentage of revenue over time.

Other Income (Expense)

Other income (expense) consists primarily of interest income and foreign exchange gains and losses. Interest income represents interest received on our cash and investments. We expect interest income to increase in periods subsequent to the completion of this offering as we anticipate an increase in our cash and cash equivalents balance from the proceeds. Foreign exchange gains and losses arise from revaluations of foreign currency denominated monetary assets and liabilities.

Income Tax Expense

As a result of our current net operating loss position in the United States, income tax expense consists primarily of corporate income taxes resulting from profits generated in foreign jurisdictions by wholly-owned subsidiaries, along with state income taxes payable in the United States. We expect our income tax expense to increase in the future, as our profits increase both in the United States and in foreign jurisdictions.

Results of Operations

The following tables set forth our results of operations for the specified periods. The period-to-period comparisons of results are not necessarily indicative of results for future periods.

	Year Ended April 30,			Three Months Ended July 31,
	2009	2010	2011	2010	2011
				(unaudited)
Consolidated Statements of Operations Data:	(in thousands)
Revenue	$22,472	$38,648	$64,482	$12,952	$22,088
Cost of revenue(1)	8,307	15,191	25,615	5,232	7,797

Gross profit	14,165	23,457	38,867	7,720	14,291

Operating expenses:
Sales and marketing(1)	11,260	17,803	34,568	7,797	11,192
Research and development(1)	3,444	5,828	10,847	2,406	3,343
General and administrative(1)	4,442	7,651	13,156	2,944	5,099

Total operating expenses	19,146	31,282	58,571	13,147	19,634

Operating loss	(4,981)	(7,825)	(19,704)	(5,427)	(5,343)
Total other income (expense), net	98	56	208	(55)	(84)

Net loss before income taxes	(4,883)	(7,769)	(19,496)	(5,482)	(5,427)
Income tax expense	125	205	561	136	109

Net loss	$(5,008)	$(7,974)	$(20,057)	$(5,618)	$(5,536)

Other Financial Data:
Adjusted EBITDA(2)	$(3,340)	$(4,211)	$(13,317)	$(3,975)	$(3,314)

(1)	Includes stock-based compensation expense as follows:

Cost of revenue	$319	$604	$978	$252	$323
Sales and marketing	469	924	1,122	254	402
Research and development	258	469	731	183	204
General and administrative	281	636	1,850	376	629

	$1,327	$2,633	$4,681	$1,065	$1,558

(2)	We define Adjusted EBITDA as net loss adjusted for stock-based compensation expense, adjusted depreciation and amortization (which excludes amortization of capitalized internal-use software development costs), income tax expense and other (income) expense, net. See footnote (3) on page 39 to the table in the section of this prospectus titled “Selected Consolidated Financial and Other Data” for a reconciliation of net loss to Adjusted EBITDA.

The following tables set forth our results of operations for the specified periods as a percentage of revenue. The period-to-period comparisons of results are not necessarily indicative of results for future periods.

	Year Ended April 30,			Three Months Ended July 31,
	2009	2010	2011	2010	2011
				(unaudited)
Consolidated Statements of Operations Data:
Revenue	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenue(1)	37.0	39.3	39.7	40.4	35.3

Gross profit	63.0	60.7	60.3	59.6	64.7

Operating expenses:
Sales and marketing(1)	50.1	46.1	53.6	60.2	50.7
Research and development(1)	15.3	15.1	16.8	18.6	15.1
General and administrative(1)	19.8	19.8	20.4	22.7	23.1

Total operating expenses	85.2	80.9	90.8	101.5	88.9

Operating loss	(22.2)	(20.2)	(30.6)	(41.9)	(24.2)
Total other income (expense), net	0.4	0.1	0.3	(0.4)	(0.4)

Net loss before income taxes	(21.7)	(20.1)	(30.2)	(42.3)	(24.6)
Income tax expense	0.6	0.5	0.9	1.1	0.5

Net loss	(22.3)%	(20.6)%	(31.1)%	(43.4)%	(25.1)%

Other Financial Data:
Adjusted EBITDA(2)	(14.9)%	(10.9)%	(20.7)%	(31.3)%	(15.0)%

(1)	Includes stock-based compensation expense as follows:

Cost of revenue	1.4%	1.6%	1.5%	1.9%	2.5%
Sales and marketing	2.1	2.4	1.7	2.0	1.8
Research and development	1.1	1.2	1.1	1.4	0.9
General and administrative	1.3	1.6	2.9	2.9	2.8

	5.9%	6.8%	7.3%	8.2%	7.1%

(2)	We define Adjusted EBITDA as net loss adjusted for stock-based compensation expense, adjusted depreciation and amortization (which excludes amortization of capitalized internal-use software development costs), income tax expense and other (income) expense, net. See footnote (3) on page 39 to the table in the section of this prospectus titled “Selected Consolidated Financial and Other Data” for a reconciliation of net loss to Adjusted EBITDA.

Comparison of the Three Months Ended July 31, 2010 and 2011

Revenue

	Three Months Ended July 31,
	2010	2011	% Change
	(dollars in thousands)
Revenue	$12,952	$22,088	70.5%

Our revenue increased by $9.1 million, or 70.5%, for the three months ended July 31, 2011 compared to the three months ended July 31, 2010. Of this increase, $5.5 million was generated from a 64.0% increase in the number of clients utilizing our platform during the period as we continued to increase the market penetration of our solutions. The remaining $3.6 million increase was generated from existing clients, primarily from a combination of strong client retention, which was 88.9% for the twelve months ended July 31, 2011, and from increasing revenue per active client (in thousands), which was $33.0 for the three months ended July 31, 2010 and $36.0 for the three months ended July 31, 2011.

Cost of Revenue and Gross Profit Percentage

	Three Months Ended July 31,
	2010	2011	% Change
	(dollars in thousands)
Cost of revenue	$5,232	$7,797	49.0%
Gross profit	7,720	14,291	85.1
Gross profit percentage	59.6%	64.7%

Cost of revenue increased $2.6 million, or 49.0%, for the three months ended July 31, 2011 compared to the three months ended July 31, 2010. This increase was primarily due to an increase in personnel-related expenses of $1.9 million as we increased the size of our client services team. We also experienced increases of $0.3 million in travel-related costs, $0.2 million in hosting costs and $0.1 million in facility- and office-related expenses compared to the three months ended July 31, 2010.

Operating Expenses

	Three Months Ended July 31,
	2010		2011
	Amount	% of Revenue	Amount	% of Revenue	% Change
	(dollars in thousands)
Sales and marketing	$7,797	60.2%	$11,192	50.7%	43.5%
Research and development	2,406	18.6	3,343	15.1	38.9
General and administrative	2,944	22.7	5,099	23.1	73.2

Total operating expenses	$13,147	101.5%	$19,634	88.9%	49.3%

Sales and marketing. Sales and marketing expenses increased $3.4 million, or 43.5%, for the three months ended July 31, 2011 compared to the three months ended July 31, 2010. This increase was primarily due to an increase in personnel-related expenses of $2.2 million, as we expanded our sales and marketing teams. We also experienced increases of $0.8 million in marketing expenses and $0.2 million in travel-related costs compared to the three months ended July 31, 2010.

Research and development. Research and development expenses increased $0.9 million, or 38.9%, for the three months ended July 31, 2011 compared to the three months ended July 31, 2010. This increase was due, almost entirely to an increase in personnel-related expenses of $0.9 million as we continued to expand our research and development team.

General and administrative. General and administrative expenses increased $2.2 million, or 73.2%, for the three months ended July 31, 2011 compared to the three months ended July 31, 2010. This increase was due to an increase in personnel related expenses of $0.8 million, as we continued to hire personnel who possess the necessary skills and training required to support the growth of our business and our plans to operate as a public company. The remaining increase was driven primarily by $1.1 million of professional fees, particularly in the areas of recruiting and accounting and audit-related services.

Other Income (Expense), Net

	Three Months Ended July 31,
	2010		2011
	Amount	% of Revenue	Amount	% of Revenue	% Change
	(dollars in thousands)
Interest income	$6	0.0%	$7	0.0%	16.7%
Other income (expense)	(61)	(0.5)	(91)	(0.4)	49.2

Total other income (expense) , net	$(55)	(0.5)%	$(84)	(0.4)%	52.7%

Interest income, which is not material to our operations, increased by a nominal amount for the three months ended July 31, 2011 compared to the three months ended July 31, 2010. Other expense increased for the period as a result of exchange movement on our foreign currency denominated monetary assets, primarily accounts receivable held in the United States.

Income Tax Expense

	Three Months Ended July 31,
	2010		2011
	Amount	% of Revenue	Amount	% of Revenue	% Change
	(dollars in thousands)
Income tax expense	$136	1.1%	$109	0.5%	(19.9)%

Income tax expense for the three months ended July 31, 2011 decreased slightly compared to the three months ended July 31, 2010 as a result of a nominal adjustment in forecasted results for the year and the impact of the full valuation allowance against U.S. deferred tax assets.

Comparison of Our Fiscal Years Ended April 30, 2010 and 2011

Revenue

	Year Ended April 30,
	2010	2011	% Change
	(dollars in thousands)
Revenue	$38,648	$64,482	66.8%

Our revenue increased by $25.8 million, or 66.8%, in fiscal year 2011 compared to fiscal year 2010. Of this increase, $11.3 million was generated from a 66.3% increase in the number of clients utilizing our platform as we continued to increase the market penetration of our solutions during the period. $14.5 million of the increase was generated from existing clients, primarily from a combination of strong client retention, which was 89.4% from 2010 to 2011, and, in the majority of cases, this resulted in a full year of revenue from clients who became active only part way through the previous year, and from increasing revenue per active client (in thousands), from $131.6 to $135.3, over the same period.

Cost of Revenue and Gross Profit Percentage

	Year Ended April 30,
	2010	2011	% Change
	(dollars in thousands)
Cost of revenue	$15,191	$25,615	68.6%
Gross profit	23,457	38,867	65.7
Gross profit percentage	60.7%	60.3%

Cost of revenue increased $10.4 million, or 68.6%, in fiscal year 2011 compared to fiscal year 2010. This increase was primarily due to an increase in personnel-related expenses of $6.2 million as we increased the size of our client services team. We also experienced increases of $1.0 million in facility- and office-related costs, $0.8 million in hosting costs, $0.7 million in travel-related expenses, $0.7 million of depreciation and amortization expense and $0.6 million in professional fees in fiscal year 2011 compared to fiscal year 2010, primarily as a result of the overall increase in the size of the support operations.

Operating Expenses

	Year Ended April 30,
	2010		2011
	Amount	% of Revenue	Amount	% of Revenue	% Change
	(dollars in thousands)
Sales and marketing	$17,803	46.1%	$34,568	53.6%	94.2%
Research and development	5,828	15.1	10,847	16.8	86.1
General and administrative	7,651	19.8	13,156	20.4	72.0

Total operating expenses	$31,282	80.9%	$58,571	90.8%	87.2%

Sales and marketing. Sales and marketing expenses increased $16.8 million, or 94.2%, in fiscal year 2011 compared to fiscal year 2010. This increase was primarily due to an increase in personnel-related expenses of $13.0 million, as we expanded our direct sales organization. We also experienced increases of $1.2 million in marketing expenses, $0.8 million in travel and entertainment, $0.7 million in facility- and office-related costs, $0.4 million in professional fees and $0.3 million in bad debt expense in fiscal year 2011 compared to fiscal year 2010.

Research and development. Research and development expenses increased $5.0 million, or 86.1%, in fiscal year 2011 compared to fiscal year 2010. This increase was due primarily to an increase in personnel-related expenses of $4.8 million as we continued to expand our research and development team.

General and administrative. General and administrative expenses increased $5.5 million, or 72.0%, in fiscal year 2011 compared to fiscal year 2010. This increase was due primarily to an increase in personnel related expenses of $4.4 million, as we continued to hire talented personnel who possess the necessary skills and training required to support the growth of our business and our plans to operate as a public company. The remaining increase was driven primarily by professional fees, particularly in the area of recruiting.

Other Income, Net

	Year Ended April 30,
	2010		2011
	Amount	% of Revenue	Amount	% of Revenue	% Change
	(dollars in thousands)
Interest income	$53	0.1%	$19	0.0%	(64.2)%
Other income (expense)	3	0.0	189	0.3	—

Total other income, net	$56	0.1%	$208	0.3%	271.4%

Interest income, which is not material to our operations, decreased by a nominal amount in fiscal year 2011 compared to fiscal year 2010 as a result of lower short-term interest rates. Other income increased by $0.2 million in fiscal year 2011 as a result of foreign exchange gains from our foreign currency denominated monetary assets, primarily accounts receivable held in the United States.

Income Tax Expense

	Year Ended April 30,
	2010		2011
	Amount	% of Revenue	Amount	% of Revenue	% Change
	(dollars in thousands)
Income tax expense	$205	0.5%	$561	0.9%	173.7%

Income tax expense in fiscal year 2011 increased by $0.4 million compared to fiscal year 2010 as a result of increased profits generated in foreign jurisdictions by our wholly owned subsidiaries. We expect our income tax expense to increase in the future as our profits increase and we utilize our federal net operating losses in the United States.

Comparison of Our Fiscal Years Ended April 30, 2009 and 2010

Revenue

	Year Ended April 30,
	2009	2010	% Change
	(dollars in thousands)
Revenue	$22,472	$38,648	72.0%

Revenue increased $16.2 million, or 72.0%, in fiscal year 2010 compared to fiscal year 2009. Of this increase, $7.3 million was generated from a 76.4% increase in the number of clients utilizing our platform as we increased the market penetration of our solutions during the period. Of the increase, $8.9 million was primarily generated from existing clients as a result of strong client retention, which was 88.2% from 2009 to 2010, and in the majority of cases, this resulted in a full year of revenue from clients who became active only part way through the previous year.

Cost of Revenue and Gross Profit Percentage

	Year Ended April 30,
	2009	2010	% Change
	(dollars in thousands)
Cost of revenue	$8,307	$15,191	82.9%
Gross profit	14,165	23,457	65.6%
Gross profit percentage	63.0%	60.7%

Cost of revenue increased $6.9 million, or 82.9%, in fiscal year 2010 compared to fiscal year 2009. This increase was due primarily to an increase in personnel-related expenses of $4.6 million. We also experienced increases of $1.2 million in professional fees, a majority of which was attributable to outsourced third-party implementation support, $0.4 million in facility- and office-related costs and $0.3 million in hosting services in fiscal year 2011 compared to fiscal year 2010.

Operating Expenses

	Year Ended April 30,
	2009		2010
	Amount	% of Revenue	Amount	% of Revenue	% Change
	(dollars in thousands)
Sales and marketing	$11,260	50.1%	$17,803	46.1%	58.1%
Research and development	3,444	15.3	5,828	15.1	69.2
General and administrative	4,442	19.8	7,651	19.8	72.2

Total Operating Expenses	$19,146	85.2%	$31,282	80.9%	63.4%

Sales and marketing. Sales and marketing expenses increased $6.5 million, or 58.1%, in fiscal year 2010 compared to fiscal year 2009. This increase was due primarily to an increase in personnel-related expenses of $4.6 million as we grew our sales organization. We also experienced increases of $0.7 million in travel-related expenses, $0.7 million in professional fees and $0.4 million in marketing expenses in fiscal year 2010 compared to fiscal year 2009.

Research and development. Research and development expenses increased $2.4 million, or 69.2%, in fiscal year 2010 compared to fiscal year 2009. This increase was due primarily to an increase in personnel-related expenses of $2.0 million as we expanded our research and development team to facilitate the growth of our business through innovation in technology.

General and administrative. General and administrative expenses increased $3.2 million, or 72.2%, in fiscal year 2010 compared to fiscal year 2009. This increase was due primarily to an increase in personnel-related expenses of $1.5 million as we hired personnel to keep pace with the growth of our business. We also experienced increases of $0.9 million in depreciation and amortization and $0.7 million in additional professional fees.

Other Income, Net

	Year Ended April 30,
	2009		2010
	Amount	% of Revenue	Amount	% of Revenue	% Change
	(dollars in thousands)
Interest income	$190	0.8%	$53	0.1%	(72.1)%
Other income (expense)	(92)	(0.4)	3	0.0	(103.3)

Total other income, net	$98	0.4%	$56	0.1%	(42.9)%

Other income, net decreased by a nominal amount in fiscal year 2010 as compared to fiscal year 2009 as a result of a decrease in interest income of $0.1 million due to lower short-term interest rates offset by foreign exchange gains of $0.1 million from foreign currency denominated monetary assets, which are primarily accounts receivable held in the United States.

Income Tax Expense

	Year Ended April 30,
	2009		2010
	Amount	% of Revenue	Amount	% of Revenue	% Change
	(dollars in thousands)
Income tax expense	$125	0.6%	$205	0.5%	64.0%

Income tax expense increased $0.1 million from fiscal year 2009 to fiscal year 2010, primarily as a result of an increase in profits generated in foreign jurisdictions by our wholly owned subsidiaries.

Quarterly Results of Operations Data

The following tables set forth our unaudited quarterly consolidated statements of operations data for each of the nine quarters beginning May 1, 2009 and ending July 31, 2011, as well as the percentage of our revenue that each line item represented. We have prepared the quarterly data on a consistent basis with the audited consolidated financial statements included elsewhere in this prospectus and, in the opinion of our management, the financial information reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for these periods. This information should be read in conjunction with the audited consolidated financial statements and related notes included elsewhere in this prospectus. These quarterly operating results are not necessarily indicative of our operating results for any future period. Percent of revenue figures are rounded and therefore may not subtotal exactly.

	Three Months Ended
	July 31, 2009	October 31, 2009	January 31, 2010	April 30, 2010	July 31, 2010	October 31, 2010	January 31, 2011	April 30, 2011	July 31, 2011
	(in thousands, except client and employee data)
Revenue	$7,427	$9,495	$10,324	$11,402	$12,952	$14,943	$17,306	$19,281	$22,088
Cost of revenue(1)	2,891	3,394	3,909	4,997	5,232	6,414	6,677	7,292	7,797

Gross profit	4,536	6,101	6,415	6,405	7,720	8,529	10,629	11,989	14,291

Operating expenses:
Sales and marketing	3,371	4,027	4,557	5,848	7,797	8,063	8,592	10,116	11,192
Research and development	1,012	1,408	1,591	1,817	2,406	2,641	2,801	2,999	3,343
General and administrative	1,444	2,094	1,694	2,418	2,944	3,333	3,280	3,599	5,099

Total operating expenses	5,827	7,529	7,842	10,083	13,147	14,037	14,673	16,714	19,634

Operating loss	(1,291)	(1,428)	(1,427)	(3,678)	(5,427)	(5,508)	(4,044)	(4,725)	(5,343)
Total other income (expense), net	61	63	(82)	14	(55)	107	(50)	206	(84)

Net loss before income taxes	(1,230)	(1,365)	(1,509)	(3,664)	(5,482)	(5,401)	(4,094)	(4,519)	(5,427)
Income tax expense	33	36	40	97	136	136	149	140	109

Net loss	$(1,263)	$(1,401)	$(1,549)	$(3,761)	$(5,618)	$(5,537)	$(4,243)	$(4,659)	$(5,536)

Reconciliation of net loss to Adjusted EBITDA:
Stock-based compensation expense	550	609	651	823	1,065	1,085	1,253	1,278	1,558
Adjusted depreciation and amortization	107	365	245	264	387	423	446	450	471
Income tax expense	33	36	40	96	136	136	149	140	109
Total other (income) expense, net	(61)	(63)	82	(14)	55	(107)	50	(206)	84

Adjusted EBITDA(2)	$(634)	$(454)	$(531)	$(2,592)	$(3,975)	$(4,000)	$(2,345)	$(2,997)	$(3,314)

Active clients (at period end)	259	298	334	377	432	493	532	587	659
Full-time employees (at period end):	185	225	265	324	381	441	467	494	520

(1)	Cost of revenue for the three months ended October 31, 2010 increased by $0.3 million and decreased by the same amount in the three months ended January 31, 2011 due to a correction of an immaterial error.

(2)	See footnote (3) on page 39 to the table in the section of this prospectus titled “Selected Consolidated Financial and Other Data” for further discussion regarding Adjusted EBITDA.

	Three Months Ended
	July 31, 2009	October 31, 2009	January 31, 2010	April 30, 2010	July 31, 2010	October 31, 2010	January 31, 2011	April 30, 2011	July 31, 2011
	(as a percent of revenue)
Revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenue(1)	38.9	35.7	37.9	43.8	40.4	42.9	38.6	37.8	35.3

Gross profit	61.1	64.3	62.1	56.2	59.6	57.1	61.4	62.2	64.7

Operating expenses:
Sales and marketing	45.4	42.4	44.1	51.3	60.2	54.0	49.6	52.5	50.7
Research and development	13.6	14.8	15.4	15.9	18.6	17.7	16.2	15.6	15.1
General and administrative	19.4	22.1	16.4	21.2	22.7	22.3	19.0	18.7	23.1

Total operating expenses	78.5	79.3	76.0	88.4	101.5	93.9	84.8	86.7	88.9

Operating loss	(17.4)	(15.0)	(13.8)	(32.3)	(41.9)	(36.9)	(23.4)	(24.5)	(24.2)
Total other income (expense), net	0.8	0.7	(0.8)	0.1	(0.4)	0.7	(0.3)	1.1	(0.4)

Net loss before income taxes	(16.6)	(14.4)	(14.6)	(32.1)	(42.3)	(36.1)	(23.7)	(23.4)	(24.6)
Income tax expense	0.4	0.4	0.4	0.9	1.1	0.9	0.9	0.7	0.5

Net loss	(17.0)%	(14.8)%	(15.0)%	(33.0)%	(43.4)%	(37.1)%	(24.5)%	(24.2)%	(25.1)%

Reconciliation of net loss to Adjusted EBITDA:
Stock-based compensation expense	7.4	6.4	6.3	7.2	8.2	7.3	7.2	6.6	7.1
Adjusted depreciation and amortization	1.4	3.8	2.4	2.3	3.0	2.8	2.6	2.3	2.1
Income tax expense	0.4	0.4	0.4	0.9	1.1	0.9	0.9	0.7	0.5
Total other (income) expense, net	(0.8)	(0.7)	0.8	(0.1)	0.4	(0.7)	0.3	(1.1)	0.4

Adjusted EBITDA(2)	(8.5)%	(4.8)%	(5.1)%	(22.7)%	(30.7)%	(26.8)%	(13.5)%	(15.5)%	(15.0)%

(1)	Cost of revenue for the three months ended October 31, 2010 increased by $0.3 million and decreased by the same amount in the three months ended January 31, 2011 due to a correction of an immaterial error.

(2)	See footnote (3) on page 39 to the table in the section of this prospectus titled “Selected Consolidated Financial and Other Data” for further discussion regarding Adjusted EBITDA.

Revenue increased sequentially in each of the quarters presented, primarily due to the addition of new clients along with subscription renewals and the purchase of additional solutions by existing clients. The number of our active clients increased from 229 at April 30, 2009 to 659 at July 31, 2011. In fiscal year 2010, fiscal year 2011 and the three months ended July 31, 2011, we significantly increased the pace of our hiring to facilitate our client growth, increasing our full-time employees by 88.4% in fiscal year 2010, 52.5% in fiscal year 2011 and a further 5.3% in the three months ended July 31, 2011 to 324, 494 and 520, respectively. We increased full-time employees in all functions across the periods presented. Because we generally increase our capacity, particularly in the areas of implementation and support, ahead of the growth in revenue, we expect our investment in our people to drive our gross profit percentage down initially.

Total operating expenses have increased in each of the quarters presented due, primarily, to increased personnel related expenses associated with the additional employees in our sales and marketing, research and development and general and administrative organizations to support the growth of our business. Our sales and marketing expenses often fluctuate period to period as a percentage of revenue because of the variability in sales and related commissions, which is expensed in the period the client agreement is signed, and because we hire sales personnel in advance of anticipated growth. In addition, we have historically held our annual Social Commerce Summits in the United States and Europe in the quarters ended April 30 and October 31, respectively, and expensed the costs associated with those events in the period held. Research and development expenses have increased sequentially during the periods presented as a result of increased personnel costs associated with our continued investments in innovation. General and administrative expenses have also increased steadily during the periods presented with the exception of the quarter ended October 31, 2009, when we incurred some one-time costs associated with the move to a new corporate headquarters facility.

Our quarterly operating results are likely to fluctuate. Some of the important factors that could cause our quarterly revenue and operating results to fluctuate include:

•	the timing and success of new solutions, product or service offerings and pricing policies by us or our competitors or any other change in the competitive dynamics of our industry;

•	our ability to sell additional solutions to existing clients and to add new clients;

•	our ability, and the ability of our clients, to implement our solutions in a timely manner;

•	the timing and effectiveness of our product development investments and delays in generating revenue from these solutions;

•	our ability to adjust our cost structure in response to reductions in revenue;

•	the cyclicality and discretionary nature of marketing spending, especially spending on social commerce solutions;

•	the amount and timing of operating expenses related to the maintenance and expansion of our business, operations and infrastructure and client acquisition;

•	our failure to achieve the growth rate that was anticipated by us in setting our operating and capital expense budget;

•	active client retention rates;

•	the timing differences between client acquisition costs and the revenue we recognize on sales of solutions to new clients;

•	the timing of expenses related to the development or acquisition of technologies or businesses and potential future charges for impairment of goodwill or intangible assets from acquired companies;

•	a change in the mix of new clients as a percentage of total customers; and

•	general economic, industry and market conditions.

The occurrence of one or more of these factors might cause our operating results to vary widely. As such, we believe that our quarterly results of operations, including the levels of our revenue and expenses, may vary significantly in the future and that period-to-period comparisons of our operating results may not be meaningful and should not be relied upon as an indication of future performance.

Liquidity and Capital Resources

As of July 31, 2011, we had accumulated GAAP net losses of $46.4 million. Since inception in May 2005, we have raised $23.6 million in funding through private placements of our preferred stock and $4.1 million in proceeds from the exercise of options to purchase common stock. In connection with our most recent private placement in February 2010, we raised $3.0 million. Through July 31, 2011, we had used only $11.5 million of capital raised since inception, ending the period with cash and cash equivalents of $16.2 million and no outstanding indebtedness. We believe that our existing cash and cash equivalents balance, together with cash generated from operations and the net proceeds from this offering, will be sufficient to meet our working capital requirements for at least the next 12 months.

We anticipate making significant investments in growth and initiatives designed to improve our operating efficiency for the foreseeable future, which may impact our ability to generate positive cash flow from operating activities in the near-term, and we therefore intend to ensure that we continue to have a loan facility at our disposal in order to be able to capitalize on growth opportunities as they arise. Our future capital requirements will depend on many factors, including our rate of client and revenue growth, the expansion of our sales and marketing activities, the timing and extent of spending to support product development efforts and the timing of introductions of new features and enhancements to our social commerce platform. To the extent that existing cash and short-term investments along with future cash flow from operations are insufficient to fund our future activities, we may need to raise additional funds through public or private equity or debt financing. We may also seek to invest in or acquire complementary businesses, applications or technologies, any of which could also require us to seek additional equity or debt financing. Additional funds may not be available on terms favorable to us or at all.

The following table summarizes our cash flows for the periods indicated:

	Year Ended April 30,			Three Months Ended July 31,
	2009	2010	2011	2010	2011
				(unaudited)
	(in thousands)
Net cash provided by (used in) operating activities	$173	$5,166	$(647)	$(728)	$515
Net cash (used in) provided by investing activities	(9,200)	1,076	(2,282)	(717)	(937)
Net cash provided by financing activities	8,024	3,397	2,068	184	1,569

Net Cash Provided by (Used in) Operating Activities

Cash provided by (used in) operating activities is primarily influenced by the amount of cash we invest in personnel and infrastructure to support the anticipated growth of our business, the increase in the number of clients using our platform and the amount and timing of client payments. Cash provided by operating activities has typically been generated from changes in our operating assets and liabilities, particularly in the area of deferred revenue, which have offset net losses, adjusted for non-cash expense items such as depreciation, amortization and stock-based compensation.

For the three months ended July 31, 2011, operating activities provided $0.5 million of cash after changes in our operating assets and liabilities offset a net loss of $5.5 million, which included non-cash depreciation and amortization of $0.7 million, non-cash stock-based compensation of $1.6 million and non-cash bad debt expense of $0.2 million. Accounts payable and accrued liabilities increased $2.8 million and deferred revenue increased $1.5 million, partially offset by an increase of $0.6 million in accounts receivable and prepaid expenses and other current assets. The increase in our deferred revenue, accounts receivable, accounts payable and accrued expenses and other current liabilities was primarily due to our continue growth in the three months ended July 31, 2011.

For fiscal year 2011, operating activities used $0.6 million of cash after changes in our operating assets and liabilities offset a net loss of $20.1 million, which included non-cash depreciation and amortization of $2.3 million, non-cash stock-based compensation of $4.7 million and non-cash bad debt expense of $0.5 million. Accounts payable and accrued liabilities increased $3.8 million and deferred revenue increased $15.0 million, partially offsetting an increase in accounts receivable of $5.0 million and an increase of $2.0 million in prepaid expenses and other assets. The increase in our deferred revenue and accounts receivable was primarily due to our growth in fiscal year 2011 and the increase in accounts payable and accrued liabilities reflects both a general increase in the size of our operation and also an improvement in vendor payment terms as we continue to improve the management of our working capital.

For fiscal year 2010, operating activities provided $5.2 million of cash after changes in our operating assets and liabilities offset a net loss in fiscal year 2010 of $8.0 million, which included non-cash depreciation and amortization of $1.4 million and non-cash stock-based compensation of $2.6 million. Accounts payable and accrued liabilities increased $4.8 million and deferred revenue increased $8.8 million, partially offsetting an increase in accounts receivable of $4.0 million and an increase of $0.6 million in prepaid expenses and other assets. The increase in our deferred revenue and accounts receivable was due to our growth in fiscal year 2010, and the increase in accounts payable and accrued liabilities reflects a general increase in the size of our operation.

For fiscal year 2009, operating activities provided $0.2 million of cash after changes in our operating assets and liabilities offset a net loss in fiscal year 2009 of $5.0 million, which included non-cash depreciation and amortization of $0.5 million and non-cash stock-based compensation of $1.3 million. Accounts payable and accrued liabilities increased $1.2 million and deferred revenue increased $4.6 million, partially offsetting an increase in accounts receivable of $2.6 million and an increase of $0.1 million in prepaid expenses and other assets. The increase in our deferred revenue and accounts receivable was due to our growth in fiscal year 2009, and the increase in accrued liabilities reflects the growth in our business activities.

Net Cash (Used in) Provided by Investing Activities

Our primary investing activities have consisted of purchases of property and equipment, including technology hardware and software to support our growth as well as costs capitalized in connection with the development of our internal-use hosted software platform. Purchases of property and equipment may vary from period to period due to the timing of the expansion of our operations and the development cycles of our internal-use hosted software platform. We expect to continue to invest in property and equipment and developing our software platform for the foreseeable future.

In fiscal year 2009, we invested $8.0 million in short-term certificates of deposit in order to obtain interest rate returns on our surplus cash. These investments matured in fiscal year 2010 and were not subsequently reinvested in fiscal year 2010 due to a deterioration in the short-term interest rates available. For the three months ended July 31, 2011, $0.3 million of cash was moved to a restricted cash account and the remainder of investing activity was related to the purchase of property and equipment and the development of our internal-use hosted software platform.

Net Cash Provided by Financing Activities

Our financing activities have consisted primarily of net proceeds from the issuance of common and preferred stock and proceeds from the exercises of options to purchase common stock.

For the three months ended July 31, 2011, we received $1.6 million from the exercise of options to purchase common stock.

In fiscal year 2011, we received $2.1 million from the exercise of options to purchase common stock.

In fiscal year 2010, we issued Series E redeemable convertible preferred stock to raise $3.0 million and received $0.4 million from the exercise of options to purchase common stock.

In fiscal year 2009, we issued Series D redeemable convertible preferred stock to raise $7.9 million and received $0.1 million from the exercise of options to purchase common stock.

Contractual Obligations and Commitments

We have non-cancelable operating lease obligations related to our office space, the largest of which is for our headquarters in Austin, Texas. We do not have any debt or material capital lease obligations and all of our property, equipment and software has been purchased with cash. We have no material purchase obligations outstanding with any vendors or third parties.

The following table summarizes our future minimum payments under non-cancelable operating leases as of April 30, 2011:

	Payments Due by Period (in thousands)
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Operating lease obligations	$4,827	$2,616	$1,664	$547	$—

The contractual commitment amounts in the table above are associated with agreements that are enforceable and legally binding. Obligations under contracts that we can cancel without cause and without a material penalty are not included in the table above.

On July 18, 2007, we entered into a loan and security agreement, or the Loan Agreement, with a financial institution under which we secured a revolving line of credit with a borrowing capacity of up to $2.0 million. On November 30, 2008, we entered into an amendment to the Loan Agreement, increasing the borrowing capacity of the revolving line of credit to $7.0 million. On July 20, 2009, we entered into a second amendment that created a letter of credit subfacility, allowing us to have issued a standby letter of credit of $0.9 million as collateral for our office lease space in Austin, Texas, and on January 22, 2010, we entered into a third amendment, increasing the letter of credit sublimit to $1.0 million to increase the face amount of the letter of credit in connection with our expanded office lease space in Austin, Texas. On September 27, 2010, we entered into a fourth amendment to the Loan Agreement increasing the borrowing capacity of the revolving line of credit to $10.0 million with an option to increase the line to $15.0 million. The revolving line of credit expires on November 30, 2012.

Borrowings under the revolving line of credit are collateralized by substantially all of our assets. The Loan Agreement contains certain financial and nonfinancial covenants. As of the date of this prospectus, we are in compliance with the terms of these covenants, and there are no loans outstanding under our line of credit.

On November 4, 2008, we entered into a pledge and security agreement with a financial institution for a standby letter of credit for credit card services from a separate financial institution for an amount not to exceed $0.1 million. We pledged a security interest in our money market account, in which the balance must equal at least the credit extended. On March 17, 2010, the standby letter of credit for credit card services was increased to $0.3 million. On May 18, 2011, the standby letter of credit for credit card services was increased to $0.5 million. This letter of credit expires annually and the pledged security interest is recorded as short-term restricted cash in our financial statements.

Off-Balance Sheet Arrangements

During fiscal years 2009, 2010 and 2011 and the three months ended July 31, 2011, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with GAAP and include the accounts of Bazaarvoice, Inc. and its wholly owned subsidiaries. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs, expenses and related disclosures. On an ongoing basis, we evaluate our estimates and assumptions. To the extent there are material differences between these estimates and our actual results, our consolidated financial statements will be affected.

Our significant accounting policies are described in Note 2 to the consolidated financial statements included in this prospectus, and we believe that the accounting policies discussed below involve the greatest degree of complexity and exercise of judgment by our management. The methods, estimates and judgments that we use in applying our accounting policies have a significant impact on our results of operations and, accordingly, we believe the policies described below are the most critical for understanding and evaluating our financial condition and results of operations.

Revenue Recognition

We generate revenue principally from the sale of subscriptions to our hosted social commerce platform and sell our application services pursuant to service agreements that are generally one year in length. Our client does not have the right to take possession of the software supporting the application service at any time, nor do the arrangements contain general rights of return. We recognize revenue when all of the following conditions are met: persuasive evidence of an arrangement exists, delivery of the service has occurred, the fee is fixed or determinable, and collection is reasonably assured. We account for these arrangements by recognizing the arrangement consideration for the application service ratably over the term of the related agreement, commencing upon the later of the agreement start date or when all revenue recognition criteria have been met.

Deferred revenue consists of subscription fees paid in advance of revenue recognition and is recognized as revenue recognition criteria are met. We invoice clients in a variety of installments and, consequently, the deferred revenue balance does not represent the total contract value of its non-cancelable subscription agreements. Deferred revenue that will be recognized during the succeeding 12 month period is recorded as current deferred revenue and the remaining portion is recorded as non-current deferred revenue.

Stock-Based Compensation

We measure and recognize expense for stock-based compensation based on the grant date fair value of the award and generally recognize the expense, net of estimated forfeitures, on a straight-line basis over the requisite service period.

Because our stock is not publicly traded, we must estimate the fair value of our common stock for purposes of determining the fair value of our option awards, as discussed in “—Valuations of Common Stock” below. Determining the fair value of stock-based awards at the grant date requires judgment. We use the Black-Scholes option pricing model to determine the fair value of our stock option awards. The determination of the grant date fair value of our stock option awards using an option pricing model is affected by the estimated fair value per share of the common stock underlying those options as well as assumptions regarding a number of other complex and subjective variables. These variables include our expected stock price volatility over the expected term of the options, stock option exercise and cancellation behaviors, risk-free interest rates and expected dividends, which are estimated as follows:

•

Expected Volatility. Because we do not have a trading history for our common stock, we have estimated the expected stock price volatility for our common stock by taking the average historic price volatility for industry peers based on daily price observations over a period equivalent to the expected term of the stock option grants. Industry peers consist of public companies in the technology industry, primarily in the subscription software business. We intend to continue to consistently apply this process using the same or similar public companies until a sufficient amount of historical information regarding the volatility of our own common stock share price becomes available, or unless circumstances change such that the identified companies are no longer similar to us, in which case, more suitable companies whose share prices are publicly available would be utilized in the calculation.

•	Risk-Free Interest Rate. The risk-free interest rate assumption used is based on observed market interest rates appropriate for the term of employee options.

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Expected Term. We estimated the expected term for a “plain vanilla” option using the simplified method allowed under current guidance, which uses the midpoint between the graded vesting period and the contractual termination date since we do not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term.

•	Dividend Yield. We have never declared or paid any cash dividends and do not presently plan to pay cash dividends in the foreseeable future. Consequently, we used an expected dividend yield of zero.

We used the following assumptions in our application of the Black-Scholes option pricing model for fiscal years 2009, 2010, 2011 and 2012 and the three months ended July 31, 2011:

	Year Ended April 30,			Year -to-Date
	2009	2010	2011	2012
				(unaudited)
Expected volatility	61% - 66%	62% - 68%	58% - 62%	57%
Risk-free interest rate	2.20% - 3.65%	2.00% - 2.95%	1.75% - 2.75%	2.15%
Expected term (in years)	5.00 - 6.25	5.00 - 6.25	6.00 - 6.25	5.75 - 6.25%
Dividend yield	0%	0%	0%	0%

Future expense amounts for any particular period could be affected by changes in our assumptions or changes in market conditions.

We recorded stock-based compensation expense of $1.3 million, $2.6 million, $4.7 million and $1.6 million for fiscal years 2009, 2010 and 2011 and the three months ended July 31, 2011, respectively.

Costs for equity instruments issued in exchange for the receipt of goods or services from non-employees are measured at the fair market value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earlier of the date on which there first exists a firm commitment for performance by the provider of goods or services or on the date performance is complete, using the Black-Scholes option pricing model.

Valuations of Common Stock

During fiscal years 2011 and 2012, we granted options to purchase shares of common stock with exercise prices as follows:

	Options Granted	Exercise Price Per Share	Common Stock Fair Value	Aggregate Grant Date Fair Value

May 20, 2010	1,049,574	$4.20	$4.20	$2,620,727
July 8, 2010	112,700	4.85	4.85	273,962
August 11, 2010	245,727	4.86	4.86	681,137
September 16, 2010	1,169,617	4.86	4.86	3,278,885
November 16, 2010	945,283	4.86	4.86	2,628,289
December 14, 2010	29,700	4.86	4.86	84,075
February 10, 2011	126,550	5.35	5.35	385,514
April 19, 2011	547,900	6.28	6.28	1,943,675
May 24, 2011	508,939	6.58	6.58	1,856,905
August 1, 2011	904,008	8.58	8.58	4,249,651
August 16, 2011	166,400	8.58	8.58	772,845
September 15, 2011	83,250	8.58	8.58	387,113

Our board of directors determined the fair value of the common stock underlying our stock options and intended that all options granted be exercisable at a price per share not less than the per share fair value of our common stock underlying those options on the date of grant. Determining the fair value of our stock required our board of directors to make complex and subjective judgments. We considered a combination of valuation methodologies, including income, market and transaction approaches. The most significant factors considered by our board of directors when determining the fair value of our common stock were as follows:

•	our historical and future operating performance;

•	our financial condition at the grant date;

•	the liquidation rights and other preferences of our preferred stock;

•	any recent privately negotiated sales of our securities to independent third parties;

•	the probability, value and dates of future valuations, including in connection with an initial public offering;

•	the market performance of comparable publicly traded companies;

•	the transaction economics of comparable publicly traded companies sold or merged;

•	the business risks inherent in our business and in technology companies generally; and

•	current market conditions.

We have regularly conducted contemporaneous valuations to assist us in the determination of the fair value of our common stock for each stock option grant and other stock-based awards. From March 31, 2010 to March 31, 2011, these valuations were prepared on a calendar quarter basis. In April 2011, our board of directors determined that we should embark upon a process to identify and evaluate underwriters for a possible initial public offering and concluded that, as a result, we should obtain contemporaneous valuations on a more frequent basis to ensure any stock-based award would reflect the most accurate and up-to-date factors, particularly pertaining to performance of our public company comparables. As part of this more frequent valuation initiative, we conducted a valuation at the end of April 2011, which was used for our May 2011 option grants, and then began obtaining valuations immediately prior to each option grant date thereafter. During the periods presented, our board of directors was regularly apprised that each valuation was being conducted and considered the relevant objective and subjective factors deemed important. The deemed fair value per share of common stock underlying our stock option grants and other stock-based awards was determined by our board of directors with input from management at each grant date.

Significant Factors, Assumptions and Methodologies Used in Determining Fair Value of Common Stock

For the periods presented, valuations of our common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. As of January 15, 2010, due to the increased likelihood of an eventual initial public offering, we began using the Probability Weighted Expected Return Method, or the PWERM, to prepare our contemporaneous valuation of the fair value of the common stock in connection with stock-based awards.

Using the PWERM, the value of our common stock is estimated based upon an analysis of varying values for our common stock assuming the following possible future events for our company:

•	initial public offering;

•	sale or merger;

•	continuing as a private company; or

•	bankruptcy or liquidation.

For these possible events, a range of equity values is estimated based on a number of factors, which include market and income valuation approaches that factor in revenue multiples based on the performance of our public company comparables, along with estimates by, and expectations of, our board of directors and management. For each equity value scenario, we determined the appropriate aggregate value to be allocated to holders of our shares of common stock based on the rights and preferences of each class and series of our stock at that time. Next, we estimated the timing of possible future event dates and applied a discount rate, based on our estimated weighted average cost of capital, to the future equity values in the initial public offering and sale or merger scenarios to account for the time-value of money. We then multiplied the discounted value of common stock under each scenario by an estimated probability for each of the possible events, resulting in a probability-weighted value per share of common stock. Finally, we applied a discount for lack of marketability to the weighted value per share to determine a value per common share. As noted, application of this approach involves the use of estimates, judgment and assumptions, such as future cash flows and selection of comparable companies. Changes in our assumptions or the interrelationship of those assumptions impacted the valuations as of each valuation date.

Since January 15, 2010, upon adoption of the PWERM, we assigned a substantially higher probability to the initial public offering scenario at each valuation date than the other scenarios, assuming a 65.0% probability beginning January 15, 2010 and increasing to 85.0% in July 2011 and thereafter. We have assumed a higher probability of an initial public offering because of our belief that consummating an initial public offering will increase awareness of our company among potential clients and improve our competitive position, thereby facilitating growth.

When considering comparable public companies for the purposes of valuing our common stock, from December 31, 2009 through April 30, 2011, we utilized essentially the same comparable company set, adjusted to remove companies sold or merged during the periods. This set was primarily composed of technology companies that operated a subscription-based business. We believed these companies had cost structures generally similar to our own and we therefore believed these companies were comparable to us for the purposes of valuing our common stock. We evaluated our set of comparable companies as of each valuation date, particularly with respect to valuation in the initial public offering scenario. All the material factors considered as of each option grant date are explained below.

In July 2011, we established an enhanced comparable company set for the purposes of determining fair value for the initial public offering scenario in the PWERM, which had been identified as part of the process to select underwriters in connection with a potential public offering and based on subsequent discussions with investment analysts. The enhanced comparable company set differed from the previous set in that we added a group of subscription software companies, many of whom we believe are also leaders in the industry sectors they serve. Based on discussions with these potential underwriters and analysts, we expect investors to value us similarly to the enhanced comparable company set because we share these high growth and leadership characteristics and therefore we believe that, as we near an initial public offering, these companies provide a better indication of how our company will be valued for purposes of the initial public offering scenario.

While our board of directors considers all relevant data, the key drivers to our valuation over recent years have been recent privately negotiated sales of our securities, the current public market revenue multiples of our comparable company set and the probability and timing of an initial public offering. As we approached our initial public offering, we increased the probability associated with an initial public offering scenario and decreased our expected initial public offering timing, each of which significantly increased the impact of the initial public offering on our valuation using the PWERM. This change in our probability and timing, driven in large part by the decision to select and appoint a syndicate of underwriters, coupled with changes in the trading multiples of our comparable company set, contributed to the substantial increase in our assumed initial public offering valuation and the resulting increase in our common stock fair value in August 2011 relative to April 2011, as quantified below.

A discussion of the determination of the fair value of our common stock on our option grant dates from May 1, 2010 to September 15, 2011 is provided below:

May 20, 2010. Our board of directors granted options to purchase 1,049,574 shares of common stock with an exercise price per share of $4.20 on May 20, 2010. In estimating the fair value of our common stock to set the exercise price of such options as of the date of grant, our board of directors reviewed and considered an independent valuation report for our common stock as of March 31, 2010. The independent valuation report reflected a fair value for our common stock of $4.20 per share as of March 31, 2010. In granting options at $4.20 per share on May 20, 2010, the primary valuation factors considered by our board of directors were:

•	an enterprise value of $401.0 million on a fully diluted basis as of March 31, 2010, which was determined using the PWERM;

•	a discount rate of 27.6%, based on our estimated weighted average cost of capital;

•	a lack of marketability discount of 22.9%;

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liquidity event scenario probabilities of 65.0% for an initial public offering, 30.0% for a sale or merger and 2.5% for continuing as a private company and 2.5% for a dissolution, as we felt the latter two scenarios were unlikely at this point. Our board of directors determined that stock market conditions in general, and the market for initial public offerings in particular, were such that there was only a 65.0% probability that we would be able to successfully complete an initial public offering and that the offering would take place in fiscal year 2011;

•	increased exit value multiples of our comparable company set since the previous valuation;

•	the price per share at which certain stockholders recently sold shares of our capital stock in private transactions; and

•	management’s expectation that we would achieve forecasted revenue for the quarter ended July 31, 2010.

Based on these factors, our board of directors concluded that it was appropriate to increase the fair value of our common stock from $4.13 per share at March 16, 2010 to $4.20 per share at May 20, 2010, an increase of 1.7%.

July 8, 2010. Our board of directors granted options to purchase 112,700 shares of common stock with an exercise price per share of $4.85 on July 8, 2010. In estimating the fair value of our common stock to set the exercise price of such options as of the date of grant, our board of directors reviewed and considered an independent valuation report for our common stock as of March 31, 2010. In granting options at $4.85 per share on July 8, 2010, the primary valuation factors considered by our board of directors were:

•	an enterprise value of $401.0 million as of March 31, 2010, which was determined using the PWERM;

•	a discount rate of 27.6%, based on our estimated weighted average cost of capital;

•	a lack of marketability discount of 22.9%;

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liquidity event scenario probabilities of 65.0% for an initial public offering, 30.0% for a sale or merger, 2.5% for continuing as a private company and 2.5% for a dissolution, as we felt the latter two scenarios were unlikely at this point. Our board of directors determined that stock market conditions in general, and the market for initial public offerings in particular, were such that there was only a 65.0% probability that we would be able to successfully complete an initial public offering and that the offering would take place in fiscal year 2011;

•	increased exit value multiples of our comparable company set since the previous valuation;

•	recent third-party, arm’s length transactions in which certain of our stockholders sold shares of our capital stock at a purchase price per share of $4.85; and

•	management’s expectation that we would achieve forecasted revenue for the quarter ended July 31, 2010.

Based on these factors, our board of directors concluded that it was appropriate to increase the fair value of our common stock from $4.20 per share at May 20, 2010 to $4.85 per share at July 8, 2010, an increase of 15.5%.

August 11, 2010. Our board of directors granted options to purchase 245,727 shares of common stock with an exercise price per share of $4.86 on August 11, 2010. In estimating the fair value of our common stock to set the exercise price of such options as of the date of grant, our board of directors reviewed and considered an independent valuation report for our common stock as of June 30, 2010 delivered to us on August 10, 2010, which reflected a fair value for our common stock of $4.86 per share as of June 30, 2010. In granting options at $4.86 per share on August 11, 2010, the primary valuation factors considered by our board of directors were:

•	an enterprise value of $421.5 million as of June 30, 2010, which was determined using the PWERM;

•	a discount rate of 26.0%, based on our estimated weighted average cost of capital;

•	a lack of marketability discount of 20.9%;

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liquidity event scenario probabilities of 72.5% for an initial public offering, 22.5% for a sale or merger, 2.5% for continuing as a private company and 2.5% for a dissolution, as we felt the latter two scenarios were unlikely at this point. Our board of directors determined that, based on the expectation of continued high future revenue growth and increased market penetration, along with strong competitive and strategic positions, an initial public offering would be a more probable outcome. Our board of directors therefore reduced the probability of a sale or merger from 30% to 22.5% and increased the probability for an initial public offering from 65% to 72.5%. Our board of directors settled on these probabilities because, despite our own growth, stock market conditions in general, and the market for initial public offerings in particular, were such that there continued to be some level of uncertainty as to whether we would be able to consummate an initial public offering in fiscal year 2011;

•	decreased exit value multiples of our comparable company set since the previous valuation;

•	the price per share at which certain of our stockholders recently sold shares of our capital stock in private transactions; and

•	management’s expectation that we would achieve forecasted revenue for the quarter ended October 31, 2010.

Based on these factors, our board of directors concluded that it was appropriate to increase the fair value of our common stock from $4.85 per share at July 8, 2010 to $4.86 per share at August 11, 2010, an increase of 0.2%.

September 16, 2010. Our board of directors granted options to purchase 1,169,617 shares of common stock with an exercise price per share of $4.86 on September 16, 2010. In estimating the fair value of our common stock to set the exercise price of such options as of the date of grant, our board of directors reviewed and considered an independent valuation report for our common stock as of June 30, 2010 delivered to us on August 10, 2010, which reflected a fair value for our common stock of $4.86 per share as of June 30, 2010. In granting options at $4.86 per share on September 16, 2010, the primary valuation factors considered by our board of directors were:

•	an enterprise value of $421.5 million as of June 30, 2010, which was determined using the PWERM;

•	a discount rate of 26.0%, based on our estimated weighted average cost of capital;

•	a lack of marketability discount of 20.9%;

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liquidity event scenario probabilities of 72.5% for an initial public offering, 22.5% for a sale or merger, 2.5% for continuing as a private company and 2.5% for a dissolution, as we felt the latter two scenarios were unlikely at this point. Our board of directors determined that stock market conditions in general, and the market for initial public offerings in particular, were such that there was only a 72.5% probability that we would be able to successfully complete an initial public offering and that the offering would take place in fiscal year 2012. They also determined that the probability of a sale or merger remained consistent at 22.5%;

•	decreased exit value multiples of our comparable company set since the previous valuation;

•	the price per share at which certain of our stockholders recently sold shares of our capital stock in private transactions; and

•	management’s expectation that we would achieve forecasted revenue for the quarter ended October 31, 2010.

Based on these factors, our board of directors concluded that it was appropriate to maintain the fair value of our common stock at $4.86 per share at September 16, 2010.

November 16, 2010. Our board of directors granted options to purchase 945,283 shares of common stock with an exercise price per share of $4.86 on November 16, 2010. In estimating the fair value of our common stock to set the exercise price of such options as of the date of grant, our board of directors reviewed and considered an independent valuation report for our common stock as of September 30, 2010. The final report, which was delivered to us on November 11, 2010, reflected a fair value for our common stock of $4.85 per share as of September 30, 2010. In granting options at $4.86 per share on November 16, 2010, the primary valuation factors considered by our board of directors were:

•	an enterprise value of $419.9 million as of the September 30, 2010, which was determined using the PWERM;

•	a discount rate of 27.0%, based on our estimated weighted average cost of capital;

•	a lack of marketability discount of 20.9%;

•

liquidity event scenario probabilities of 72.5% for an initial public offering, 22.5% for a sale or merger, 2.5% for continuing as a private company and 2.5% for a dissolution, as we felt the latter two scenarios were unlikely at this point. Our board of directors determined that stock market conditions in general, and the market for initial public offerings in particular, were such that there was only a 72.5% probability that we would be able to successfully complete an initial public offering and that the offering would take place in fiscal year 2012. They also determined that the probability of a sale or merger remained consistent at 22.5%;

•	relatively flat exit value multiples of our comparable company set since the previous valuation;

•	the price per share at which certain of our stockholders recently sold shares of our capital stock in private transactions; and

•	management’s expectation that we would achieve forecasted revenue for the quarter ended January 31, 2010.

Based on these factors, our board of directors concluded that it was appropriate to maintain the fair value of our common stock at $4.86 per share at November 16, 2010.

December 14, 2010. Our board of directors granted options to purchase 29,700 shares of common stock with an exercise price per share of $4.86 on December 14, 2010. In estimating the fair value of our common stock to set the exercise price of such options as of the date of grant, our board of directors reviewed and considered an independent valuation report for our common stock as of September 30, 2010 delivered to us on November 11,

2010, which reflected a fair value for our common stock of $4.85 per share as of September 30, 2010. In granting options at $4.86 per share on December 14, 2010, the primary valuation factors considered by our board of directors were:

•	an enterprise value of $419.9 million as of September 30, 2010, which was determined using the PWERM;

•	a discount rate of 27.0%, based on our estimated weighted average cost of capital;

•	a lack of marketability discount of 20.9%;

•

liquidity event scenario probabilities of 72.5% for an initial public offering, 22.5% for a sale or merger, 2.5% for continuing as a private company and 2.5% for a dissolution, as we felt the latter two scenarios were unlikely at this point. Our board of directors determined that stock market conditions in general, and the market for initial public offerings in particular, were such that there was only a 72.5% probability that we would be able to successfully complete an initial public offering and that the offering would take place in the fiscal year 2012. They also determined that the probability of a sale or merger remained consistent at 22.5%;

•	relatively flat exit value multiples of our comparable company set since the previous valuation;

•	the price per share at which certain of our stockholders recently sold shares of our capital stock in private transactions; and

•	management’s expectation that we would achieve forecasted revenue for the quarter ended January 31, 2010.

Based on these factors, our board of directors concluded that it was appropriate to maintain the fair value of our common stock at $4.86 per share at December 14, 2010.

February 10, 2011. Our board of directors granted options to purchase 126,550 shares of common stock with an exercise price per share of $5.35 on February 10, 2011. In estimating the fair value of our common stock to set the exercise price of such options as of the date of grant, our board of directors reviewed and considered a draft of an independent valuation report for our common stock as of December 31, 2010. The final report, which was delivered to us on March 8, 2011, reflected a fair value for our common stock of $5.35 per share as of December 31, 2010. In granting options at $5.35 per share on February 10, 2011, the primary valuation factors considered by our board of directors were:

•	an enterprise value of $446.9 million as of December 31, 2010, which was determined using the PWERM;

•	a discount rate of 27.9%, based on our estimated weighted average cost of capital;

•	a lack of marketability discount of 18.9%;

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liquidity event scenario probabilities of 70.0% for an initial public offering, 25.0% for a sale or merger, 2.5% for continuing as a private company and 2.5% for a dissolution, as we felt the latter two scenarios were unlikely at this point. The liquidity event scenarios moved by 2.5% in favor of a sale or merger during this valuation period based on increased sector activity noted by the board, including the acquisition of one of our comparable public companies. This had the effect of increasing our valuation as the exit value multiple in an acquisition scenario was slightly higher than an initial public offering scenario during this period. Our board of directors determined that stock market conditions in general, and the market for initial public offerings in particular, were such that there was a 70.0% probability that we would be able to successfully complete an initial public offering and that the offering would take place in fiscal year 2012;

•	relatively flat exit value multiples of our comparable company set since the previous valuation;

•	the price per share at which certain of our stockholders recently sold shares of our capital stock in private transactions; and

•	management’s expectation that we would achieve forecasted revenue for the quarter ended April 30, 2011.

Based on these factors, our board of directors concluded that it was appropriate to increase the fair value of our common stock from $4.86 per share at December 14, 2010 to $5.35 per share at February 10, 2011, an increase of 10.1%.

April 19, 2011. Our board of directors granted options to purchase 547,900 shares of common stock with an exercise price per share of $6.28 on April 19, 2011. In estimating the fair value of our common stock to set the exercise price of such options as of the date of grant, our board of directors reviewed and considered a draft of an independent valuation report for our common stock as of March 31, 2011. The final report, which was delivered to us on April 28, 2011, reflected a fair value for our common stock of $6.28 per share as of March 31, 2011. In granting options at $6.28 per share on April 19, 2011, the primary valuation factors considered by our board of directors were:

•	an enterprise value of $490.2 million as of March 31, 2011, which was determined using the PWERM;

•	a discount rate of 28.9%, based on our estimated weighted average cost of capital;

•	a lack of marketability discount of 17.0%;

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liquidity event scenario probabilities of 72.5% for an initial public offering, 22.5% for a sale or merger, 2.5% for continuing as a private company and 2.5% for a dissolution, as we felt the latter two scenarios were unlikely at this point. The liquidity event scenarios moved by 2.5% in favor of an initial public offering during this valuation period as the board of directors determined that because of our market leadership position a sale or merger scenario was now less likely than previously thought. Our board of directors determined that stock market conditions in general, and the market for initial public offerings in particular, were such that there was only a 72.5% probability that we would be able to successfully complete an initial public offering and that the offering would take place in fiscal year 2012;

•	relatively flat exit value multiples of our comparable company set since the previous valuation;

•	the price per share at which certain of our stockholders recently sold shares of our capital stock in private transactions; and

•	management’s expectation that we would achieve forecasted revenue for the quarter ended April 30, 2011.

Based on these factors, our board of directors concluded that it was appropriate to increase the fair value of our common stock from $5.35 per share at February 10, 2011 to $6.28 per share at April 19, 2011, an increase of 17.4%.

May 24, 2011. Our board of directors granted options to purchase 508,939 shares of common stock with an exercise price per share of $6.58 on May 24, 2011. In estimating the fair value of our common stock to set the exercise price of such options as of the date of grant, our board of directors reviewed and considered a draft of an independent valuation report for our common stock as of April 30, 2011. The final report, which was delivered to us on June 13, 2011, reflected a fair value for our common stock of $6.58 per share as of April 30, 2011. In granting options at $6.58 per share on May 24, 2011, the primary valuation factors considered by our board of directors were:

•	an enterprise value of $495.3 million as of April 30, 2011, which was determined using the PWERM;

•	a discount rate of 28.9%, based on our estimated weighted average cost of capital;

•	a lack of marketability discount of 15%;

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liquidity event scenario probabilities of 80% for an initial public offering, 15% for a sale or merger, 2.5% for continuing as a private company and 2.5% for a dissolution, as we felt the latter two scenarios were unlikely at this point. Our board of directors determined that stock market conditions in general, and the market for initial public offerings in particular, were such that there was an 80% probability that we would be able to successfully complete an initial public offering in fiscal year 2012;

•	relatively flat exit multiples of our comparable company set since the previous valuation;

•	the price per share at which certain of our stockholders recently sold shares of our capital stock in private transactions; and

•	management’s expectation that we would achieve forecasted revenue for the quarter ended July 31, 2011.

Based on these factors, our board of directors concluded that it was appropriate to increase the fair value of our common stock from $6.28 per share at April 19, 2011 to $6.58 per share at May 24, 2011, an increase of 4.8%.

August 1, 2011. Our board of directors granted options to purchase 904,008 shares of common stock with an exercise price per share of $8.58 on August 1, 2011. In estimating the fair value of our common stock to set the exercise price of such options as of the date of grant, our board of directors reviewed and considered a draft of an independent valuation report for our common stock as of July 29, 2011. The final report, which was delivered to us on August 15, 2011, reflected a fair value for our common stock of $8.58 per share as of July 29, 2011. In granting options at $8.58 per share on August 1, 2011, the primary valuation factors considered by our board of directors were:

•	an enterprise value of $600.4 million as of the independent valuation report date, which was determined using the PWERM;

•	a discount rate of 28.1%, based on our estimated weighted average cost of capital;

•	a lack of marketability discount of 15.0%;

•

liquidity event scenario probabilities of 85.0% for an initial public offering, 12.5% for a sale or merger, 2.5% for continuing as a private company and 0.0% for a dissolution. Our board of directors felt that given the amount of progress the company had made in executing toward its goal to complete an initial public offering that the probability of that event should increase by 5.0% and that the likelihood of a sale or merger reduce by 2.5%. Our board also felt that the dissolution scenario was so unlikely that it was appropriate to reduce the probability of this outcome to zero. Our board of directors determined that stock market conditions in general, and the market for initial public offerings in particular, were such that there was an 85.0% probability that we would be able to successfully complete an initial public offering in fiscal year 2012;

•	increased exit value multiples of our comparable company set, which had been enhanced as noted above based on discussions with underwriters and analysts, since the last valuation;

•	the price per share at which certain of our stockholders recently sold shares of our capital stock in private transactions;

•	management’s expectation that we would exceed forecasted revenue for the quarter ended July 31, 2011; and

•	uncertainty regarding the U.S. and global debt crisis.

Based on these factors, our board of directors concluded that it was appropriate to increase the fair value of our common stock from $6.58 per share at May 24, 2011 to $8.58 per share at August 1, 2011, an increase of 30.4%.

August 16, 2011. Our board of directors granted options to purchase 166,400 shares of common stock with an exercise price per share of $8.58 on August 16, 2011. In estimating the fair value of our common stock to set the exercise price of such options as of the date of grant, our board of directors reviewed and considered a draft of an independent valuation report for our common stock as of August 15, 2011. The final report, which was delivered to us on August 24, 2011, reflected a fair value for our common stock of $8.20 as of August 15, 2011. In granting options at $8.58 per share on August 16, 2011, the primary valuation factors considered by our board of directors were:

•	an enterprise value of $564.6 million as of the independent valuation report date, which was determined using the PWERM;

•	a discount rate of 27.6%, based on our estimated weighted average cost of capital;

•	a lack of marketability discount of 15.0%;

•

liquidity event scenario probabilities of 85.0% for an initial public offering, 12.5% for a sale or merger, 2.5% for continuing as a private company and 0.0% for a dissolution. Our board of directors determined that despite the extremely volatile stock market conditions in the days leading up to the August 16, 2011 meeting, there was still an 85.0% probability that we would be able to successfully complete an initial public offering in fiscal year 2012;

•	decreased exit value revenue multiple of our enhanced comparable company set since the last valuation as a result of extreme volatility in the stock market over recent weeks;

•	the price per share at which certain stockholders recently sold shares of our capital stock in private transactions; and

•	management’s expectation that we would exceed forecasted revenue for the quarter ended July 31, 2011.

Based on these factors, our board of directors concluded that it was appropriate to maintain the fair value of our common stock at $8.58 per share on August 16, 2011.

September 15, 2011. Our board of directors granted options to purchase 83,250 shares of common stock with an exercise price per share of $8.58 on September 15, 2011. In estimating the fair value of our common stock to set the exercise price of such options as of the date of grant, our board of directors reviewed and considered a draft of an independent valuation report for our common stock as of September 12, 2011. The final report, which was delivered to us on September 22, 2011, reflected a fair value for our common stock of $7.55 as of September 12, 2011. In granting options at $8.58 per share on September 15, 2011, the primary valuation factors considered by our board of directors were:

•	an enterprise value of $469.0 million as of the independent valuation report date, which was determined using the PWERM;

•	a discount rate of 27.2%, based on our estimated weighted average cost of capital;

•	a lack of marketability discount of 10.0%, reduced from 15.0% in the report as of August 15, 2011, primarily as a result of our S-1 filing and continued progress towards an initial public offering;

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liquidity event scenario probabilities of 85.0% for an initial public offering, 12.5% for a sale or merger, 2.5% for continuing as a private company and 0.0% for dissolution. Our board of directors determined that, despite the extremely volatile stock market conditions in the days leading up to the September 15, 2011 meeting, there was still an 85.0% probability that we would be able to successfully complete an initial public offering in fiscal year 2012;

•	decreased exit value revenue multiple of our enhanced comparable company set since the last valuation as a result of extreme volatility in the stock market over recent weeks;

•	the price per share at which certain stockholders recently sold shares of our capital stock in private transactions; and

•	management’s expectation that we would meet forecasted revenue for the quarter ended October 31, 2011.

Based on these factors, our board of directors concluded that it was appropriate to maintain the fair value of our common stock at $8.58 per share at September 15, 2011.

Income Taxes

We use the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities will be recognized in the period that includes the enactment date. A valuation allowance is established against the deferred tax assets to reduce their carrying value to an amount that is more likely than not to be realized. The authoritative guidance for Accounting for Uncertainty in Income Taxes, which clarifies the accounting for uncertainty in income taxes recognized in an entity’s consolidated financial statements and prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return was adopted as of May 1, 2009.

Capitalized Software

We capitalize certain development costs incurred in connection with our internal-use software platform. These capitalized costs are related to the application service suite that we host, which is accessed by our clients on a subscription basis. Costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the development stage, we capitalize direct internal and external costs until the software is substantially complete and ready for its intended use. We cease capitalizing these costs upon completion of all substantial testing. We also capitalize costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality. We expense maintenance and training costs as they are incurred. We amortize capitalized internal-use software development costs on a straight-line basis over its estimated useful life, which is generally three years, into cost of revenue.

Recent Accounting Pronouncements

In September 2009, the FASB issued two consensuses that will significantly affect the revenue recognition accounting policies for transactions that involve multiple deliverables and sales of software-enabled devices. The guidance updates the existing multiple-element revenue arrangements guidance included under current authoritative guidance. The revised guidance primarily provides two significant changes: 1) eliminates the need for objective and reliable evidence of the fair value for the undelivered element in order for a delivered item to be treated as a separate unit of account, and 2) eliminates the residual method to allocate the arrangement consideration. In addition, the guidance also expands the disclosure requirements for revenue recognition. The guidance was effective for the first annual reporting period beginning on or after July 15, 2010, with early adoption permitted provided that the revised guidance is retroactively applied to the beginning of the year of adoption. The new guidance will not have a material impact on our consolidated financial statements.

In May 2011, the FASB issued a standard to provide a consistent definition of fair value and change certain fair value measurement principles. In addition, the standard enhances the disclosure requirements concerning the measurement uncertainty of Level 3 fair value measurements. The updated accounting guidance is effective for interim and annual periods beginning after December 15, 2011 on a prospective basis. Early application is not permitted. We will adopt the updated guidance in the quarter ended January 31, 2012. The standard is not expected to have a material impact on our consolidated financial statements.

In June 2011, the FASB issued a standard to require an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The standard eliminates the option to present the components of other comprehensive income as part of the statement of equity. The updated accounting guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011 on a retrospective basis. Early application is permitted. We will adopt the updated guidance in the quarter ended January 31, 2012. Since the updated guidance only requires a change in the placement of information already disclosed in our condensed consolidated financial statements, it is not expected to have an impact on our consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Sensitivity

We hold cash and cash equivalents for working capital purposes. We do not have material exposure to market risk with respect to investments, as any investments we enter into are primarily highly liquid investments purchased with original maturities of three months or less. We do not use derivative financial instruments for speculative or trading purposes; however, we may adopt specific hedging strategies in the future. Any declines in interest rates will reduce future interest income.

Foreign Currency Risk

Our results of operations and cash flows will be subject to fluctuations because of changes in foreign currency exchange rates, particularly changes in exchange rates between the U.S. dollar and the Euro and British Pound, the currencies of countries where we currently have our most significant international operations. Our historical invoicing has largely been denominated in U.S. dollars; however; we expect an increasing proportion of our future business to be conducted in currencies other than the U.S. dollar. Our expenses are generally denominated in the currencies of the countries in which our operations are located, with our most significant operations today being located in the United States, the United Kingdom, Germany, France, Australia and Sweden. We do not currently enter into forward exchange contracts to hedge exposure to these foreign currencies nor do we enter into any derivative financial instruments for trading or speculative purposes; however we may do so in the future if we consider this exposure to be material. Thus, fluctuations in currency exchange rates could harm our business in the future.

BUSINESS

Overview

We are a leading provider of social commerce solutions that help our clients capture, display and analyze online word of mouth, including consumer-generated ratings and reviews, questions and answers, stories, recommendations, photographs, videos and other content about our clients’ brands, products or services. Bazaarvoice, which literally means “voice of the marketplace,” was founded on the premise that online word of mouth is critical to consumers and businesses because of its influence on purchasing decisions, both online and offline. We enable our clients to place consumers at the center of their business strategies by helping consumers generate and share sentiment, preferences and other content about brands, products or services. Through our technology platform, our clients leverage online word of mouth to increase sales, acquire new customers, improve marketing effectiveness, enhance consumer engagement across channels, increase success of new product launches, improve existing products and services, effectively scale customer support and decrease product returns.

Word of mouth influences consumers’ decisions to purchase products and services. Consumers often trust and rely on what other consumers say about a brand, product or service more than traditional advertising, particularly if they consider the content to be authentic. The proliferation of social networks, wikis, blogs and videos has given rise to the social web—a new era of Internet-enabled social interaction. The emergence of consumer interaction through the social web has significantly increased the volume and availability of online word of mouth about products and services. This online social interaction is proving to have a significant and growing influence on both online and offline commerce. The rapid adoption of Internet-enabled mobile devices is further amplifying the impact of online word of mouth by making this content even easier, more convenient and faster to generate and access. As a result, there has been a paradigm shift in marketing as traditional methods are being disrupted and businesses are now seeking solutions that embrace online word of mouth to more effectively engage and influence consumers.

Our solutions, provided via a Software-as-a-Service, or SaaS, platform, enable clients to:

•	capture and display online word of mouth;

•	engage consumers directly by answering product- or service-related questions;

•	analyze feedback and uncover critical insights from online word of mouth; and

•	distribute content among retail and other brand websites within our network, which we refer to as syndication.

Our business model focuses on maximizing the lifetime value of a client relationship. We make significant investments in acquiring new clients and believe that we will be able to achieve a favorable return on these investments by growing our relationships over time and ensuring that we have a high level of client retention. As of July 31, 2011, we served 659 active clients, including clients in the retail, consumer products, travel and leisure, technology, telecommunications, financial services, healthcare and automotive industries. As of July 31, 2011, we served eight of the ten most valuable U.S. retail brands according to Interbrand’s 2011 Best Retail Brands study published in March 2011, 145 of the 2011 Internet Retailer 500 and 73 of the 2011 Fortune 500 companies, including 26 of the top 100 of the Fortune 500. For the three months ended July 31, 2011, we served over 25.8 billion impressions and have served over 230.6 billion total impressions since our inception in May 2005. We define an impression as an instance of online word of mouth delivered to an end user’s web browser. We sell our solutions through a direct sales team located globally in the markets we serve, including the United States, the United Kingdom, Australia, France, Germany and Sweden.

In fiscal years 2009, 2010 and 2011 and the three months ended July 31, 2011, we generated revenue of $22.5 million, $38.6 million, $64.5 million and $22.1 million, respectively. In fiscal years 2009, 2010 and 2011 and the three months ended July 31, 2011, we generated 15.8%, 25.2%, 24.9% and 22.3% of our revenue, respectively, from outside of the United States. Our invoicing for international clients has been largely denominated in such clients’ local currencies rather than U.S. dollars.

Industry Overview

Word of mouth influences consumer decision-making.

We believe word of mouth influences consumers’ decisions to purchase products or services. Consumers often trust and rely on what others have to say about brands, products or services, particularly if they consider the content authentic and credible. In contrast, consumers often consider what businesses say about their own brands, products and services to be biased and less reliable.

Online social interaction is transforming the Internet and enabling unprecedented sharing of content among consumers.

The heart of the social web is comprised of websites and software technologies that foster social interaction, allowing users with similar interests to create and share original content with each other through one-to-one, one-to-many and many-to-many communication channels. The social web can empower the voices of individual consumers, allowing them to influence the opinions and decisions of others with unprecedented speed, ease and scale.

The increased volume and availability of online word of mouth has created digitally archived and readily searchable consumer databases about brands, products and services. Online word of mouth includes all types of online consumer-to-consumer, consumer-to-brand and brand-to-consumer sharing that influence decision making. Consumers are sharing content with each other about products, services and brands they like or dislike on brand websites and throughout the social web. Businesses recognize the importance of these online social interactions and are realizing that they must be actively engaged in the social web to effectively market their products and services.

Online word of mouth has a significant and growing influence on online and offline commerce.

Consumers are turning to online word of mouth to research products and services prior to making purchases, both online and offline. In 2011, Forrester Research, Inc. reported that U.S. web-influenced retail sales exceeded $1 trillion in 2009 and that by 2015 an estimated 51.6% of total online and offline retail sales will be influenced by Internet content, which includes online ratings and reviews.

The rapid adoption of Internet-enabled mobile devices is further amplifying the impact of online word of mouth.

According to a 2011 report by Cisco Systems, Inc., there will be over 7.1 billion mobile-connected devices worldwide in 2015—approximately one device per capita. The rapid adoption of Internet-enabled mobile devices is further amplifying the impact of online word of mouth by making this content even easier, more convenient and faster to generate and access. For example, in many locations around the world, a consumer walking in the aisle of a retail store with an Internet-enabled mobile device is able to scan a product barcode, read product information and reviews and make an informed purchase decision at the point of sale. After purchasing and using the product, a consumer can also use the Internet-enabled mobile device to rate the product or write a review and share it online. According to a 2011 study by comScore, Inc., Shop.org and PJL Digital LLC (d/b/a Social Shopping Labs), 47% of U.S. consumers have used a mobile device to check customer ratings or reviews while in a physical store.

Marketing paradigm shift: traditional marketing methods are being disrupted by the social web and the proliferation of online word of mouth.

The combination of the Internet, the social web and the proliferation of online word of mouth has created a marketing paradigm shift by giving consumers a new and easier way to directly connect with one another and with brands. A brand is a business or business unit that markets one or more products and services. As a result, companies have lost some level of control over how they influence clients and are increasingly forced to react to what consumers write and share with each other. This trend is disrupting traditional marketing methods, creating the need for a technology platform to complement companies’ marketing approaches in the following ways:

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Increasing consumer engagement. Traditional brand marketing methods are generally oriented to raising brand awareness and influencing the consumer purchase decision. Historically, the brand-to-consumer relationship was primarily one-way: a brand would advertise or promote its offerings, and a consumer would consider and perhaps purchase. Many times, consumer engagement with a brand typically occurred only when the consumer had a support question or service issue. The advent of the social web has enabled consumers to become brand advocates and engage with brands both pre- and post-purchase. Through the social web, consumers share their opinions about brands, products or services, read reviews and search for answers to product-related questions. As a result, the advent of the social web has created new opportunities for brands to directly engage consumers through their websites and across social networks, not only pre-purchase and at the point of sale to increase conversion, but also post-purchase to provide brands with valuable insights to improve the consumer experience. In addition, post-purchase engagement makes it easier for consumers to share their experiences with others, thereby helping satisfied customers become active advocates for brands.

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Enhancing authenticity. Consumers often question the reliability of a brand’s description of its own product. According to a July 2009 report by The Nielsen Company, a leading consumer research firm, when making purchase decisions, consumers often trust recommendations from people they know, as well as reviews posted by unknown consumers online, more than they do advertisements on television, on the radio, in print or in other traditional media. As a result, brands are striving to create active online communities that foster word of mouth about their products and services.

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Increasing relevance. Marketers attempt to target the right audience for their products, and consumers seek a product that is the right solution for their individual needs. Most traditional marketing campaigns are designed to appeal to a wide audience and therefore often lack the relevance that both marketers and consumers desire. An increasingly fragmented consumer audience makes it even more difficult for brands to target and scale their marketing efforts simultaneously. The emergence of the social web allows brands to reach targeted networks of consumers and helps consumers connect with people similar to them or in similar situations. Additionally, as online word of mouth is shared across the social web, brands benefit from reaching a larger audience with more relevant content.

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Changing marketing content. Traditional marketing methods depend on internally developed or agency developed creative content for their marketing campaigns. Brands can now easily leverage online word of mouth to utilize as content for their traditional marketing vehicles, such as email campaigns, online banners, mobile applications, print campaigns, in-store signage and even packaging.

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Improving speed and quality of consumer feedback. Traditional market research methods can be time-consuming and costly to implement. Organizing focus groups, creating surveys, identifying representative survey populations, convincing the appropriate consumers to participate and analyzing the resulting data can be slow to implement and expensive. In addition, the feedback collected through traditional marketing research may be biased by the way questions are asked and lack credibility if brands compensate the participants. Due to the limitations of traditional marketing methods, brand marketers are turning to online word of mouth as a timely and cost-effective way to gain insights into consumer behavior and preferences. A recent survey of Chief Marketing Officers we jointly conducted with The CMO Club (operated by C Level Club, LLC), a peer-to-peer network of Chief Marketing Officers, discovered that in 2011, 93% of CMOs plan on using some form of consumer-generated content, or online word of mouth, to inform their brands’ product and service decisions.

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Developing more valuable insights. Traditional marketing methods have a limited ability to capture and efficiently derive insights from online word of mouth. Data derived from online word of mouth can provide deeper and different insights into consumer behavior and preferences than are generally possible via traditional marketing and consumer market research methods. This data can provide a more complete understanding of the consumer, his or her background, social graph, basis for purchase decisions, means of purchase and purchase intent. However, the data is often unstructured, continuously generated, and voluminous, making it difficult for brands to fully realize its potential. Making sense of and structuring this consumer-generated data presents an opportunity to deliver powerful and timely insights into consumer behavior and preferences that are superior to historical methods and produce consumer intelligence with measurable marketing results.

Our Market Opportunity

We believe that we have captured and can continue to capture a portion of the dollars spent on offline and online advertising, e-commerce services and market research:

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According to a 2011 forecast by MAGNAGLOBAL, a division of IPG’s Mediabrands, the worldwide advertising market is estimated to reach $428 billion in 2011. A 2010 MAGNAGLOBAL report projects the market to grow to over $558 billion by 2016.

•	The worldwide market for market research was estimated to be $31.2 billion in 2010, according to a 2011 report by ESOMAR, B.V.

As online audiences have shifted toward increased social interaction, brands are expanding their advertising spend to target consumers engaged in online social interaction. According to The Nielsen Company, Americans spent approximately 36% of their online time communicating and networking across blogs, personal email, instant messaging and social networks in 2010. The ability to personalize content and marketing messages using a consumer’s online profile and social behavior are new capabilities that brands can leverage. In February 2011, eMarketer estimated that worldwide advertising spend on social networks will grow from $2.4 billion in 2009 to $8.1 billion in 2012. Given the broad reach of our network and the important impact that our social commerce solutions have on consumer purchasing behavior, we believe that we are competitively positioned to capture a share of the growing social media marketing spend.

Our clients include companies from the retail, consumer products, travel and leisure, technology, telecommunications, financial services, healthcare and automotive industries. We estimate there are over 10,000 companies in the sectors we serve worldwide with annual revenue of at least $50 million, many of which can benefit from our platform and solutions. In addition, several of these companies have multiple brands, which we consider incremental additions to our market opportunity.

Our Competitive Strengths

We believe that the following competitive strengths differentiate us from our competitors and serve as barriers to entry:

Market leadership with robust SaaS solutions.

We are a leading provider of social commerce solutions and the leading provider of online ratings and reviews. Our technology platform has been developed in collaboration with our clients since our inception, and we believe our platform offers a proven and robust feature set to meet our clients’ needs. The key capabilities of our platform include Ratings & Reviews, Ask & Answer, Stories, Smart SEO, SocialConnect, SocialAlerts and Social Recommendations. In addition, we have been able to reliably scale our platform over time. For example, the number of impressions served by our platform increased from 1.8 billion per month in April 2008 to 9.0 billion per month in July 2011. During this same period, the number of our active clients increased from 122 to 659. Our platform is reliable with uptime of over 99.9% over the five-year period ended July 31, 2011.

We offer our solutions to clients as a SaaS platform, which reduces implementation time and costs for our clients and requires limited involvement from our clients’ technical teams as compared to internally developed solutions. In addition, as a result of this model, our clients have a low total cost of ownership because they do not have to purchase hardware or add IT staff to implement and maintain our platform. We host a highly scalable platform with a single version of the code in production that is updated continuously, with multiple software releases per year that can be quickly rolled out to provide new and innovative features to our existing clients.

Powerful network effects that connect our clients and their consumers.

As of July 31, 2011, we served 145 of the 2011 Internet Retailer 500. As of July 31, 2011, we served eight of the ten most valuable U.S. retail brands according to Interbrand’s 2011 Best Retail Brands study published in March 2011, as well as 73 of the 2011 Fortune 500 companies, including 26 of the top 100 of the Fortune 500. For the three months ended July 31, 2011, we served over 25.8 billion impressions and we have served over 230.6 billion total impressions since our inception in May 2005. Consumers also benefit by having access to a greater volume and variety of online word of mouth when they visit our clients’ websites. As the amount of data that is collected and managed on our platform increases, our clients will have access to a greater amount of relevant and authentic online word of mouth, and our analytics capabilities will provide more meaningful insights to our clients.

Through our platform, we offer syndication capabilities through our BrandVoice and BrandAnswers solutions, enabling brands to distribute ratings and reviews and other online word of mouth among retail and other brand websites within our network, as well as websites outside our network. Our ability to syndicate content across a wide array of websites attracts brands to our network. The multitude and variety of our clients’ brands attracts retailers to our network because we are able to provide them with access to more online word of mouth than they can collect on their own. As a result, we believe that we benefit from powerful network effects that differentiate us from our competitors.

Analytics capabilities that leverage structured data across our network.

Our platform’s analytics capabilities allow brands to derive powerful and timely insights about consumer sentiment. These capabilities are enhanced by our efforts to structure data, including the structured mapping of products and the attachment of meta-data tags in connection with our content moderation process. Our analytics solutions allow our clients to more easily recognize shifts in consumer sentiment, identify product issues and inform consumer-centric decisions, which can increase sales and consumer satisfaction. As the volume and variety of data across our network grows, and as we continue to develop more comprehensive analytics capabilities, we believe that the value we provide to our clients will increase.

Unique content moderation capabilities that preserve authenticity and ensure brand protection.

We use trained and experienced professionals to moderate online word of mouth captured by our clients 24/7/365, providing active support for 21 languages and multiple dialects and the capacity to support additional languages. We believe content moderation increases brand and consumer trust in reviews, improves client data quality and helps preserve the authenticity of online word of mouth. We are committed to representing both the positive and negative experiences of consumers. Accordingly, our content moderators do not remove negative reviews or edit consumer contributions. However, we do filter them for irrelevant, obscene or illegal material to ensure our clients’ valuable brands are protected. Our content moderators also assist in attaching pre-defined labels, or meta-tags, to categorize online word of mouth, such as shipping complaints, liability concerns, inaccurate product descriptions and product suggestions. We believe our content moderators are able to glean the connotations, sentiment, and context of a review, story, question or answer more accurately than is currently achievable with analytics software alone. Moreover, these content moderation capabilities are further enhanced by our ability to perform them in 21 different languages and multiple dialects. In parallel, our proprietary technology, workflows and best practices significantly increase the productivity of our content moderators, allowing us to efficiently moderate content while ensuring a high level of quality in a time-efficient manner. We believe the breadth of our content moderation capabilities is unique in our industry and is critical to our clients’ ability to successfully utilize online word of mouth.

Differentiated client services capabilities that help our clients achieve measureable results.

Our Client Services team enables our clients to leverage our platform to maximize the impact of online word of mouth and consumer engagement to achieve measurable results not only through technical services but by coaching our clients on best practices to drive review volume and to leverage online word of mouth throughout their businesses. We employ a consultative approach to gain an intimate understanding of a client’s business objectives. Our Client Success Directors serve as social commerce advisors to our clients, teaching them ways to use our platform to maximize their business objectives and measure the effectiveness of their efforts. We work with our clients to integrate online word of mouth into key business processes, such as business analytics, product design and research and development, marketing, sales and client service. Our Client Success Directors also provide ongoing education and guidance, helping our clients navigate the rapidly evolving market for social commerce solutions.

A corporate culture that drives performance.

We regard our culture as a key differentiator and performance driver, and we have held this view since our inception. Our corporate culture is defined by the following core values: passion, performance, innovation, openness, teamwork, respect and generosity. Our management team is committed to maintaining and improving our culture even as we grow rapidly. We believe our culture gives us a competitive advantage in recruiting talent, driving innovation, enhancing productivity and improving client service. We foster our culture in numerous ways, including employee performance reviews, employee surveys rating and reviewing our culture, leadership training, numerous performance recognition programs and community building efforts. In recognition of our focus on culture, we were recognized as a “best place to work” in Austin, Texas by the Austin Business Journal in 2007-2011 and as the #1 “top workplace” in Austin by the Austin American-Statesman in 2010.

Our Growth Strategy

The following are key elements of our growth strategy:

Expand our direct sales force globally.

We can offer significant value to companies that aim to better understand consumers. We intend to expand our direct sales force globally, which we believe will improve our sales coverage and effectiveness and enable us to acquire new clients.

Increase brand penetration and sell new solutions to our existing clients.

We believe that we have a significant opportunity to build on relationships with existing clients, including some of the leading companies in the world. Many of our clients sell products through numerous distinct brands. We have the opportunity to expand our relationship with these clients by deploying our solutions for some or all of their other brands.

Most of our clients use only a subset of the solutions available in our platform. We believe that we have a significant opportunity to sell other solutions delivered through our platform, as well as solutions we intend to release in the future.

Increase the volume and variety of data across our network and help clients derive greater consumer insights.

We plan to continue to aggregate an increasing volume and variety of online word of mouth and other relevant data across our network. In turn, consumers will have access to a greater amount of relevant online word of mouth to inform their purchase decisions. We plan to enhance our clients’ ability to analyze the aggregated data by offering new analytics solutions that can help our clients derive meaningful insights from consumer data across our network.

Further expand internationally and penetrate industry verticals.

While we have already established operations in the United Kingdom, Australia, France, Germany and Sweden, we intend to leverage this experience by expanding our sales and client service operations and further developing the Bazaarvoice brand. We are deepening our presence in Europe and are assessing operations in the Asia-Pacific and Latin America regions. Moreover, we plan to further penetrate our current industry verticals and to continue developing and marketing our unique solutions for additional verticals. We believe companies in various verticals can benefit from utilizing our platform to better understand consumers.

Continue to broaden our platform’s capabilities through innovation.

We view investments in research and development to be an integral part of our strategy. Our research and development efforts are principally focused on improving our software architecture to make our development efforts more efficient and cost-effective and adding new solutions to our platform to enhance our value proposition to existing and prospective clients. We also intend to leverage word of mouth data and our network reach to develop new solutions.

Pursue selective acquisitions and commercial relationships.

We intend to pursue selective acquisitions of complementary businesses and technologies that will enable us to acquire targeted product and technology capabilities. From time to time, we also may enter into commercial relationships with Internet and social media businesses if we believe this will benefit our clients. For example, we have worked with Google to enable our clients’ online word of mouth to be delivered through the Google search platform, including their mobile applications, and appear in a consumer’s Internet search results.

Our Platform and Solutions

Bazaarvoice Platform

Our platform provides capabilities to capture, manage and display online word of mouth. Consumers interact with our solutions as they view or author consumer reviews, questions, photos, videos, long-format narratives and other forms of consumer-generated content. Content that is displayed by our platform is styled to match our clients’ brand, preserving important branding elements of our clients’ businesses.

Content collected and managed by our platform is used by our clients in a wide range of applications, including their online websites, mobile-optimized websites, mobile applications, social networks, in-store kiosks, physical in-store displays, printed flyers, email and other forms of online and offline media.

Key capabilities of our platform include:

•	Ratings & Reviews. Allows our clients to capture, manage and display consumer reviews about their products and services on their websites and mobile-optimized websites.

•	Ask & Answer. Allows our clients to facilitate question and answer conversations between consumers, or between consumers and brand representatives, on their websites.

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Stories. Allows our clients to collect consumer testimonials about their products and services and display these stories on their websites. Our Stories capability is used in brand marketing initiatives where an in-depth story from a consumer, often accompanied by photos and sometimes videos, is used to create a strong emotional link between consumers and a brand.

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Smart SEO. Allows our clients to optimize the presentation of online word of mouth for Internet search engines and offer interactive filtering and sorting capabilities to enhance the consumer’s experience when reviewing this content. As consumers author new ratings and reviews, our clients are able to keep the content on their websites fresh, which generally results in increased Internet traffic from search engines to our clients’ websites.

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SocialConnect. Enables consumers to read or write reviews, product questions, product answers, or stories on our clients’ pages on social networking websites and easily share this content with the people they influence the most—their social network friends or followers. SocialConnect also provides the capability for consumers on our clients’ websites to easily share their opinions within social networks.

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SocialAlerts. Creates a linkage between brands and consumers long after the consumer has left our clients’ websites by reaching consumers by email, alerting them of key changes to, and interactions with, content and products on the website. For example, after a consumer has asked a question via our Ask & Answer solution on one of our clients’ websites, SocialAlerts can trigger an email when answers to the question are posted to let that consumer know to return to the client’s website to view the answer.

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Social Recommendations. Enables consumers to recommend products within any content that they author on our clients’ websites. Consumers commonly use the Bazaarvoice Product Selector feature to search and choose a specific product or service that they would like to recommend to other consumers on the website. For example, when a consumer or brand representative is answering a question posted by another consumer, such as what accessories are recommended with a specific HDTV, Social Recommendations allows them to click on images and link to those accessories so that it is easy for the questioner, or any other shopper that reads that answer, to add those accessories to their shopping cart.

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Third-party developer APIs. Provides third-party developers with tools to build products or extend our platform on behalf of our clients, which enables us to expand the use of our platform by leveraging applications built by third-party developers. For example, some agencies use our developer APIs to develop applications for our clients’ brands that allow consumers to read reviews via touchscreen displays while shopping in stores or via their mobile devices while traveling, including using geolocation to deliver reviews from consumers that live in the same geography as that shopper.

Bazaarvoice Network Solutions

Our clients are connected through our SaaS platform to form a network. We offer network syndication and brand engagement solutions to facilitate the sharing of online word of mouth among our clients and to enable brands to directly interact with consumers on our retail clients’ websites.

•	BrandVoice. Enables brands to enter into distribution relationships allowing them to display review content on retail websites within our network, which we refer to as syndication.

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BrandAnswers. Enables brands to interact directly with consumers on retail websites within our network to answer questions and provide suggestions on alternative products that may better meet that consumer’s needs. Brands gain visibility into all questions and answers about their products on retail websites that participate in our distribution relationships.

Bazaarvoice Analytics Solutions

Our platform includes a Workbench Analytics solution, which provides analytics and self-service administration tools. We expect to release our enhanced analytics solution, our Customer Intelligence solution, which is currently in development.

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Workbench Analytics. Provides analytics capabilities that allow our clients to generate reports highlighting basic ratings trends, text analysis and product and service issue identification. Workbench also allows clients to perform self-service administration.

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Customer Intelligence. Our Customer Intelligence solution, which is currently in development, is a new solution that is intended to allow our clients to derive market, consumer and product insights in a timely manner from the underlying data we collect on their behalf through our platform. Customer Intelligence will enable our clients to analyze explicit and unstructured online word of mouth and to correlate this content with consumer profiles and demographic information.

Our Clients

As of July 31, 2011, we served 659 active clients, including clients in the retail, consumer products, travel and leisure, technology, telecommunications, financial services, healthcare and automotive industries. As of July 31, 2011, we served eight of the ten most valuable U.S. retail brands according to Interbrand’s 2011 Best Retail Brands study published in March 2011, 145 of the 2011 Internet Retailer 500 and 73 of the 2011 Fortune 500 companies, including 26 of the top 100 of the Fortune 500. In fiscal year 2011, our active client retention rate was 89.4%. We are committed to developing long-term client relationships. In each of fiscal years 2009, 2010 and 2011 and the three months ended July 31, 2011, no one client represented more than 10.0% of our revenue for that year.

The following table sets forth a list of selected clients by industry vertical and is not intended to be representative of our full client list:

Retail

Argos Limited

The Boots Company PLC

Cabela’s Incorporated

Euromarket Designs, Inc. d/b/a Crate & Barrel

Footlocker.com, Inc.

Golfsmith International, Inc.

Petco Animal Supplies Inc.

Sephora USA, Inc.

SkyMall, Inc.

Technology

LG Electronics USA, Inc.

Microsoft Corporation

Philips Consumer Lifestyle B.V.

Consumer Products

Newell Rubbermaid, Inc.

The Proctor & Gamble Company

Financial Services

Intuit Inc.

LendingTree, LLC

Nationwide Mutual Insurance Company

Navy Federal Credit Union

United Services Automobile Association

Travel and Leisure

NCL (Bahamas) Ltd. d/b/a NCL

Orbitz, Inc.

Sales and Marketing

We sell our solutions through our direct sales team located globally in the markets we serve. Our sales strategy is a vertically focused, geographically distributed and direct model that is designed to tailor our social commerce solutions to the specific needs of the industry verticals we serve.

Our sales cycle can vary substantially from client to client but typically requires three to 12 months. In addition to new client sales, our sales directors are also focused on selling additional solutions to our existing clients.

Our marketing efforts are intended to support lead generation, provide sales support, penetrate new and rapidly expanding markets and build our corporate brand. Our marketing efforts include:

•	participation in, and sponsorship of, user conferences, trade shows and industry events;

•	online marketing activities, including advertising, search engine marketing, search engine optimization, webinars, email campaigns and our Bazaarvoice Social Commerce Blog (or Bazaarblog);

•	informational resources development to educate prospective clients on social initiatives, including white papers, client case studies and in-person demonstrations;

•	sales resources development; and

•	industry partnership and business development programs.

We also host semi-annual Social Commerce Summits, one in the United States and one in Europe. These Summits are our showcase events where current and prospective clients, along with social strategists, meet to share insights into the industry and results from social initiatives. The events feature a variety of speakers, typically executives from client organizations, training and solutions demonstrations and sharing of best practices, and are designed to increase product adoption and satisfaction and to sign new clients. In addition, we host a number of regional user groups.

Client Services

Our Client Services team is responsible for managing all client activity after the sale. With locations in the markets we serve, our Client Services team is divided into five key functional areas:

•	execution and design, consisting of implementation project managers, implementation engineers and user interface designers who are responsible for technical integration and styling of our solutions;

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client success, consisting of dedicated sales directors who provide social thought leadership in the development and execution of strategic success plans for our clients and provide renewal and add-on sales support;

•	content services, consisting of content moderators who process content and perform meta-tagging;

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technical support, consisting of our support professionals who provide technical support services to deliver new production releases, resolve client questions and issues, respond to change requests and address other matters as they arise; and

•	social analytics, consisting of analytics professionals who employ analytics to measure the value of our solutions and extract business insights from the data we collect on behalf of our clients.

Our license agreements with our clients include maintenance, support and software updates during the term of the agreement. However, major functional updates or enhancements may, in our discretion, be considered new solutions that will be made available to our clients at an additional charge.

Research and Development

Our research and development team is responsible for the design, development, maintenance and operation of our technology solutions. Our research and development process emphasizes frequent, iterative and incremental development cycles, enabling us to incorporate client feedback while maintaining a high standard of quality. Within the research and development team, we have several highly aligned, independent sub-teams that focus on particular capabilities of our solutions. Each of these sub-teams includes product managers, designers, developers and quality assurance specialists responsible for the initial and ongoing development of their solution capability. In addition, the research and development team includes our production operations team, which is responsible for platform uptime.

We believe that continued investment in research and development is critical to the future success of our business. Historically, we have made substantial investments in research and development, and we plan to continue doing so in order to further differentiate ourselves from our competitors. In addition, we augment our full-time research and development staff with offshore third-party contractors located in the Ukraine and Costa Rica. Our research and development expenses were $3.4 million, $5.8 million, $10.8 million and $3.3 million in fiscal years 2009, 2010 and 2011 and the three months ended July 31, 2011, respectively.

Competition

The market for social commerce solutions is highly competitive. The competitive dynamics of our market are unpredictable because it is at an early stage of development, rapidly evolving, fragmented and subject to potential disruption by new technological innovations.

We believe the principal competitive factors in our market include the following:

•	product breadth and functionality;

•	scope, quality and breadth of client base;

•	amount and quality of content;

•	service;

•	price;

•	reputation; and

•	operating model efficiency.

We believe that we compete favorably on the factors described above. We compete primarily against traditional marketing and advertising programs. Many businesses remain hesitant to embrace social commerce solutions, such as ratings and reviews, driven by a reluctance to display negative reviews about their brands, products or services or about other brands displayed on their websites. Additionally, some businesses have developed, or may develop in the future, social commerce solutions internally. These businesses may consider their internal solutions adequate, even if our solutions are superior.

We have several direct and indirect competitors that provide third-party social commerce solutions, including companies like PowerReviews, Inc. and Revieworld Ltd. Additionally, we face potential competition from participants in adjacent markets that may enter our markets by leveraging related technologies and partnering with other companies.

We may also face competition from companies entering our market, including large Internet companies like Google, Inc. and Facebook, Inc., which could expand their platforms or acquire a competitor. While these companies do not currently focus on our market, they have significantly greater financial resources and, in the case of Google, a longer operating history. They may be able to devote greater resources to the development and improvement of their services than we can and, as a result, may be able to respond more quickly to technological changes and clients’ changing needs.

Moreover, because our market is changing rapidly, it is possible that new entrants, especially those with substantial resources or more efficient operating models, more rapid product development cycles or lower marketing costs, could introduce new solutions that disrupt the manner in which businesses use online word of mouth and engage with consumers online to address the needs of our clients and potential clients.

We cannot be certain that these competitors, both current and potential, will not offer or develop services that are considered superior to ours or that services other than ours will attain greater market acceptance.

Our Culture

We regard our culture as a key differentiator and performance driver, and we have held this view since our inception. We believe our culture gives us a competitive advantage in recruiting talent, driving innovation, enhancing productivity and improving client service. Our core values connect us to our purpose and guide many of our most important business decisions, particularly those involving our most strategic asset of all, our people. As an organization, we strive to embody the following core values:

•	Passion: We excite with possibilities. We celebrate success. We love what we do.

•	Performance: We act with purpose. We are decisive. We exceed expectations.

•	Innovation: We believe there is power in change. We have the courage to act. We lead.

•	Openness: We listen. We seek the truth. We act with authenticity.

•	Teamwork: We play to one another’s strengths. We trust each other. We are stronger and smarter together.

•	Respect: We are a company of equals. We value difference. We are people first; roles second.

•	Generosity: We share. We give without expectations. We are connected to our community.

We regularly debate culture as a management team, striving to refine our culture and integrate new ideas as we rapidly grow. One way we do this is through our Cultural Ambassadors program, which enables small groups of employees to visit top-rated companies and learn from their approaches to building high-performance and sustainable cultures.

Our culture is an extension of our purpose and is manifested in our core values. By design, our purpose is broad and audacious: “Changing the world, one authentic conversation at a time.” We are energized by the opportunity to transform entire industries through the power of online word of mouth and consumer-driven market insights. We are passionate about the role we can collectively play in driving this transformation across the private and public sectors.

As a reflection of the importance of our core values, we ask our employees to participate in a management feedback survey to rate and review managers, including our CEO and all corporate officers, on how well we live and demonstrate our values. This survey provides critical input during our performance review process. We currently conduct reviews for all employees, including managers and corporate officers, on a biannual basis, ensuring that we improve and evolve as rapidly as our growing business requires.

Competition for talent is intense, and a candidate’s view of the potential employer’s culture is often, in our experience, the deciding factor for many candidates. However, in addition to promoting our culture, we rigorously evaluate each candidate on whether they will enhance our culture. In particular, we test for passion by requiring most candidates to complete a job-specific test, which often requires the candidates to prepare and give a presentation. This exercise requires a significant investment of time and energy and is highly effective in identifying team members with high potential.

As a testament to our focus on culture, we were recognized as a “best place to work” in Austin, Texas by the Austin Business Journal in 2007-2011 and the #1 “top workplace” in Austin by the Austin American-Statesman in 2010.

We foster our culture in a variety of ways, including:

•	our annual climate survey, which anonymously surveys all employees on the state of our culture;

•	our six-month leadership training program, custom built around our core values;

•	our top-performer equity awards for those that are nominated by fellow employees as defining our culture and core values;

•	our genius grant equity award for employees that demonstrate incredible ingenuity and initiative to solve business challenges;

•	our trust-based vacation policy, which enables any employee, regardless of tenure, to take vacation as needed;

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our scavenger hunt, which all new employees, regardless of level, complete during their first week on the job, exposing them to all key functions and jobs in our company and important parts of our history;

•	our quarterly science fair, which encourages friendly competition and highlights our core value of innovation; and

•	the Bazaarvoice Foundation, which we are creating to serve our communities by focusing primarily on education.

Technology Infrastructure & Operations

We have invested extensively in developing our proprietary technology infrastructure to support the growth of our business. Our proprietary technology infrastructure includes data center, cloud computing and network management, a secure centralized source control management system and proprietary data analytics.

Maintaining the integrity and security of our technology infrastructure is critical to our ability to provide online word of mouth, and we have a dedicated security team that promotes industry best practices and drives compliance with data security standards. We use encryption technologies and certificates for secure transmission of personal information between consumers and our solutions.

Our technology infrastructure has the ability to handle sudden bursts of activity for users over a short period of time with high levels of performance and reliability. We operate at a scale that routinely delivers more than 260 million content impressions per day.

Key elements of our technology infrastructure are described below.

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Scalable Infrastructure. Our physical network infrastructure utilizes multiple hosted data centers linked with a high speed virtual private network. We utilize commodity hardware, and our architecture is designed for high availability and fault tolerance while accommodating the demands of our service utilization.

•	Cloud Computing Innovation. We have developed our architecture to work effectively in a flexible cloud environment that has a high degree of automated elasticity.

We believe that our technology infrastructure is a competitive advantage, and we will continue to innovate and optimize our infrastructure to extend our technology leadership.

Intellectual Property

Our intellectual property includes our patent applications, registered and unregistered trademarks and registered domain names. We believe that our intellectual property is an essential asset of our business and that our technology infrastructure currently gives us a competitive advantage. We rely on a combination of trademark, copyright and trade secret laws in the United States and the European Union, as well as contractual provisions, to protect our proprietary technology and assets. We currently have trademarks registered in the United States for our name and certain of the words and phrases that we use in our business. We also rely on copyright laws to protect software relating to our websites and our proprietary technologies, although we have not yet registered for copyright protection. We have registered numerous Internet domain names related to our business in order to protect our proprietary interests. As of July 31, 2011, we had five patent applications and two provisional patent applications pending, but no issued patents. We also enter into confidentiality agreements with our employees and consultants and seek to control access to and distribution of our proprietary information in a commercially prudent manner.

The efforts we have taken to protect our intellectual property may not be sufficient or effective. Third parties may infringe upon or misappropriate our proprietary rights. Despite our efforts, other parties may copy or otherwise obtain and use the content of our websites without authorization. We may be unable to prevent competitors from acquiring domain names or trademarks that are similar to, infringe upon or diminish the value of our domain names, trademarks, service marks and our other proprietary rights. Competitors may also independently develop technologies that are substantially equivalent or superior to the technologies we employ in our solutions. Failure to protect our proprietary rights adequately could significantly harm our competitive position and operating results.

In addition, we license third-party technologies that are incorporated into some elements of our solutions. Licenses of third-party technologies may not continue to be available to us at a commercially reasonable cost or at all.

Companies in the Internet and technology industries, and other patent, copyright and trademark holders own large numbers of patents, copyrights, trademarks and trade secrets and frequently threaten or enter into litigation based on claims of infringement or other violations of intellectual property rights. We have received in the past, and may receive in the future, notices that claim we have misappropriated or misused other parties’ intellectual property rights. There may be intellectual property rights held by others, including issued or pending patents, copyrights and trademarks, that cover significant aspects of our technologies, content, branding or business methods. Any intellectual property claim against us, regardless of merit, could be time-consuming and expensive to settle or litigate and could divert our management’s attention and other resources. These claims also could subject us to significant liability for damages and could result in our having to stop using technology, content, branding or business methods found to be in violation of another party’s rights. We might be required or may opt to seek a license for rights to intellectual property held by others, which may not be available on commercially reasonable terms, or at all. Even if a license is available, we could be required to pay significant royalties, which would increase our operating expenses. We may also be required to develop alternative non-infringing technology, content, branding or business methods, which could require significant effort and expense and make us less competitive in the social commerce market. If we cannot license or develop technology, content, branding or business methods for any allegedly infringing aspect of our business, we may be unable to compete effectively.

Legal and Regulatory

We believe that there are no claims or actions pending or threatened against us, the ultimate disposition of which would have a material adverse effect on us.

There have been and continue to be regulatory developments that affect our industry. For example, the Federal Trade Commission has directed attention to compensated blogging, endorsements and reviews, and state, U.S. federal and international government agencies have become increasingly focused on privacy in social networks and social commerce, including with respect to collection and use of personally identifiable information and the deployment and use of cookies. In addition, with respect to our clients that are in regulated industries, such as banking and finance or healthcare, our activities may be subject to the regulations governing such businesses.

Employees

As of July 31, 2011, we had 659 employees, consisting of 520 full-time employees and 139 part-time employees who serve as content moderators. Our employees work in offices located in Austin, London, Paris, Munich, Stockholm and Sydney. Of these employees, 576 were based in the United States. We consider our current relationship with our employees to be good. None of our employees is represented by a labor union or is a party to a collective bargaining agreement.

Facilities

Our principal executive offices are located in Austin, Texas, where we lease approximately 94,086 square feet of office space under leases that expire on January 31, 2015 with respect to 76,804 square feet and on November 15, 2015 with respect to 17,282 square feet. As of July 31, 2011, we maintained additional offices in the United Kingdom, Australia, France, Germany and Sweden. Our primary data center is located in Texas under a hosting agreement with Rackspace U.S., Inc. d/b/a Rackspace Hosting, which agreement expires in June 2012. We believe our current and planned office facilities and data center space will be adequate for our needs through fiscal year 2012. We expect to need additional space at our corporate headquarters after fiscal year 2012.

MANAGEMENT

Executive Officers and Directors

Our executive officers and directors and their ages and positions as of September 15, 2011, are as follows:

Name	Age	Position

Brett A. Hurt	39	Founder, Chief Executive Officer, President and Director

Stephen R. Collins	46	Chief Financial Officer

Bryan C. Barksdale	40	General Counsel and Secretary

Heather J. Brunner	42	Chief Operating Officer

Erin C. Nelson	42	Chief Marketing Officer

Michael R. Osborne	35	Chief Revenue Officer

Neeraj Agrawal(1)	38	Director

Michael S. Bennett(1)(2)	59	Director

Dev C. Ittycheria(2)(3)	44	Director

Edward B. Keller(2)(3)	55	Director

Thomas J. Meredith(1)	61	Director and Chairman of the Board of Directors

Christopher A. Pacitti(3)	41	Director

(1)	Member of our audit committee.
(2)	Member of our compensation committee.
(3)	Member of our nominating and governance committee.

Executive Officers

Brett A. Hurt has served as our Founder, Chief Executive Officer, President and a member of our board of directors since he co-founded Bazaarvoice in May 2005 with Brant Barton, our Chief Innovation Officer. From May 1999 to April 2005, Mr. Hurt held various executive positions at Coremetrics, Inc., a marketing analytics SaaS provider for the e-commerce industry that he founded in 1999 and that was acquired by IBM in 2010. Mr. Hurt served on the board of directors at Coremetrics from May 1999 to February 2006. Prior to his time at Coremetrics, Mr. Hurt founded and was the Chief Executive Officer of BodyMatrix, LLC, an online retailer of sports nutrition products, and Hurt Technology Consulting, LLC, a software and web consulting firm. Mr. Hurt has also served as a systems analyst at Deloitte Consulting LLP. Mr. Hurt was named Ernst & Young Entrepreneur of the Year for Central Texas in 2009. Mr. Hurt holds a B.B.A in management information systems from the University of Texas at Austin and an M.B.A. in high-tech entrepreneurship from the Wharton School at the University of Pennsylvania. In addition to his role as our Chief Executive Officer, we believe Mr. Hurt’s qualifications to serve on our board of directors include his knowledge and understanding of our business and industry and his previous service in executive positions at various technology companies.

Stephen R. Collins has served as our Chief Financial Officer since September 2010. From May 2009 to September 2010, Mr. Collins served as Managing Partner at Natchez Advisors, LLC, a company he established to invest in and provide management advisory services to early-stage technology companies based in Tennessee. As part of his activities at Natchez Advisors, Mr. Collins served from May 2009 to March 2010 as interim Chief Executive Officer of Moontoast, Inc., a social commerce network company. Mr. Collins continues to serve as a member of the board of directors of Moontoast. From April 2010 to June 2010, Mr. Collins served as Chief Financial Officer and Chief Strategy Officer of edo Interactive, Inc., a marketing services and electronics payments company. From January 2008 to April 2009, Mr. Collins was primarily engaged in the sale of all remaining assets and the dissolution of White Horse, Inc. (formerly Juris, Inc., a legal software solutions business that was sold to LexisNexis, a division of Reed Elsevier Inc., in July 2007), as well as managing his personal investments. From June 2002 to July 2003, Mr. Collins served as Chief Operating Officer and then from July 2003 to December 2007 as President and Chief Executive Officer of Juris, Inc. Mr. Collins previously served in a variety of positions, including Chief Financial Officer and Chief Information Officer, at DoubleClick, Inc., which was sold to Google, Inc. and provides advertising management and technology solutions for digital media, various finance positions for Colgate-Palmolive Company and as an auditor for the accounting firm of PricewaterhouseCoopers LLP. Mr. Collins received a B.S. in accounting from the University of Alabama and is a C.P.A.

Bryan C. Barksdale has served as our General Counsel since August 2010 and as our Secretary since February 2011. Prior to joining us, Mr. Barksdale practiced corporate and securities law at Wilson Sonsini Goodrich & Rosati, Professional Corporation, from February 2005 to August 2010 where he represented Bazaarvoice from its inception in May 2005. Mr. Barksdale previously practiced corporate and securities law with Brobeck, Phleger & Harrison LLP and with Andrews Kurth LLP. Mr. Barksdale holds a B.A. in psychology from the University of Texas at Austin, an M.Ed. from the University of Mississippi and a J.D. from Washington & Lee University.

Heather J. Brunner has served as our Chief Operating Officer since July 2009 and previously served as our Senior Vice President of Worldwide Client Services from August 2008 to June 2009. Prior to joining us, Ms. Brunner served from February 2008 to August 2008 as Chief Executive Officer of Nuvo Network Management Inc., a wholly owned subsidiary of Trilogy Enterprises, Inc. and provider of managed network services. From July 2007 to February 2008, Ms. Brunner was the Chief Operating Officer for B-Side Entertainment, Inc., an entertainment technology company acquired by Slated, Inc. From October 2005 to July 2007, Ms. Brunner led worldwide client services at Coremetrics, Inc., a marketing analytics provider for the e-commerce industry that was acquired by IBM. From August 2001 to October 2005, Ms. Brunner was Vice President of Client Delivery and Operations at Trilogy Enterprises, Inc. Ms. Brunner previously served as Regional Vice President at Concero Technology, Inc., as a Practice Director at Oracle, Inc. where she focused on the development of the Central Texas enterprise sales and consulting practice, and in a variety of consulting team management positions at Accenture plc. Ms. Brunner received a B.A. in international economics from Trinity University.

Erin C. Nelson has served as our Chief Marketing Officer since November 2010. Prior to joining us, Ms. Nelson held a variety of positions at Dell Inc. from April 1999 to October 2010, including Senior Vice President and Chief Marketing Officer from January 2009 to October 2010, with responsibility for the company’s global brand, communications and social media strategy, and Vice President of Marketing for Europe, the Middle East and Africa. From June 1991 to January 1994, Ms. Nelson worked in brand management at The Procter & Gamble Company. Ms. Nelson also previously held positions relating to corporate strategy at PepsiCo, Inc. and worked in management consulting at A.T. Kearney, Inc. Ms. Nelson was inducted into the Advertising Hall of Achievement, established by the Advertising Federation of America, in 2010. Ms. Nelson holds a B.B.A. in international business and marketing from the University of Texas at Austin.

Michael R. Osborne has served as our Chief Revenue Officer since March 2010 and previously served as our Senior Vice President of Sales from July 2006 to February 2010. Prior to joining us, Mr. Osborne served from May 2003 to July 2006 as Director of Client Services at Coremetrics, Inc., a marketing analytics provider for the e-commerce industry that was acquired by IBM. Mr. Osborne previously worked as Presales and Partner Manager at Trilogy Software, Inc., an enterprise software firm specializing in solving complex business problems through technology solutions. Mr. Osborne holds a B.S. in electrical and computer engineering from Carnegie Mellon University.

Board of Directors

Neeraj Agrawal has served as a member of our board of directors since September 2007 and our audit committee since November 2008. He is currently a general partner at Battery Ventures. Mr. Agrawal joined Battery Ventures in 2000 and became a general partner in May 2007. Prior to his time at Battery Ventures, Mr. Agrawal served as an operating executive at Sky TV Latin America, a News Corp. subsidiary. He has also worked as a management consultant at Booz Allen Hamilton Inc. He holds a B.S. in computer science from Cornell University and an M.B.A. from Harvard Business School. We believe Mr. Agrawal’s qualifications to serve on our board of directors include his extensive experience in corporate finance, business strategy and corporate development and his knowledge gained from service on the boards of various private companies.

Michael S. Bennett has served as a member of our board of directors since November 2010, our compensation committee since November 2010 and our audit committee since May 2011. Mr. Bennett served as Executive Chairman of SolarWinds, Inc., a provider of network management software, from March 2010 to June 2010 and as a member of the board of directors of SolarWinds from June 2006 to June 2010. Mr. Bennett held various positions at SolarWinds, serving as Chief Executive Officer from June 2006 to March 2010 and as President from June 2006 to January 2009. Prior to his time at SolarWinds, Mr. Bennett served as Chief Executive Officer of Permeo Technologies, Inc., a network security software company, and as a venture partner at Austin Ventures. Mr. Bennett has served in the Chief Executive Officer role at several technology companies, including Mission Critical Software until its acquisition by NetIQ Corporation in 2000, Learmonth & Burchett Management Systems Plc, a provider of process management tools for software development, and Summagraphics Corporation until its acquisition by Lockheed Martin’s CalComp subsidiary. Prior to joining Summagraphics, Mr. Bennett served as a senior executive with Dell Inc. Mr. Bennett was named the Ernst & Young Entrepreneur of the Year for Houston, Texas in 2000 and for Central Texas in 2010. We believe Mr. Bennett’s qualifications to serve on our board of directors include his previous service in executive positions at various public and private technology companies, his experience in building and managing high-growth technology companies and his experience serving on the board of another public company.

Dev C. Ittycheria has served as a member of our board of directors since January 2010, our compensation committee since May 2010 and our nominating and governance committee since May 2011. Mr. Ittycheria served as the Senior Vice President, President of the Enterprise Service Management of BMC Software, Inc. from November 2008 to February 2010 and as Senior Vice President, Strategy and Corporate Development from April 2008 to October 2008. Prior to his time at BMC, Mr. Ittycheria was co-founder, President, Chief Executive Officer, and a member of the board of directors of BladeLogic, Inc. from August 2001 to April 2008, which was acquired by BMC in April 2008. Prior to founding BladeLogic, Mr. Ittycheria held several management positions in technology companies, including Senior Vice President and General Manager of the application service provider division of Breakaway Solutions, Co-founder, President and CEO of Applica Incorporated, and various senior positions in the data communications business of AT&T and Teleport Communications Group. Mr. Ittycheria currently serves on the board of directors of athenahealth, Inc. He holds a B.S. in electrical engineering from Rutgers University. Mr. Ittycheria was named the Ernst & Young Entrepreneur of the Year for New England in 2004. We believe Mr. Ittycheria’s qualifications to serve on our board of directors include his experience in building and managing high-growth technology companies and his experience serving on the boards of various companies, including another public company.

Edward B. Keller has served as a member of our board of directors since May 2006, our compensation committee since September 2009 and our nominating and governance committee since May 2011. Mr. Keller is the current Chief Executive Officer of Keller Fay Group LLC, a marketing research and consulting company dedicated to word-of-mouth marketing, which he co-founded and joined in December 2005. Mr. Keller’s career in marketing and media research spans nearly 30 years. Prior to founding the Keller Fay Group, Mr. Keller served as Chief Executive Officer of market research firm RoperASW, which was acquired by NOP World Ltd. and then by GfK Custom Research North America, and previously as that company’s President and Chief Operating Officer. Mr. Keller is a member of the board of directors of the Word-of-Mouth Marketing

Association, where he is a past president of the board. He is also a past president of the Market Research Council and a former board member of the Advertising Research Foundation. Mr. Keller is also an author and frequent lecturer regarding word-of-mouth marketing. Mr. Keller holds a B.A. in communications from the University of Pennsylvania and an M.A. in communications from the Annenberg School for Communications at the University of Pennsylvania. We believe Mr. Keller’s qualifications to serve on our board of directors include his unique expertise in the social commerce marketplace and experience as a Chief Executive Officer in the market research industry.

Thomas J. Meredith has served as a member of our board of directors since August 2010, our audit committee since August 2010 and chairman of our board of directors since August 2011. Since 2004, Mr. Meredith has served as a general partner of Meritage Capital, L.P., an investment management firm he co-founded that specializes in multi-manager hedge funds. Mr. Meredith is also the Chief Executive Officer of private investment firm MFI Capital LLC, a position he has held since 2002. From March 2007 to April 2008, Mr. Meredith served as Acting Chief Financial Officer and Executive Vice President of Motorola, Inc., a provider of mobile communications products. Mr. Meredith served in a variety of senior executive positions at Dell Inc. between 1992 and 2001, including Chief Financial Officer, Managing Director of Dell Ventures and Senior Vice President of Business Development and Strategy. Prior to joining Dell, Mr. Meredith served as Vice President and Treasurer at Sun Microsystems, Inc. Mr. Meredith currently serves on the boards of directors of Motorola Mobility, Inc. and Brightstar Corp. and is an adjunct professor at the McCombs School of Business at the University of Texas at Austin. In the past five years, Mr. Meredith has also served on the boards of directors of Motorola, Inc. and Motive, Inc. Mr. Meredith holds a B.A. in political science from St. Francis University, a J.D. from Duquesne University and an L.L.M. in taxation from Georgetown University. We believe Mr. Meredith’s qualifications to serve on our board of directors include his knowledge gained from service on the boards of various public companies, particularly as an audit committee member, and his extensive financial experience, both as an investment manager and former chief financial officer of publicly traded companies.

Christopher A. Pacitti has served as a member of our board of directors since August 2005 and our nominating and governance committee since May 2011. He is currently a general partner at Austin Ventures. Mr. Pacitti joined Austin Ventures as a partner in 1999 and became a general partner in 2001. Prior to his time at Austin Ventures, Mr. Pacitti was a vice president at TL Ventures and was also a co-founder and Chief Operating Officer of a technology company that developed chemical industrial applications. Mr. Pacitti currently serves on the boards of directors of a number of private companies and venture capital industry organizations. He holds a B.A. in economics from Johns Hopkins University. We believe Mr. Pacitti’s qualifications to serve on our board of directors include his extensive experience in corporate finance, business strategy and corporate development and his knowledge gained from service on the boards of various private companies.

Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Board of Directors

Our board of directors currently consists of seven members.

In accordance with our amended and restated certificate of incorporation and our amended and restated bylaws, each to be effective upon the completion of this offering, our board of directors will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The authorized number of directors may be changed by resolution of the board of directors. Vacancies on the board of directors may be filled only by vote of the board of directors.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change of control. Mr. Agrawal, Mr. Bennett and Mr. Pacitti are the

Class I directors, and their terms will expire in 2012. Mr. Keller and Mr. Ittycheria are the Class II directors, and their terms will expire in 2013. Mr. Hurt and Mr. Meredith are the Class III directors, and their terms will expire in 2014. For more information on the classified board and other provisions of Delaware law and our amended and restated certificate of incorporation and our amended and restated bylaws, each to be effective upon the completion of this offering, see the section of this prospectus titled “Description of Capital Stock—Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws.”

Director Independence

In August 2011, our board of directors undertook a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that Neeraj Agrawal, Michael S. Bennett, Dev C. Ittycheria, Edward B. Keller, Thomas J. Meredith and Christopher A. Pacitti are “independent directors” as defined under the rules of the Nasdaq Global Select Market and the New York Stock Exchange and SEC rules and regulations.

Board Leadership Structure and Board’s Role in Risk Oversight

The positions of chairman of the board of directors and Chief Executive Officer are presently separated. We believe that separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the chairman to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. While our amended and restated bylaws, which will be effective upon the completion of this offering, and corporate governance guidelines do not require that our chairman and Chief Executive Officer positions be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time. However, we also recognize that no single leadership model is right for all companies at all times and that, depending on the circumstances, other leadership models, such as having one person serving as both the chairman of the board of directors and Chief Executive Officer, might become appropriate. Accordingly, our board of directors anticipates periodically reviewing its leadership structure.

We face a number of risks, including risks relating to our operations, strategic direction and intellectual property as more fully discussed in the section of this prospectus titled “Risk Factors.” Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility of assuring that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our board of director’s role in overseeing the management of our risks is conducted primarily through committees of the board of directors, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. In particular, our audit committee regularly considers and discusses our significant accounting and financial risk exposures and the actions management has taken to control and monitor these exposures. Our nominating and corporate governance committee regularly considers and discusses our significant corporate governance risk exposures and the actions management has taken to control and monitor these exposures. Our compensation committee, with input from our management, assists our board in reviewing and assessing whether any of our compensation policies and programs could potentially encourage excessive risk-taking.

Our full board of directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, the potential impact of such risks on us and the steps we take to manage these risks. When a board committee is responsible for evaluating and overseeing the management of a particular risk, the chairman of the relevant committee reports on the committee’s discussion to the full board of directors at regular board meetings. This enables our board of directors and its committees to coordinate the risk oversight role and evaluate interrelated risks. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our board leadership structure supports this approach.

Committees of the Board of Directors

Our board of directors has an audit committee, a compensation committee and a nominating and governance committee, each of which has the composition and responsibilities described below.

Audit Committee

Our audit committee is responsible for, among other things:

•	selecting and hiring our independent auditors;

•	approving the audit and non-audit services to be performed by our independent auditors;

•	reviewing the qualifications, performance and independence of our independent auditors;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results;

•	preparing the audit committee report required in our annual proxy statement; and

•	reviewing and evaluating, at least annually, its own charter, processes and performance.

Our audit committee is currently composed of Neeraj Agrawal, Michael S. Bennett and Thomas J. Meredith. Mr. Meredith has been appointed the chairperson of our audit committee. In August 2011, our board of directors determined that Michael S. Bennett and Thomas J. Meredith are independent under the applicable requirements of the Nasdaq Global Select Market and the New York Stock Exchange and SEC rules and regulations. In May 2011, our board of directors determined that all of the members of our audit committee meet the requirements for financial literacy and sophistication and that Mr. Meredith qualifies as an “audit committee financial expert,” under the applicable requirements of the Nasdaq Global Select Market and the New York Stock Exchange and SEC rules and regulations. Upon the closing of this offering, the composition of our audit committee will comply with all applicable requirements of the SEC and the listing requirements of the Nasdaq Global Select Market and the New York Stock Exchange. A majority of our audit committee members are independent directors, and after the phase in period under the applicable requirements of the SEC and the listing requirements of the Nasdaq Global Select Market and the New York Stock Exchange, upon which we intend to rely, all members of our audit committee will be independent directors.

Our board of directors has adopted an audit committee charter. We believe that the composition of our audit committee, and our audit committee’s charter and functioning, will comply with the applicable requirements of the Nasdaq Global Select Market and the New York Stock Exchange and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Following the completion of this offering, the full text of our audit committee charter will be posted on the investor relations portion of our website at http://www.bazaarvoice.com and will be available without charge, upon request in writing to Bazaarvoice, Inc., 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746-3211, Attn: Legal Department. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus, and you should not consider it a part of this prospectus.

Compensation Committee

Our compensation committee is responsible for, among other things:

•	reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;

•

reviewing and approving the following for our Chief Executive Officer and our other executive officers: annual base salaries, annual incentive bonuses, including the specific goals and amount, equity compensation, employment agreements, severance arrangements, change of control arrangements and any other significant benefits, compensation or arrangements not available to employees generally;

•	providing oversight of our compensation plans and benefit programs and making recommendations to the board of directors regarding improvements or changes to such plans and programs;

•	reviewing and making recommendations to the board of directors regarding director compensation;

•	reviewing and discussing with management the compensation discussion and analysis and preparing a compensation committee report required in our annual proxy statement;

•	administering our equity compensation plans; and

•	reviewing and evaluating, at least annually, its own performance and periodically reviewing its charter and processes.

Our compensation committee is currently composed of Michael S. Bennett, Dev C. Ittycheria and Edward B. Keller, each of whom is a non-employee member of our board of directors. Mr. Keller has been appointed the chairperson of our compensation committee. In May 2011, our board of directors determined that each member of our compensation committee is independent under the applicable requirements of the Nasdaq Global Select Market and the New York Stock Exchange and SEC rules and regulations, is a non-employee director, as defined by Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code.

Our board of directors has adopted a compensation committee charter. We believe that the composition of our compensation committee, and our compensation committee’s charter and functioning, will comply with the applicable requirements of the Nasdaq Global Select Market and the New York Stock Exchange and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Following the completion of this offering, the full text of our compensation committee charter will be posted on the investor relations portion of our website at http://www.bazaarvoice.com and will be available without charge, upon request in writing to Bazaarvoice, Inc., 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746-3211, Attn: Legal Department. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus, and you should not consider it a part of this prospectus.

Nominating and Governance Committee

Our nominating and governance committee is responsible for, among other things:

•	assisting our board of directors in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our board of directors;

•	overseeing the evaluation of our board of directors;

•	recommending members for each board committee to our board of directors;

•	reviewing and monitoring our code of conduct and actual and potential conflicts of interest of members of our board of directors and executive officers; and

•	reviewing and evaluating, at least annually, its own charter, processes and performance.

Our nominating and governance committee is currently composed of Dev C. Ittycheria, Edward B. Keller and Christopher A. Pacitti. Mr. Ittycheria has been appointed the chairperson of our nominating and governance committee. In May 2011, our board of directors determined that each member of our nominating and governance committee is independent under the applicable requirements of the Nasdaq Global Select Market and the New York Stock Exchange and SEC rules and regulations.

Our board of directors has adopted a nominating and governance committee charter. We believe that the composition of our nominating and governance committee, and our nominating and governance committee’s charter and functioning, will comply with the applicable requirements of the Nasdaq Global Select Market and the New York Stock Exchange and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Following the completion of this offering, the full text of our nominating and governance committee charter will be posted on the investor relations portion of our website at http://www.bazaarvoice.com and will be available without charge, upon request in writing to Bazaarvoice, Inc., 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746-3211, Attn: Legal Department. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus, and you should not consider it a part of this prospectus.

Code of Conduct

Our board of directors has adopted a code of conduct. The code applies to all of our employees and officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), directors and consultants. Following the completion of this offering, the full text of our code of conduct will be posted on the investor relations portion of our website at http://www.bazaarvoice.com and will be available without charge, upon request in writing to Bazaarvoice, Inc., 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746-3211, Attn: Legal Department. We intend to disclose on our website future amendments to certain provisions of our code of conduct, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or the members of our board of directors. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus, and you should not consider it part of this prospectus.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Risk Assessment of Compensation Programs

We do not believe that our compensation programs create risks that are reasonably likely to have a material adverse effect on our company. We believe that the combination of different types of compensation as well as the overall amount of compensation, together with our internal controls and oversight by the board of directors, mitigates potential risks.

Director Compensation

Compensation for Fiscal Year 2011

The following table sets forth information concerning compensation paid or accrued for services rendered to us by members of our board of directors for fiscal year 2011. The table excludes Mr. Hurt, who is a named executive officer, and did not receive any compensation from us in his role as a director in fiscal year 2011.

Director Compensation for Fiscal Year 2011

Name	Option Awards(1)(2)
Neeraj Agrawal	—
Michael S. Bennett	$ 307,523	(3)
Dev C. Ittycheria	—
Edward B. Keller	276,272
Thomas J. Meredith	308,187	(3)
Christopher A. Pacitti	—

(1)	The amounts included in the “Option Awards” column do not reflect compensation actually received by the director but represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 8 to our consolidated financial statements included in this prospectus.
(2)	As of April 30, 2011, the aggregate number of shares underlying option awards outstanding for each of our non-employee directors was as follows:

Name	Number of Shares Underlying Options Outstanding
Neeraj Agrawal	—
Michael S. Bennett	112,477
Dev C. Ittycheria	274,993
Edward B. Keller	439,333
Thomas J. Meredith	112,477
Christopher A. Pacitti	—

(3)	Option grant was made in connection with the director’s appointment to our board of directors.

Pre-Offering

Historically, we have not paid any cash compensation to our directors for their services as directors or as members of committees of our board of directors. We have granted options to purchase shares of our common stock to certain of our non-employee directors in connection with the director’s appointment to our board of directors as follows:

Name	Date of Grant	Number of Shares Underlying Options	Exercise Price	Vesting Start Date(1)
Michael S. Bennett	11/16/2010	112,477	$4.86	11/2/2010
Dev C. Ittycheria	1/18/2010	274,993	2.86	1/18/2010	(2)
Edward B. Keller	5/18/2006	192,600	0.05	5/18/2006
Thomas J. Meredith	8/11/2010	112,477	4.86	8/11/2010

(1)

Unless otherwise indicated, the shares subject to the options vest 1/24th on the one month anniversary of the vesting start date with an additional 1/24th vesting monthly thereafter subject to continued service of the director on the applicable vesting date. In addition, upon a Change of Control (as defined in our 2005 Stock Plan), 100% of the unvested shares shall immediately vest.

(2)

Shares subject to the option vest 1/48th on the one month anniversary of the vesting start date with an additional 1/48th vesting monthly thereafter subject to continued service of the director on the applicable vesting date. In addition, upon a Change of Control (as defined in our 2005 Stock Plan), 100% of the unvested shares shall immediately vest. On May 24, 2011, the option agreement with Mr. Ittycheria was amended to permit early exercise of the options subject to the agreement.

In addition to these stock option grants in connection with the appointment of our non-employee directors, we have made additional stock option grants to Mr. Keller as follows. In June 2008, we granted an option to purchase 59,404 shares of our common stock to Mr. Keller at an exercise price of $2.60 per share. This option is exercisable with respect to 1/24th of the shares subject to the option on the one month anniversary of the vesting start date with an additional 1/24th vesting monthly thereafter subject to Mr. Keller’s continued service on the applicable vesting date. In February 2010, we granted an option to purchase 74,852 shares of our common stock to Mr. Keller at an exercise price of $4.13 per share. The shares subject to this option were fully vested on the date of grant. In May 2010, we granted Mr. Keller an option to purchase 112,477 shares of our common stock at an exercise price of $4.20 per share. This option is exercisable with respect to 1/24th of the shares subject to the option on the one month anniversary of the vesting start date with an additional 1/24th vesting monthly thereafter subject to Mr. Keller’s continued service on the applicable vesting date. In addition, upon a Change of Control (as defined in our 2005 Stock Plan), 100.0% of the unvested shares subject to these options granted to Mr. Keller shall immediately vest.

Post-Offering

Our compensation committee has approved an outside director compensation policy that will become applicable to all of our outside directors, or our non-employee directors, effective upon the completion of this offering. This policy provides that each such outside director will receive the following compensation for board services:

•	an annual cash retainer of $25,000 for board service;

•

an annual cash retainer of $40,000 for serving as the chairman of the board of directors, $20,000 for serving as the chairman of the audit committee, $10,000 for serving as chairman of the compensation committee and $6,250 for serving as chairman of the nominating and corporate governance committee;

•

an annual cash retainer of $6,500 for serving as a member of the audit committee, $3,750 for serving as a member of the compensation committee and $2,500 for serving as a member of the nominating and corporate governance committee;

•	reimbursement of reasonable, customary and documented travel expenses to meetings of the board of directors;

•	upon first joining the board of directors, an initial award with an aggregate value of $300,000 paid in cash or restricted stock at the election of the outside director; and

•

after the market closes on the date of the annual meeting of our stockholders of each year, beginning in fiscal year 2013, an automatic annual award with an aggregate value of $150,000 paid in cash or restricted stock at the election of the outside director.

Our outside directors will also be eligible to receive all types of awards, except incentive stock options, under our 2011 Equity Incentive Plan, or 2011 Plan, including discretionary awards not covered under our outside director compensation policy. All grants of awards to our outside directors are subject to the 2011 Plan in all respects. Directors who are employees will not receive any compensation for their service on our board of directors. An employee director who subsequently ceases to be an employee, but remains a director, will not receive an initial award described above.

Our outside director compensation policy provides that, in the event of a change of control, any options and stock appreciation rights granted to an outside director under our 2011 Plan will vest fully and become immediately exercisable, all restrictions on his or her restricted stock or restricted stock units will lapse, and all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100.0% of target levels and all other terms and conditions met.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This following discussion and analysis of our compensation arrangements with our Chief Executive Officer, all individuals serving as our chief financial officer in fiscal year 2011 and our three other most highly compensated executive officers, or our named executive officers, for fiscal year 2011 should be read together with the compensation tables and related disclosures that follow this discussion.

Our Named Executive Officers for Fiscal Year 2011

Our named executive officers in our fiscal year ended April 30, 2011, or fiscal year 2011, were:

Brett A. Hurt	Founder, Chief Executive Officer and President

Stephen R. Collins	Chief Financial Officer

Bryan C. Barksdale	General Counsel and Secretary

Heather J. Brunner	Chief Operating Officer

Erin C. Nelson	Chief Marketing Officer

Christopher M. Lynch(1)	Controller

Kenneth Saunders(1)	Former Chief Financial Officer

(1)	Served as our principal financial officer during a portion of fiscal year 2011.

Our Executive Compensation Philosophy

Our executive compensation philosophy is to provide market-competitive opportunities with realized compensation that is closely tied to performance. Our compensation strategy focuses on providing a total compensation package that will not only attract, motivate and retain excellent executive officers, but will also align the interests of our executive officers with our stockholders by tying a significant portion of their total compensation to the achievement of our long-term business goals. Our board of directors strives to maintain a balance between cash and equity compensation to encourage our executive officers to act as owners and drive long-term stockholder value. Our executive compensation program is designed to provide our named executive officers with a competitive total compensation package and share our success with them when our objectives are met.

Our executive compensation program is designed to be flexible, include complementary compensation elements and collectively serve the compensation objectives described above. Neither our compensation committee nor our board of directors has adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of cash and non-cash compensation. We have determined that our compensation committee and board of directors should retain discretion and flexibility to make these determinations each year rather than adopting policies or guidelines.

Compensation Committee Charter and Role of Compensation Consultant

In August 2011, our board of directors approved our compensation committee charter in anticipation of this offering. For a discussion of the specific responsibilities of our compensation committee, see the section of this prospectus titled “Management—Committees of the Board of Directors—Compensation Committee.” Our board of directors has also determined that each of the current members of our compensation committee is:

•	independent under the applicable requirements of the Nasdaq Global Select Market and the New York Stock Exchange and SEC rules and regulations;

•	a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act; and

•	an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended.

Our compensation committee has authority to engage the services of outside consultants to assist it in making decisions regarding our compensation programs and strategy.

Determining Executive Compensation for Fiscal Year 2011

For fiscal year 2011, our compensation committee was responsible for designing, recommending for approval by our board of directors and overseeing our executive compensation programs.

Our mix of compensation elements is designed to reward positive results on a periodic basis and motivate long-term performance through a combination of short-term cash and long-term equity incentive awards. Our compensation committee has not historically benchmarked compensation (either on an aggregate or element-by-element basis) to specific levels relative to peer companies or external market compensation data. In addition, our compensation committee has not historically targeted a specific mix between fixed and variable compensation, cash and equity incentive awards or long-term and short-term compensation.

The process of determining the design of our executive compensation programs for fiscal year 2011 began in the fourth quarter of our fiscal year ended April 30, 2010, or fiscal year 2010. Initially, Mr. Hurt, our Chief Executive Officer, reviewed the performance of each executive officer and made recommendations to our compensation committee with respect to each executive officer’s total compensation package for fiscal year 2011. Based in part on these reviews, our executive compensation philosophy generally, and our compensation committee’s review based on the factors described below, our compensation committee recommended, and in May 2010 our board of directors approved, a total compensation package for fiscal year 2011 for each of our executive officers, including our named executive officers for fiscal year 2011 who were then employed by us.

Our compensation committee and board of directors established the compensation arrangements for fiscal year 2011 primarily based on their experience, industry knowledge and judgment. In determining the total compensation package for fiscal year 2011 for each of our named executive officers who were then employed by us, our compensation committee used the then-current compensation levels for each named executive officer as a starting point. In addition, our compensation committee and board of directors reviewed and considered certain publicly available market data regarding executive compensation practices among private and public technology companies compiled by our management. However, we did not engage in any benchmarking or targeting of any specific levels of pay for fiscal year 2011. Rather, this market data was used primarily as a reference point and one factor among others. Our compensation committee and board of directors also considered our company’s performance, the applicable named executive officer’s performance and internal pay equity considerations. In reviewing individual performance, our compensation committee and board of directors undertook a subjective, qualitative review of each named executive officer’s contribution to the success of our business in fiscal year 2011.

Each of Messrs. Collins and Barksdale and Ms. Nelson was a new hire during fiscal year 2011. The total compensation package for these newly hired named executive officers was determined through arm’s-length negotiations, taking into account the individual’s experience, qualifications and previous salary history, as well as private company executive compensation surveys and our internal pay equity considerations.

Elements of Compensation for Fiscal Year 2011

Compensation for our named executive officers for fiscal year 2011 consisted of the elements identified in the following table.

Compensation Element	Objective

Base salary	To attract and retain our named executive officers and to recognize ongoing performance of job responsibilities and as a necessary tool in attracting and retaining our named executive officers.

Annual performance-based cash compensation	To focus our named executive officers on the achievement of key short-term business objectives and to provide additional reward opportunities for our named executive officers when key business objectives are met.

Long-term equity incentive compensation	To drive long-term stockholder value by aligning the interests of our named executive officers with our stockholders and to reward increases in stockholder value.

Severance and change of control benefits	To provide income protection in the event of involuntary loss of employment and to focus our named executive officers on stockholder interests when considering strategic alternatives.

Retirement savings (401(k)) plan	To provide retirement savings in a tax-efficient manner.

Health and welfare benefits	To provide a basic level of protection from health, dental, life and disability risks.

The following discussion describes these elements in more detail.

Base Salaries

Base salaries for fiscal year 2011 for our named executive officers who were employed by us during the fourth quarter of fiscal year 2010 were determined by our compensation committee and board of directors during the annual review process described above in “—Determining Executive Compensation for Fiscal Year 2011.” Base salaries for the named executive officers who were hired during fiscal year 2011 were established through arm’s-length negotiations at the time the individual was hired, taking into account the individual’s experience and qualifications, salary history, private company executive compensation surveys and internal pay equity considerations. Our compensation committee and board of directors did not assign a specific weight to any single factor in making decisions regarding base salary levels. The table below shows base salaries for our named executive officers for fiscal year 2011.

Named Executive Officer	FY 2011 Base Salary
Brett A. Hurt	$250,000
Stephen R. Collins(1)	200,000
Bryan C. Barksdale(2)	250,000
Heather J. Brunner	245,000
Erin C. Nelson(3)	250,000
Christopher M. Lynch	176,000
Kenneth Saunders(4)	200,000

(1)	Mr. Collins commenced his employment with us in September 2010.

(2)	Mr. Barksdale commenced his employment with us in August 2010.
(3)	Ms. Nelson commenced her employment with us in November 2010.
(4)	Mr. Saunders’s employment with us terminated in June 2010.

In March 2011, our compensation committee recommended and our board of directors approved increases to the base salaries of certain of our named executive officers for fiscal year 2012. The following table sets forth the base salaries for fiscal years 2011 and 2012 following such adjustments:

Named Executive Officer	FY 2011 Base Salary	FY 2012 Base Salary
Brett A. Hurt	$250,000	$309,000
Stephen R. Collins	200,000	230,000
Bryan C. Barksdale	250,000	250,000
Heather J. Brunner	245,000	245,000
Erin C. Nelson	250,000	250,000
Kenneth Saunders	200,000	—

In July 2011, our Chief Financial Officer, who is Mr. Lynch’s supervisor, approved an increase to Mr. Lynch’s salary from $176,000 to $185,000.

Annual Performance-Based Cash Compensation

During fiscal year 2011, each of our named executive officers, other than Mr. Lynch, as well as our other executive officers and key employees, was eligible to earn a cash bonus based on the achievement of performance objectives under our executive bonus plans.

Target bonuses. For each named executive officer who participated in our executive bonus plans, the target bonus for fiscal year 2011 was equal to a specified percentage of the named executive officer’s base salary. As with base salaries, the target bonuses for our named executive officers who were employed by us during the fourth quarter of fiscal year 2010 were determined by our compensation committee and board of directors during the annual review process described above in “—Determining Executive Compensation for Fiscal Year 2011.” For the named executive officers who were hired during fiscal year 2011, target bonuses were established through arm’s-length negotiations at the time the individual was hired, taking into account the individual’s experience and qualifications, previous salary history, private company executive compensation surveys and internal pay equity considerations. Our compensation committee and board of directors did not assign a specific weight to any single factor in establishing the applicable target bonus percentages. The table below shows the target bonuses for fiscal year 2011 for each named executive officer who participated in our executive bonus plan.

Named Executive Officer	FY 2011 Target Bonus (% of base salary)
Brett A. Hurt	60.0%
Stephen R. Collins(1)	50.0
Bryan C. Barksdale(2)	20.0
Heather J. Brunner	33.0
Erin C. Nelson(3)	40.0
Kenneth Saunders(4)	50.0

(1)	Mr. Collins commenced his employment with us in September 2010.
(2)	Mr. Barksdale commenced his employment with us in August 2010.
(3)	Ms. Nelson commenced her employment with us in November 2010.
(4)	Mr. Saunders’s employment with us terminated in June 2010.

Bonus determinations. For fiscal year 2011, the amount of the annual cash bonuses earned by our named executive officers was determined based on actual performance during the fiscal year compared to pre-determined performance objectives approved by our board of directors.

For our named executive officers other than our Chief Executive Officer, Chief Financial Officer and General Counsel, the performance objectives consisted of a corporate performance component weighted at 75.0% of the total bonus opportunity and an individual performance component weighted at 25.0% of the total bonus opportunity. The corporate performance component consisted of five equally weighted corporate performance measures: net bookings, revenue, EBITDA, annual service fee retention and net cash use, each of which is described in more detail below. The corporate performance measures were selected because they support our objective of achieving growth and require focus on new business development, working capital management and cost containment. The individual performance component was based on individual performance goals determined by the named executive officer and his or her direct supervisors. We believe these performance measures align named executive officer incentives with stockholder interests. The individual performance objectives were designed to focus our executive officers on individual and team goals that support our overall performance and success.

The total bonus opportunity for each of our Chief Executive Officer, Chief Financial Officer and General Counsel was based on achievement of five equally weighted corporate performance measures: net bookings, revenue, EBITDA, annual service fee retention and net cash use. We believe it is appropriate to base the total bonus opportunity for our Chief Executive Officer and Chief Financial Officer on corporate performance measures because, in the case of such executive officers, these corporate goals of maximizing net bookings, revenue, EBITDA, annual service fee retention and net cash use for the benefit of our stockholders also encompass such executive officers’ individual performance objectives.

The payment of annual cash bonuses in fiscal year 2011 was contingent on our achievement of a minimum of either 90.0% of the target net bookings measure or 90.0% of the target revenue measure. Additionally, the payment of the portion of a named executive officer’s target bonus opportunity that was tied to a particular corporate performance measure was contingent on our achievement of a minimum of 90.0% of the target level and was capped at our achievement of 110.0% of the target level. Performance at the 90.0% level would result in payment at 65.0% of the corresponding target bonus opportunity while performance at the 110.0% level would result in payment at 150.0% of the corresponding target bonus opportunity. Achievement of 100.0% of all performance measures would result in payment at 100.0% of the target bonus.

The target levels for the revenue, EBITDA and net cash use measures for fiscal year 2011 were as follows:

Performance Measure	Target Level (in millions)
Revenue(1)	$65.3
EBITDA(2)	(11.0)
Net Cash Use(3)	(11.0)

(1)	Revenue is calculated in accordance with GAAP.
(2)	EBITDA is defined as Adjusted EBITDA excluding certain items that were not contemplated when the executive bonus plan targets were adopted.
(3)	Net cash use is measured as the difference between the cash balance at the beginning of the relevant period and the cash balance at the end of such period, excluding the impact of borrowings and equity financings.

The annual service fee retention measure is an internal measure of client retention and does not correlate to our client retention metrics or any GAAP measure included in our audited financial statements disclosed elsewhere in this prospectus. The annual service fee retention target for fiscal year 2011 was 87.8%.

The net bookings measure is an internal metric that we use to monitor our business. We do not disclose this metric for operational and competitive reasons.

In general, we consider our corporate performance targets for fiscal year 2011 to have been challenging but achievable. We believe our net bookings target for fiscal year 2011 was highly aggressive in order to incent significant growth of new business during fiscal year 2011.

For each of our named executive officers other than our Chief Executive Officer, Chief Financial Officer and General Counsel, our executive bonus plan also included an individual performance component consisting of individual objectives recommended by the named executive officer’s direct supervisor and approved by the compensation committee. The individual performance measures for Ms. Nelson for fiscal year 2011 included deliverable-based measures related to brand strategy, market strategy and product launches. The individual performance measures for Ms. Brunner for fiscal year 2011 included objective measures related to marketing, engineering and product initiatives, backlog reduction, client segmentation, implementation efficiency and client strategy workshops. After fiscal year 2011, the named executive officer’s direct supervisor recommended and the compensation committee approved an overall percentage of achievement of the objectives up to 100.0% of the individual performance component.

For fiscal year 2011, our revenue was $64.5 million, our EBITDA was $(11.0) million, our net cash use was $(1.0) million and our annual service fee retention was 93.3%. We did not achieve our net bookings target. Our compensation committee reviewed our performance against the applicable corporate performance measures to determine that we achieved the corporate performance component at a rate of 93.6%. Ms. Nelson achieved 100.0% of her individual performance objectives for fiscal year 2011. Ms. Brunner achieved 96.8% of her individual performance objectives for fiscal year 2011.

The corporate component achievement percentage and individual component achievement percentages (if applicable) were applied at a rate of 75.0% and 25.0%, respectively, to each named executive officer’s target bonus to determine the total bonus amount we awarded to each named executive officer for fiscal year 2011. The awards paid to each named executive officer are set forth below in “—Summary Compensation Table For Year Ended April 30, 2011.” The awards to our named executive officers who were hired during fiscal year 2011 were pro-rated based on the length of the named executive officer’s employment with us during the fiscal year. Christopher M. Lynch did not participate in our executive bonus plan in fiscal year 2011. For a description of the bonus determination for Christopher M. Lynch, see “—Other Bonus Payments” below.

The annual cash bonuses are not considered to have been earned and generally will not be paid until after the fiscal year has been closed and the financial statements for the fiscal year have been audited. However, during fiscal year 2011, we had the discretion to advance up to 40.0% of an executive officer’s target annual bonus after the second quarter of the fiscal year based upon the levels of achievement for the first half of the fiscal year. In the third quarter of fiscal year 2011, we exercised our discretion and advanced an amount equal to 40.0% of the named executive officer’s forecasted annual bonus to each of Messrs. Hurt, Collins and Barksdale and Ms. Brunner because our compensation committee believed that these named executive officers were likely to earn a bonus that exceeded the amount of the advance upon the completion of fiscal year 2011 based on our performance for the first and second quarters of fiscal year 2011. These amounts were offset against the amount of the actual bonus earned by the named executive officer as set forth below under “—Summary Compensation Table For Year Ended April 30, 2011.”

In March 2011, our compensation committee recommended, and our board of directors approved, the following adjustments to the target bonuses for each named executive officer who participates in our executive bonus plan to be effective for fiscal year 2012.

Named Executive Officer	FY 2011 Target Bonus (% of base salary)	FY 2012 Target Bonus (% of base salary)
Brett A. Hurt	60.0%	75.0%
Stephen R. Collins	50.0	60.0
Bryan C. Barksdale	20.0	30.0
Heather J. Brunner	33.0	50.0
Erin C. Nelson	40.0	40.0
Kenneth Saunders	50.0	—

Other Bonus Payments

Christopher M. Lynch did not participate in our executive bonus plan. Mr. Lynch received quarterly discretionary bonus payments for his services through December 31, 2010, which payments totaled $12,833 for fiscal year 2011. Our Chief Financial Officer, who is Mr. Lynch’s supervisor, then determined that, effective January 1, 2011, Mr. Lynch’s base salary would be increased to $176,000 and that Mr. Lynch would no longer be eligible to receive quarterly bonus payments. On June 15, 2011, Mr. Lynch received an additional discretionary bonus payment of $15,000 related to services performed in fiscal year 2011.

Long-Term Equity Incentive Compensation

We believe that equity awards in the form of stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value. Because our executive officers are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to achieve increases in the value of our stock over time. We generally make an initial stock option grant to each of our executive officers in connection with the commencement of his or her employment. All stock option grants are approved by our board of directors. In determining the size of a stock option grant, our board of directors takes into account individual performance, private company executive compensation surveys, internal pay equity considerations and the unvested value of existing long-term incentive awards.

In fiscal year 2011, our board of directors granted stock options to each of our named executive officers who joined our company during fiscal year 2011 as set forth below in “—Grants of Plan-Based Awards for Fiscal Year 2011.”

In addition to new hire grants, from time to time, our board of directors has granted our named executive officers equity awards to recognize exceptional performance and as “refresher” grants to make sure our named executive officers continue to have an equity incentive as part of their compensation packages. Historically, these decisions have been made on a case-by-case basis, and our board of directors retains discretion to make stock option grants at any time.

The exercise price of each stock option grant is generally the estimated fair value of our common stock on the grant date. Historically, our board of directors determined the appropriate estimated fair value based on its consideration of numerous objective and subjective factors, including but not limited to arm’s-length sales of our common stock in privately negotiated transactions, third-party valuations of our common stock, our stage of development and financial position and our future financial projections. For further discussion regarding common stock valuations, see the section of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Valuations of Common Stock.”

Stock option awards to our named executive officers typically vest over a four-year period as follows: the option is exercisable with respect to 25.0% of the shares underlying the stock option on the first anniversary of the vesting start date with the remainder vesting ratably on a monthly basis over the next 36 months, subject to continued service through each applicable vesting date. We believe this vesting schedule appropriately encourages long-term employment with our company, while allowing our executive officers to realize compensation in line with the value they have created for our stockholders.

Prior to fiscal year 2012, Mr. Hurt, our Founder, Chief Executive Officer and President, had not received equity-based compensation. Mr. Hurt’s primary equity compensation historically has come from expected returns on his ownership of our stock as a significant stockholder. In May 2011, our board of directors granted Mr. Hurt a stock option to purchase 200,000 shares of our common stock at an exercise price of $6.58 per share. This option is exercisable with respect to 25% of the shares underlying this option on the first anniversary of the vesting start date with the remainder vesting ratably on a monthly basis over the next 36 months, subject to continued service through each applicable vesting date. Our board of directors determined that this stock option grant was appropriate to both recognize Mr. Hurt’s leadership position in our industry and his success in growing our company to its present size, as well as to provide him with an additional equity stake in our company that would not vest until after the initial public offering of our common stock.

Severance and Change of Control Benefits

As described below under “—Potential Payments upon Termination or Change of Control,” Mr. Hurt and Ms. Nelson are entitled to receive specific severance payments and benefits if their employment is terminated by us without cause or, in the case of Mr. Hurt, he experiences a constructive termination of employment. We believe that the severance payments and benefits for Mr. Hurt and Ms. Nelson in these circumstances were necessary in order to provide them with assurance that, if their at-will employment with us were to be terminated without cause, they would be compensated at a sufficient level in order to ensure they could transition to another employment opportunity and, in the case of Ms. Nelson, to induce her to accept employment with us. With respect to the severance payments and benefits to Mr. Hurt, we also believe that such payments are relatively common for founders and chief executive officers of technology companies.

Additionally, each of our named executive officers (other than Mr. Lynch) is entitled to receive accelerated vesting with respect to all or a portion of the named executive officer’s unvested stock options in the event of the termination of his or her employment upon a change of control of our company. These accelerated vesting arrangements are intended to preserve morale and productivity and encourage retention in the face of the disruptive impact of a change of control of our company and to allow our named executive officers to focus on the value of strategic alternatives to stockholders without concern for the impact on their continued employment, as we believe each of their offices is at heightened risk of turnover in the event of a change of control. We also believe that accelerated vesting arrangements related to change of control transactions provide an incentive for our named executive officers to successfully execute such a transaction from its early stages until closing, which we believe will ultimately benefit our stockholders.

Please refer to the discussion below under “—Potential Payments upon Termination or Change of Control” for a more detailed discussion of our severance and change of control arrangements.

Employee Benefits

Our named executive officers are eligible for the same benefits available to our full-time employees generally. These include participation in a tax-qualified Section 401(k) plan and group life, health, dental, vision and disability insurance plans. The type and extent of benefits offered are intended to be competitive within our industry.

Other Compensation Practices and Policies

Perquisites and Personal Benefits

As noted above, our named executive officers are eligible to participate in the same benefits as those offered to all full-time employees. We believe that cash and equity compensation are the two key components in attracting and retaining executive talent and, therefore, we do not have any programs for providing material personal benefits or executive perquisites to our named executive officers.

Stock Ownership Guidelines

There are currently no equity ownership requirements or guidelines that any of our named executive officers or other employees must meet or maintain.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide a pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan during fiscal year 2011.

Policy Regarding the Timing of Equity Awards

As a privately owned company, no public market has been available for our common stock. Accordingly, in fiscal year 2011, we had no program, plan or practice pertaining to the timing of stock option grants to executive officers coinciding with the release of material non-public information. We do not, as of yet, have any plans to implement such a program, plan or practice after becoming a public company.

Policy Regarding Restatements

We do not currently have a formal policy requiring a fixed course of action with respect to compensation adjustments following later restatements of financial results. Under those circumstances, our board of directors or compensation committee would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the restatement and then-applicable law.

Accounting and Tax Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code disallows a tax deduction to any publicly held corporation for any remuneration in excess of $1.0 million paid in any taxable year to its chief named executive officer and each of its three next most highly compensated named executive officers (other than its chief financial officer). Remuneration in excess of $1.0 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Internal Revenue Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

As we are not currently a publicly held company, our compensation committee has not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for our named executive officers. We expect that our compensation committee, in approving the amount and form of compensation for our named executive officers in the future, will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). Our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of “Parachute” Payments and Deferred Compensation

Sections 280G and 4999 of the Internal Revenue Code provide that our named executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change of control of our company that exceeds certain prescribed limits, and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax.

Section 409A of the Internal Revenue Code imposes significant additional taxes in the event that a named executive officer, director, or service provider receives “nonqualified deferred compensation” that does not satisfy the conditions of Section 409A.

Except with respect to a portion of the payment to Dev C. Ittycheria described in the section of this prospectus titled “Certain Relationships and Related Party Transactions—Agreements with Directors,” we did not provide any directors or named executive officer with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Internal Revenue Code during fiscal year 2011 and we have not agreed and are not otherwise obligated to provide any director or named executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We follow the FASB ASC Topic 718 for our stock-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. The valuation assumptions used in determining such amounts are described in Note 8 to our consolidated financial statements included in this prospectus. This calculation is performed for accounting purposes and reported in the compensation tables contained below under “—Tabular Disclosure Regarding Executive Compensation” even though recipients may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.

Tabular Disclosure Regarding Executive Compensation

The following tables provide information regarding the compensation awarded to or earned during our fiscal year ended April 30, 2011 by our named executive officers.

Summary Compensation Table for Year Ended April 30, 2011

Name and Principal Position	Fiscal Year	Salary	Bonus		Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)		Total

Brett A. Hurt	2011	$250,000	$—		$—	$140,400	$692		$391,092
Founder, Chief Executive Officer and President

Stephen R. Collins	2011	131,061	60,000	(5)	1,363,799	60,519	5,485	(6)	1,620,864
Chief Financial Officer(4)

Bryan C. Barksdale	2011	177,083	1,000	(8)	802,233	32,952	490		1,013,758
General Counsel and Secretary(7)

Heather J. Brunner	2011	245,000	—		—	75,510	692		321,202
Chief Operating Officer

Erin C. Nelson	2011	125,000	50,000	(10)	1,196,270	46,948	346		1,418,564
Chief Marketing Officer(9)

Christopher M. Lynch	2011	158,667	27,833	(12)	—	—	631		187,131
Controller(11)

Kenneth Saunders	2011	33,333	—		—	—	138,020	(14)	171,353
Former Chief Financial Officer(13)

(1)	The amounts reported in the “Option Awards” column do not reflect compensation actually received by the named executive officer but represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 8 to our consolidated financial statements included in this prospectus.
(2)	The amounts reported in the “Non-Equity Incentive Plan Compensation” column reflect cash bonuses paid pursuant to our executive bonus plans for fiscal year 2011, as described in “—Compensation Discussion and Analysis—Elements of Compensation for Fiscal Year 2011—Annual Performance-Based Cash Compensation” above. For more information, see “—Grants of Plan-Based Awards for Fiscal Year 2011” below.
(3)	The amounts reported in the “All Other Compensation” column consist solely of premiums for short term disability, long term disability, life and accidental death and dismemberment insurance paid by us unless additional forms of compensation are also indicated in the relevant footnotes to this table.

(4)	Mr. Collins commenced his employment with us in September 2010.
(5)	Represents a signing bonus paid by us.
(6)	Includes $5,023 for the reimbursement of transportation expenses.
(7)	Mr. Barksdale commenced his employment with us in August 2010.
(8)	Represents an employee referral bonus paid by us.
(9)	Ms. Nelson commenced her employment with us in November 2010.
(10)	Represents a signing bonus paid by us.
(11)	Mr. Lynch served as our principal financial officer from July 2010 until September 2010.
(12)	Reflects discretionary bonus payments for fiscal year 2011, as described in “—Compensation Discussion and Analysis—Elements of Compensation for Fiscal Year 2011—Other Bonus Payments” above.
(13)	Mr. Saunders served as our Chief Financial Officer until June 30, 2010. From June 30, 2010 until September 30, 2010, Mr. Saunders served as a member of our advisory board.
(14)	Includes $100,000 in salary continuation payments following Mr. Saunders’s termination, $5,000 for a relocation payment in connection with his termination, $25,000 for a variable compensation payment in connection with his termination and $7,905 for COBRA continuation payments.

Grants of Plan-Based Awards for Fiscal Year 2011

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Options Awards, per share	Grant Date Fair Value of Stock and Option Awards(4)
Name	Grant Date	Threshold(2)	Target	Maximum
Brett A. Hurt	—	$ 97,500	$150,000	$225,000	—	—	—

Stephen R. Collins	—	42,027	64,658	96,986	—	—	—
	9/16/2010	—	—	—	486,463	$4.86	$1,363,799

Bryan C. Barksdale	—	17,163	35,205	52,808	—	—	—
	9/16/2010	—	—	—	286,154	4.86	802,223

Heather J. Brunner	—	39,000	80,000	120,000	—	—	—

Erin C. Nelson	—	24,658	49,315	73,973	—	—	—
	11/16/2010	—	—	—	429,232	4.86	1,196,270

Christopher M. Lynch	—	—	—	—	—	—	—

Kenneth Saunders	—	65,000	100,000	150,000	—	—	—

(1)	The amounts reported represent the formulaic performance-based incentive cash awards each named executive officer could earn pursuant to our executive bonus plans for fiscal year 2011, as described in “—Compensation Discussion and Analysis—Elements of Compensation for Fiscal Year 2011—Annual Performance-Based Cash Compensation” above. The actual amounts earned for fiscal year 2011 are set forth in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above.
(2)	Assumes achievement of each corporate performance measure at the minimum level required for payment and no achievement of individual performance measures, as applicable.
(3)	The amounts reported reflect shares of common stock underlying stock options granted in fiscal year 2011 under the Bazaarvoice, Inc. 2005 Stock Plan. The stock options vest over a four-year period as follows: 25.0% of the shares underlying the stock option vest on the first anniversary of the vesting start date with the remainder vesting ratably on a monthly basis over the next 36 months, subject to continued service through each applicable vesting date.
(4)	The grant date fair value of stock options is determined in accordance with FASB ASC Topic 718 without regard to estimated forfeitures. The valuation assumptions used in determining such amounts are described in Note 8 to our consolidated financial statements included in this prospectus. These amounts do not correspond to the actual value that will be recognized by the named executive officers.

Employment Agreements

Certain elements of compensation set forth in the Summary Compensation Table for Year Ended April 30, 2011 and Grants of Plan-Based Awards for Fiscal Year 2011 table reflect the terms of employment letter agreements between us and each of the named executive officers. The following descriptions of the terms of the employment agreements with our named executive officers are intended as a summary only and are qualified in their entirety by reference to the employment agreements filed as exhibits to the registration statement of which this prospectus is a part.

Brett A. Hurt

We are a party to an employment letter agreement with Mr. Hurt, dated June 14, 2005. The agreement provides for an annual base salary of $180,000 per year and that Mr. Hurt is eligible to participate in our bonus plans and benefit programs as they are established from time to time. Mr. Hurt’s annual base salary and target bonus have been subsequently increased and, for fiscal year 2011, Mr. Hurt’s annual base salary was $250,000 and annual target bonus was $150,000. For fiscal year 2012, Mr. Hurt’s annual base salary was increased to $309,000 and annual target bonus was increased to $231,750. Mr. Hurt is also entitled to payments and certain other benefits upon termination of his employment in certain circumstances as described below under “—Potential Payments upon Termination or Change of Control.”

Stephen R. Collins

We are party to an employment letter agreement with Mr. Collins, dated August 13, 2010. The agreement provides for an annual base salary of $200,000 and for Mr. Collins to participate in our annual executive bonus plan with an annual target bonus of $100,000 for fiscal year 2011, pro-rated from his date of hire. Mr. Collins’s annual base salary and target bonus have been subsequently increased and, for fiscal year 2012, Mr. Collins’s annual base salary is $230,000 and annual target bonus is $138,000. In addition, the agreement provides that we will either (a) reimburse Mr. Collins for relocation expenses actually incurred in connection with his relocation to Austin, Texas, subject to approval of our Chief Executive Officer, with up to a maximum of $30,000 allowed for temporary housing for a period not to exceed 12 months or (b) pay Mr. Collins a signing bonus of $60,000 within 90 days of his employment commencement date, which bonus Mr. Collins would have been required to pay back to us in its entirety if he terminated his employment with us within four months of his employment commencement date or on a pro-rated basis if he terminated his employment with us within 12 months of his employment commencement date. Pursuant to his employment letter agreement, we paid Mr. Collins the signing bonus of $60,000 on September 15, 2010. We also agreed to pay commuting expenses to Mr. Collins for a period not to exceed ten months from his employment commencement date. On September 16, 2010, we granted Mr. Collins an option to purchase 486,463 shares of our common stock at an exercise price of $4.86 per share in accordance with the terms of his employment letter agreement, which option vests in accordance with our standard four-year vesting schedule described above, but is subject to accelerated vesting in the event of a termination of Mr. Collins’s employment upon change of control of our company as further described below under “—Potential Payments upon Termination or Change of Control.” Additionally, during his employment, Mr. Collins is entitled to our standard vacation and benefits covering other employees at his level, as may be in effect from time to time.

Bryan C. Barksdale

We are party to an employment letter agreement with Mr. Barksdale, dated July 15, 2010. The agreement provides for an annual base salary of $250,000 and for Mr. Barksdale to participate in our annual executive bonus plan with an annual target bonus of $50,000 for fiscal year 2011, pro-rated from his date of hire. Mr. Barksdale’s annual target bonus has been subsequently increased and, for fiscal year 2012, Mr. Barksdale’s annual target bonus is $75,000. On September 16, 2010, we granted Mr. Barksdale an option to purchase 286,154 shares of our common stock at an exercise price of $4.86 per share in accordance with the terms of his employment letter agreement, which option vests in accordance with our standard four-year vesting schedule described above but is subject to accelerated vesting in the event of a termination of Mr. Barksdale’s employment upon change of control of our company as further described below under “—Potential Payments upon Termination or Change of Control.” Additionally, during his employment, Mr. Barksdale is entitled to our standard vacation and benefits covering other employees at his level, as may be in effect from time to time.

Heather J. Brunner

We are party to an employment letter agreement with Ms. Brunner, dated July 7, 2008, as amended on June 30, 2010. The agreement provides for an annual base salary of $220,000 and for Ms. Brunner to participate in our annual executive bonus plan with an annual target bonus of $80,000 for fiscal year 2011. On

November 19, 2008, we granted Ms. Brunner an option to purchase 502,539 shares of our common stock at an exercise price of $2.60 per share in accordance with the terms of her employment letter agreement, which option vests in accordance with our standard four-year vesting schedule described above, but is subject to accelerated vesting in the event of a termination of Ms. Brunner’s employment upon change of control of our company as further described below under “—Potential Payments upon Termination or Change of Control.” Additionally, during her employment, Ms. Brunner is entitled to our standard vacation and benefits covering other employees at her level, as may be in effect from time to time.

Erin C. Nelson

We are party to an amended and restated employment letter agreement with Ms. Nelson, dated August 16, 2011. The agreement provides for an annual base salary of $250,000 and for Ms. Nelson to participate in our annual executive bonus plan with an annual target bonus of $100,000 for fiscal year 2011, pro-rated from her date of hire. For fiscal years 2011, 2012 and 2013, we agreed to pay Ms. Nelson a minimum guaranteed bonus of 50.0% of her pro-rated target annual bonus for such fiscal year, provided that such minimum guaranteed bonus shall not exceed $100,000 and subject to her continued employment with respect to such fiscal year. Pursuant to her employment letter agreement, we also paid Ms. Nelson a signing bonus of $50,000 on November 15, 2010. However, Ms. Nelson would have been required to pay us the entire amount of her signing bonus if she terminated her employment with us within four months of her employment commencement date. This repayment obligation continues on a pro-rated basis until she has been employed by us for a total of 12 months. On November 16, 2010, we granted Ms. Nelson an option to purchase 429,232 shares of our common stock at an exercise price of $4.86 per share in accordance with the terms of her employment letter agreement, which option vests in accordance with our standard four-year vesting schedule described above, but is subject to accelerated vesting in the event of a termination of Ms. Nelson’s employment upon change of control of our company as further described below under “—Potential Payments upon Termination or Change of Control.” Additionally, during her employment, Ms. Nelson is entitled to our standard vacation and benefits covering other employees at her level, as may be in effect from time to time. Ms. Nelson is also entitled to payments and certain other benefits upon termination of her employment in certain circumstances as described below under “—Potential Payments upon Termination or Change of Control.”

Christopher M. Lynch

We are party to an employment letter agreement with Mr. Lynch, dated June 3, 2009. The agreement provides for an annual base salary of $150,000 and for an annual bonus of $20,000 for the first year. Mr. Lynch’s annual base salary was increased to $176,000 effective January 1, 2011 and to $185,000 effective July 1, 2011, and he is no longer eligible for the individual discretionary bonus plan. On July 16, 2009, we granted Mr. Lynch an option to purchase 125,000 shares of our common stock at an exercise price of $2.86 per share in accordance with the terms of his employment letter agreement, which option vests in accordance with our standard four-year vesting schedule described above. Additionally, during his employment, Mr. Lynch is entitled to our standard vacation and benefits covering other employees at his level, as may be in effect from time to time.

Kenneth Saunders

We were party to an employment letter agreement with Mr. Saunders, dated November 8, 2008. The agreement provided for an annual base salary of $200,000 and for Mr. Saunders to participate in our annual executive bonus plan with an annual target bonus of $50,000 for fiscal year 2009, pro-rated from his date of hire. Mr. Saunders’s annual target bonus was subsequently increased and, for the portion of fiscal year 2011 during which Mr. Saunders was employed by us, Mr. Saunders’s annual base salary was $200,000 and annual target bonus was $100,000. On April 22, 2009, we granted Mr. Saunders an option to purchase 653,300 shares of common stock at an exercise price of $2.60 per share in accordance with the terms of his employment letter agreement, which option vests in accordance with our standard four-year vesting schedule described above, but was subject to accelerated vesting in the event of a termination of Mr. Saunders’s employment upon change of control of our company as further described below under “—Potential Payments upon Termination or Change of Control.” Additionally, during his employment, Mr. Saunders was entitled to our standard vacation and benefits covering other employees at his level, as may be in effect from time to time.

In June 2010, we entered into a separation agreement and release with Mr. Saunders, which provided that Mr. Saunders’s employment with us terminated on June 30, 2010. In consideration for a customary release of claims, we paid Mr. Saunders approximately $138,000, which represented payment of his base salary through December 2010, a performance bonus payment, health insurance continuation payments for 12 months and a relocation payment. The time period during which Mr. Saunders may exercise his vested options was extended through March 31, 2011. In connection with the separation agreement and release, we also entered into an advisory board offer letter with Mr. Saunders, pursuant to which Mr. Saunders agreed to serve on our advisory board through September 30, 2010, during which time Mr. Saunders’s stock options continued to vest, which resulted in the vesting of options to purchase an additional 40,831 shares of common stock.

Outstanding Equity Awards at Fiscal Year-End 2011

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Brett A. Hurt	—	—	—	—
Stephen R. Collins	—	486,463	$4.86	9/16/2020
Bryan C. Barksdale	—	286,154	4.86	9/16/2020
Heather J. Brunner	335,026	167,513	2.60	11/19/2018
	70,467	83,281	2.86	6/1/2019
Erin C. Nelson	—	429,232	4.86	11/16/2020
Christopher M. Lynch	54,687	70,313	2.86	7/16/2019
Kenneth Saunders	—	—	—	—

(1)	Unless otherwise indicated, these stock options were granted on the date ten years prior to the expiration date and become exercisable with respect to 25.0% of the shares underlying the option vesting on the first anniversary of the vesting start date and the remainder vesting ratably on a monthly basis over the next 36 months, subject to continued service through each applicable vesting date. Please refer to “—Potential Payments Upon Termination or Change of Control” for a discussion of vesting acceleration provisions applicable to certain of these option grants.

Option Exercises During Fiscal Year 2011

The following table sets forth certain information with respect to the exercise of stock options by our named executive officers in fiscal year 2011.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)
Kenneth Saunders	285,818	$786,000

(1)	The aggregate dollar amount realized upon the exercise of a stock option represents the difference between (x) the aggregate fair market value of the shares of our common stock underlying that stock option on the date of exercise, as calculated by using a per share fair value of $5.35, which was the fair value of our common stock as determined by our board of directors as of February 10, 2011, and (y) the aggregate exercise price of the stock option, as calculated using a per share exercise price of $2.60.

None of our other named executive officers exercised stock options during fiscal year 2011.

Potential Payments upon Termination or Change of Control

The information below describes certain compensation that would have become payable under existing plans and contractual arrangements assuming a termination of employment and/or change of control of our company had occurred on April 30, 2011 based upon the estimated initial public offering price of $                , the midpoint of the range on the front cover of this prospectus, given the named executive officers’ compensation and service levels as of such date. There can be no assurance that an actual triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Arrangements with Brett A. Hurt

Our employment letter agreement with Mr. Hurt provides that if Mr. Hurt is terminated by us for any reason other than cause, or in the event of his constructive termination, we will continue to pay to Mr. Hurt an amount equal to his then-current base salary for six months subject to his execution of a general release of claims substantially in the form provided by us and his continued compliance with the terms of his employment letter agreement and employee proprietary information agreement with us. Additionally, if terminated by us for any reason other than cause, or in the event of a constructive termination, Mr. Hurt would be entitled to COBRA continuation coverage at our expense throughout any period in which he is entitled to receive severance payments or until he receives comparable benefits from any other source, whichever occurs first.

Under the employment letter agreement with Mr. Hurt, “cause” means (i) his continued failure to substantially perform the duties and obligations of his position with us (other than any such failure resulting from his total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code) subject to a reasonable cure period of not less than 30 days following notice from us describing the circumstances of the failure in reasonable detail; (ii) any act of personal dishonesty, fraud or misrepresentation taken by him which was intended to result in substantial gain or personal enrichment for him at our expense; (iii) his violation of a federal or state law or regulation applicable to our business which violation was or is reasonably likely to be injurious to us; (iv) his conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any state; (v) his breach of the terms of his agreement(s) with us relating to proprietary information and inventions assignment subject to a reasonable cure period of not less than 30 days following notice from us describing the circumstances of the breach in reasonable detail; or (vi) his material breach of the terms of his employment letter agreement subject to a reasonable cure period of not less than 30 days following notice from us describing the circumstances of the breach in reasonable detail.

Under the employment letter agreement with Mr. Hurt, “constructive termination” means his voluntary resignation following any of the following actions effected without his consent: (i) a change in his position with us or a successor entity that materially reduces his position, title, duties and responsibilities or the level of management to which he reports; (ii) a reduction in his level of compensation (including base salary, fringe benefits and target bonus under any corporate performance based bonus or incentive programs as established from time to time) by more than 20.0%; or (iii) a relocation of his place of employment by more than 50 miles from our headquarters in Austin, Texas.

Arrangements with Erin C. Nelson

Our amended and restated employment letter agreement with Erin C. Nelson provides that if she is terminated by us involuntarily without cause (excluding any termination due to death or disability) she will be entitled to receive continuing severance pay at a rate equal to her then-current base salary for a period of six months from the date of her termination subject to her execution of a general release of claims in a form reasonably satisfactory to us and her continued compliance with the terms of her amended and restated employment letter agreement and employee proprietary information agreement with us.

Under the employment letter agreement with Ms. Nelson, “cause” means (i) her continued failure to substantially perform the material duties and obligations under her employment letter agreement (for reasons other than death or disability), which failure, if curable within our discretion, is not cured to our reasonable satisfaction within 30 days after receipt of written notice from us of such failure; (ii) her failure or refusal to comply with reasonable written policies, standards and regulations established by us from time to time, which failure, if curable in our discretion, is not cured to our reasonable satisfaction within 30 days after receipt of written notice from us of such failure; (iii) any act of personal dishonesty, fraud, embezzlement, misrepresentation, or other unlawful act committed by her that results in a substantial gain or personal enrichment of her at our expense; (iv) her violation of a federal, state, or local law or regulation applicable to our business; (v) her violation of, or a plea of nolo contendere or guilty to, a felony under the laws of the United States or any state or local government; or (vi) her material breach of the terms of her employment letter agreement or employee proprietary information agreement.

Our amended and restated employment letter agreement and our stock option agreement with Ms. Nelson also provide for accelerated vesting upon change of control as discussed below under “—Vesting Acceleration of Option Awards.”

Vesting Acceleration of Option Awards

The employment letter agreements and stock option agreements with Messrs. Collins, Barksdale and Saunders and Ms. Nelson also provide for accelerated vesting of 100.0% of the executive’s unvested stock options in the event of the executive’s termination upon change of control (as defined in the employment letter agreements with such named executive officers). The employment letter agreement and stock option agreements with Ms. Brunner provide for accelerated vesting of 50.0% percent of Ms. Brunner’s unvested stock options in the event of her termination upon change of control (as defined in the employment letter agreement with Ms. Brunner).

Under the employment letter agreements with our named executive officers, “termination upon change of control” means any termination of the executive’s employment by us without cause during the period commencing on or after the date that we have signed a definitive agreement or that our board of directors has endorsed a tender offer for our stock that, in either case, when consummated would result in a change of control (even though consummation is subject to approval or requisite tender by our stockholders and other conditions and contingencies) and ending at the earlier of the date on which such definitive agreement or tender offer has been terminated without a change of control or on the date which is 12 months following the consummation of any transaction or series of transactions that results in a change of control.

For purposes of the definition of “termination upon change of control” above, the following terms have the following meanings:

•

“cause” means (a) the executive’s willful and continued failure to perform substantially the executive’s duties with us or (b) the willful engaging by the executive of illegal conduct or gross misconduct which is injurious to us;

•

“change of control” means (a) any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding our securities under an employee benefit plan, becomes the beneficial owner (as defined Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities representing 50.0% or more of (A) the outstanding shares of our common stock or (B) the combined voting power of our then-outstanding securities; (b) we are party to a merger or consolidation, or series of related transactions, which results in our voting securities outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least 50.0% of the combined voting power of our voting securities or such surviving or other entity outstanding immediately after such merger or consolidation; (c) the sale or disposition of all or substantially all of our assets (or consummation of any transaction, or series of related transactions, having similar effect), unless at least 50.0% of the combined voting power of the voting securities of the entity acquiring those assets is held by persons who held our voting securities immediate prior to such transaction or series of transactions; (d) our dissolution or liquidation, unless after such liquidation or dissolution all or substantially all of our assets are held in an entity at least 50.0% of the combined voting power of the voting securities of which is held by persons who held our voting securities immediately prior to such liquidation or dissolution; or (f) any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

The table below sets forth the estimated value of the potential payments to each of our named executive officers, assuming the executive’s employment had terminated on April 30, 2011 and/or that a change of control had also occurred on that date.

Name	Termination without Cause (Not in Connection With a Change of Control)		Termination without Cause in Connection With a Change of Control		Constructive Termination
Brett A. Hurt
Severance(1)	$125,000	(2)	$125,000	(2)	$125,000	(2)
COBRA Coverage	7,159		7,159		7,159

Total	132,159		132,159		132,159

Stephen R. Collins
Option Acceleration(3)	—				—

Total	—				—

Bryan C. Barksdale
Option Acceleration(3)	—				—

Total	—				—

Heather J. Brunner
Option Acceleration(3)	—				—

Total	—				—

Erin C. Nelson
Severance(1)	125,000		125,000		—
Option Acceleration(3)	—				—

Total	125,000				—

Christopher M. Lynch
Option Acceleration(3)	—		—		—

Total	—		—		—

Kenneth Saunders(4)
Severance	130,000		—		—
COBRA Coverage	7,905		—		—

Total	137,905		—		—

(1)	Based on base salary as of April 30, 2011.
(2)	Amount would be paid in the event Mr. Hurt is terminated for any reason other than cause or in the event of his constructive termination as such terms are defined in our employment letter agreement with Mr. Hurt.

(3)	Accelerated vesting of stock options for the applicable named executive officers is based on the difference between the estimated initial public offering price of $ , the midpoint of the range on the front cover of this prospectus, and the exercise price of the award.
(4)	Mr. Saunders’s employment with us terminated as of June 30, 2010. The table reflects the amounts paid upon the actual triggering event. These payments made to Mr. Saunders in connection with his termination are reflected in “—Summary Compensation Table for Year Ended April 30, 2011” and are described above in “—Employment Agreements—Kenneth Saunders.”

Stock Incentive Plans

2011 Equity Incentive Plan

Our board of directors has adopted, and we expect our stockholders will approve prior to completion of this offering, our 2011 Equity Incentive Plan, or the 2011 Plan. Subject to stockholder approval, the 2011 Plan is effective upon its adoption by our board of directors but is not expected to be utilized until after the completion of this offering. Our 2011 Plan provides for the grant of incentive stock options, within the meaning of Internal Revenue Code Section 422, to our employees and any of our parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants.

Authorized shares. The maximum aggregate number of shares that may be issued under the 2011 Plan is                      shares of our common stock, plus (i) any shares that, as of the completion of this offering, have been reserved but not issued pursuant to any awards granted under our 2005 Stock Plan and are not subject to any awards granted thereunder, and (ii) any shares subject to stock options or similar awards granted under the 2005 Stock Plan that expire or otherwise terminate without having been exercised in full and unvested shares issued pursuant to awards granted under the 2005 Stock Plan that are forfeited to or repurchased by us, with the maximum number of shares to be added to the 2011 Plan pursuant to clauses (i) and (ii) above equal to              shares. In addition, the number of shares available for issuance under the 2011 Plan will be increased annually on the first day of each of our fiscal years beginning with fiscal year 2013, by an amount equal to the least of:

•	shares;

•	% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year; or

•	such other amount as our board of directors may determine.

Shares issued pursuant to awards under the 2011 Plan that we repurchase or that are forfeited, as well as shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award, will become available for future grant under the 2011 Plan. In addition, to the extent that an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance under the 2011 Plan.

Plan administration. The 2011 Plan will be administered by our board of directors which, at its discretion or as legally required, may delegate such administration to our compensation committee or one or more additional committees. In the case of awards intended to qualify as “performance-based compensation” within the meaning of Internal Revenue Code Section 162(m), the committee will consist of two or more “outside directors” within the meaning of Internal Revenue Code Section 162(m).

Subject to the provisions of our 2011 Plan, the administrator has the power to determine the terms of awards, including the recipients, the exercise price, the number of shares subject to each award, the fair market value of a share of our common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, and the form of consideration, if any, payable upon exercise of the awards and the terms of the award agreements for use under the 2011 Plan. The administrator also has the authority, subject to the terms of the 2011 Plan, to prescribe rules and to construe and interpret the 2011 Plan and awards granted thereunder and to institute an exchange program by which outstanding awards may be surrendered in exchange for awards that may have different exercise prices and terms, to amend existing awards to reduce or increase their exercise price and to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator.

Stock options. The administrator may grant incentive and/or nonstatutory stock options under our 2011 Plan, provided that incentive stock options are only granted to employees. The exercise price of such options must equal at least the fair market value of our common stock on the date of grant. The term of an option may not exceed ten years. However, an incentive stock option held by a participant who owns more than 10.0% of the total combined voting power of all classes of our stock, or of certain of our parent or subsidiary corporations, may not have a term in excess of five years and must have an exercise price of at least 110.0% of the fair market value of our common stock on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the plan administrator. Subject to the provisions of our 2011 Plan, the administrator determines the remaining terms of the options, including vesting criteria. After the termination of service of an employee, director or consultant, the participant may exercise his or her option, to the extent vested as of such date of termination, for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months following the termination of service. However, in no event may an option be exercised later than the expiration of its term.

Stock appreciation rights. Stock appreciation rights may be granted under our 2011 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Subject to the provisions of our 2011 Plan, the administrator determines the terms of stock appreciation rights, including when such rights vest and become exercisable and whether to settle such awards in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100.0% of the fair market value per share on the date of grant. The specific terms of each grant of stock appreciation rights will be set forth in an award agreement.

Restricted stock. Restricted stock may be granted under our 2011 Plan. Restricted stock awards are grants of shares of our common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse in accordance with terms and conditions established by the administrator. Such terms may include, among other things, vesting upon the achievement of specific performance goals determined by the administrator and/or continued service to us. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares at the time of grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest for any reason will be forfeited by the recipient and will revert to us. The specific terms of each grant of restricted stock will be set forth in an award agreement.

Restricted stock units. Restricted stock units may be granted under our 2011 Plan. Each restricted stock unit granted is a bookkeeping entry representing an amount equal to the fair market value of one share of our common stock. The administrator determines the terms and conditions of restricted stock units including the vesting criteria, which may include achievement of specified performance criteria or continued service to us, and the form and timing of payment. The administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payment. The administrator determines in its sole discretion whether an award will be settled in stock, cash or a combination of both. The specific terms of each grant of restricted stock units will be set forth in an award agreement.

Performance units/performance shares. Performance units and performance shares may be granted under our 2011 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and the value of performance units and performance shares to be paid out to participants. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares. Performance units shall have an initial dollar value established by the administrator on or prior to the grant date. Performance shares shall have an initial value equal to the fair market value of our common stock on the grant date. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares or in some combination thereof. The specific terms of each grant of performance units or performance shares will be set forth in an award agreement.

Transferability of awards. Unless the administrator provides otherwise, our 2011 Plan generally does not allow for the transfer of awards other than by will or laws of descent or distribution and only the recipient of an award may exercise such an award during his or her lifetime.

Certain adjustments. In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2011 Plan, the administrator will make adjustments to the number and class of shares that may be delivered under the 2011 Plan and/or the number, class and price of shares covered by each outstanding award and the numerical share limits contained in the 2011 Plan. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable prior to the effective date of such proposed transaction and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or change of control. Our 2011 Plan provides that, in the event of a merger or change of control as defined under the 2011 Plan, each outstanding award will be treated as the administrator determines, except that, if a successor corporation does not assume or substitute for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100.0% of target levels and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time. In the event of a merger or change of control, any options, restricted stock units and stock appreciation rights held by an outside director will vest fully and become immediately exercisable, all restrictions on his or her restricted stock will lapse, and all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100.0% of target levels, and all other terms and conditions met.

Plan amendment or termination. Our board of directors has the authority to amend, suspend or terminate the 2011 Plan provided such action does not impair the existing rights of any participant. Our 2011 Plan will automatically terminate in 2021, unless we terminate it sooner.

2005 Stock Plan

Our 2005 Stock Plan was adopted by our board of directors and approved by our stockholders effective June 14, 2005 and was amended on August 15, 2005, August 15, 2007, September 5, 2007, November 19, 2008, July 16, 2009, September 17, 2009, February 10, 2010, May 20, 2010, September 16, 2010 and November 16, 2010, amended and restated on March 29, 2011, and amended on August 16, 2011. Our 2005 Stock Plan provides for the grant of incentive stock options, nonstatutory stock options and stock purchase rights to our employees, directors and consultants. As of July 31, 2011, options to purchase 11,181,782 shares of common stock were outstanding and 1,139,205 shares were available for future grant under this plan.

We will not grant any additional awards under our 2005 Stock Plan following this offering. Instead, we will grant options under our 2011 Plan. However, our 2005 Stock Plan will continue to govern the terms and conditions of all outstanding options previously granted under the 2005 Stock Plan following this offering.

Our 2005 Stock Plan provides that, in the event of a merger or change of control as defined under the 2005 Stock Plan, each outstanding option shall be assumed or substituted with an equivalent option by the successor entity. If the successor entity does not assume or substitute the outstanding options, then each option will fully vest and become exercisable. Our board of directors, or a committee designated by our board of directors, is required to give notice of any proposed merger or change of control prior to the closing date of such sale, merger or consolidation. If the consideration received in the merger or change of control is not solely common stock of the successor corporation or its parent, our board of directors, or a committee designated by our board of directors, may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of each share subject to the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of common stock in the merger or change of control.

Our 2005 Stock Plan provides that our board of directors, or a committee designated by our board of directors, may, in order to prevent diminution or enlargement of the benefits or intended benefits to be made available under the 2005 Stock Plan, adjust or substitute outstanding options upon certain events, including, without limitation, changes in our capitalization through stock splits, recapitalizations, mergers or consolidations.

The standard form of option agreement under the 2005 Stock Plan provides that options will vest 25.0% on the first anniversary of the vesting start date with the remainder vesting ratably over the next 36 months, subject to continued service through each applicable vesting date. Under our 2005 Stock Plan, our board of directors, or a committee designated by our board of directors, has the authority to grant options with early exercise rights, subject to our repurchase right that lapses as the shares vest on the original vesting schedule, and to provide for accelerated vesting.

The standard form of option agreement under the 2005 Stock Plan restricts the transfer of shares of our common stock issued pursuant to an award for the period specified by the representative of the underwriters not to exceed 180 days following the effective date of the registration statement related to this offering.

2011 Employee Stock Purchase Plan

Concurrently with this offering, we are establishing our 2011 Employee Stock Purchase Plan, or the ESPP. Our board of directors has adopted, and we expect our stockholders will approve prior to this offering, the ESPP. Our named executive officers and all of our other employees will be allowed to participate in our ESPP.

A total of              shares of our common stock will be made available for sale under our ESPP. In addition, our ESPP provides for annual increases in the number of shares available for issuance under the ESPP on the first day of each fiscal year beginning with fiscal year 2013, equal to the least of:

•	shares;

•	% of the outstanding shares of our common stock on the first day of such fiscal year; or

•	such other amount as may be determined by the administrator.

Our board of directors or its committee has full and exclusive authority to interpret the terms of the ESPP and determine eligibility.

All of our employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 30 hours per week and more than five months in any calendar year. However, an employee may not be granted rights to purchase stock under our ESPP if such employee:

•	immediately after the grant would own stock or options to purchase stock possessing 5.0% or more of the total combined voting power or value of all classes of our capital stock; or

•	holds rights to purchase stock under all of our employee stock purchase plans that would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year.

Our ESPP is intended to qualify under Section 423 of the Code, and provides for consecutive, non-overlapping six-month offering periods. The offering periods generally start on the first trading day on or after March 20 and September 20 of each year, except for the first such offering period, which will commence on the first trading day on or after the effective date of this offering and will end on March 20, 2012. The administrator may, in its discretion, modify the terms of future offering periods.

Our ESPP permits participants to purchase common stock through payroll deductions of up to 15.0% of their eligible compensation, which includes a participant’s regular and recurring straight time gross earnings and payments for overtime and shift premium, but exclusive of payments for incentive compensation, bonuses and other similar compensation. A participant may purchase a maximum of              shares of common stock during each six-month offering period.

Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six-month offering period. The purchase price of the shares will be 85.0% of the lower of the fair market value of our common stock on the first trading day of the offering period or on the last day of the offering period. Participants may end their participation at any time during an offering period and will be paid their accrued payroll deductions that have not yet been used to purchase shares of common stock. Participation ends automatically upon termination of employment with us.

A participant may not transfer rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided under the ESPP.

In the event of our merger or change of control, as defined under the ESPP, a successor corporation or parent or subsidiary of the successor corporation may assume or substitute each outstanding purchase right. If the successor corporation refuses to assume or substitute for the outstanding purchase rights, the offering period then in progress will be shortened, and a new exercise date will be set to occur on or before the date of the proposed merger or change of control. The plan administrator will notify each participant in writing that the exercise date has been changed and that the participant’s option will be exercised automatically on the new exercise date unless the participant withdraws from the offering period prior to such date.

Our ESPP will automatically terminate in 2021, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate our ESPP.

401(k) Plan

We have established a tax-qualified employee savings and retirement plan pursuant to which employees who satisfy certain eligibility requirements, including age and length of service, may elect to defer up to 100.0% of eligible compensation, subject to applicable Internal Revenue Code limits. We currently do not match any contributions made by our employees, including executives. We intend for the 401(k) plan to qualify under Section 401(a) of the Internal Revenue Code so that contributions to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation, to be effective upon the completion of this offering, contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated bylaws, to be effective upon the completion of this offering, provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws, to be effective upon the completion of this offering, also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as members of our board of directors and officers and potentially in other roles with our company. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws, each to be effective upon the completion of this offering, may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the director and executive compensation arrangements discussed in the sections of this prospectus titled “Management” and “Executive Compensation,” we have been a party to the following transactions since April 30, 2008, in which the amount involved exceeded or will exceed $120,000, and in which any director, executive officer or holder of more than 5.0% of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them, each a related party, had or will have a material interest.

Sales of Series D Redeemable Convertible Preferred Stock

In May 2008, and in subsequent closings in June 2008, January 2009 and February 2009, we sold an aggregate of 3,078,464 shares of our Series D redeemable convertible preferred stock at a price per share of $2.60 for an aggregate purchase price of $8.0 million. Certain of these shares of Series D redeemable convertible preferred stock were sold to entities affiliated with certain members of our board of directors or holders of more than 5.0% of a class of our voting securities. The table below summarizes these sales.

Purchaser	Shares of Series D Redeemable Convertible Preferred Stock Purchased	Aggregate Purchase Price
Austin Ventures VIII, L.P.(1)	576,923	$1,500,000
Battery Ventures VIII, L.P.(2)	884,615	2,299,999
Entities affiliated with Eastern Advisors(3)	884,615	2,299,999

Total	2,346,153	$6,099,998

(1)	Austin Ventures VIII, L.P. is a holder of more than 5.0% of a class of our voting securities. Christopher A. Pacitti, an affiliate of Austin Ventures VIII, L.P., is a member of our board of directors.
(2)	Battery Ventures VIII, L.P. is a holder of more than 5.0% of a class of our voting securities. Neeraj Agrawal, an affiliate of Battery Ventures VIII, L.P., is a member of our board of directors.
(3)	Entities affiliated with Eastern Advisors are the holders of more than 5.0% of a class of our voting securities. Affiliates of Eastern Advisors holding our securities whose shares are aggregated for purposes of reporting share ownership information include EA Private Investments, LLC; EA Private Investments, LLC Liquidating Trust, Eastern Advisors Capital Group, LLC, Trustee; Eastern Advisors Private Equity Fund QP, LP; and Eastern Advisors Private Equity Fund, LP. Thomas J. Meredith, a member of our board of directors, serves on the advisory board of an entity affiliated with Eastern Advisors and, in exchange for such services, receives a fee that is based on a percentage of the fund’s carried interest. Each of Mr. Meredith, Dev C. Ittycheria, Stephen R. Collins and Brett A. Hurt is a limited partner of a fund or funds affiliated with Eastern Advisors.

Sale of Series E Redeemable Convertible Preferred Stock

In February 2010, we sold an aggregate of 726,392 shares of our Series E redeemable convertible preferred stock at a price per share of $4.13 for an aggregate purchase price of $3.0 million, all of which shares were sold to EA Private Investments, LLC, a holder of more than 5.0% of a class of our voting securities. Thomas J. Meredith, a member of our board of directors, serves on the advisory board of an entity affiliated with Eastern Advisors and, in exchange for such services, receives a fee that is based on a percentage of the fund’s carried interest. Each of Mr. Meredith, Dev C. Ittycheria, Stephen R. Collins and Brett A. Hurt is a limited partner of a fund or funds affiliated with Eastern Advisors.

Investors’ Rights Agreement

In connection with our Series D financing, we entered into an amended and restated investors’ rights agreement with certain of our stockholders, including Austin Ventures VIII, L.P., Battery Ventures VIII, L.P., entities affiliated with Eastern Advisors, Brett A. Hurt and entities affiliated with Mr. Hurt. The agreement was then amended and restated in connection with our Series E financing. The amended and restated investors’ rights agreement among other things:

•	grants such stockholders certain registration rights with respect to shares of our common stock, including shares of common stock issued or issuable upon conversion of our preferred stock;

•

obligates us to deliver periodic financial statements to certain stockholders who are parties to the amended and restated investors’ rights agreement, including Austin Ventures VIII, L.P., Battery Ventures VIII, L.P. and entities affiliated with Eastern Advisors;

•

grants a right of first offer with respect to sales of our shares by us, subject to specified exclusions (which exclusions include the sale of the shares pursuant to this prospectus), to certain stockholders, including Austin Ventures VIII, L.P., Battery Ventures VIII, L.P. and entities affiliated with Eastern Advisors; and

•	grants Eastern Advisors the right to have one non-voting observer participate in certain meetings of the board of directors.

For more information regarding the registration rights provided in this agreement, please refer to the section of this prospectus titled “Description of Capital Stock—Registration Rights.” Certain provisions of this agreement will terminate upon completion of this offering. This is not a complete description of the amended and restated investors’ rights agreement and is qualified by the full text of the amended and restated investors’ rights agreement filed as an exhibit to the registration statement of which this prospectus is a part.

Voting Agreement

In connection with our Series D financing, we entered into an amended and restated voting agreement with certain of our stockholders, including Austin Ventures VIII, L.P., Battery Ventures VIII, L.P., entities affiliated with Eastern Advisors, Brett A. Hurt and entities affiliated with Mr. Hurt. The agreement was then amended and restated in connection with our Series E financing. The amended and restated voting agreement provides for, among other things, the voting of shares with respect to the constituency of the board of directors. In November 2010, we amended the amended and restated voting agreement to provide for the election of four mutual directors. The amended and restated voting agreement, as amended, will terminate upon completion of this offering. This is not a complete description of the amended and restated voting agreement, as amended, and is qualified by the full text of the amended and restated voting agreement and amendment thereto filed as exhibits to the registration statement of which this prospectus is a part.

Right of First Refusal and Co-Sale Agreement

In connection with our Series D financing, we entered into an amended and restated right of first refusal and co-sale agreement with certain of our stockholders, including Austin Ventures VIII, L.P., Battery Ventures VIII, L.P., entities affiliated with Eastern Advisors, Brett A. Hurt and entities affiliated with Mr. Hurt. The agreement was then amended and restated in connection with our Series E financing. The amended and restated right of first refusal and co-sale agreement, among other things:

•	grants our investors certain rights of first refusal and co-sale with respect to proposed transfers of our securities by certain stockholders; and

•	grants us certain rights of first refusal with respect to proposed transfers of our securities by certain stockholders.

The amended and restated right of first refusal and co-sale agreement will terminate upon completion of this offering. This is not a complete description of the amended and restated right of first refusal and co-sale agreement and is qualified by the full text of the amended and restated right of first refusal and co-sale agreement filed as an exhibit to the registration statement of which this prospectus is a part.

Stock Option Grants

Certain stock option grants to our executive officers and related stock option grant policies are described in the section of this prospectus titled “Executive Compensation—Compensation Discussion and Analysis.” Certain stock option grants to our non-employee directors who are not affiliated with our major stockholders and related stock option grant policies are described in the section of this prospectus titled “Management—Director Compensation.”

We granted the following stock options to certain members of our board of directors and executive officers since April 30, 2008.

•	In June 2008, we granted Edward B. Keller an option to purchase 59,404 shares of our common stock at an exercise price of $2.60 per share.

•	In November 2008, we granted Heather J. Brunner an option to purchase 502,539 shares of our common stock at an exercise price of $2.60 per share.

•	In April 2009, we granted Kenneth Saunders, one of our former executive officers, an option to purchase 653,300 shares of our common stock at an exercise price of $2.60 per share.

•	In April 2009, we granted Michael R. Osborne an option to purchase 80,000 shares of our common stock at an exercise price of $2.60 per share.

•	In June 2009, we granted Heather J. Brunner an option to purchase 153,748 shares of our common stock at an exercise price of $2.86 per share.

•

In July 2009, we granted Christopher M. Lynch, our controller who served as our principal financial officer from July 2010 until September 2010, an option to purchase 125,000 shares of our common stock at an exercise price of $2.86 per share.

•	In January 2010, we granted Dev C. Ittycheria an option to purchase 274,993 shares of our common stock at an exercise price of $2.86 per share.

•	In February 2010, we granted Edward B. Keller an option to purchase 74,852 shares of our common stock at an exercise price of $4.13 per share.

•	In March 2010, we granted Gillian Felix, one of our former executive officers, an option to purchase 150,000 shares of our common stock at an exercise price of $4.13 per share.

•	In May 2010, we granted Edward B. Keller an option to purchase 112,477 shares of our common stock at an exercise price of $4.20 per share.

•	In August 2010, we granted Thomas J. Meredith an option to purchase 112,477 shares of our common stock at an exercise price of $4.86 per share.

•	In September 2010, we granted Bryan C. Barksdale an option to purchase 286,154 shares of our common stock at an exercise price of $4.86 per share.

•	In September 2010, we granted Stephen R. Collins an option to purchase 486,463 shares of our common stock at an exercise price of $4.86 per share.

•	In November 2010, we granted Michael S. Bennett an option to purchase 112,477 shares of our common stock at an exercise price of $4.86 per share.

•	In November 2010, we granted Erin C. Nelson an option to purchase 429,232 shares of our common stock at an exercise price of $4.86 per share.

•	In May 2011, we granted Brett A. Hurt an option to purchase 200,000 shares of our common stock at an exercise price of $6.58 per share.

•	In May 2011, we granted Michael R. Osborne an option to purchase 80,000 shares of our common stock at an exercise price of $6.58 per share.

•	In May 2011, we amended and restated the option agreement with Dev C. Ittycheria dated January 18, 2010 to permit early exercise of the options covered by the agreement.

•

In August 2011, we amended and restated the option agreement with Heather J. Brunner dated June 1, 2009 to provide for accelerated vesting in the event of Ms. Brunner’s termination upon change of control of our company.

Employment, Change of Control and Separation Agreements with Executive Officers

We have entered into employment and change of control arrangements with certain of our executive officers as described in the section of this prospectus titled “Executive Compensation—Employment Agreements.”

In April 2011, we entered into a separation agreement and release with Gillian Felix, one of our former executive officers, which provided that Ms. Felix’s employment with us ended on April 19, 2011. In consideration for a customary release of claims, we paid Ms. Felix $84,885, which represented payment of her base salary for four months and a prorated performance bonus payment and reimbursement of insurance continuation payments. In connection with the separation agreement and release, we also entered into a consulting agreement with Ms. Felix, pursuant to which Ms. Felix agreed to serve as a consultant for us through August 19, 2011, during which time Ms. Felix’s options continued to vest, which resulted in the vesting of options to purchase an additional 12,500 shares of common stock.

In February 2011, we amended the option agreement with Gillian Felix dated March 16, 2010 to provide for acceleration of vesting of 100.0% of the unvested shares subject to the agreement in the event of Ms. Felix’s termination upon a change of control.

In November 2010, we entered into a separation agreement and release with Sam Decker, one of our former executive officers, which provided that Mr. Decker’s employment with us ended on November 12, 2010. In consideration for a customary release of claims, we paid Mr. Decker $90,222, which represented payment of his base salary for four months and a prorated performance bonus payment. We amended the vesting schedules of Mr. Decker’s two outstanding option awards that were not fully vested as of November 12, 2010 to provide that, following such date, the unvested shares subject to each option would vest in 24 equal monthly installments. In connection with the separation agreement and release, we also entered into an advisory board offer letter with Mr. Decker, pursuant to which Mr. Decker agreed to serve on our advisory board, during which time Mr. Decker’s options continued to vest, which resulted in the vesting of options to purchase an additional 3,373 shares of common stock as of April 30, 2011.

In June 2010, we entered into a separation agreement and release with Kenneth Saunders, one of our former executive officers, which provided that Mr. Saunders’s employment with us ended on June 30, 2010. In consideration for a customary release of claims, we paid Mr. Saunders approximately $138,000, which represented payment of his base salary through December 2010, a performance bonus payment and a relocation payment. The time period during which Mr. Saunders may exercise his vested options was extended through March 31, 2011. In connection with the separation agreement and release, we also entered into an advisory board offer letter with Mr. Saunders, pursuant to which Mr. Saunders agreed to serve on our advisory board through September 30, 2010, during which time Mr. Saunders’s options continued to vest, which resulted in the vesting of options to purchase an additional 40,831 shares of common stock.

In September 2008, we entered into a separation agreement and release with Andrea Wenholz, one of our former executive officers, which provided that Ms. Wenholz’s employment with us ended on September 1, 2008. In consideration for a customary release of claims, Ms. Wenholz received approximately $65,625, which represented payment of four and one-half months of salary continuation.

Agreements with Directors

In December 2009, we entered into a letter agreement with Dev C. Ittycheria regarding Mr. Ittycheria’s service on our board of directors. The letter agreement provides that Mr. Ittycheria would receive an option to purchase 274,993 shares of our common stock, which option was granted to Mr. Ittycheria on January 18, 2010, and that Mr. Ittycheria will be entitled to reimbursement for all reasonable travel expenses incurred in connection with his attendance at meetings of the board of directors.

In May 2011, we amended the stock option agreement with Dev C. Ittycheria to permit the early exercise of the option granted to him on January 18, 2010.

In August 2011, we paid Dev C. Ittycheria $413,455 to reimburse Mr. Ittycheria for taxes associated with the option granted to him on January 18, 2010, the exercise price of which was below the fair market value of our common stock at that time.

Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements and the indemnification provisions that will be included in our amended and restated certificate of incorporation and our amended and restated bylaws, each to be effective upon completion of this offering, will provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We believe that these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance. For further information, see the section of this prospectus titled “Executive Compensation—Limitation on Liability and Indemnification Matters.”

Policies and Procedures for Related Party Transactions

As provided by our audit committee charter and corporate governance guidelines, our audit committee must review and approve in advance any related party transaction, and all of our directors, officers and employees are required to report to our audit committee any such related party transaction prior to its completion. Prior to the creation of our audit committee, our board of directors reviewed related party transactions. Each of the related party transactions described above was submitted to and approved by our board of directors.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of September 15, 2011 and as adjusted to reflect the sale of the shares of our common stock in this offering, for:

•	each person known by us to beneficially own more than 5.0% of our outstanding shares of common stock;

•	each of our named executive officers;

•	each of the members of our board of directors;

•	all of the members of our board of directors and executive officers as a group; and

•	each selling stockholder.

We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Except as indicated in the footnotes to this table and pursuant to state community property laws, we believe, based on the information furnished to us, that the persons named in the table have sole voting and investment power with respect to all shares reflected as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that could be issued upon the exercise of outstanding options held by that person that are currently exercisable or exercisable within 60 days of September 15, 2011 are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of any other person.

Percentage of ownership is based on 47,327,823 shares of our common stock outstanding on September 15, 2011, assuming conversion of all outstanding shares of our preferred stock on a one-for-one basis into 27,897,031 shares of common stock, and              shares of common stock to be outstanding after completion of this offering. This table assumes no exercise of the underwriters’ option to purchase additional shares in the offering.

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Bazaarvoice, Inc., 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746.

	Shares Beneficially Owned Prior to this Offering		Number of Shares Offered	Shares Beneficially Owned After this Offering
Name and Address of Beneficial Owner	Shares	Percentage (%)		Shares	Percentage (%)
5.0% Stockholders:
Austin Ventures VIII, L.P.(1)	16,139,717	34.1%
Battery Ventures VIII, L.P.(2)	8,779,806	18.6
Brett A. Hurt and entities affiliated with Brett A. Hurt(3)	6,751,376	14.3
Entities affiliated with Eastern Advisors(4)	5,062,430	10.6
Executive Officers and Directors:
Brett A. Hurt(3)	6,751,376	14.3
Stephen R. Collins(5)	141,885	*
Bryan C. Barksdale(6)	91,371	*
Heather J. Brunner(7)	490,732	1.0
Erin C. Nelson(8)	107,308	*
Christopher M. Lynch(9)	72,916	*
Kenneth Saunders	307,318	*
Neeraj Agrawal(2)	8,779,806	18.6
Michael S. Bennett(10)	56,238	*
Dev C. Ittycheria(11)	309,957	*
Edward B. Keller(12)	406,527	*
Thomas J. Meredith(13)	70,298	*
Christopher A. Pacitti(1)	16,139,717	34.1
All directors and executive officers as a group (12 people)(14)	33,956,425	69.2
Other Selling Stockholders:

*	Represents less than one percent.
(1)	All of the shares are held by Austin Ventures VIII, L.P. The general partner of Austin Ventures VIII, L.P. is AV Partners VIII, L.P. Joseph C. Aragona, Kenneth P. DeAngelis, Christopher A. Pacitti and John D. Thornton are the general partners of AV Partners VIII, L.P. and share voting and investment power over the shares held by Austin Ventures VIII, L.P. The address of Austin Ventures VIII, L.P. and its affiliated entities and individuals is 300 West Sixth Street, Suite 2300, Austin, TX 78701.
(2)	The general partner of Battery Ventures VIII, L.P. is Battery Partners VIII, LLC. Neeraj Agrawal, Michael Brown, Thomas J. Crotty, Sunil Dhaliwal, Richard D. Frisbie, Kenneth P. Lawler, Roger H. Lee, R. David Tabors and Scott R. Tobin are the managing members of Battery Partners VIII, LLC and share voting and investment power over the shares held by Battery Ventures VIII, L.P. The address of Battery Ventures VIII, L.P. and its affiliated entities and individuals is 930 Winter Street, Suite 2500, Waltham, MA 02451. Battery Ventures VIII, L.P. is an affiliate of a broker-dealer, purchased the securities in the ordinary course of business and, at the time of the purchase of the securities to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(3)	Includes 1,364,788 held by the BAH Trust. Debra J. Hurt is the trustee of the BAH Trust and has voting and investment power over the shares held by the BAH Trust. By virtue of his relationship with his spouse, Debra J. Hurt, Brett A. Hurt may be deemed to share voting and investment power over the shares held by the BAH Trust. The BAH Trust is a grantor retained annuity trust in which annual annuity payments are paid to Brett A. Hurt.

(4)

Includes 4,223,877 shares held by EA Private Investments, LLC, or EA Investments, 754,850 shares held by EA Private Investments, LLC Liquidating Trust, Eastern Advisors Capital Group, LLC, Trustee, or EA Trust, 52,060 shares held by Eastern Advisors Private Equity Fund QP, LP, or EA QP, and 31,643 shares held by Eastern Advisors Private Equity Fund, LP, or EA LP. Eastern Advisors Capital Group, LLC is the manager of EA Investments, the trustee of EA Trust and the investment manager for EA QP and EA LP. EAGP Advisors, LLC acts as the general partner of EA Private Fund GP LP, the general partner of EA QP and EA LP. Each of EA Investments, EA Trust, EA QP and EA LP have the sole power to vote and dispose of the shares held by them. Scott Booth is the managing member of Eastern Advisors Capital Group and of EAGP, LLC. Each of Mr. Booth and Eastern Advisors Capital Group, LLC have shared voting and dispositive power over the shares held by EA Investments, EA Trust, EA QP and EA LP. EAGP Advisors, LLC has shared voting and dispositive power over the shares held by EA QP and EA LP. Each of Mr. Booth, Eastern Advisors Capital Group, LLC and EAGP Advisors, LLC disclaim any beneficial ownership, except to the extent of any pecuniary interest therein. The address of Eastern Advisors Capital Group, LLC and its affiliated entities and individuals is 101 Park Avenue, 33rd Floor, New York, NY 10178.

(5)	Includes 141,885 shares issuable upon the exercise of options held by Mr. Collins that are exercisable within 60 days of September 15, 2011.
(6)	Includes 83,461 shares issuable upon the exercise of options held by Mr. Barksdale that are exercisable within 60 days of September 15, 2011 and 7,910 shares of common stock acquired by Mr. Barksdale through investment funds associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, which were distributed to Mr. Barksdale on August 21, 2011.
(7)	Includes 490,732 shares issuable upon the exercise of options held by Ms. Brunner that are exercisable within 60 days of September 15, 2011.
(8)	Includes 107,308 shares issuable upon the exercise of options held by Ms. Nelson that are exercisable within 60 days of September 15, 2011.
(9)	Includes 47,916 shares issuable upon the exercise of options held by Mr. Lynch that are exercisable within 60 days of September 15, 2011.
(10)	Includes 56,238 shares issuable upon the exercise of options held by Mr. Bennett that are exercisable within 60 days of September 15, 2011.
(11)	Includes 307,957 shares held by Mr. Ittycheria, 166,142 of which are subject to a repurchase right held by us that lapses with respect to an additional 5,729 shares on the 18th day of each calendar month beginning in July 2011, provided that Mr. Ittycheria remains a service provider on such applicable date.
(12)	Includes 213,927 shares issuable upon the exercise of options held by Mr. Keller that are exercisable within 60 days of September 15, 2011.
(13)	Includes 70,298 shares issuable upon the exercise of options held by Mr. Meredith that are exercisable within 60 days of September 15, 2011.
(14)	Includes 5,897,055 shares held of record by our directors and executive officers, 1,775,059 shares issuable upon the exercise of options held by our directors and executive officers that are exercisable within 60 days of September 15, 2011 and 26,284,311 shares held by entities over which our directors and executive officers may be deemed to have voting and dispositive power. Excludes shares held by Messrs. Lynch and Saunders, who were not executive officers as of September 15, 2011.

DESCRIPTION OF CAPITAL STOCK

The following descriptions of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and the amended and restated bylaws that will become effective upon the closing of this offering. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of our common stock and preferred stock reflect changes to our capital structure that we expect to occur upon the closing of this offering.

General

Our amended and restated certificate of incorporation, to be effective upon the completion of this offering, will authorize us to issue up to 150,000,000 shares of common stock, $0.0001 par value per share, and up to 10,000,000 shares of preferred stock, $0.0001 par value per share.

Common Stock

Assuming the filing of our amended and restated certificate of incorporation upon completion of this offering and the conversion of each outstanding share of our preferred stock into one share of common stock upon the closing of this offering, as of July 31, 2011, we had 47,261,636 shares of common stock outstanding that were held of record by approximately 145 stockholders. Upon completion of this offering, there will be              shares of our common stock outstanding.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Upon the closing of this offering, our board of directors will have the authority, without action by our stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series. The board of directors may also designate the rights, preferences and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in control of our company without further action by our stockholders.

We have no present plans to issue any shares of preferred stock.

Options and Warrants

As of April 30, 2011, 11,181,782 shares of common stock were subject to outstanding options, with a weighted average exercise price of $3.28 per share.

As of July 31, 2011, we had no warrants outstanding.

Registration Rights

Following this offering, the holders of              shares of common stock outstanding or their permitted transferees are entitled to rights with respect to registration of these shares, or registrable securities, under the Securities Act. These rights are provided under the terms of our amended and restated investors’ rights agreement. The following description of the terms of registration rights provided for in the amended and restated investors’ rights agreement is intended as a summary only and is qualified in its entirety by reference to the amended and restated investors’ rights agreement filed as an exhibit to the registration statement of which this prospectus is part.

Demand Registration Rights

Under the terms of the amended and restated investors’ rights agreement, holders of a majority of the then outstanding registrable securities may require on two occasions that we register their shares for public resale so long as the requesting holders request the registration of at least a majority of the then outstanding shares of registrable securities and the registrable securities proposed to be sold in the registration have an aggregate anticipated net offering price of at least $5.0 million. After we receive a written request for registration, we will be required to deliver notice of such registration request to all holders of registrable securities within ten days after our receipt of the request and to use our best efforts to effect the requested registration within 60 days after our receipt of the request. We are not required to effect a demand registration prior to 180 days after the completion of this offering.

Short-Form Registration Rights

Holders of at least 25.0% of the registrable securities then outstanding may require on two occasions that we register their shares for public resale on Form S-3 if we are eligible to use Form S-3 and the value of the securities to be registered is at least $1.0 million. We are not required to effect more than one Form S-3 registration in any six-month period. We are not required to effect a short-form registration prior to 180 days after the completion of this offering.

Piggyback Registration Rights

If we elect to register any of our shares of common stock for any public offering, the holders of registrable securities are entitled to include shares of common stock in the registration. However, we may reduce the number of shares proposed to be registered in an underwritten offering to an amount that the underwriters determine will not affect the success of the offering.

Expenses and Termination

We will pay all expenses in connection with any registration described herein, other than underwriting discounts and commissions. The rights described above will terminate five years after the closing of this offering and, prior to then, any holder shall cease to have registration rights once that holder may immediately sell all of its registrable securities pursuant to Rule 144.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and our amended and restated bylaws, each to be effective upon the completion of this offering, contain certain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate more favorable terms with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.

Undesignated Preferred Stock

As discussed above, our board of directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Limits on Ability of Stockholders to Act by Written Consent or Call a Special Meeting

Our amended and restated certificate of incorporation and amended and restated bylaws, each to be effective upon the completion of this offering, provide that our stockholders may not act by written consent, which may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws.

In addition, our amended and restated bylaws, to be effective upon the completion of this offering, provide that special meetings of the stockholders may be called only by the chairperson of the board, our board of directors, the chief executive officer or, in the absence of a chief executive officer, our president. Stockholders may not call special meetings, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws, to be effective upon the completion of this offering, establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Board Classification

Effective upon completion of this offering, our board of directors will be divided into three classes, one class of which is elected each year by our stockholders. The directors in each class will serve for a three-year term. For more information on the classified board, see the section of this prospectus titled “Management—Board of Directors.” Our classified board may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Election and Removal of Directors

Our amended and restated certificate of incorporation and amended and restated bylaws, each to be effective upon the completion of this offering, contain provisions that establish specific procedures for appointing and removing members of the board of directors. Under our amended and restated certificate of incorporation and amended and restated bylaws, vacancies and newly created directorships on the board of directors may be filled only by a majority of the directors then serving on the board if such directors constitute a majority of the whole board of directors (as constituted immediately prior to such increase). Under our amended and restated certificate of incorporation and amended and restated bylaws, directors may be removed by the stockholders only for cause.

No Cumulative Voting

Our amended and restated certificate of incorporation and amended and restated bylaws, each to be effective upon the completion of this offering, do not permit cumulative voting in the election of directors. Cumulative voting allows a stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder may not be able to affect the election of as many seats on our board of directors as the stockholder would be able to affect if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to affect the election of a seat on our board of directors to influence our board’s decision regarding a takeover.

Amendment of Charter and Bylaw Provisions

The amendment of the above provisions of our amended and restated certificate of incorporation and amended and restated bylaws, to be effective upon the completion of this offering, requires approval by holders of at least two-thirds of our outstanding capital stock entitled to vote generally in the election of directors.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85.0% of the voting stock of the corporation outstanding at the time the transaction commenced, calculated as provided under Section 203; or

•

at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15.0% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, each to be effective upon the completion of this offering, could have the effect of discouraging others from attempting hostile takeovers, and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York, 11219 and its telephone number is (718) 921-8200.

Listing

We intend to apply to list our common stock on the Nasdaq Global Select Market or the New York Stock Exchange under the trading symbol “BV.”

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has not been a public market for shares of our common stock. Future sales of substantial amounts of shares of our common stock, including shares issued upon the exercise of outstanding options, in the public market after this offering, or the possibility of these sales occurring, could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future.

Upon the completion of this offering, a total of              shares of common stock will be outstanding, assuming that there are no exercises of options after July 31, 2011. Of these shares, all shares of common stock sold in this offering by us and the selling stockholders, plus any shares sold upon exercise of the underwriters’ over-allotment option, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act.

The remaining              shares will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below.

Subject to the lock-up agreements described below and the provisions of Rules 144 and 701 under the Securities Act, these restricted securities will be available for sale in the public market as follows:

Date	Number of Shares
Immediately after this offering
Between 90 and 180 days after the date of this prospectus

At various times beginning more than 180 days after the date of this prospectus, subject to extension under certain circumstances and subject in some cases to volume and other restrictions of Rule 144 and Rule 701 under the Securities Act

In addition,              shares of our common stock will be eligible for sale upon exercise of vested options 180 days following the effective date of this offering, subject to the extension described in the section of this prospectus titled “Underwriters.”

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1.0% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, manner of sale, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701.

As of September 15, 2011, 2,828,534 shares of our outstanding common stock had been issued in reliance on Rule 701 as a result of exercises of stock options and stock awards.

Lock-Up Agreements

We and all of our directors and officers, as well as the other holders of substantially all shares of common stock outstanding immediately prior to this offering, have agreed that, without the prior written consent of Morgan Stanley on behalf of the underwriters, we and they will not, subject to certain exceptions, during the period ending 180 days after the date of this prospectus:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock;

•

file or make any demand for us to file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock,

whether any transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise. The agreements are subject to certain exceptions, and are also subject to extension for up to an additional 34 days, as set forth in the section of this prospectus titled “Underwriters.”

The agreements do not contain any pre-established conditions to the waiver by Morgan Stanley on behalf of the underwriters of any terms of the lock-up agreements. However, in the event that any of our officers or directors or a person or group (as such term is used in Section 13(d)(3) of the Exchange Act) that is the record or beneficial owner of one percent (aggregating ownership of affiliates) or more of our capital stock is granted an early release form the lock-up restrictions with respect to capital stock having a fair market value in excess of $1.0 million in the aggregate (whether in one or multiple releases), then each of our officers and directors, as well as any of their respective immediate family members or a family vehicle for the benefit of any such person, each investment fund affiliated with our directors and each other record or beneficial owner of more than one percent (aggregating ownership of affiliates) of the outstanding shares of our capital stock automatically will be granted an early release from its obligations under the lock-up agreement on a pro-rata basis. Any determination to release shares subject to the lock-up agreements would be based on a number of factors at the time of determination, including but not necessarily limited to the market price of the common stock, the liquidity of the trading market for the common stock, general market conditions, the number of shares proposed to be sold, contractual obligations to release certain shares subject to the lock-up agreements in the event any such shares are released, subject to certain specific limitations and thresholds, and the timing, purpose and terms of the proposed sale.

Registration Rights

Upon completion of this offering, the holders of              shares of common stock outstanding or their permitted transferees will be entitled to various rights with respect to the registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See the section of this prospectus titled “Description of Capital Stock—Registration Rights” for additional information.

Registration Statements

We intend to file a registration statement on Form S-8 under the Securities Act covering all of the shares of our common stock subject to options outstanding or reserved for issuance under our stock plans and shares of our common stock issued upon the exercise of options by our service providers. We expect to file this registration statement as soon as practicable after this offering. However, the shares registered on Form S-8 will be subject to volume limitations, manner of sale, notice and public information requirements of Rule 144 and will not be eligible for resale until expiration of the lock-up agreements to which they are subject.

MATERIAL U.S. FEDERAL INCOME TAX

CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders of the ownership and disposition of our common stock issued pursuant to this offering, but it does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income or estate tax consequences different from those set forth below. No ruling has been or will be sought from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction or under U.S. federal gift and estate tax laws. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	certain former citizens or long-term residents of the United States;

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons who do not hold our common stock as a capital asset (within the meaning of Section 1221 of the Internal Revenue Code); or

•	persons deemed to sell our common stock under the constructive sale provisions of the Internal Revenue Code.

In addition, if a partnership or entity or arrangement classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships and other entities or arrangements taxed as partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors regarding the tax consequences of the ownership and disposition of our common stock.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, a non-U.S. holder is any holder (other than a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (x) whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) that has made an election to be treated as a U.S. person.

Distributions

We have not made any distributions on our common stock, and we do not plan to make any distributions for the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce the recipient’s basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “—Gain on Disposition of Common Stock.”

Any dividend paid to a non-U.S. holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide us with an IRS Form W-8BEN or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. A non-U.S. holder of shares of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, such dividend is attributable to a permanent establishment maintained by the non-U.S. holder in the United States) are exempt from this withholding tax. In order to obtain this exemption, a non-U.S. holder must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, if dividends received by a corporate non-U.S. holder are effectively connected with such holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, such dividend is attributable to a permanent establishment maintained by the non-U.S. holder in the United States), such dividend may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States);

•

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•

our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation” for U.S. federal income tax purposes, or a USRPHC, at any time within the shorter of the five-year period preceding the disposition or the holder’s holding period for our common stock.

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if such non-U.S. holder actually or constructively held more than five percent of such regularly traded common stock at any time during the applicable period that is specified in the Internal Revenue Code.

If the recipient is a non-U.S. holder described in the first bullet above, the recipient will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and corporate non-U.S. holders described in the first bullet above may be subject to the branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If the recipient is an individual non-U.S. holder described in the second bullet above, the recipient will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even though the recipient is not considered a resident of the United States).

Non-U.S. holders should consult any applicable income tax or other treaties that may provide for different rules.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to each non-U.S. holder, the name and address of each such recipient, and the amount of tax withheld, if any. A similar report will be sent to the holder. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in the non-U.S. holder’s country of residence.

Payments of dividends or of proceeds on the disposition of stock made to a non-U.S. holder may be subject to information reporting and backup withholding at a current rate of 28.0% unless the non-U.S. holder establishes an exemption, for example, by properly certifying non-U.S. status on a Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Recently Enacted Legislation Affecting Taxation of our Common Stock Held by or through Foreign Entities

Recently enacted legislation generally will impose a U.S. federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our common stock paid to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). The legislation also will generally impose a U.S. federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our common stock paid to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. Under certain transaction rules, any obligation to withhold under the new legislation with respect to dividends on our common stock will not begin until January 1, 2014 and, with respect to gross proceeds of a disposition of our common stock, will not begin until January 1, 2015. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITERS

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC, Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC are acting as representatives, have severally agreed to purchase, and we and the selling stockholders have agreed to sell to them, severally, the number of shares of our common stock indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
Deutsche Bank Securities Inc.
Credit Suisse Securities (USA) LLC
Piper Jaffray & Co.
Pacific Crest Securities LLC
BMO Capital Markets Corp.
Total:

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

Certain selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to                      additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us and the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional              shares of common stock.

	Per Share	Total No Exercise	Total Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by:
Us
The selling stockholders
Proceeds, before expenses, to us
Proceeds, before expenses, to selling stockholders

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $            .

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5.0% of the total number of shares of common stock offered by them.

We expect to apply to list our common stock under the symbol “BV.”

We and all directors and officers, and holders of substantially all of our outstanding stock and stock options (including the selling stockholders) have agreed that, subject to certain exceptions, without the prior written consent of Morgan Stanley on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of the final prospectus relating to this offering:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•

file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (other than any registration statement on Form S-8); or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock.

The preceding restrictions apply without regard to whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agree that, without the prior written consent of Morgan Stanley on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph to do not apply to:

•	the sale of shares to the underwriters pursuant to the underwriting agreement;

•	transactions relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering;

•	transfers of shares of common stock or any security convertible into common stock as a bona fide gift or charitable contribution;

•

transfers of shares of common stock or any security convertible into common stock by will or intestate succession or to any trust or partnership for the direct or indirect benefit of the stockholder or immediate family of the stockholder;

•	distributions of shares of common stock or any security convertible into common stock to beneficiaries or affiliates of the stockholder, including partners, members or stockholders of the stockholder;

•	the disposition of shares of common stock to us in a transaction exempt from Section 16(b) of the Exchange Act solely in connection with the payment of taxes due;

•	transfers to us in connection with the exercise of options or warrants;

•

transfers of shares of common stock, restricted stock units, or any security convertible into or exercisable or exchangeable for common stock to us in connection with (A) termination of employment or other termination of a service provider and pursuant to agreements wherein we have the option to repurchase such shares, or (B) agreements wherein we have a right of first refusal with respect to transfers of such shares; or

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the restricted period referred to above and, other than disclosure in the prospectus, no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or shall be voluntarily made by or on behalf of such person or us;

provided that in the case of any transfer or distribution as described in the third, fourth and fifth bullet points above, each donee or distribute agrees to be subject to the restrictions described in the immediately preceding paragraph and any such transfer shall not involve a disposition for value; provided further that in the case of any transfer or distribution described above, no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of common stock, is required or shall voluntarily be made during the restricted period referred to above (other than a filing on a Form 5, Schedule 13D or Schedule 13G (or 13D/A or 13G/A) made after the expiration of the restricted period referred to above).

The 180 day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 180 day restricted period we issue an earnings release or material news event relating to us occurs, or

•	prior to the expiration of the 180 day restricted period, we announce that we will release earnings results during the 16 day period beginning on the last day of the 180 day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18 day period beginning on the issuance of the earnings release or the announcement of the material news or material event. In the event that any of our officers or directors or a person or group (as such term is used in Section 13(d)(3) of the Exchange Act) that is the record or beneficial owner of one percent (aggregating ownership of affiliates) or more of our capital stock is granted an early release from the lock-up restrictions with respect to capital stock having a fair market value in excess of $1.0 million in the aggregate (whether in one or multiple releases), then each of our officers and directors, as well as any of their respective immediate family members or a family vehicle for the benefit of any such person, each investment fund affiliated with our directors and each other record or beneficial owner of more than one percent (aggregating ownership of affiliates) of the outstanding shares of our capital stock automatically will be granted an early release from its obligations under the lock-up agreement on a pro rata basis.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We, the selling stockholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their clients, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Pricing of the Offering

Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of securities to the public in that Member State, except that it may, with effect from and including such date, make an offer of securities to the public in that Member State:

(a) at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression “offer of securities to the public” in relation to any securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

United Kingdom

This prospectus and any other material in relation to the shares described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such shares will be engaged in only with, relevant persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Austin, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP. Investment funds associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation hold 212,323 shares of our preferred stock.

EXPERTS

The financial statements as of April 30, 2010 and 2011 and for each of the three years in the period ended April 30, 2011 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock that we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our common stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.

For further information about us and our common stock, you may inspect a copy of the registration statement and the exhibits and schedules to the registration statement without charge at the offices of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of the registration statement from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549 upon the payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the SEC. You can also inspect our registration statement on this website.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Bazaarvoice, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in redeemable convertible preferred stock and stockholders’ deficit and of cash flows present fairly, in all material respects, the financial position of Bazaarvoice, Inc. and its subsidiaries at April 30, 2010 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended April 30, 2011 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain tax positions in 2010.

/s/ PricewaterhouseCoopers LLP

Austin, Texas

June 14, 2011, except for Notes 9 and 14, as to which date is August 25, 2011

BAZAARVOICE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share information)

	April 30,		July 31,
	2010	2011	2011	Pro Forma 2011
			(unaudited)	(unaudited- Note 2)
Assets
Current assets:
Cash and cash equivalents	$16,036	$15,050	$16,181	$16,181
Restricted cash	250	250	500	500
Accounts receivable, net of allowance for doubtful accounts of $228, $381 and $505 as of April 30, 2010 and 2011 and July 31, 2011 (unaudited), respectively	8,461	12,954	14,011	14,011
Prepaid expenses and other current assets	834	2,841	2,905	2,905

Total current assets	25,581	31,095	33,597	33,597
Property, equipment, and capitalized software development costs, net	6,862	6,865	6,881	6,881
Other assets	104	12	12	12

Total assets	$32,547	$37,972	$40,490	$40,490

Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$1,131	$1,558	$3,700	$3,700
Accrued expenses and other current liabilities	6,708	9,472	10,802	10,802
Deferred revenue	14,938	27,509	29,433	29,433

Total current liabilities	22,777	38,539	43,935	43,935
Deferred revenue less current portion	2,166	4,651	4,196	4,196
Deferred tax liability, long-term	—	399	398	398

Total liabilities	24,943	43,589	48,529	48,529
Commitments and contingencies (Note 11)
Redeemable convertible preferred stock—$0.0001 par value:
Series A redeemable convertible preferred stock—17,512 shares designated, issued and outstanding at April 30, 2010 and 2011 and July 31, 2011 (unaudited); aggregate liquidation value of $3,978;(1)	3,865	3,888	3,894	—
Series B redeemable convertible preferred stock—2,567 shares designated, issued and outstanding at April 30, 2010 and 2011 and July 31, 2011 (unaudited); aggregate liquidation value of $1,500;(1)	1,496	1,497	1,497	—
Series C redeemable convertible preferred stock—4,014 shares designated, issued and outstanding at April 30, 2010 and 2011 and July 31, 2011 (unaudited); aggregate liquidation value of $7,338;(1)	7,296	7,304	7,307	—
Series D redeemable convertible preferred stock—3,078 shares designated, issued and outstanding at April 30, 2010 and 2011 and July 31, 2011 (unaudited); aggregate liquidation value of $8,004;(1)	7,950	7,960	7,963	—
Series E redeemable convertible preferred stock—726 shares designated, issued and outstanding at April 30, 2010 and 2011 and July 31, 2011 (unaudited); aggregate liquidation value of $3,000;(1)	2,980	2,984	2,985	—

Total redeemable convertible preferred stock	23,587	23,633	23,646	—
Stockholders’ deficit:
Common stock—$0.0001 par value; 59,000 shares authorized, 17,491 shares issued and 17,241 shares outstanding at April 30, 2010; 60,500 shares authorized, 18,767 shares issued and 18,517 shares outstanding at April 30, 2011; 60,500 shares authorized, 19,615 shares issued and 19,365 shares outstanding at July 31, 2011 (unaudited); 150,000 shares authorized, 47,512 shares issued and 47,262 shares outstanding pro forma at July 31, 2011 (unaudited)	2	2	2	5
Treasury stock, at cost—250 shares at April 30, 2010 and 2011 and July 31, 2011 (unaudited)	—	—	—	—
Additional paid-in capital	4,821	11,524	14,639	38,282
Accumulated other comprehensive income (loss)	(35)	52	38	38
Accumulated deficit	(20,771)	(40,828)	(46,364)	(46,364)

Total stockholders’ deficit	(15,983)	(29,250)	(31,685)	(8,039)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$32,547	$37,972	$40,490	$40,490

(1)	No shares issued and outstanding pro forma as of July 31, 2011 (unaudited—Note 2)

The accompanying notes are an integral part of these consolidated financial statements.

BAZAARVOICE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share information)

	Year Ended April 30,			Three Months Ended July 31,
	2009	2010	2011	2010	2011
				(unaudited)
Revenue	$22,472	$38,648	$64,482	$12,952	$22,088
Cost of revenue(1)	8,307	15,191	25,615	5,232	7,797

Gross profit	14,165	23,457	38,867	7,720	14,291

Operating expenses:
Sales and marketing(1)	11,260	17,803	34,568	7,797	11,192
Research and development(1)	3,444	5,828	10,847	2,406	3,343
General and administrative(1)	4,442	7,651	13,156	2,944	5,099

Total operating expenses	19,146	31,282	58,571	13,147	19,634

Operating loss	(4,981)	(7,825)	(19,704)	(5,427)	(5,343)

Other income (expense):
Interest income	190	53	19	6	7
Other income (expense)	(92)	3	189	(61)	(91)

Total other income (expense), net:	98	56	208	(55)	(84)

Net loss before income taxes	(4,883)	(7,769)	(19,496)	(5,482)	(5,427)
Income tax expense	125	205	561	136	109

Net loss	$(5,008)	$(7,974)	$(20,057)	$(5,618)	$(5,536)
Less accretion of redeemable convertible preferred stock	(42)	(43)	(46)	(11)	(13)

Net loss applicable to common stockholders	$(5,050)	$(8,017)	$(20,103)	$(5,629)	$(5,549)

Net loss per share applicable to common stockholders:
Basic and diluted	$(0.32)	$(0.48)	$(1.13)	$(0.32)	$(0.29)

Basic and diluted weighted average number of shares	15,854	16,637	17,790	17,422	18,817

Pro forma basic and diluted loss per share (unaudited—Note 2)			$(0.44)		$(0.12)

Pro forma weighted average number of shares (unaudited—Note 2)			45,687		46,714

(1)	Includes stock-based compensation expense as follows:

	Year Ended April 30,			Three Months Ended July 31,
	2009	2010	2011	2010	2011
				(unaudited)
Cost of revenue	$319	$604	$978	$252	$323
Sales and marketing	469	924	1,122	254	402
Research and development	258	469	731	183	204
General and administrative	281	636	1,850	376	629

	$1,327	$2,633	$4,681	$1,065	$1,558

The accompanying notes are an integral part of these consolidated financial statements.

BAZAARVOICE, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(in thousands)

	Redeemable Convertible Preferred Stock		Common Stock		Treasury Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount
Balance at April 30, 2008	24,092	$12,595	15,667	$2	—	$—	$432	$(9)	$(7,728)	$(7,303)
Issuance of Series D redeemable convertible preferred stock, net of issuance costs of $76	3,079	7,928	—	—	—	—	—	—	—	—
Accretion of preferred stock to redemption value	—	42	—	—	—	—	(42)	—	—	(42)
Stock-based compensation expense	—	—	—	—	—	—	1,327	—	—	1,327
Exercise of stock options	—	—	735	—	—	—	96	—	—	96
Purchase of common stock	—	—	—	—	(250)	—	—	—	—	—
Comprehensive loss:
Change in foreign currency adjustment	—	—	—	—	—	—	—	(18)	—	(18)
Net loss	—	—	—	—	—	—	—	—	(5,008)	(5,008)

Comprehensive loss										(5,026)

Balance at April 30, 2009	27,171	20,565	16,402	2	(250)	—	1,813	(27)	(12,736)	(10,948)
Issuance of Series E redeemable convertible preferred stock, net of issuance costs of $21	726	2,979	—	—	—	—	—	—	—	—
Accretion of preferred stock to redemption value	—	43	—	—	—	—	(43)	—	—	(43)
Stock-based compensation expense	—	—	—	—	—	—	2,633	—	—	2,633
Exercise of stock options	—	—	1,068	—	—	—	366	—	—	366
Proceeds from issuance of common stock	—	—	21	—	—	—	52	—	—	52
Adoption of uncertain tax provision guidance	—	—	—	—	—	—	—	—	(61)	(61)
Comprehensive loss:
Change in foreign currency adjustment	—	—	—	—	—	—	—	(8)	—	(8)
Net loss	—	—	—	—	—	—	—	—	(7,974)	(7,974)

Comprehensive loss										(7,982)

Balance at April 30, 2010	27,897	23,587	17,491	2	(250)	—	4,821	(35)	(20,771)	(15,983)
Accretion of preferred stock to redemption value	—	46	—	—	—	—	(46)	—	—	(46)
Stock-based compensation expense	—	—	—	—	—	—	4,681	—	—	4,681
Exercise of stock options	—	—	1,276	—	—	—	2,068	—	—	2,068
Comprehensive loss
Change in foreign currency adjustment	—	—	—	—	—	—	—	87	—	87
Net loss	—	—	—	—	—	—	—	—	(20,057)	(20,057)

Comprehensive loss										(19,970)

Balance at April 30, 2011	27,897	23,633	18,767	2	(250)	—	11,524	52	(40,828)	(29,250)
Accretion of preferred stock to redemption value	—	13	—	—	—	—	(13)	—	—	(13)
Stock-based compensation expense	—	—	—	—	—	—	1,558	—	—	1,558
Exercise of stock options	—	—	848	—	—	—	1,570	—	—	1,570
Comprehensive loss
Change in foreign currency adjustment	—	—	—	—	—	—	—	(14)	—	(14)
Net loss	—	—	—	—	—	—	—	—	(5,536)	(5,536)

Comprehensive loss										(5,550)

Balance at July 31, 2011 (unaudited)	27,897	$23,646	19,615	$ 2	(250)	$—	$14,639	$38	$(46,364)	$(31,685)

The accompanying notes are an integral part of these consolidated financial statements.

BAZAARVOICE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended April 30,			Three Months Ended July 31,
	2009	2010	2011	2010	2011
				(unaudited)
Operating activities
Net loss	$ (5,008)	$ (7,974)	$ (20,057)	$(5,618)	$(5,536)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	502	1,360	2,311	519	665
Stock-based compensation expense	1,327	2,633	4,681	1,065	1,558
Bad debt expense	164	175	482	119	192
Changes in operating assets and liabilities:
Accounts receivable	(2,623)	(4,019)	(4,974)	(1,267)	(1,249)
Prepaid expenses and other current assets	(63)	(573)	(1,983)	(176)	605
Other non-current assets	—	(45)	94	55	—
Accounts payable	146	(91)	419	(455)	1,471
Accrued expenses and other current liabilities	1,082	4,872	3,331	2,430	1,334
Deferred revenue	4,646	8,828	15,049	2,600	1,475

Net cash provided by (used in) operating activities	173	5,166	(647)	(728)	515
Investing activities
Purchases of property, equipment, and capitalized software development costs, net	(1,080)	(6,794)	(2,282)	(717)	(687)
Increase of restricted cash	(125)	(125)	—	—	(250)
Purchase of short-term investments	(7,995)	—	—	—	—
Sale of short-term investments	—	7,995	—	—	—

Net cash provided by (used in) investing activities	(9,200)	1,076	(2,282)	(717)	(937)
Financing activities
Proceeds from issuance of Series D redeemable convertible preferred stock, net of issuance costs	7,928	—	—	—	—
Proceeds from issuance of Series E redeemable convertible preferred stock, net of issuance costs	—	2,979	—	—	—
Proceeds from exercise of stock options	96	366	2,068	184	1,569
Proceeds from issuance of common stock	—	52	—	—	—

Net cash provided by financing activities	8,024	3,397	2,068	184	1,569
Effect of exchange rate fluctuations on cash and cash equivalents	(28)	9	(125)	11	(16)

Net change in cash and cash equivalents	(1,031)	9,648	(986)	(1,250)	1,131
Cash and cash equivalents at beginning of period	7,419	6,388	16,036	16,036	15,050

Cash and cash equivalents at end of period	$6,388	$16,036	$15,050	$14,786	$16,181

Supplemental disclosure of other cash flow information:
Cash paid for income taxes	$—	$27	$523	$—	$1
Supplemental disclosure of non-cash investing and financing activities:
Accretion of redeemable convertible preferred stock	$42	$43	$46	$11	$13
Accrued stock offering costs	$—	$—	$—	$—	$670

The accompanying notes are an integral part of these consolidated financial statements.

BAZAARVOICE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Nature of Operations

We are a leading provider of social commerce solutions that help our clients capture, display and analyze online word of mouth, including consumer-generated ratings and reviews, questions and answers, stories. recommendations, photographs, videos and other content about our clients’ brands, products or services. Bazaarvoice, which literally means “voice of the marketplace,” was founded on the premise that online word of mouth is critical to consumers and businesses because of its influence on purchasing decisions, both online and offline. We enable our clients to place consumers at the center of their business strategies by helping consumers generate and share sentiment, preferences and other content about brands, products or services. Through our technology platform, our clients leverage online word of mouth to increase sales, acquire new customers, improve marketing effectiveness, enhance consumer engagement across channels, increase success of new product launches, improve existing products and services, effectively scale customer support and decrease product returns.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and the accounts of the Company’s wholly owned subsidiaries. The consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. All intercompany balances and transactions have been eliminated upon consolidation.

Unaudited Interim Financial Information

The accompanying unaudited interim consolidated balance sheet as of July 31, 2011, the consolidated statements of operations and cash flows for the three months ended July 31, 2010 and 2011, and the consolidated statement of changes in redeemable convertible preferred stock and stockholders’ deficit for the three months ended July 31, 2011 are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In the opinion of the Company’s management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for the fair statement of our financial position, as of July 31, 2011, the results of operations and cash flows for the three months ended July 31, 2010 and 2011 and stockholders’ deficit for the three months ended July 31, 2011. The results of operations for the three months ended July 31, 2011 are not necessarily indicative of the results to be expected for the year ending April 30, 2012 or for any other period.

Unaudited Pro Forma Presentation

Upon the consummation of the initial public offering contemplated in this prospectus, all of the outstanding shares of our redeemable convertible preferred stock will automatically convert into shares of our common stock (see Note 6). The July 31, 2011 unaudited pro forma balance sheet data has been prepared assuming the conversion of the redeemable convertible preferred stock outstanding into 27,897,031 shares of common stock. The unaudited pro forma earnings per share for the year ended April 30, 2011 and the three months ended July 31, 2011 were computed using the weighted average number of common shares outstanding and have been prepared assuming the conversion of the redeemable convertible preferred stock (using the as-if converted method) into 27,897,031 shares of common stock as of the beginning of the period.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates, including those related to revenue recognition, allowance for doubtful accounts, income taxes, stock-based compensation expense, accrued liabilities, useful lives of property and equipment and capitalized software development costs, among others. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from the estimates made by management with respect to these items.

Foreign Currency Translation

The U.S. dollar is the reporting currency for all periods presented. The functional currency of the Company’s foreign subsidiaries is generally the local currency. All assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenue and expenses are translated at the average rate during the period. Equity transactions are translated using historical exchange rates. Adjustments resulting from translating foreign currency financial statements into U.S. dollars are included in accumulated other comprehensive income (loss). Foreign currency transaction gains and losses are included in net loss for the period. The Company recognized a $0.1 million loss on foreign currency in fiscal 2009, a nominal loss on foreign currency in fiscal 2010 and a net foreign currency gain of $0.2 million in fiscal 2011.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate their respective fair values, due to the short-term nature of the instruments.

The Company applies the authoritative guidance on fair value measurements for financial assets and liabilities. The guidance defines fair value, thereby eliminating inconsistencies in guidance found in various prior accounting pronouncements, and increases disclosures surrounding fair value calculations. The guidance establishes a three-tiered fair value hierarchy that prioritizes inputs to valuation techniques used in fair value calculations. The three levels of inputs are defined as follows:

Level 1: Unadjusted quoted prices for identical assets or liabilities in active markets accessible by the Company.

Level 2: Inputs that are observable in the marketplace other than those inputs classified as Level 1.

Level 3: Inputs that are unobservable in the marketplace and significant to the valuation.

Cash and Cash Equivalents

The Company considers all highly liquid investments acquired with an original maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents are deposited with banks in demand deposit accounts. Cash equivalents are stated at cost, which approximates market value, because of the short maturity of these instruments.

Restricted Cash

The Company’s restricted cash consists of a standby letter of credit under its Pledge and Security Agreement (see footnote 5) for corporate credit card services, secured by its money market account.

Accounts Receivable

Accounts receivable represent trade receivables from clients for whom the Company has provided services and not yet received payment. The Company presents accounts receivable net of an allowance for doubtful accounts. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of clients to make required payments. In estimating this allowance, the Company considers factors such as: historical collection experience, a client’s current credit-worthiness, client concentrations, age of the receivable balance, both individually and in the aggregate, and general economic conditions that may affect a client’s ability to pay. Any change in the assumptions used in analyzing a specific account receivable might result in an additional allowance for doubtful accounts being recognized in the period in which the change occurs. The allowance for doubtful accounts was $0.2 million and $0.4 million at April 30, 2010 and 2011, respectively.

Concentrations of Risks

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents, and trade receivables. The Company’s cash and cash equivalents are placed with high-credit-quality financial institutions and issuers, and at times exceed federally insured limits. The Company has not experienced any loss relating to cash and cash equivalents in these accounts. The Company performs periodic credit evaluations of its clients and generally does not require collateral.

Property, Equipment and Capitalized Software Development Costs

Property and equipment is carried at cost less accumulated depreciation and amortization.

Depreciation and amortization is computed utilizing the straight-line method over the estimated useful lives of the related assets as follows:

Computer equipment	3 years

Furniture and fixtures	5 years

Office equipment	5 years

Software	3 years

Leasehold improvements	Shorter of estimated useful life or the lease term

When depreciable assets are sold or retired, the related cost and accumulated depreciation are removed from the accounts. Any gain or loss is included in other income (expense), net in the Company’s statement of operations. Major additions and betterments are capitalized. Maintenance and repairs which do not materially improve or extend the lives of the respective assets are charged to operating expenses as incurred.

The Company capitalizes certain development costs incurred in connection with its internal-use software. These capitalized costs are primarily related to its proprietary social commerce platform that is hosted by the Company and accessed by its clients on a subscription basis. Costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the development stage, direct internal and external costs are capitalized until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial testing. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality. Maintenance and training costs are expensed as incurred. Internal-use software development costs are amortized on a straight-line basis over its estimated useful life, generally three years, into cost of revenue.

Long-Lived Assets

The Company periodically reviews the carrying amounts of its long-lived assets to determine whether current events or circumstances warrant adjustment to such carrying amounts. In reviewing the carrying amounts of long-lived assets, the Company considers, among other factors, the future cash inflows expected to result from the use of the asset and its eventual disposition less the future cash outflows expected to be necessary to obtain those inflows. Upon a determination that the carrying value of assets will not be recovered from the undiscounted cash flow estimated to be generated by those assets, the carrying value of such assets would be considered impaired and reduced by a charge to operations in the amount of the impairment. There were no impairments to long-lived assets during the years ended April 30, 2009, 2010 and 2011.

Comprehensive Loss

Comprehensive loss is comprised of net loss and cumulative foreign currency translation adjustments. The accumulated comprehensive loss as of April 30, 2010 and 2011 was due to foreign currency translation adjustments.

Revenue Recognition

The Company generates revenue principally from the sale of subscriptions to its hosted social commerce platform and sells its application services pursuant to service agreements that are generally one year in length. The client does not have the right to take possession of the software supporting the application service at any time, nor do the arrangements contain general rights of return. The Company recognizes revenue when all of the following conditions are met: persuasive evidence of an arrangement exists, delivery of the service has occurred, the fee is fixed or determinable, and collection is reasonably assured. The Company accounts for these arrangements by recognizing the arrangement consideration for the application service ratably over the term of the related agreement, commencing upon the later of the agreement start date or when all revenue recognition criteria have been met.

Deferred Revenue

Deferred revenue consists of subscription fees paid in advance of revenue recognition and is recognized as revenue recognition criteria are met. The Company invoices clients in a variety of installments and, consequently, the deferred revenue balance does not represent the total contract value of its non-cancelable subscription agreements. Deferred revenue that will be recognized during the succeeding 12 month period is recorded as current deferred revenue and the remaining portion is recorded as non-current deferred revenue.

Cost of Revenue

Cost of revenue consists primarily of personnel costs and related expenses together with allocated overhead costs, including depreciation and facility and office related expenses, associated with employees and contractors who provide our subscription services. Cost of revenue also includes co-location and related telecommunications costs, fees paid to third parties for resale arrangements and amortization of capitalized internal-use software development costs incurred in connection with its application services.

Advertising

Advertising costs are charged to operations as incurred. Advertising costs were insignificant for the years ended April 30, 2009, 2010 and 2011.

Treasury Stock

Shares of common stock repurchased by the Company and held in treasury are recorded at cost as treasury stock and result in a reduction of stockholders’ equity.

Stock-Based Compensation

The Company records stock-based compensation expense based upon the fair value for all stock options issued to all persons to the extent that such options vest. The fair value of each award is calculated by the Black-Scholes option pricing model. The Company recognizes compensation cost on a straight-line basis over the respective vesting period. The Company includes an estimated effect of forfeitures in its compensation cost and updates the estimated forfeiture rate through the final vesting date of the awards. Stock-based compensation increased the loss before income taxes by $1.3 million, $2.6 million and $4.7 million for the years ended April 30, 2009, 2010 and 2011, respectively. The Company does not currently recognize a tax benefit resulting from compensation costs expensed in the financial statements because the Company provides a valuation allowance against the deferred tax asset resulting from this type of temporary difference since it expects that it will not have sufficient future taxable income to realize such benefit.

The Black-Scholes option pricing model requires extensive use of accounting judgment and financial estimates. Items requiring estimation include the underlying common stock value, expected term option holders will retain their vested stock options before exercising them, the estimated volatility of the Company’s common stock price over the expected term of a stock option and the number of stock options that will forfeit prior to the completion of their vesting period. Application of alternative assumptions could result in significantly different stock-based compensation amounts recorded in the financial statements.

Income Taxes

The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities will be recognized in the period that includes the enactment date. A valuation allowance is established against the deferred tax assets to reduce their carrying value to an amount that is more likely than not to be realized.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance for accounting for uncertainty in income taxes which clarifies the accounting for uncertainty in income taxes recognized in an entity’s consolidated financial statements and prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. The Company adopted the guidance on May 1, 2009.

Earnings Per Share

The Company computes basic earnings per share available to common stockholders by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the reporting period. The Company computes diluted earnings per share similarly to basic earnings per share except that it reflects the potential dilution that could occur if dilutive securities or other obligations to issue common stock were exercised or converted into common stock. As the Company has only incurred losses to date, diluted earnings per share is the same as basic earnings per share.

Recently Adopted Accounting Policies

In May 2009, the FASB issued a standard that sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date.

Recent Accounting Pronouncements

In September 2009, the FASB issued two consensuses that will significantly affect the revenue recognition accounting policies for transactions that involve multiple deliverables and sales of software-enabled devices. The guidance updates the existing multiple-element revenue arrangements guidance included under current authoritative guidance. The revised guidance primarily provides two significant changes: 1) eliminates the need for objective and reliable evidence of the fair value for the undelivered element in order for a delivered item to be treated as a separate unit of account, and 2) eliminates the residual method to allocate the arrangement consideration. In addition, the guidance also expands the disclosure requirements for revenue recognition. The guidance was effective for the first annual reporting period beginning on or after July 15, 2010, with early adoption permitted provided that the revised guidance is retroactively applied to the beginning of the year of adoption. The new guidance will not have a material impact on the consolidated financial statements.

In May 2011, the FASB issued a standard to provide a consistent definition of fair value and change certain fair value measurement principles. In addition, the standard enhances the disclosure requirements concerning the measurement uncertainty of Level 3 fair value measurements. The updated accounting guidance is effective for interim and annual periods beginning after December 15, 2011 on a prospective basis. Early application is not permitted. The Company will adopt the updated guidance in the fiscal quarter ended January 31, 2012. The standard is not expected to have a material impact on consolidated financial statements.

In June 2011, the FASB issued a standard to require an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The standard eliminates the option to present the components of other comprehensive income as part of the statement of equity. The updated accounting guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011 on a retrospective basis. Early application is permitted. The Company will adopt the updated guidance in the fiscal quarter ended January 31, 2012. Since the updated guidance only requires a change in the placement of information already disclosed in our condensed consolidated financial statements, it is not expected to have an impact on our consolidated financial statements.

3. Property and Equipment and Capitalized Internal-Use Software Development Costs

Property and equipment, including capitalized internal-use software development costs, consisted of the following:

	April 30,
	2010	2011
Computer equipment	$1,261	$1,687
Furniture and fixtures	1,594	1,895
Office equipment	404	605
Software	609	1,003
Capitalized internal-use software development costs	1,584	2,657
Leasehold improvements	3,075	3,002

	8,527	10,849

Less: accumulated depreciation and amortization	(1,665)	(3,984)

Property, equipment, and capitalized internal-use software development costs, net	$6,862	$6,865

Depreciation and amortization relating to the Company’s property and equipment for the years ended April 30, 2009, 2010 and 2011 was $0.3 million, $1.0 million and $1.7 million, respectively. Amortization related to the Company’s capitalized internal-use software development costs for the years ended April 30, 2009, 2010 and 2011 was $0.2 million, $0.4 million and $0.6 million, respectively.

4. Accrued Expenses and Other Current Liabilities

Accrued liabilities, including other liabilities, consisted of the following:

	April 30,
	2010	2011
Accrued rent	$3,209	$3,584
Accrued compensation	1,991	3,877
Accrued other liabilities	823	1,476
Accrued taxes	685	535

Accrued expenses and other current liabilities	$6,708	$9,472

In October 2009, the Company moved its corporate headquarters to acquire additional office space and incurred exit costs of $0.4 million. This amount represented the fair value of the costs that the Company incurred under the former lease, net of rental sublease payments. This lease expired in February 2011 and there are no further obligations under such lease.

In October 2009, the Company signed a new lease agreement in Austin, Texas to expand its corporate headquarters. In conjunction with the lease signing, the Company received $2.9 million of leasehold improvement incentives. This amount was recorded as a liability and is being amortized over the term of the lease as a reduction to rent expense. As of April 30, 2011, the remaining $2.1 million of the lease incentive liability was included within accrued rent.

5. Debt

On July 18, 2007, the Company entered into a Loan and Security Agreement (the “Agreement”) with a financial institution. On November 30, 2008, the Company amended the Agreement to increase the borrowing capacity of the revolving line of credit to $7.0 million. The Company may request advances in an aggregate outstanding amount not to exceed the lesser of (a) $7.0 million or (b) 100% of eligible monthly service fees as defined in the Agreement, inclusive of any amounts outstanding under the credit card services sublimit. The revolving line of credit bears interest at the prime based rate as defined in the Agreement except during any period of time during which, in accordance with the Agreement, the line bears interest at the daily adjusting LIBOR rate. The revolving line of credit expired on November 30, 2010. On July 20, 2009, the Company entered into a Second Amendment to the Loan and Security Agreement with the financial institution. This amendment created a standby letter of credit of $0.9 million as collateral for our office lease space in Austin, Texas. On July 27, 2009, the Company obtained the irrevocable standby letter of credit for this amount.

On January 22, 2010, the Company entered into a Third Amendment to the Loan and Security Agreement with the financial institution. This amendment increased its standby letter of credit to $1.0 million as collateral for our additional office lease space in Austin, Texas.

On November 4, 2008, the Company entered into a Pledge and Security Agreement with the financial institution for a standby letter of credit for credit card services from a separate financial institution for an amount not to exceed $0.1 million. Amounts drawn bear interest at a rate per annum equal to three percent above the prime rate. The Company pledged a security interest in its money market account, in which the balance must at least equal the credit extended. On March 17, 2010, the standby letter of credit for credit card services was increased to $0.3 million.

On September 27, 2010, the Company entered into a Fourth Amendment to its original Loan and Security Agreement (the “Agreement”). This amendment increased the borrowing capacity of the revolving line of credit to $10.0 million with an option to extend to $15.0 million. The Company may request advances in an aggregate outstanding amount not to exceed the lesser of (a) $10.0 million or (b) 100% of eligible monthly service fees as defined in the Agreement, inclusive of any amounts outstanding under the credit card services sublimit. The revolving line of credit expires on November 30, 2012 with all advances immediately due and payable. The revolving line of credit bears interest at the prime based rate as defined in the Agreement except during any period of time during which, in accordance with the Agreement, the line bears interest at the daily adjusting LIBOR rate. As of the date of this report, there was no balance outstanding under the revolving line of credit. Borrowings under the revolving line of credit are collateralized by substantially all assets of the Company. The Agreement contains certain financial and nonfinancial covenants. As of April 30, 2011 and July 31, 2011, the Company was in compliance with the terms of these covenants.

6. Redeemable Convertible Preferred Stock

In February 2010, the Company issued 0.7 million shares of Series E redeemable convertible preferred stock for $3.0 million in cash proceeds, net of issuance costs of an nominal amount.

A general summary of the rights with respect to the preferred stock is provided below:

Liquidation

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of preferred stock are entitled to receive, on a proportional basis, prior and in preference to any distribution of any of the Company’s assets or surplus funds to the holders of the Company’s common stock by reason of their ownership thereof, (i) an amount for each share of Series A preferred stock equal to $0.22717 per share as adjusted, (ii) an amount for each share of Series B preferred stock equal to $0.58437 per share as adjusted, (iii) an amount for each share of Series C preferred stock equal to $1.82818 per share as adjusted, (iv) an amount for each share of Series D preferred stock equal to $2.60 per share as adjusted, (v) an amount for each share of Series E preferred stock equal to $4.13 per share as adjusted, in each case, plus an additional amount equal to any dividends declared but unpaid on each such share. The amounts per share are adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to such share occurring after February 9, 2010. If, upon such liquidation, dissolution or winding up, the assets and funds distributed are insufficient to permit the payment to each holder of preferred stock of the full preferential amount, then the entire assets and funds legally available for distribution will be distributed ratably among the holders of the preferred stock in proportion to the full preferential amounts to which they would otherwise be entitled.

The preferred stock is senior to all common stock with regard to liquidation preferences. Upon the completion of the distribution required by the preferred stock preference, all of the Company’s remaining assets or funds available for distribution to stockholders will be distributed ratably to the holders of common stock based on the number of shares of common stock held by each such holder.

For purposes of the preferred stock preference, a liquidation, dissolution or winding up of the Company is deemed to include (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation or other form of reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary, but excluding any transaction effected primarily for the purpose of changing the Company’s jurisdiction of incorporation), unless the Company’s stockholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions, hold at least a majority of the voting power of the surviving or acquiring entity exclusively by virtue of shares received in such transaction or series of related transactions with respect to shares of the Company’s capital stock or (ii) a sale of all or substantially all of the assets of the Company or the exclusive licensing of all or substantially all of the assets of the Company in a single transaction or series of related transactions. The treatment of any transaction or series of related transactions as a liquidation, dissolution or winding up pursuant to clause (i) or (ii) of the preceding sentence may be waived by the holders of a majority of the preferred stock then-outstanding (voting together as a single class on an as-converted basis) subject to certain conditions set forth in detail in the Company’s Seventh Amended and Restated Certificate of Incorporation.

Dividends

The holders of the preferred stock are entitled to receive dividends on a proportional basis when, as and if declared by the Company’s Board of Directors, out of any assets legally available, prior and in preference to any declaration or payment of any dividend (payable other than in common stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of common stock) on the Company’s common stock. The preferred stock is senior to all common stock with regard to dividend preferences.

Upon conversion of any share of any series of preferred stock, all dividends declared but unpaid on such share will be paid in cash or, upon the approval of a majority of the Board of Directors, shares of common stock at the then fair market value as determined in good faith by the Company’s Board of Directors. No dividends will be declared or paid, and no distribution will be made, on any shares of common stock unless all dividends declared but unpaid on any series of preferred stock have been paid or set apart for payment. After the payment or setting aside for payment of the dividends described above, any additional dividends (payable other than in common stock) declared or paid in any year will be distributed ratably to the holders of common stock and preferred stock based on the number of shares of common stock which would be held by each such holder if all shares of preferred stock were converted at the then-effective conversion rate. The Company’s Board of Directors has not declared a dividend to date.

Conversion

Each share of preferred stock will be convertible, at the option of the holder, at any time after the date of issuance of such share and on or prior to the business day prior to the redemption date, if any, as may have been fixed in any redemption notice with respect to such share of preferred stock into such number of fully paid and nonassessable shares of common stock as determined with respect to each series of preferred stock by dividing the original issue price by the conversion price for such series of preferred stock in effect at the time of conversion. The original issue price per share is $0.22717 for Series A, $0.58437 for Series B, $1.82818 for Series C, $2.60 for Series D and $4.13 for Series E. The initial conversion price per share is $0.22717 for Series A, $0.58437 for Series B, $1.82818 for the Series C, $2.60 for Series D, and $4.13 for Series E. Such initial conversion price will be subject to adjustment for certain dilutive events.

Each share of preferred stock will automatically be converted into fully paid and nonassessable shares of common stock into which it is then convertible upon the earliest of (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock to the public in which the public offering price (prior to underwriter’s discounts or commissions and offering expenses) exceeds $5.20 per share of common stock (as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to the common stock occurring after February 9, 2010) and the aggregate gross proceeds raised exceeds $20.0 million, (ii) upon the receipt by the Company of a written request for such conversion from the holders of a majority of the Series A, Series B, Series C, Series D, and Series E preferred stock then outstanding (each voting as a separate series) or, if later, the effective date for conversion specified in such request and (iii) immediately prior to the closing of a liquidation, dissolution or winding up of the Company (including any transaction or series of related transactions deemed to constitute a liquidation, dissolution or winding up of the Company) if the holders of a majority of the then-outstanding shares of preferred stock (voting together as a single class on an as-converted basis) so specify in writing; provided however, that with respect to any liquidation, dissolution or winding up referred to in (iii) above in which the holders of each series of preferred stock would receive in respect of the shares of each series of preferred stock held by them as a result of such liquidation, dissolution or winding up of the Company an amount per share less than the series’ original issue price, then the shares of the each series of preferred stock will not so automatically convert without the separate written consent of the holders of a majority of the then-outstanding shares of each series’ preferred stock (voting as a separate series).

Redemption

If requested in writing by the holders of a majority of the then-outstanding shares of preferred stock, voting together as a single class, at any time after May 30, 2015, the Company will redeem all, but not less than all, of the preferred stock then outstanding in three equal annual installments (each installment or payment date, a “redemption date”). The Company will, on each redemption date, redeem up to the maximum amount the Company may lawfully redeem out of funds legally available therefor. The redemption price will mean with respect to each series of preferred stock, an amount per share equal to the original issue price, plus an additional amount equal to any dividends declared but unpaid on each such share.

Voting

Each holder of each share of preferred stock (i) is entitled to the number of votes equal to the number of shares of common stock into which such share of preferred stock could be converted at the record date for determination of the stockholders entitled to vote, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, (ii) has voting rights and powers equal to the voting rights and powers of the common stock (except as otherwise provided in the Company’s Seventh Amended and Restated Certificate of Incorporation or as required by law, voting together with the common stock as a single class) and (iii) is entitled to notice of any stockholders’ meeting in accordance with the Company’s bylaws.

7. Common Stock

Subject to the priority rights of the preferred stockholders, as discussed in Note 6 and set forth in detail in the Company’s Seventh Amended and Restated Certificate of Incorporation, the holders of common stock are entitled to receive, when, as, and if, declared by the Board of Directors, out of any assets of the Company legally available, such dividends as may be declared from time to time by the Board of Directors. The Company’s Board of Directors has not declared a dividend to date. The holder of each share of common stock will have the right to one vote.

8. Stock Options

On June 14, 2005, the Company adopted the Bazaarvoice, Inc. 2005 Stock Plan (the “Plan”). The Plan provides in part that incentive and non-statutory stock options, as defined by the Internal Revenue Code of 1986, as amended, to purchase shares of the Company’s common stock may be granted to employees, directors and consultants. Stock Purchase Rights may also be granted under the Plan. As of April 30, 2011, the Company has authorized 16.7 million shares of common stock for issuance under the Plan. Accordingly, the Company has reserved 16.7 million shares of common stock to permit exercise of options outstanding in accordance with the terms of the Plan.

Under the Plan, incentive stock options may be issued at an exercise price equal to at least 100% of the fair market value of the Company’s common stock at the option grant date as determined pursuant to the Plan. In the absence of an established market for the Company’s common stock, the fair market value is determined in good faith by the Company’s Board of Directors or by a committee appointed to administer the Plan (collectively, the “Plan Administrator”). The maximum term of these options is ten years measured from the date of grant. No portion of any incentive stock option may be exercised after the expiration date. However, if an employee owns or is deemed to own more than 10% of the combined voting power of all classes of stock of the Company and an incentive stock option is granted to such employee, the term of such incentive stock option will be no more than five years from the date of grant or such shorter term as may be provided in the option agreement and the exercise price will be no less than 110% of the fair market value on the date of grant.

At the time of grant, the Plan Administrator determines the fair market value, exercise price, and vesting term of the options granted. Each option is exercisable at such time or times, during such period of time and for such number of shares as the Plan Administrator determines and as set forth in the documents evidencing the option grant. Options under the Plan vest over periods ranging from one to four years. Under certain conditions, vesting is accelerated as to each option outstanding under the Plan at the time of a change in control (as defined in the Plan).

The Company estimates the fair value of options granted using the Black-Scholes option pricing model. As the Company is a private entity with no historical data regarding the volatility of the common stock price, the Company bases the expected volatility on the historical and implied volatility of comparable companies from a representative industry peer group. The expected volatility of options granted is determined using an average of the historical volatility measures of this peer group. As allowed under current guidance, the Company has elected to apply the “simplified method” in developing the estimate of expected life for “plain vanilla” stock options by using the midpoint between the graded vesting period and the contractual termination date as the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. The Company has not paid and does not anticipate paying cash dividends on the common stock; therefore, the expected dividend yield was assumed to be zero. The risk-free interest rate assumption is based on observed market interest rates appropriate for the term of the Company’s employee options.

The fair value for the Company’s options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions:

	Year Ended April 30,
	2009	2010	2011

Expected volatility	61- 66%	62% - 68%	58% - 62%
Risk-free interest rate	2.20% - 3.65%	2.00% - 2.95%	1.75% - 2.75%
Expected term (in years)	5.00 - 6.25	5.00 - 6.25	6.00 - 6.25
Dividend yield	0%	0%	0%

A summary of changes in common stock options is as follows:

	Number of Options Outstanding	Exercise Price	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life
Balances at April 30, 2008	6,906	$0.00003 - 1.83	$0.55	8.61
Options granted	3,853	2.60	2.60	9.41
Options exercised	(735)	0.03 - 1.83	0.13
Options forfeited	(1,381)	0.03 - 2.60	0.81

Balances at April 30, 2009	8,643	$0.00003 - 2.60	$1.46	8.33
Options granted	3,213	2.60 - 4.13	3.20	9.38
Options exercised	(1,068)	0.03 - 2.60	0.34
Options forfeited	(794)	0.12 - 4.13	2.24

Balances at April 30, 2010	9,994	$0.00003 - 4.13	$2.08	8.05
Options granted	4,227	4.20 - 6.28	4.89	9.18
Options exercised	(1,276)	0.03 - 4.13	1.62
Options forfeited	(1,254)	0.12 - 5.35	3.04

Balances at April 30, 2011	11,691	$0.00003 - 6.28	$3.02	7.84
Options vested and exercisable at April 30, 2011	5,453	$0.00003 - 5.35	$1.72	6.60

The weighted-average grant date fair value of options granted during the years ended April 30, 2009, 2010 and 2011 was $1.58, $2.00 and $2.81, respectively.

The aggregate intrinsic value of options exercised during the years ended April 30, 2009, 2010 and 2011 was $1.8 million, $4.0 million and $4.6 million, respectively.

The total unrecognized stock-based compensation expense related to unvested stock options and subject to recognition in future periods was $12.8 million as of April 30, 2011. This amount relates to 6.2 million shares with a per share weighted-average fair value of $2.44. The Company anticipates this expense to be recognized over a weighted-average period of 2.81 years.

9. Loss Per Share Applicable To Common Stockholders

The following table sets forth the computations of loss per share applicable to common stockholders for the years ended April 30, 2009, 2010 and 2011 and the three months ended July 31, 2010 and 2011.

	Year Ended April 30,			Three Months
	2009	2010	2011	2010	2011
				(unaudited)
Net loss	$(5,008)	$(7,974)	$(20,057)	$(5,618)	$(5,536)
Less accretion of redeemable convertible preferred stock	(42)	(43)	(46)	(11)	(13)

Loss applicable to common stockholders basic and diluted	$(5,050)	$(8,017)	$(20,103)	$(5,629)	$(5,549)

Basic and diluted earnings per share	$(0.32)	$(0.48)	$(1.13)	$(0.32)	$(0.29)
Weighted average number of shares	15,854	16,637	17,790	17,422	18,817
Potentially dilutive securities(1):
Outstanding stock options	3,325	3,251	3,941	3,620	4,575
Redeemable convertible preferred shares	26,766	27,329	27,897	27,897	27,897

(1)	The impact of potentially dilutive securities on earnings per share is anti-dilutive in a period of net loss.

Upon the consummation of the Company’s initial public offering, all of the outstanding shares of its redeemable convertible preferred stock will automatically convert into shares of common stock.

10. Income Taxes

U.S. and International components of income before income taxes were as follows:

	Year Ended April 30,
(in thousands)	2009	2010	2011
U.S.	$(5,944)	$(8,006)	$(20,378)
International	1,061	237	882

Loss before income taxes	$(4,883)	$(7,769)	$(19,496)

The income tax expense is composed of the following:

	Year Ended April 30,
(in thousands)	2009	2010	2011
Current
Federal	$—	$—	$—
State	82	136	256
International	43	74	233
Deferred
Federal	(1,709)	(2,101)	(6,183)
State	6	1	1
International	258	(5)	72
Change in valuation allowance	1,445	2,100	6,182

	$125	$205	$561

The difference between the tax benefit derived by applying the Federal statutory income tax rate to net losses and the expense recognized in the financial statements is as follows:

	Year Ended April 30,
(in thousands)	2009	2010	2011
Benefit derived by applying the Federal statutory income tax rate to net losses before income taxes	$(1,660)	$(2,641)	$(6,629)
State tax provision	88	137	152
Foreign tax rate differentials	(138)	(12)	(48)
R&D credit	(99)	(171)	(586)
Stock options	403	749	1,209
Permanent differences and other	9	43	281
Effect of change in UK tax rate	77	—	—
Expense attributable to change in valuation allowances	1,445	2,100	6,182

	$125	$205	$561

As of April 30, 2009, 2010 and 2011, the Company had federal net operating loss carryforwards of $10.3 million, $16.2 million and $29.3 million and research and development credit carryforwards of $0.3 million, $0.4 million and $1.0 million, respectively, which will begin expiring in 2026 if not utilized. At April 30, 2011, the Company had $1.2 million of excess stock based compensation tax deductions that have not been used to reduce income taxes payable. The benefit to be recognized as a component of stockholders’ deficit when these deductions are used to reduce income taxes payable is $0.4 million.

The components of the net deferred tax amounts recognized in the accompanying consolidated balance sheets are:

	Year Ended April 30,
(in thousands)	2010	2011
Current deferred tax assets:
Bad debts	$77	$130
Other accruals	100	104
Employee benefits	—	10
Deferred marketing	—	48
Deferred rent	99	1,218
Deferred revenue	—	1,232

Current deferred tax asset	$276	$2,742
Long-term deferred tax assets:
Basis of property, equipment, capitalized internal-use software development costs	$(560)	$(1,667)
Deferred revenue	725	230
Charitable contributions	18	36
Stock options	168	562
Unrealized gain/loss	8	(92)
Start-up/org costs	3	3
R&D credit	361	947
State tax credit	25	25
Net operating losses	5,189	9,538

Long-term deferred tax asset	$5,937	$9,582
Valuation allowance	6,208	12,391

Net deferred tax asset (liability)	$5	$(67)

Total deferred tax assets and deferred tax liabilities are listed as follows:

	Year Ended April 30,
(in thousands)	2010	2011
Total deferred tax assets	$6,773	$14,083
Total deferred tax liabilities	(560)	(1,759)
Total valuation allowance	(6,208)	(12,391)

Total deferred tax asset (liability)	$5	$(67)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of April 30, 2010 and 2011, the Company had net deferred tax assets of $6.2 million and $12.3 million, respectively.

Utilization of the net operating losses and tax credit carryforwards may be subject to an annual limitation due to the “change in ownership” provisions of the Internal Revenue Code. The annual limitation may result in the expiration of net operating loss and tax credit carryforwards before utilization.

The Company has established a valuation allowance equal to the net deferred tax asset in the U.S. due to uncertainties regarding the realization of the deferred tax assets based on the Company’s lack of earnings history. The valuation allowance increased by $2.1 million and $6.2 million during the years ended April 30, 2010 and 2011, respectively.

Deferred U.S. income taxes and foreign withholding taxes are not provided on the undistributed cumulative earnings of foreign subsidiaries because those earnings are considered to be permanently reinvested in those operations. The permanently reinvested undistributed earnings were $0.2 million, $0.5 million and $1.0 million as of April 30, 2009, 2010 and 2011, respectively. The tax impact resulting from a distribution of these earnings would be $0.1 million, $0.2 million and $0.3 million for the years ended April 30 2009, 2010 and 2011, respectively, based on the normal U.S. statutory rate of 34 percent.

The Company adopted the authoritative guidance for uncertain tax provisions in the year ended April 30, 2010. As a result of the implementation of this guidance, the Company recognized an immaterial increase in the liability for unrecognized tax benefits, which was accounted for as an increase to accumulated deficit. The Company does not anticipate a material change in the unrecognized tax benefits in the next twelve months.

The Company recognizes interest accrued related to unrecognized tax benefits and penalties as income tax expense. During the years ended April 30, 2010 and 2011, the Company recognized immaterial amounts in interest and penalties, respectively. The Company had an immaterial amount accrued for the payment of interest and penalties as of April 30, 2010 and 2011.

The aggregate changes in the balance of unrecognized tax benefits were as follows:

	April 30,	April 30,
(in thousands)	2010	2011
Balance, beginning of year	$112	$174
Increases for tax positions related to the current year	62	195
Increases for tax positions related to prior years	—	—
Decreases for tax positions related to prior years	—	—
Reductions due to lapsed statute of limitations	—	—

Balance, end of year	$174	$369

As of April 30, 2010 and 2011, the total amount of unrecognized tax benefits, if recognized, that would affect the effective tax rate is $0.2 million and $0.4 million, respectively.

The Company is subject to taxation in the U.S., various state and foreign jurisdictions. As of April 30, 2011, the Company’s fiscal years 2005 forward are subject to examination by the U.S. tax authorities due to loss carryforwards, and fiscal years 2007 forward are subject to examination in material state and foreign jurisdictions. As of April 30, 2011, there was no unrecognized tax benefits that we expect would change significantly over the next 12 months.

11. Commitments and Contingencies

The Company has non-cancelable operating leases for office space. The Company recognizes expense on a straight-line basis and records the difference between recognized rental expense and amounts payable under the lease as deferred rent.

Future minimum lease payments, by year and in aggregate, under non-cancelable operating leases consist of the following as of April 30, 2011:

Operating Lease Obligations
(in thousands)	April 30,
2012	$2,616
2013	1,310
2014	354
2015	363
2016 and thereafter	184

Total minimum lease payments	$4,827

Rent expense for the years ended April 30, 2009, 2010 and 2011, was $0.8 million, $1.2 million and $1.3 million respectively. Subsequent to year end, the Company entered into a lease agreement that was executed on May 11, 2011 to extend a lease on the current location of its corporate headquarters (commitment of this lease is included above).

12. Employee Benefit Plan

On April 7, 2006, the Company adopted a defined contribution retirement plan qualifying under Section 401(k) of the Internal Revenue Code of 1986. The Company has made no contributions to date.

13. Related Party Transaction (unaudited)

In August 2011, the Company paid Dev C. Ittycheria, a member of our board of directors, $0.4 million in compensation to reimburse Mr. Ittycheria for taxes associated with the option for 274,993 shares granted to him on January 18, 2010, the exercise price of which was below the fair market value of our common stock at that time.

14. Operating Segment and Geographic Information

We operate as a single segment. Our chief operating decision-maker is considered to be our Chief Executive Officer. The chief operating decision-maker allocates resources and assesses performance of the business at the consolidated level.

Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments. It defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. Our Chief Executive Officer reviews financial information including profit and loss information on a consolidated basis, accompanied by revenue information, for purposes of allocating resources and evaluating financial performance. We have one business activity, and there are no segment managers who are held accountable for operations, operating results or components below the consolidated unit level. Accordingly, we considered ourselves to be in a single operating and reporting segment structure.

Revenue by geography is based on the billing address of the client. The following table presents the Company’s revenue by geographic region for the periods presented (in thousands):

	Year Ended April 30,			Three Months Ended July 31,
	2009	2010	2011	2010	2011
Net revenue by geographic location:
United States	$18,925	$28,912	$48,429	$9,518	$17,154
International	3,547	9,736	16,053	3,434	4,934

Total	$22,472	$38,648	$64,482	$12,952	$22,088

Net long-lived assets were $6.6 million and $6.5 million in North America and $0.3 million and $0.4 million in our international subsidiaries at April 30, 2010 and 2011, respectively.

15. Subsequent Events

On May 12, 2011, the Company increased the face amount of the standby letter of credit issued under the Agreement in favor of its landlord by $0.8 million as collateral for additional office space leased at the Company’s headquarters in Austin, Texas.

On May 18, 2011, the standby letter of credit for credit card services was increased by an additional $0.2 million.

16. Subsequent Events (unaudited)

In May 2011, the Company granted options to employees to purchase 508,939 shares of common stock under the 2005 Plan with exercise prices of $6.58 and an aggregate grant date fair value of $1,856,905.

In August 2011, the Company granted options to employees to purchase 1,070,408 shares of common stock under the 2005 Plan with exercise prices of $8.58 and an aggregate grant date fair value of $5,022,496.

In September 2011, the Company granted options to employees to purchase 83,250 shares of common stock under the 2005 Plan with exercise prices of $8.58 and an aggregate grant date fair value of $387,113.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Estimated expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered under this registration statement are as follows:

SEC registration fee		$10,014
FINRA filing fee		9,125
Listing fee			*
Printing and engraving expenses			*
Legal fees and expenses			*
Accounting fees and expenses			*
Blue Sky fees and expenses (including legal fees)			*
Transfer agent and registrar fees and expenses			*
Miscellaneous			*

Total	$		*

*	To be filed by Amendment.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act. Our amended and restated certificate of incorporation, to be effective upon the completion of this offering, provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws, to be effective upon the completion of this offering, provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with our directors, officers and some employees containing provisions that may be in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Reference is also made to Section 11 of the Underwriting Agreement to be filed as Exhibit 1.1 hereto, which provides for indemnification by the underwriter of our officers and directors against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

During the past three years, we sold the following unregistered securities:

1.	On September 26, 2008, we sold and issued an aggregate of 225,115 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $0.11667 per share for an aggregate consideration of $26,264. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

2.	On October 2, 2008, we sold and issued an aggregate of 77,606 shares of common stock pursuant to option exercises by the holder of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $.04667 to $0.11667 per share for an aggregate consideration of $4,497. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

3.	On October 17, 2008, we sold and issued an aggregate of 3,562 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $0.16 per share for an aggregate consideration of $570. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

4.	On November 19, 2008, we granted options under our 2005 Stock Plan, as amended, to purchase 1,805,539 shares of common stock to our employees, directors and consultants, having an exercise price of $2.60 per share for an aggregate exercise price of $4,694,401. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

5.	On March 18, 2009, we sold and issued an aggregate of 58,125 shares of common stock pursuant to option exercises by the holder of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.04667 to $0.11667 per share for an aggregate consideration of $3,806. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

6.	On April 17, 2009, we sold and issued an aggregate of 28,500 shares of common stock pursuant to option exercises by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $0.11667 per share for an aggregate consideration of $3,325. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

7.	On April 22, 2009, we granted options under our 2005 Stock Plan, as amended, to purchase 1,381,325 shares of common stock to our employees, directors and consultants, having an exercise price of $2.60 per share for an aggregate exercise price of $3,591,445. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

8.	On April 22, 2009, we sold and issued an aggregate of 16,406 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $0.16 per share for an aggregate consideration of $2,625. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

9.	On April 30, 2009, we sold and issued an aggregate of 3,750 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $0.04667 per share for an aggregate consideration of $175. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

10.	On May 12, 2009, we sold and issued an aggregate of 7,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $0.03333 per share for an aggregate consideration of $233. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

11.	On June 1, 2009, we granted options under our 2005 Stock Plan, as amended, to purchase 353,748 shares of common stock to our employees, directors and consultants, having an exercise price of $2.86 per share for an aggregate exercise price of $1,011,719. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

12.	On June 22, 2009, we sold and issued an aggregate of 7,500 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $0.16 per share for an aggregate consideration of $1,200. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

13.	On July 16, 2009, we granted options under our 2005 Stock Plan, as amended, to purchase 122,000 shares of common stock to our employees, directors and consultants, having an exercise price of $2.60 per share for an aggregate exercise price of $317,200. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

14.	On July 16, 2009, we granted options under our 2005 Stock Plan, as amended, to purchase 605,015 shares of common stock to our employees, directors and consultants, having an exercise price of $2.86 per share for an aggregate exercise price of $1,730,343. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

15.	On July 22, 2009, we sold and issued an aggregate of 4,600 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $0.16 per share for an aggregate consideration of $736. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

16.	On July 27, 2009, we sold and issued an aggregate of 5,937 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $1.83 per share for an aggregate consideration of $10,865. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

17.	On August 5, 2009, we sold and issued an aggregate of 337,365 shares of common stock pursuant to option exercises by holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.03333 to $0.11667 per share for an aggregate consideration of $17,610. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

18.	On August 10, 2009, we sold and issued an aggregate of 36,875 shares of common stock pursuant to option exercises by holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.11667 to $1.83 per share for an aggregate consideration of $16,081. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

19.	On August 28, 2009, we sold and issued an aggregate of 5,312 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $1.83 per share for an aggregate consideration of $9,721. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

20.	On September 17, 2009, we granted options under our 2005 Stock Plan, as amended, to purchase 615,501 shares of common stock to our employees, directors and consultants, having an exercise price of $2.86 per share for an aggregate exercise price of $1,760,333. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

21.	On October 2, 2009, we sold and issued an aggregate of 1,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $2,600. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

22.	On October 4, 2009, we sold and issued an aggregate of 4,062 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $10,561. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

23.	On November 12, 2009, we sold and issued an aggregate of 31,250 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $81,250. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

24.	On December 1, 2009, we granted options under our 2005 Stock Plan, as amended, to purchase 365,750 shares of common stock to our employees, directors and consultants, having an exercise price of $2.86 per share for an aggregate exercise price of $1,046,045. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

25.	On December 8, 2009, we sold and issued an aggregate of 5,250 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $0.04667 per share for an aggregate consideration of $245. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

26.	On December 9, 2009, we sold and issued an aggregate of 7,500 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $0.11667 per share for an aggregate consideration of $875. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

27.	On December 21, 2009, we sold and issued an aggregate of 14,062 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $0.16 per share for an aggregate consideration of $2,250. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

28.	On December 29, 2009, we sold and issued an aggregate of 7,900 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $0.16 per share for an aggregate consideration of $1,264. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

29.	On January 4, 2010, we sold and issued an aggregate of 85,633 shares of common stock pursuant to option exercises by the holder of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.11667 to $2.60 per share for an aggregate consideration of $52,283. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

30.	On January 12, 2010, we sold and issued an aggregate of 5,250 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $.04667 per share for an aggregate consideration of $245. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

31.	On January 13, 2010, we sold and issued an aggregate of 14,250 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $0.11667 per share for an aggregate consideration of $1,663. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

32.	On January 18, 2010, we granted options under our 2005 Stock Plan, as amended, to purchase 274,993 shares of common stock to our employees, directors and consultants, having an exercise price of $2.86 per share for an aggregate exercise price of $786,480. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

33.	On January 20, 2010, we sold and issued an aggregate of 236,000 shares of common stock pursuant to option exercises by holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.03333 to $0.04667 per share for an aggregate consideration of $10,934. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

34.	On January 22, 2010, we sold and issued an aggregate of 26,250 shares of common stock pursuant to option exercises by the holder of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.04667 to $0.11667 per share for an aggregate consideration of $2,013. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

35.	On January 27, 2010, we sold and issued an aggregate of 45,218 shares of common stock pursuant to option exercises by holders of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $1.83 per share for an aggregate consideration of $82,749. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

36.	On January 29, 2010, we sold and issued an aggregate of 4,335 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $1.83 per share for an aggregate consideration of $7,933. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

37.	On February 1, 2010, we sold and issued an aggregate of 65,810 shares of common stock pursuant to option exercises by holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.03333 to $0.04667 per share for an aggregate consideration of $2,338. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

38.	On February 9, 2010, we sold and issued 726,392 shares of Series E redeemable convertible preferred stock to one accredited investor, at $4.13 per share, for a total consideration of $2,999,999. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 506 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering.

39.	On February 10, 2010, we granted options under our 2005 Stock Plan, as amended, to purchase 454,352 shares of common stock to our employees, directors and consultants, having an exercise price of $4.13 per share for an aggregate exercise price of $1,876,474. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

40.	On February 10, 2010, we sold and issued an aggregate of 71,685 shares of common stock pursuant to option exercises by holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.04667 to $0.11667 per share for an aggregate consideration of $6,287. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

41.	On February 22, 2010, we sold and issued an aggregate of 4,375 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $0.16 per share for an aggregate consideration of $700. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

42.	On February 25, 2010, we sold and issued an aggregate of 8,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $0.16 per share for an aggregate consideration of $1,280. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

43.	On February 26, 2010, we granted options under our 2005 Stock Plan, as amended, to purchase 100,000 shares of common stock to our employees, directors and consultants, having an exercise price of $4.13 per share for an aggregate exercise price of $413,000. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

44.	On March 1, 2010, we sold and issued an aggregate of 7,500 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $1.83 per share for an aggregate consideration of $13,725. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

45.	On March 15, 2010, we sold and issued an aggregate of 1,750 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $4,550. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

46.	On March 16, 2010, we granted options under our 2005 Stock Plan, as amended, to purchase 322,200 shares of common stock to our employees, directors and consultants, having an exercise price of $4.13 per share for an aggregate exercise price of $1,330,686. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

47.	On April 16, 2010, we sold and issued an aggregate of 3,500 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $9,100. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

48.	On April 19, 2010, we sold and issued an aggregate of 7,500 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $0.11667 per share for an aggregate consideration of $875. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

49.	On April 27, 2010, we sold and issued an aggregate of 5,750 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $14,950. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

50.	On May 4, 2010, we sold and issued an aggregate of 8,437 shares of common stock pursuant to option exercises by holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.11667 to $0.16 per share for an aggregate consideration of $1,282. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

51.	On May 12, 2010, we sold and issued an aggregate of 136,087 shares of common stock pursuant to option exercises by the holder of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.04667 to $0.11667 per share for an aggregate consideration of $10,958. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

52.	On May 18, 2010, we sold and issued an aggregate of 9,375 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $24,375. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

53.	On May 20, 2010, we granted options under our 2005 Stock Plan, as amended, to purchase 1,049,574 shares of common stock to our employees, directors and consultants, having an exercise price of $4.20 per share for an aggregate exercise price of $4,408,211. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

54.	On May 26, 2010, we sold and issued an aggregate of 5,312 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $13,811. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

55.	On June 1, 2010, we sold and issued an aggregate of 2,700 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $7,020. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

56.	On June 9, 2010, we sold and issued an aggregate of 5,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $13,000. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

57.	On June 11, 2010, we sold and issued an aggregate of 7,187 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $18,686. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

58.	On June 18, 2010, we sold and issued an aggregate of 65,625 shares of common stock pursuant to option exercises by the holder of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.11667 to $2.60 per share for an aggregate consideration of $49,563. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

59.	On July 8, 2010, we granted options under our 2005 Stock Plan, as amended, to purchase 112,700 shares of common stock to our employees, directors and consultants, having an exercise price of $4.85 per share for an aggregate exercise price of $546,595. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

60.	On July 9, 2010, we sold and issued an aggregate of 5,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $0.16 per share for an aggregate consideration of $800. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

61.	On July 13, 2010, we sold and issued an aggregate of 1,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $1.83 per share for an aggregate consideration of $1,830. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

62.	On July 16, 2010, we sold and issued an aggregate of 9,000 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $1.83 per share for an aggregate consideration of $16,470. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

63.	On July 16, 2010, we sold and issued an aggregate of 8,750 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $25,025. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

64.	On August 3, 2010, we sold and issued an aggregate of 16,562 shares of common stock pursuant to option exercises by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $43,061. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

65.	On August 10, 2010, we sold and issued an aggregate of 10,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $0.11667 per share for an aggregate consideration of $1,167. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

66.	On August 11, 2010, we granted options under our 2005 Stock Plan, as amended, to purchase 245,727 shares of common stock to our employees, directors and consultants, having an exercise price of $4.86 per share for an aggregate exercise price of $1,194,233. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

67.	On August 17, 2010, we sold and issued an aggregate of 51,250 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $0.11667 per share for an aggregate consideration of $5,979. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

68.	On August 18, 2010, we sold and issued an aggregate of 37,106 shares of common stock pursuant to option exercises by the holder of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.11667 to $1.83 per share for an aggregate consideration of $59,654. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

69.	On September 10, 2010, we sold and issued an aggregate of 21,458 shares of common stock pursuant to option exercises by holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.11667 to $2.60 per share for an aggregate consideration of $16,296. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

70.	On September 16, 2010, we granted options under our 2005 Stock Plan, as amended, to purchase 1,169,617 shares of common stock to our employees, directors and consultants, having an exercise price of $4.86 per share for an aggregate exercise price of $5,684,339. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

71.	On September 16, 2010, we sold and issued an aggregate of 7,812 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $20,311. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

72.	On September 24, 2010, we sold and issued an aggregate of 4,219 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $0.16 per share for an aggregate consideration of $675. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

73.	On October 1, 2010, we sold and issued an aggregate of 5,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $14,300. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

74.	On October 5, 2010, we sold and issued an aggregate of 6,830 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $1.83 per share for an aggregate consideration of $12,499. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

75.	On October 7, 2010, we sold and issued an aggregate of 8,437 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $21,936. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

76.	On October 18, 2010, we sold and issued an aggregate of 2,187 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $6,255. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

77.	On October 22, 2010, we sold and issued an aggregate of 2,500 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $7,150. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

78.	On October 28, 2010, we sold and issued an aggregate of 10,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $0.04667 per share for an aggregate consideration of $467. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

79.	On November 8, 2010, we sold and issued an aggregate of 13,333 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $38,132. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

80.	On November 11, 2010, we sold and issued an aggregate of 7,308 shares of common stock pursuant to option exercises by holders of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $19,001. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

81.	On November 16, 2010, we granted options under our 2005 Stock Plan, as amended, to purchase 945,283 shares of common stock to our employees, directors and consultants, having an exercise price of $4.86 per share for an aggregate exercise price of $4,594,075. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

82.	On November 18, 2010, we sold and issued an aggregate of 20,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $57,200. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

83.	On November 29, 2010, we sold and issued an aggregate of 7,940 shares of common stock pursuant to option exercises by the holder of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.11667 to $1.83 per share for an aggregate consideration of $6,281. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

84.	On December 1, 2010, we sold and issued an aggregate of 27,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $0.11667 per share for an aggregate consideration of $3,150. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

85.	On December 10, 2010, we sold and issued an aggregate of 2,708 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $7,745. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

86.	On December 14, 2010, we granted options under our 2005 Stock Plan, as amended, to purchase 29,700 shares of common stock to our employees, directors and consultants, having an exercise price of $4.86 per share for an aggregate exercise price of $144,342. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

87.	On December 16, 2010, we sold and issued an aggregate of 6,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $15,600. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

88.	On December 17, 2010, we sold and issued an aggregate of 12,500 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $0.16 per share for an aggregate consideration of $2,000. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

89.	On January 3, 2011, we sold and issued an aggregate of 46,250 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $1.83 per share for an aggregate consideration of $84,638. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

90.	On January 7, 2011, we sold and issued an aggregate of 12,500 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $0.16 per share for an aggregate consideration of $2,000. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

91.	On January 12, 2011, we sold and issued an aggregate of 57,250 shares of common stock pursuant to option exercises by holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.03333 to $0.16 per share for an aggregate consideration of $8,400. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

92.	On January 14, 2011, we sold and issued an aggregate of 1,822 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $4,737. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

93.	On January 17, 2011, we sold and issued an aggregate of 2,188 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $6,258. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

94.	On January 31, 2011, we sold and issued an aggregate of 138,443 shares of common stock pursuant to option exercises by holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.04667 to $2.86 per share for an aggregate consideration of $283,414. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

95.	On February 1, 2011, we sold and issued an aggregate of 24,062 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $62,561. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

96.	On February 7, 2011, we sold and issued an aggregate of 6,729 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $19,245. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

97.	On February 10, 2011, we granted options under our 2005 Stock Plan, as amended, to purchase 126,550 shares of common stock to our employees, directors and consultants, having an exercise price of $5.35 per share for an aggregate exercise price of $677,043. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

98.	On February 14, 2011, we sold and issued an aggregate of 1,250 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $4.13 per share for an aggregate consideration of $5,163. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

99.	On February 15, 2011, we sold and issued an aggregate of 1,250 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $4.13 per share for an aggregate consideration of $5,163. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

100.	On February 22, 2011, we sold and issued an aggregate of 285,818 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $743,127. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

101.	On February 25, 2011, we sold and issued an aggregate of 52,083 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $135,416. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

102.	On March 2, 2011, we sold and issued an aggregate of 9,062 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $23,561. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

103.	On March 17, 2011, we sold and issued an aggregate of 2,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $4.13 per share for an aggregate consideration of $8,260. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

104.	On March 25, 2011, we sold and issued an aggregate of 10,937 shares of common stock pursuant to option exercises by holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $2.60 to $2.86 per share for an aggregate consideration of $29,817. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

105.	On March 31, 2011, we sold and issued an aggregate of 7,500 shares of common stock pursuant to option exercises by the holder of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $1.83 to $2.60 per share for an aggregate consideration of $14,527. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

106.	On April 8, 2011, we sold and issued an aggregate of 5,728 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $1.83 per share for an aggregate consideration of $10,482. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

107.	On April 18, 2011, we sold and issued an aggregate of 2,187 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $6,255. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

108.	On April 19, 2011, we granted options under our 2005 Stock Plan, as amended, to purchase 547,900 shares of common stock to our employees, directors and consultants, having an exercise price of $6.28 per share for an aggregate exercise price of $3,440,812. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

109.	On April 20, 2011, we sold and issued an aggregate of 9,000 shares of common stock pursuant to option exercises by the holder of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.11667 to $1.83 per share for an aggregate consideration of $7,903. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

110.	On April 21, 2011, we sold and issued an aggregate of 10,000 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $26,000. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

111.	On April 26, 2011, we sold and issued an aggregate of 729 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $2,085. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

112.	On April 28, 2011, we sold and issued an aggregate of 33,000 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $0.11667 per share for an aggregate consideration of $3,850. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

113.	On April 29, 2011, we sold and issued an aggregate of 12,708 shares of common stock pursuant to option exercises by holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $1.83 to $4.13 per share for an aggregate consideration of $32,059. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

114.	On May 2, 2011, we sold and issued an aggregate of 7,500 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $19,500. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

115.	On May 6, 2011, we sold and issued an aggregate of 40,625 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $4.13 per share for an aggregate consideration of $167,781. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

116.	On May 10, 2011, we sold and issued an aggregate of 8,458 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $21,991. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

117.	On May 24, 2011, we granted options under our 2005 Stock Plan, as amended, to purchase 508,939 shares of our common stock to our employees, directors, and consultants having an exercise price of $6.58 per share for an aggregate exercise price of $3,348,819. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

118.	On June 1, 2011, we sold and issued an aggregate of 6,000 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $1.83 per share for an aggregate consideration of $10,980. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

119.	On June 7, 2011, we sold and issued an aggregate of 30,000 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $0.16 per share for an aggregate consideration of $4,800. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

120.	On June 10, 2011, we sold and issued an aggregate of 15,625 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $4.13 per share for an aggregate consideration of $64,531. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

121.	On June 15, 2011, we sold and issued an aggregate of 194,370 shares of common stock pursuant option exercises by the holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $.04667 to $2.86 per share for an aggregate consideration of $14,051. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

122.	On June 20, 2011, we sold and issued an aggregate of 8,750 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $25,025. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

123.	On June 21, 2011, we sold and issued an aggregate of 1,458 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $4,170. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

124.	On June 24, 2011, we sold and issued an aggregate of 60,000 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $0.11667 per share for an aggregate consideration of $7,000. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

125.	On June 29, 2011, we sold and issued an aggregate of 97,083 shares of common stock pursuant to option exercises by holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $1.83 to $2.86 per share for an aggregate consideration of $187,532. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

126.	On July 6, 2011, we sold and issued an aggregate of 274,993 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $786,480. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

127.	On July 14, 2011, we sold and issued an aggregate of 2,656 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $4.13 per share for an aggregate consideration of $10,969. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

128.	On July 15, 2011, we sold and issued an aggregate of 33,750 shares of common stock pursuant to option exercises by holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $2.60 to $2.86 per share for an aggregate consideration of $94,250. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

129.	On July 18, 2011, we sold and issued an aggregate of 730 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $2,088. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

130.	On July 20, 2011, we sold and issued an aggregate of 10,402 shares of common stock pursuant to option exercises by holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.16 to $2.60 per share for an aggregate consideration of $5,527. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

131.	On July 21, 2011, we sold and issued an aggregate of 20,626 shares of common stock pursuant to option exercises by holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.16 to $2.60 per share for an aggregate consideration of $53,625. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

132.	On July 22, 2011, we sold and issued an aggregate of 1,684 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price $4.86 per share for an aggregate consideration of $8,184. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

133.	On July 27, 2011, we sold and issued an aggregate of 11,458 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $32,770. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

134.	On July 28, 2011, we sold and issued an aggregate of 7,000 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $18,200. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

135.	On July 29, 2011, we sold and issued an aggregate of 14,400 shares of common stock pursuant to option exercises by holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.16 to $4.20 per share for an aggregate consideration of $29,824. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

136.	On August 1, 2011, we granted options under our 2005 Stock Plan, as amended, to purchase 904,008 shares of common stock to our employees and consultants, having an exercise price of $8.58 per share for an aggregate exercise price of $7,756,389. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

137.	On August 5, 2011, we sold and issued an aggregate of 5,000 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $4.13 per share for an aggregate consideration of $20,650. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

138.	On August 12, 2011, we sold and issued an aggregate of 1,875 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $5,363. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

139.	On August 16, 2011, we granted options under our 2005 Stock Plan, as amended, to purchase 166,400 shares of common stock to our employees and consultants, having an exercise price of $8.58 per share for an aggregate exercise price of $1,427,712. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

140.	On August 24, 2011, we sold and issued an aggregate of 50,583 shares of common stock pursuant to option exercises by the holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.11667 to $4.13 per share for an aggregate consideration of $92,637. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

141.	On August 31, 2011, we sold and issued an aggregate of 625 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $4.20 per share for an aggregate consideration of $2,625.00. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

142.	On September 15, 2011, we sold and issued an aggregate of 7,375 shares of common stock pursuant to option exercises by the holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $2.86 to $4.85 per share for an aggregate consideration of $22,087.50. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

143.	On September 15, 2011, we granted options under our 2005 Stock Plan, as amended, to purchase 83,250 shares of common stock to our employees and consultants, having an exercise price of $8.58 per share for an aggregate exercise price of $714,285. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

144.	On September 20, 2011, we sold and issued an aggregate of 729 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $2,084.94. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions. Stock certificates issued in the foregoing transactions bear appropriate Securities Act legends as to the restricted nature of such securities. Each recipient of the securities in these transactions represented his or her intention to acquire the securities for investment only and not with a view to, or for resale in connection with, any distribution thereof, and appropriate legends were affixed to the share certificates issued in each such transaction. In each case, the recipient received adequate information about the registrant or had adequate access, through his or her relationship with the registrant, to information about the registrant.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits:

Exhibit Number		Exhibit Title

1.1	*	Form of Underwriting Agreement

3.1	**	Seventh Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect

3.2	**	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon closing of the offering

3.3	**	Bylaws of the Registrant, as currently in effect

3.4	**	Form of Amended and Restated Bylaws of the Registrant, to be effective upon closing of the offering

4.1	*	Specimen Common Stock Certificate of the Registrant

4.2	**	Amended and Restated Investors’ Rights Agreement among the Registrant and certain stockholders, dated February 9, 2010

4.3	**	Amended and Restated Right of First Refusal and Co-Sale Agreement among the Registrant and certain stockholders, dated February 9, 2010

4.4	**	Amended and Restated Voting Agreement among the Registrant and certain stockholders, dated February 9, 2010

4.5	**	Amendment No. 1 to Amended and Restated Voting Agreement among the Registrant and certain stockholders, dated November 2, 2010

4.6	**	Letter Agreement between the Registrant and Austin Ventures VIII, L.P. regarding management rights, dated August 17, 2005

4.7	**	Letter Agreement between the Registrant and Battery Ventures VIII, L.P. regarding management rights, dated September 6, 2007

5.1	*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

10.1	**	Form of Indemnification Agreement for directors and officers

10.2	**	2005 Stock Plan, as amended and restated March 29, 2011

10.3	**	Form of Stock Option Agreement under 2005 Stock Plan

10.4	**	Form of Stock Option Agreement (Early Exercise) under 2005 Stock Plan

10.5	*	Form of 2011 Equity Incentive Plan

10.6	*	Form of Stock Option Award Agreement under 2011 Equity Incentive Plan

10.7	*	Form of Restricted Stock Unit Award Agreement under 2011 Equity Incentive Plan

10.8	*	2011 Employee Stock Purchase Plan

10.9	†**	Key Executive Bonus Plan for Fiscal Year 2011

10.10	†**	Executive Bonus Plan for Fiscal Year 2011

10.11	†**	Addendum 1: Amendment to Corporate Performance Goals

10.12	**	Terms of Employment between the Registrant and Brett A. Hurt, dated June 14, 2005

10.13	**	Offer of Employment between the Registrant and Bryan C. Barksdale, dated July 15, 2010

10.14	**	Offer of Employment between the Registrant and Heather J. Brunner, dated July 7, 2008

Exhibit Number		Exhibit Title

10.15	**	Amendment to Offer of Employment between the Registrant and Heather J. Brunner, dated June 30, 2010

10.16	**	Offer of Employment between the Registrant and Stephen R. Collins, dated August 13, 2010

10.17	**	Offer of Employment between the Registrant and Christopher M. Lynch, dated June 3, 2009

10.18	**	Amended and Restated Offer of Employment between the Registrant and Erin C. Nelson, dated August 16, 2011

10.19	**	Offer of Employment between the Registrant and Michael R. Osborne, dated June 23, 2006

10.20	**	Offer of Employment between the Registrant and Mark R. Riggs, dated March 21, 2010

10.21	**	Offer of Employment between the Registrant and Kenneth Saunders, dated November 8, 2008

10.22	**	Separation Agreement and Release between the Registrant and Kenneth Saunders, dated June 27, 2010

10.23	**	Advisory Board Offer Letter between the Registrant and Kenneth Saunders, dated June 30, 2010
10.24	**	Board of Directors Offer Letter between the Registrant and Dev C. Ittycheria, dated November 5, 2009

10.25	**	Office Lease Agreement between the Registrant and 3900 San Clemente, L.P., dated July 15, 2009

10.26	**	First Amendment to Lease Agreement between the Registrant and 3900 San Clemente, L.P., dated January 19, 2010

10.27	**	Second Amendment to Lease Agreement between the Registrant and 3900 San Clemente, L.P., dated February 8, 2010

10.28	**	Third Amendment to Lease Agreement between the Registrant and 3900 San Clemente, L.P., dated March 30, 2010

10.29	**	Fourth Amendment to Lease Agreement between the Registrant and 3900 San Clemente, L.P., dated May 11, 2011

10.30	**	Loan and Security Agreement between the Registrant and Comerica Bank, dated July 18, 2007

10.31	**	First Amendment to Loan and Security Agreement between the Registrant and Comerica Bank, dated November 30, 2008

10.32	**	Second Amendment to Loan and Security Agreement between the Registrant and Comerica Bank, dated July 20, 2009

10.33	**	Third Amendment to Loan and Security Agreement between the Registrant and Comerica Bank, dated January 22, 2010

10.34	**	Fourth Amendment to Loan and Security Agreement between the Registrant and Comerica Bank, dated September 27, 2010

10.35	**	Series E Preferred Stock Purchase Agreement among the Registrant and the Investors listed on the Schedule of Investors thereto, dated February 9, 2010

23.1		Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

24.1	**	Power of Attorney (see page II-24 to the original filing of this registration statement on Form S-1)

*	To be filed by amendment.
†	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from the Registration Statement and submitted separately to the Securities and Exchange Commission.
**	Previously filed.

(b) Financial Statement Schedules.

The following schedule is filed as part of this registration statement:

Schedule II—Valuation and Qualifying Accounts

All other schedules have been omitted because the information required to be presented in them is not applicable or is shown in the consolidated financial statements or related notes.

	Beginning Balance	Additions	Write-offs	Ending Balance
Allowance for doubtful accounts, customers and other:
Year Ended April 30, 2009	$82	$164	$(100)	$146
Year Ended April 30, 2010	146	175	(93)	228
Year Ended April 30, 2011	228	482	(329)	381
Three months ended July 31, 2011 (unaudited)	$381	192	(68)	505

(c)    Report of Independent Registered Public Accounting Firm on Financial Statement Schedule

Report of Independent Registered Public Accounting Firm

on Financial Statement Schedule

To the Board of Directors and Stockholders of Bazaarvoice, Inc.:

Our audits of the consolidated financial statements referred to in our report dated June 14, 2011 except for Notes 9 and 13, as to which date is August 25, 2011, appearing in this Registration Statement on Form S-1 for Bazaarvoice, Inc. also included an audit of the financial statement schedule listed in Item 16(b) of this Registration Statement. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

Austin, Texas

June 14, 2011

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing as specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes that:

(a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on September 23, 2011.

BAZAARVOICE, INC.

By:	/s/ Brett A. Hurt
Brett A. Hurt Founder, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brett A. Hurt Brett A. Hurt	Director, Founder, Chief Executive Officer and President (principal executive officer)	September 23, 2011

/s/ Stephen R. Collins Stephen R. Collins	Chief Financial Officer (principal financial officer and principal accounting officer)	September 23, 2011

* Neeraj Agrawal	Director	September 23, 2011

* Michael S. Bennett	Director	September 23, 2011

* Dev C. Ittycheria	Director	September 23, 2011

* Edward B. Keller	Director	September 23, 2011

* Thomas J. Meredith	Director	September 23, 2011

* Christopher A. Pacitti	Director	September 23, 2011

*By:	/s/ Brett A. Hurt
Brett A. Hurt
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Title

1.1*	Form of Underwriting Agreement

3.1**	Seventh Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect

3.2**	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon closing of the offering

3.3**	Bylaws of the Registrant, as currently in effect

3.4**	Form of Amended and Restated Bylaws of the Registrant, to be effective upon closing of the offering

4.1*	Specimen Common Stock Certificate of the Registrant

4.2**	Amended and Restated Investors’ Rights Agreement among the Registrant and certain stockholders, dated February 9, 2010

4.3**	Amended and Restated Right of First Refusal and Co-Sale Agreement among the Registrant and certain stockholders, dated February 9, 2010

4.4**	Amended and Restated Voting Agreement among the Registrant and certain stockholders, dated February 9, 2010

4.5**	Amendment No. 1 to Amended and Restated Voting Agreement among the Registrant and certain stockholders, dated November 2, 2010

4.6**	Letter Agreement between the Registrant and Austin Ventures VIII, L.P. regarding management rights, dated August 17, 2005

4.7**	Letter Agreement between the Registrant and Battery Ventures VIII, L.P. regarding management rights, dated September 6, 2007

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

10.1**	Form of Indemnification Agreement for directors and officers

10.2**	2005 Stock Plan, as amended and restated March 29, 2011

10.3**	Form of Stock Option Agreement under 2005 Stock Plan

10.4**	Form of Stock Option Agreement (Early Exercise) under 2005 Stock Plan

10.5*	Form of 2011 Equity Incentive Plan

10.6*	Form of Stock Option Award Agreement under 2011 Equity Incentive Plan

10.7*	Form of Restricted Stock Unit Award Agreement under 2011 Equity Incentive Plan

10.8*	2011 Employee Stock Purchase Plan

10.9†**	Key Executive Bonus Plan for Fiscal Year 2011

10.10†**	Executive Bonus Plan for Fiscal Year 2011

10.11†**	Addendum 1: Amendment to Corporate Performance Goals

10.12**	Terms of Employment between the Registrant and Brett A. Hurt, dated June 14, 2005

10.13**	Offer of Employment between the Registrant and Bryan C. Barksdale, dated July 15, 2010

10.14**	Offer of Employment between the Registrant and Heather J. Brunner, dated July 7, 2008

10.15**	Amendment to Offer of Employment between the Registrant and Heather J. Brunner, dated June 30, 2010

10.16**	Offer of Employment between the Registrant and Stephen R. Collins, dated August 13, 2010

10.17**	Offer of Employment between the Registrant and Christopher M. Lynch, dated June 3, 2009

Exhibit Number	Exhibit Title

10.18**	Amended and Restated Offer of Employment between the Registrant and Erin C. Nelson, dated August 16, 2011

10.19**	Offer of Employment between the Registrant and Michael R. Osborne, dated June 23, 2006

10.20**	Offer of Employment between the Registrant and Mark R. Riggs, dated March 21, 2010

10.21**	Offer of Employment between the Registrant and Kenneth Saunders, dated November 8, 2008

10.22**	Separation Agreement and Release between the Registrant and Kenneth Saunders, dated June 27, 2010

10.23**	Advisory Board Offer Letter between the Registrant and Kenneth Saunders, dated June 30, 2010

10.24**	Board of Directors Offer Letter between the Registrant and Dev C. Ittycheria, dated November 5, 2009

10.25**	Office Lease Agreement between the Registrant and 3900 San Clemente, L.P., dated July 15, 2009

10.26**	First Amendment to Lease Agreement between the Registrant and 3900 San Clemente, L.P., dated January 19, 2010

10.27**	Second Amendment to Lease Agreement between the Registrant and 3900 San Clemente, L.P., dated February 8, 2010

10.28**	Third Amendment to Lease Agreement between the Registrant and 3900 San Clemente, L.P., dated March 30, 2010

10.29**	Fourth Amendment to Lease Agreement between the Registrant and 3900 San Clemente, L.P., dated May 11, 2011

10.30**	Loan and Security Agreement between the Registrant and Comerica Bank, dated July 18, 2007

10.31**	First Amendment to Loan and Security Agreement between the Registrant and Comerica Bank, dated November 30, 2008

10.32**	Second Amendment to Loan and Security Agreement between the Registrant and Comerica Bank, dated July 20, 2009

10.33**	Third Amendment to Loan and Security Agreement between the Registrant and Comerica Bank, dated January 22, 2010

10.34**	Fourth Amendment to Loan and Security Agreement between the Registrant and Comerica Bank, dated September 27, 2010

10.35**	Series E Preferred Stock Purchase Agreement among the Registrant and the Investors listed on the Schedule of Investors thereto, dated February 9, 2010

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

24.1**	Power of Attorney (see page II-24 to the original filing of this registration statement on Form S-1)

*	To be filed by amendment.
†	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from the Registration Statement and submitted separately to the Securities and Exchange Commission.
**	Previously filed.